As filed with the Securities and Exchange Commission on July 15, 2025.

Registration No. 333-284180

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 8

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)
(Exact name of registrant as specified in its charter)

Delaware	325411	85-4094332
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6400 SW Rosewood Street

Lake Oswego, Oregon 97035

(800) 245-8282

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Gripentrog

Chief Executive Officer

6400 SW Rosewood Street

Lake Oswego, Oregon 97035

(800) 245-8282

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq. Barry P. Biggar, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700	Eric Gripentrog Tariq Rahim Functional Brands Inc. 6400 SW Rosewood Street Lake Oswego, Oregon 97035 (800) 245-8282

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY [●], 2025

PRELIMINARY PROSPECTUS

FUNCTIONAL BRANDS INC.

[   ] Shares of Common Stock

This prospectus relates to the registration of the resale of up to [   ] shares of our common stock by our stockholders identified in this prospectus, or the Registered Stockholders, in connection with our direct listing, or the Direct Listing, on the Nasdaq Capital Market, or Nasdaq. Unlike an initial public offering, the resale by the Registered Stockholders is not being underwritten on a firm commitment basis by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of common stock covered by this prospectus, as and to the extent they may determine. The Registered Stockholders may offer, sell or distribute all or a portion of the shares of common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not be involved in the price setting process. If the Registered Stockholders choose to sell their shares of common stock, we will not receive any proceeds from the sale of such shares.

We have engaged Joseph Gunnar & Co., LLC, as our financial advisor or Advisor, to advise and assist us with respect to certain matters relating to the Direct Listing. We previously engaged Joseph Gunnar& Co., LLC, to act as placement agent in a private placement transaction for the sale of our Series A Convertible Preferred Stock with a stated value of $10,000,000 for a funding amount of $8,000,000, together with a bonus Series B Convertible Preferred Stock with a stated value of $8,000,000. The private placement documents were executed and delivered by all the parties thereto on July__, 2025. Funding of the purchase of such preferred stock is conditioned upon completion of the Direct Listing. All shares of our common stock underlying such convertible preferred stock are being registered by means of this registration statement. Unless otherwise indicated, all information regarding the number of shares of our common stock outstanding as of the date of this prospectus, the Registered Stockholders and the number of shares of our common stock that may be sold pursuant to this prospectus gives effect to such issuance. The price of our securities sold in the private placement transaction may bear little or no relation to the trading price of our common stock at or subsequent to the opening of trading on Nasdaq. For more information on the private placement and the preferred stock to be issued thereunder, see “Plan of Ditribution” beginning on page 126 of this prospectus.

No public market for our common stock currently exists, and our shares of common stock have a limited history of trading in private transactions. From inception through December 31, 2024, we raised an aggregate of approximately $3,237,683 in gross proceeds from the sales of our stock at an average price of $1.28 per share.

Recent purchase prices of our common stock in private transactions may have little or no relation to the opening public price of our shares of common stock on Nasdaq or the subsequent trading price of our shares of common stock on Nasdaq. Further, the listing of our common stock on Nasdaq, without a firm-commitment underwritten offering, is a novel method for commencing public trading in shares of our common stock and, consequently, the trading volume and price of shares of our common stock may be more volatile than if shares of our common stock were initially listed in connection with an initial public offering underwritten on a firm-commitment basis.

On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which our Advisor, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will confirm the Current Reference Price for our shares of common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, the applicable orders that have been entered will be executed at such price and regular trading of our shares of common stock on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules. Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder; in connection therewith. The Registered Stockholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence the Advisor in carrying out its role as a financial adviser. The Advisor will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution” beginning on page 126 of this prospectus.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MEHA.” We expect our common stock to begin trading on Nasdaq on or about July __, 2025.

If our Nasdaq application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on Nasdaq, we will not complete this Direct Listing. This listing is a condition to the offering. No assurance can be given that our Nasdaq application will be approved and that our common stock will ever be listed on Nasdaq. If our listing application is not approved by Nasdaq, we will not be able to consummate the offering and we will terminate this Direct Listing.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. See the section of this prospectus entitled “Risk Factors” beginning on page 14 for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July          , 2025.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor any of the Registered Stockholders have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared or that have been prepared on our behalf or to which we have referred you. Neither we nor any of the Registered Stockholders take responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their common stock only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Neither we nor any of the Registered Stockholders have done anything that would permit the use of or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock by the Registered Stockholders and the distribution of this prospectus outside the United States.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We use various trademarks, trade names and service marks in our business, including “Biofilm Defense,” “Flura,” “Isogest;” “HempTown,” “Nu-Thera,” “HT Naturals,” “HempTown Naturals,” “Ultra Tested,” “Functional Brands,” and “Kirkman,” among others. For convenience, we may not include the SM, ® or ™ symbols, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, as well as public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position and market estimates are based on management’s estimates and assumptions about our markets and our internal research. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of such information contained in this prospectus. Such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Our board of directors approved a 1-for-18.338622 reverse stock split of all classes of our issued and outstanding capital stock (the “Reverse Stock Split”). On January 22, 2025, we filed a certificate of amendment of certificate of incorporation with the State of Delaware to immediately effect the Reverse Stock Split. All share and per share information in this prospectus are presented after giving effect to the Reverse Stock Split retrospectively for all periods presented, unless otherwise stated or the context otherwise requires.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution”. You may obtain this information without charge by following the instructions under the “Where You Can Find Additional Information” section of this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our common stock.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find Additional Information.”

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Our company consists of two primary legal entities: Functional Brands Inc. (formerly HT Naturals Inc.), a Delaware corporation (“Functional Brands”) and HTO Nevada Inc., a Delaware corporation dba Kirkman (“HTO Nevada”). HTO Nevada was acquired by Functional Brands through a corporate restructuring consummated on May 19, 2023. Functional Brands was previously a majority owned subsidiary of Hemptown Organics Corp., a British Columbia corporation (“HOC”). On July 11,, 2025, HOC distributed to holders of its common stock 1,240,665shares of Functional Brands common stock as a return on paid in capital. Pursuant to exchange agreements with holders of certain debentures of HOC, such holders exchanged all of their debentures for 3,576,033 shares of common stock of Functional Brands.All such shares so distributed or exchanged are being registered pursuant to this registration statement. As of July 11, 2025, Functional Brands ceased to be deemed a controlled company. As of the date of this prospectus, HOC holds no shares of Functional Brands. HTO Nevada operates in the nutraceutical and supplement industry through the Kirkman entities as a manufacturer and distributor of health supplements in different categories further described in this prospectus. Functional Brands Inc. operates certain hemp derived products in different categories further described in this prospectus. HOC is a holding company with various interests in nutraceutical manufacturing and federally legal industrial hemp products, HOC owns intellectual property, including brands and pending trademarks, as well as other intangible assets, such as “Hemptown”, “Hemptown USA” Brand and logo pending trademark. Functional Brands has a perpetual license to use and operate the HOC brand and logo. In this prospectus, “Functional Brands,” “HempTown,” “HTO Nevada Inc,” “Kirkman,” “we,” “us,” “our,” “our company,” and similar references refer to Functional Brands Inc.

OUR COMPANY

Overview

Our company operates in the nutraceutical supplement industry. We are a manufacturer and distributor of supplements in categories such as pain, energy, prenatal, general health, bone and joint, gastro, immunity, cardiac, detox, mental clarity & focus, sleep, prenatal and urinary. Our end markets focus on end-consumers through different channels that include pharmacies, US wholesalers, international distributors and direct-to-consumers sales. Our products are sold over the counter, and consumers do not need a prescription to purchase our products. Our products are not approved by the FDA. Our company also operates in the hemp industry as a retailer of hemp derived products in categories such as capsules, cigarettes, gummies, and tinctures with a commercial end market, and end-consumers.

Our Products

Kirkman Brand

Our “Kirkman” brand products are manufactured in our FDA registered, cGMP certified facility in Lake Oswego, Oregon. Established in 1949, Kirkman specializes in manufacturing nutritional supplements and is one of the oldest companies dedicated to serving the special needs community.

Our Kirkman brand offers more than 150 products, including probiotics, enzymes, vitamins, multivitamins, amino acids, antioxidants, immune support, essential fatty acids, preconception, prenatal supplements, personal care products and other specialty products. Kirkman treats patients with autism spectrum disorders and special dietary needs through an established network of over 2,000 doctors in over 40 countries. Our Kirkman brand operates in 95% of the major subsegments in the supplement industry. Kirkman has a long-standing loyal customer and consumer base due to the rigorous testing of products in compliance with FDA requirements. Kirkman has been endorsed by various businesses and celebrities, including the famous and original Shark Tank member, Kevin Harrington.

Digestive enzymes: Over the counter oral digestive enzyme supplements are a combination of proteases, which aid protein digestion; lipases, which aid in fat digestion; and amylases, which aid in carbohydrate digestion. These may be prescribed by a doctor in some cases, when the pancreas does not make enough digestive enzymes on its own. People are increasingly taking over the counter (“OTC”) digestive enzymes in lower doses to support general gut health.

Essential fatty acids: Also called omega-3 fatty acids, essential fatty acids are important digestive chemicals that the body cannot make on its own.

Our products under the Kirkman Brand include, but are not limited to, the following:

●	Supplements for Autism;	●	Essential Fatty Acids;
●	Oxytocin;	●	Vitamin B12;
●	Vitamin B6 and Magnesium;	●	Glutathione;
●	Melatonin;	●	Functional Mushrooms;
●	Probiotics;	●	Multivitamins and Minerals; and
●	Digestive Enzymes;	●	Antioxidants.
●	Amino Acids;

P2i (prenatal) Brand

We launched a certified prenatal vitamin in April 2024 for expectant mothers under the P2i by Kirkman brand. These vitamins have been specially formulated by our company to provide essential nutrients for both the mother and the developing fetus. The International Federation of Gynecology and Obstetrics (“FIGO”) published a position statement about toxic chemicals and environmental contaminants in prenatal vitamins. FIGO’s recommendation from the October 2023 position statement highlights that patients should only consume, and clinicians should only prescribe, vitamins and supplements that have been independently assessed to make certain they do not contain contaminants. Manufacturers should be held to a standard of production that assures safety and minimizes contaminants and certification of all prenatal vitamins becomes the standard of care. The FIGO Committee report on Climate Change and Toxic Environmental Exposures brought together global scientists to review reputable reference sources for chemicals that have the potential to impact maternal and newborn health, including the USA Environmental Protection Agency, the European Union, and the California EPA.

The group of experts recommended several approaches, including:

1.	creating a list of toxic chemicals and contaminants that should be screened for in Prenatal Vitamins and reduced to de minimis standards; and

2.	conducting assays of existing vitamins to assess ongoing risk to maternal and newborn health. This work can extend to personal exposure risk by offering women testing for the presence of potentially toxic environmental chemicals. Mass Spectrometry currently offers the most comprehensive measurement.

This first publication of a list of toxic chemicals and contaminants represents the most comprehensive testing available at present but does not purport to identify or eliminate all potential sources of toxicity.

We are currently the only certified prenatal vitamin in the market that aligns to the FIGO position statement. We have formulated and produced a prenatal vitamin called P2i by Kirkman. There are approximately 3.6 million pregnancies alone in the United States (https://www.cdc.gov/nchs/fastats/births.htm) and the initial market focus for this product will be the United States with the expectation to expand globally since FIGO’s position statement reaches all countries.

The P2i by Kirkman prenatal vitamin has been certified by The FORUM, a nonprofit 501(c)(3) organization dedicated to promoting low-toxicity standards for prenatal healthy products. The FORUM operates under a Memorandum of Understanding (MOU) with FIGO, a globally recognized organization of obstetricians and gynecologists. This MOU establishes a shared objective to reduce environmental toxicity in prenatal products.

●	The certification process involves rigorous testing and evaluation to ensure compliance with The FORUM’s low-toxicity standards, which align with FIGO’s objectives for maternal and fetal health. These standards include:

o	Analysis of 24 Heavy Metals, ensuring levels are below stringent safety thresholds

o	Testing for the presence of 120 toxic chemicals, such as pesticides and endocrine disruptors, with strict limits to prevent potential harm

o	Utilization of ISO 17025-accredited laboratories for all testing to ensure reliability and reproducibility of results

●	Purity Labs, an ISO 17025-accredited laboratory, as directed by The FORUM, conducted testing, which confirmed the product’s compliance with The FORUM’s criteria. Based on this testing, The FORUM issued its certification, indicating that Kirkman’s prenatal vitamin meets its standards for low toxicity and safety.

HempTown Naturals Brand

All HempTown Naturals products are produced and sold in compliance with the US 2018 Farm Bill and the US Agricultural Act of 2014. Cannabidiol (“CBD”) and cannabigerol (“CBG”) are cannabinoids present in the cannabis plant. Both CBD and CBG are used in hemp derived products. These products are believed to help in treating certain neurodegenerative and inflammatory conditions.1

CBD

CBD is the second most prevalent ingredient in cannabis. While CBD is an integral component of medical marijuana, it is derived directly from the hemp plant, both of which are the same species of Cannabis sativa L. One of the hundreds of components of Cannabis sativa L., CBD does not cause a “high” by itself. According to a report from the World Health Organization, “In humans, CBD exhibits no effects indicative of any abuse or dependence potential. To date, there is no evidence of public health related products associated with the use of pure CBD.”2

As reported by Forbes Health, CBD is applied topically or consumed through smoke inhalation or edible consumption. CBD interacts with neuroreceptors in your endocannabinoid system, which sends signals between your cells to help regulate your movement, mood, homeostasis, and immune system. Different studies have shown that CBD can offset everyday anxiety and depression.3

CBG

CBG is another compound found in hemp which doesn’t have intoxicatingly psychoactive effects. CBG, often referred to by experts as “the mother of all cannabinoids,” is the cannabinoid from which other types of cannabinoids (including CBD) are derived, says Michelle Sexton, a naturopathic doctor who works at the Pain Trauma Institute in San Diego. “CBG is the first compound in the biosynthesis (the production of chemical compounds by a living organism) of the other cannabinoids,” she adds.

CBG is available in many forms, including tinctures, gummies, capsules and topical creams and lotions. CBG is often coupled with CBD in these products because the two cannabinoids can provide complimentary benefits, such as decreasing inflammation and pain, says Fraser Smith, a naturopathic doctor, as well as assistant dean and associate professor at the National University of Health Services in Lombard, Illinois. CBD and CBG occur naturally in hemp extract which is the source of our cannabinoids.4

Golf Mellow Brand

The Company has utilized existing product formulations with plans to introduce 12 different products under the Golf Mellow brand. A brand logo and packaging has been created to support the existing formulations. These supplements will be targeting the golf industry and golf professionals. These products include capsules, a powder, a cream and tinctures to help golfers of all levels improve their game and overall well-being. The capsules are packed with a blend of essential vitamins and minerals that support joint health, flexibility, and energy levels. The tinctures are made from all-natural ingredients and provide a quick and easy way to support focus and mental clarity, helping athletes stay in the zone and make the perfect shot. The creams are specially designed to provide targeted relief for sore muscles and joints, helping them stay comfortable and focused on the course. Some of these products include Sleep Caps to ensure that players are well rested the night before, Super B12 Powder which provides the energy needed for the perfect round, Calm Caps which help manage anxiety when players need it most, and Epsom Salt Cream & Recovery Caps, which aids with recovery.

According to data from the National Golf Foundation 28.1 million people (aged six and over) played on a golf course in the United States in 2024 – furthermore there were another 19.1 million people who took part in off-course activities like driving ranges, indoor golf simulators or venues like Topgolf.5

[1]	https://www.medicalnewstoday.com/articles/cgb-vs-cbd

[2]	www.health.harvard.edu

[3]	www.forbes.com/health/body/cbd-oil-benefits/

[4]	www.forbes.com/health/body/cannabigerol-cbg/

[5]	https:// https://www.ngf.org/the-clubhouse/golf-industry-research/

Competitive Strengths

The Kirkman brand has been in business for over 70 years with a loyal consumer base and we believe that we maintain high purity and quality standards in the industry. We source all materials from high quality suppliers. We test finished goods in certified laboratories with state-of-the-art equipment and manufacture our supplements in US-based cGMP certified and FDA registered facility located in Lake Oswego, Oregon. The FDA requires that we conduct at least one appropriate test or examination to verify and identify any component that is a dietary ingredient. We conduct ingredient testing by verifying the identity through ISO certified 3rd party laboratories. We also test for residual solvents and pesticides (where applicable), presence of up to 24 heavy metals and microbial contamination that could lead to illness or death. Microbial tests can include, but are not limited to, aerobic plate count, yeast & mold, coliforms, E. coli, pseudomonas, staphylococcus aureus, Bile Tolerant gram negative, Salmonella, Aflatoxins and listeria. Heavy metals testing includes beryllium, aluminum, vanadium, chromium, manganese, cobalt, nickel, copper, zinc, arsenic, selenium, molybdenum, palladium, silver, cadmium, tin, antimony, barium, tungsten, platinum, thallium, lead, uranium and mercury. For incoming raw ingredients, we ID using the following methods: Botanicals – HPLC (High Pressure Liquid Chromatography) or TLC (Thin Layer Chromatography), or an approved Chemical test; Vitamins – IR (Infrared) absorption, Chemical test, UV (Ultraviolet) absorption, UV fluorescence, GC (Gas Chromatography), HPLC; Minerals – ICP-MS (Inductively Coupled Plasmas – Mass Spectroscopy), IR (Infrared), Chemical tests, TLC (Thin Layer Chromatography); Enzymes – HPLC (High Pressure Liquid Chromatography), PCR (Polymerase Chain Reaction); Amino Acids – IR absorption, Optical Rotation, HPLC, TLC, GC (Gas Chromatography), Assay; Probiotics – PCR and HPLC; Metals – HPLC or ICP-MS; Micros – Cell culture and cell identification. The FDA requires that a finished batch of the dietary supplement meets product specifications for identity, purity, strength, composition, and for limits on those types of contamination that may adulterate or that may lead to adulteration of the finished batch of the dietary supplement. This can be conducted for a subset of finished dietary supplement batches through a sound statistical sampling plan (or for every finished batch). For our business, we test every batch of products to ensure heavy metals are below Pop 65 limits. In addition, every batch is tested for microbial contamination. Our 75+ year history in the industry, along with our rigorous material testing, allows Kirkman to use statistical sampling to ensure the identity, purity and strength of each product is met. Our formulations use proprietary blends. Although we are authorized to produce hemp derived products because we hold a hemp handler’s license, we currently do not grow any hemp, but we source our hemp derived products from registered growers in operation. The FDA does not require any testing on dietary supplements whereas we test for approximately 90 metals and toxins in raw materials.

As stated above we launched P2i by Kirkman prenatal vitamin, in 2024, which is the only certified prenatal vitamin that aligns to FIGO’s position statement.

The P2i by Kirkman prenatal vitamin has been certified by The FORUM, a nonprofit 501(c)(3) organization dedicated to promoting low-toxicity standards for prenatal healthy products. The FORUM operates under a Memorandum of Understanding (MOU) with the FIGO, a globally recognized organization of obstetricians and gynecologists. This MOU establishes a shared objective to reduce environmental toxicity in prenatal products.

●	The certification process involves rigorous testing and evaluation to ensure compliance with The FORUM’s low-toxicity standards, which align with FIGO’s objectives for maternal and fetal health. These standards include:

o	Analysis of 24 Heavy Metals, ensuring levels are below stringent safety thresholds

o	Testing for the presence of 120 toxic chemicals, such as pesticides and endocrine disruptors, with strict limits to prevent potential harm

o	Utilization of ISO 17025-accredited laboratories for all testing to ensure reliability and reproducibility of results

●	Purity Labs, an ISO 17025-accredited laboratory, as directed by The FORUM, conducted testing, which confirmed the product’s compliance with The FORUM’s criteria. Based on this testing, The FORUM issued its certification, indicating that Kirkman’s prenatal vitamin meets its standards for low toxicity and safety.

We have an exclusive license agreement with the Trailer Park Boys to market & sell hemp derived products. There are two product categories that include Hemp Derived Delta 9 products. This includes Delta 9 gummies and Delta 9 Drink Enhancers. These two specific products are intended for health and wellness, as well as for recreational use. Both product categories comply with the 2018 Farm Bill where THC concentration does not exceed 0.3% on a dry weight basis. The revenue of these two product categories represents .6% of total company revenue. We executed a license agreement with the Trailer Park Boys which is in effect since July 21, 2021 and until December 31, 2025, under the license agreement as amended, the Company will pay the Trailer Park Boys, an amount equal to $200,000 with $50,000 advance against royalties payable upon execution of the agreement and $150,000 to be paid during the second year of the agreement. Additionally, the Trailer Park Boys are entitled to 1,000,000 shares of the Company. The royalty rate under this agreement is between 15 - 30% of the gross sales of the company derived from sales related to the license. To date, $550,000 has been paid to the Trailer Park Boys towards the license agreement. The license agreement may be terminated with reasonable cause upon six months’ written notice or for certain triggering events without recourse or an opportunity to cure.

Growth Strategy

We aim to be a leader in the nutraceutical space by manufacturing products held to the highest standard of quality in terms of toxins, metals, and other impurities. Our goal is to build a well-rounded portfolio of products including mushroom-based supplements targeted for everyday use, prenatal, athletes and beyond.

We plan to do this by:

●	Strengthening our existing 70-year-old Kirkman brand with its established base of consumers in the autism community by curating our product mix to cater to their specific needs;

●	Launching multiple brands, broad as well as niche, including P2i by Kirkman which is the only certified prenatal vitamin supporting FIGO’s October 2023 position statement, to allow us to increase our market share;

●	Modernizing our manufacturing capabilities by reorganizing the space and introducing new and efficient machinery and equipment to significantly enhance our output;

●	Investing heavily into our sales and marketing activities as well as business development in order to increase sales and distribution; and

●	Identify key companies with synergistic strengths for partnerships or acquisitions.

Challenges, Risks and Limitations

Our ability to utilize our competitive advantages in order to strengthen and expand our business and achieve our growth plan is subject to a number of risks and uncertainties more fully discussed under “Risk Factors” in this Prospectus. As discussed in our financial statements, we have suffered recurring losses from operations and have a significant accumulated deficit. In addition, we continue to experience negative cash flows from operations. This limited working capital capability may delay or make the accomplishment of our growth plans difficult. In assessing the likelihood of our future success, investors in this offering should note our history of losses and the likelihood of our operating profitably in the future. Further, some of our products may be subject to uncertain and evolving federal, state, and local regulations concerning hemp, CBD, CBG, and other non-tobacco consumable products. Because the type, timing, and impact of such regulations remain uncertain, we cannot give any assurance that such actions will not have a material adverse effect on this emerging business and our strategy.

Our Corporate History and Structure

Functional Brands was organized under the General Corporation Law in the State of Delaware on November 19, 2020, under the name HT Naturals Inc. HT Naturals Inc. changed its name to Functional Brands Inc. on March 23, 2023. Our principal business is the production, marketing, sales, and distribution of nutraceutical products through our Kirkman division, alongside our hemp derived products under the Hemptown brand in certain states within the United States that permit such sales. We ship our Kirkman products to all US states. As for hemp derived products, we only sell to states which permit this activity with certain restrictions, such as the content of THC, which differs depending on the state.

The states in which we have sold hemp derived products in the past are Alabama, Arizona, Arkansas, California (D9 ingestible and CBD/CBG ingestible only), Colorado (CBD/CBG inhalable only), Connecticut, Delaware (D9 ingestible), Florida, Georgia (D9 ingestible and CBD/CBG ingestible only), Hawaii (CBD/CBG ingestible only), Illinois(D9 ingestible and CBD/CBG inhalable), Indiana (D9 ingestible only), Iowa (D9 ingestible only), Kansas, Kentucky (D9 ingestible only), Louisiana, Maine (D9 ingestible and CBD/CBG inhalable), Maryland (CBD/CBG inhalable only), Massachusetts, Michigan, Minnesota, Missouri, Montana, Nevada, New Hampshire, New Jersey, New York (D9 and CBD/CBG ingestible only), North Carolina, North Dakota (CBD/CBG ingestible only), Ohio, Oklahoma, Oregon (CBD/CBG ingestible only), Pennsylvania, Rhode Island, South Carolina, South Dakota (D9 ingestible only), Tennessee (CBD/CBG inhalable only), Texas, Virgina (CBD/CBG ingestible and inhalable only), Washington (CBD/CBG Inhalable only), West Virginia, Wisconsin, Wyoming. We have engaged specialized hemp counsel to provide regular updates on the 50 states and the legality of our hemp products in each state. In addition, we have established and followed a standard of operating procedure (SOP) to ensure sales do not occur in the states where hemp products may not be sold consistent with the regular updates provided by our hemp counsel. We have an internal policy that prohibits us as a company and any of our executives, directors, employees, sales representatives, and distributors from distributing any of the Company’s hemp derived products in places in which the sale of hemp derived products is prohibited.

We were originally a majority owned subsidiary of Hemptown Organics Corp. (“HOC”), a British Columbia, Canada private operating holding company with various interests in nutraceutical manufacturing and federally legal industrial hemp products. We were granted a licensing agreement by Hemptown Organics Corp. The licensing agreement, dated December 10, 2020, provides Functional Brands Inc. as licensee, a license to use the Hemptown USA and Hemptown Naturals brand and trademarks on a perpetual, non-exclusive, non-transferable basis, with no expiration date. This licensing agreement will transfer full ownership to Functional Brands upon the effective date of this registration statement and listing on the exchange.

On July 3, 2019, HTO Holdings Inc. (“HTO Holdings”) a wholly owned subsidiary of HOC and the owner of all issued and outstanding stock of HTO Nevada (as “Purchaser”), entered into an asset purchase agreement (“APA”) for the net assets of Kirkman Group Inc. a Nevada corporation, Kirkman Laboratories Inc., an Oregon corporation and Kirkman Group International, Inc. a Nevada corporation (collectively “Kirkman” or the “Seller,” and together with Purchaser, the “Parties”) for a consideration equal to $5 million with payout in a business combination of cash and deferred consideration. The “Seller” is David Humphrey. Under the APA, Purchaser and HTO Holdings were to make certain additional payments toward the purchase price. The APA was amended on November 30, 2021 by the Parties with the purpose of modifying the payment schedule of the deferred consideration; and in exchange for amending the payment schedule of the deferred consideration, the Purchaser and HTO Holdings agreed to enter into a security agreement, and amend the APA and other agreements attached to the APA (including, but not limited to, the non-competition agreement, the trademark assignment agreement, the domain names transfer agreement, the assignment of intangible assets, and the intellectual property security agreement (collectively, the “IP Collateral Agreements”) to, among other things, provide additional collateral as security to Seller. Upon payment in full in cash of the deferred consideration or set-off of the deferred consideration, as amended: (i) each of the Parties agreed that the security agreement and amended intellectual property security agreement would be automatically terminated and be of no further force and effect; and (ii) Seller would, at its sole cost and expense, release all liens in the IP Collateral, as defined in the respective security agreement and intellectual property security agreement, and all rights therein would forthwith revert to Purchaser. On May 16, 2022, the APA was amended again by the Parties, to reflect further modifications to the schedules and exhibits to the APA and IP Collateral Agreements. On May 31, 2022, Purchaser paid Seller certain amounts (“Immediate Payments”), and on July 23, 2022, Purchaser and Seller executed a forbearance agreement (“Forbearance Agreement”) to extend the payments due under the APA to August 31, 2022. After Purchaser’s default, and partial payment to Seller in September 2022, the Parties executed an amendment to the Forbearance Agreement on December 27, 2022, to extend certain payments due under the APA, at which time the remaining balance due was $3,032,000.

On September 24, 2024, the Company executed a Fourth Amended Forbearance Agreement which allowed the postponement of principal payments. As of May 28, 2025, the remaining balance due is $2,227,366 (the “Existing Default”). On May 28, 2025, the Company executed a Sixth Amended Forbearance Agreement (the “Sixth Amendment”) to provide Purchaser with a period of time to cure the Existing Default and Purchaser and the Company also executed a Confession of Judgement for Money Awarded and Decree of Foreclosure which upon a default by Purchaser under the Sixth Amendment (a “Forbearance Default”) may be filed with the Circuit Court of the State of Oregon allowing assets of the Purchaser and the Company to be foreclosed upon to satisfy payment of the Existing Default. Subject to compliance by Purchaser with the terms and conditions of the Sixth Amendment, Sellers agreed to forbear from exercising their rights and remedies against Purchaser under the transaction documents with respect to the Existing Default during the period commencing on the date of execution of the Sixth Amendment by all parties and ending on the earlier to occur of (i) July 20, 2025 and (ii) the date that any Forbearance Default occurs, upon which, Sellers’ forbearance, as provided herein, shall immediately and automatically cease without any requirement of notice or further action by any party (the “Termination Date”). On July 9, 2025 the company entered into a Seventh Amended Forbearance Agreement which extended clause (i) of the Termination Date to August 30, 2025. On and from the Termination Date, Sellers may, in their sole discretion, exercise any and all remedies available to them under the transaction documents that otherwise would be available only by reason of the occurrence of any Events of Default thereunder or the continuation of any Existing Default. As of July 9, 2025, the balance of $2,227,366 owed to Seller is due and payable by August 30, 2025. We intend to use a portion of the proceeds of the private placement to cure the Existing Default.

As part of our restructuring initiatives, HTO Nevada, which was previously owned by HTO Holdings, was acquired by Functional Brands on May 19, 2023. This acquisition took place through a share exchange agreement involving HOC, HTO Holdings, and Functional Brands. This exchange resulted in HTO Nevada becoming a wholly-owned subsidiary of Functional Brands. Our fiscal year ends on December 31.

We were previously deemed a “controlled company” under NASDAQ corporate governance rules because HOC. owned a majority of our outstanding shares of common stock. HOC has distributed all of the shares it holds in our Company to HOC’s shareholders and debtholders. Therefore, we are no longer a controlled company and will not be relying on any exemptions from corporate governance requirements provided to controlled companies.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	Have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	Submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	Disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act,”) which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Corporate Information

We are currently incorporated and in good standing in the State of Delaware. Our registered address is 6400 SW Rosewood Street, Lake Oswego, Oregon 97035 and our telephone number is (800)245-8282. We maintain the following websites: https://functionalbrandsinc.com, https://kirkmangroup.com and https://hemptownnaturals.com. Information available on our websites is not incorporated by reference in and is not deemed a part of this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

NASDAQ Listing

We intend to list our common stock on NASDAQ. There is no assurance that our listing application will be approved by NASDAQ. If our application to NASDAQ is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on NASDAQ, we will not complete the offering.

Reverse Stock Split

Our board of directors approved the Reverse Stock Split. On January 22, 2025, we filed a certificate of amendment of certificate of incorporation with the State of Delaware to immediately effect the Reverse Stock Split. All share and per share information in this prospectus are presented after giving effect to the Reverse Stock Split retrospectively for all periods presented, unless otherwise stated or the context otherwise requires.

SUMMARY FINANCIAL INFORMATION

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our board of directors and our stockholders each approved the Reverse Stock Split. On January 22, 2025, we filed a certificate of amendment of certificate of incorporation with the State of Delaware to immediately effect the Reverse Stock Split. All share and per share information in this prospectus are presented after giving effect to the Reverse Stock Split retrospectively for all periods presented, unless otherwise stated or the context otherwise requires.

Our summary financial data as of December 31, 2024, and 2023, are derived from our audited financial statements included elsewhere in this prospectus. All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Three months ended		Years Ended
	March 31, 2025 (Unaudited)	March 31, 2024 (Unaudited)	December 31, 2024 (Audited)	December 31, 2023 (Audited)
Statements of Operations Data
Net Revenue	$1,590,258	$1,722,499	$6,566,455	$6,820,499
Cost of Goods Sold	(723,489)	(825,845)	(2,959,609)	(3,641,648)
Operating Expenses	(898,868)	(750,886)	(3,835,938)	(4,261,354)
Operating Loss	(32,099)	145,768	(229,092)	(1,082,503)
Other Income / (Expenses), Net	(94,682)	(65,636)	(330,264)	(158,591)
Net Loss	$(126,781)	$80,132	$(559,356)	$(1,241,094)
Net income (loss) per share of common stock attributable to common stockholders
Basic and diluted	(0.02)	0.01	(0.08)	(0.19)

	Three months ended March 31,	Years Ended
	2025 (Unaudited)	December 31, 2024	December 31, 2023
Balance Sheet Data
Cash	$213,632	$211,642	$374,435
Total Current Assets	3,184,865	2,858,324	2,543,744
Total Assets	7,398,089	7,169,660	7,254,635
Total Current Liabilities	5,259,788	5,202,950	2,251,468
Total Liabilities	7,245,075	7,288,237	7,228,756
Accumulated Deficit	(7,787,711)	(7,660,930)	(7,101,574)
Total Stockholder’s Equity / (Deficit)	153,014	(118,577)	25,879
Total Liabilities and Stockholders’ Equity / (Deficit)	$7,398,089	$7,169,660	$7,254,635

Dismissal of Previous Independent Registered Public Accounting Firm.

On February 14, 2024, BF Borgers CPA PC (“BF Borgers”) notified Functional Brands Inc. (the “Company”) that it was resigning as the independent registered public accounting firm for the Company. BF Borgers is not required to obtain and did not seek, the Company’s consent to its decision to resign as the Company’s independent registered public accounting firm. As a result, the board of directors of the Company (the “Board”) did not take part in BF Borgers’s decision to provide its notice of resignation.

During the Company’s two most recent fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through June 30, 2024, there were (i) no disagreements with BF Borgers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BF Borgers would have caused them to make reference thereto in connection with their reports on the financial statements for such years and (ii) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

BF Borgers’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Appointment of New Independent Registered Public Accounting Firm.

On March 12, 2024, the Company engaged and executed an agreement with TAAD LLP, as the Company’s new independent accountant for the fiscal years ended December 31, 2024, 2023 and 2022. The board of directors approved the decision to engage TAAD LLP.

During the Company’s fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through march 31, 2025, neither the Company nor anyone on its behalf consulted with TAAD LLP on either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company and its subsidiaries, and no written report or oral advice was provided by TAAD LLP to the Company that TAAD LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (b) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

SUMMARY OF RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

●	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

●	We may be unable to effectively manage future growth. We will need additional financing in the future, which may not be available when needed or may be costly and dilutive.

●	If we are unable to continue as a going concern, our securities will have little or no value.

●	We have a limited operating history, and we may not be able to successfully operate our business or execute our business plan.

●	We may incur significant debt to finance our operations.

●	We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

●	Our brand and image are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

●

Competition from traditional and large, well-financed product manufacturers or distributors may adversely affect our distribution relationships and may hinder the development of our existing markets, as well as prevent us from expanding our markets.

●	We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue developing new products to satisfy our consumers’ changing preferences will determine our long-term success.

●	We may be unable to respond effectively to technological changes in our industry, which could reduce the demand for our products.

●	We may experience a reduced demand for some of our products due to health concerns and legislative initiatives against smokables products.

●	Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs.

●	Some products we sell are subject to developing and unpredictable regulations. The Company may become subject to increasing regulation as a result of its hemp development activities, which could require it to incur additional costs associated with compliance requirements. Our ability to develop, commercialize and distribute hemp products and comply with laws and regulations governing cannabis, hemp or related products may affect our operational results.

●	International expansion efforts would likely significantly increase our operational expenses.

●	Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

●	We incur significant time and expense in attracting and maintaining key distributors, and loss of distributors or retails accounts would harm our business.

●	We rely on suppliers, manufacturers and contractors, and events adversely affecting them would adversely affect us.

●	We have a single customer that accounts for a substantial portion of our revenues, and our business would be harmed were we to lose this customer.

●	Wholesale price volatility may adversely affect operations.

●	We may sustain losses that cannot be recovered through insurance or other preventative measures.

●	We may be subject to product liability claims and other claims of our customers and partners.

●	If we encounter product recalls or other product quality issues, our business may suffer.

●	It is difficult to predict the timing and amount of our sales, and as a result our sales forecasts are uncertain.

●	If we do not adequately manage our inventory levels, our operating results could be adversely affected.

●	Increases in costs or shortages of raw materials could harm our business and financial results.

●	Increases in costs of energy and increased regulations may have an adverse impact on our gross margin.

●	Disruption within our supply chain, contract manufacturing or distribution channels could have an adverse effect on our business, financial condition and results of operations.

●	If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, staff turnover causes uncertainties and could harm our business.

●	If we lose the services of our Chief Executive Officer and/or Chief Financial Officer, our future operations could be impaired until such time as a qualified replacement can be found.

●	If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

●	Disruptions to our information technology systems due to cyber-attacks or our failure to upgrade and adjust our information technology systems, may materially impair our operations, hinder our growth and materially and adversely affect our business and results of operations.

●	Our business is subject to many regulations and noncompliance is costly.

●	Significant additional labeling or warning requirements may inhibit sales of affected products.

●	Our industry may become subject to expanded regulation and increased enforcement by the Food and Drug Administration (FDA) and the Federal Trade Commission (FTC).

●	Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

●	Our results of operations may fluctuate from quarter to quarter for many reasons, including seasonality.

●	Global economic, political, social and other conditions, including the COVID-19 pandemic, may continue to adversely impact our business and results of operations.

●	We may not be able to satisfy listing requirements of NASDAQ or obtain or maintain a listing of our common stock on NASDAQ.

●	Prior to this offering, we were majority-owned by HOC, and a small group of shareholders.

●	The transition to a new presidential administration in the United States, including the potential use and effects of tariffs to address the administration’s policy goals, could materially impact the macroeconomic framework in which we operate.

●	Significant tariffs or other restrictions imposed on imports by the U.S. and related countermeasures taken by impacted countries could have a material adverse effect on our operations and financial results.

Summary of Risks Related to Our Direct Listing and Volatility of Our Common Stock Following the Offering

We cannot predict the prices at which our common stock may trade on Nasdaq following the listing of our common stock, and the market price of our common stock may fluctuate significantly in response to various factors, some of which are beyond our control. In particular, prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public as there would be in a firm-commitment underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on Nasdaq, the public price of our common stock may be more volatile than in a firm-commitment underwritten initial public offering and could decline significantly and rapidly.

Our listing differs significantly from an initial public offering conducted on a firm commitment basis. There have been very few companies that have undertaken direct listings on a national securities exchange. Accordingly, there is insufficient historical data to predict what level of price and volume volatilty may be incurred. Consequently, significant and swift negative price movement in our common stock is very possible. In addition, because of our novel listing process, individual investors, retail or otherwise, may have greater influence in setting the opening public price and subsequent public prices of our common stock on Nasdaq and may participate more in our initial trading than is typical for a firm-commitment underwritten initial public offering. These factors could result in a public price of our common stock that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the trading price of our common stock and an unsustainable trading price if the price of our common stock significantly rises upon listing and institutional investors believe our common stock is worth less than retail investors, in which case the price of our common stock may decline over time. Further, if the public price of our common stock is above the level that investors determine is reasonable for our common stock, some investors may attempt to short our common stock after trading begins, which would create additional downward pressure on the public price of our common stock.

Finally, there can be no assurance that the Registered Stockholders and other existing stockholders will not sell all of their shares of common stock, resulting in an oversupply of our common stock on Nasdaq. In the case of a lack of supply of our common stock, the trading price of our common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our common stock if they are unable to purchase a block of our common stock in the open market due to a potential unwillingness of our existing stockholders to sell a sufficient amount of common stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our common stock, the market for our common stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our common stock. In the case of a lack of market demand for our common stock, the trading price of our common stock could decline significantly and rapidly after our listing. Therefore, an active, liquid and orderly trading market for our common stock may not initially develop or be sustained, which could significantly depress the public price of our common stock and/or result in significant volatility, which could affect your ability to sell your shares of common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our securities. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to our Financial Condition and Capital Requirements

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

Our auditor’s report on our 2024 audited financial statements expresses an opinion that doubt exists as to whether we can continue as an ongoing business. Our recurring losses, negative cash flows and accumulated deficit raise doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

It is critical that we meet our sales goals and increase sales going forward as our operating plan already reflects prior significant cost containment measures and may make it difficult to achieve top-line growth if further significant reductions become necessary. If we do not meet our sales goals, our available cash and working capital will decrease and our financial condition and results of operation will be negatively impacted.  These factors raise substantial doubt about our ability to continue as a going concern.

We may be unable to effectively manage future growth.

We may be subject to growth-related risks, including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Rapid growth of our business may significantly strain our management, operations and technical resources. If we are successful in obtaining large orders for its products, we will be required to deliver large volumes of products to our customers on a timely basis and at a reasonable cost. We may not obtain large-scale orders for our products and if we do, we may not be able to satisfy large-scale production requirements on a timely and cost-effective basis. Our inability to deal with this growth may have a material adverse effect on our business, financial condition, results of operations and prospects.

We will need additional financing in the future, which may not be available when needed or may be costly and dilutive.

We will require additional financing to support our working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Additionally, the amount of capital required will depend on our ability to meet our sales goals and otherwise successfully execute our operating plan. We believe it is imperative that we meet these sales objectives in order to lessen our reliance on external financing in the future. We intend to continually monitor and adjust our operating plan as necessary to respond to developments in our business, our markets and the broader economy. Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements. If necessary, we may explore strategic transactions that we consider to be in our best interest of our company and the best interest of our shareholders, which may include, without limitation, public or private offerings of debt or equity securities, a rights offering, and other strategic alternatives; however, these options may not ultimately be available or feasible when needed.

Functional Brands Inc. has a limited operating history, and we may not be able to successfully operate our business or execute our business plan.

We are a development stage company and are therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenue. Given our limited operating history, it is hard to evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks, uncertainties, expenses and difficulties associated with early- stage enterprises. There is no assurance that we will be successful in achieving a return on shareholders’ investment, and the likelihood of success must be considered in light of the early stage of our hemp operations.

We may incur significant debt to finance our operations.

There is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness, or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business.

Existing events of default under the Asset Purchase Agreement could have a material adverse effect on our financial condition, results of operations and prospects.

On June 28, 2019, HTO Holdings Inc. (“HTO Holdings”) a wholly owned subsidiary of HOC and the owner of all issued and outstanding stock of HTO Nevada (as “Purchaser”), entered into an asset purchase agreement (“APA”) for the net assets of Kirkman Group Inc. a Nevada corporation, Kirkman Laboratories Inc., an Oregon corporation and Kirkman Group International, Inc. a Nevada corporation (collectively “Kirkman” or the “Seller,” and together with Purchaser, the “Parties”) for a consideration equal to $5 million with payout in a business combination of cash and deferred consideration. The “Seller” is David Humphrey. Under the APA, Purchaser and HTO Holdings were to make certain additional payments toward the purchase price. The APA was amended on November 30, 2021 by the Parties, with the purpose of modifying the payment schedule of the deferred consideration; and in exchange for amending the payment schedule of the deferred consideration, the Purchaser and HTO Holdings agreed to enter into a security agreement, and amend the APA and other agreements attached to the APA (including, but not limited to, the non-competition agreement, the trademark assignment agreement, the domain names transfer agreement, the assignment of intangible assets, and the intellectual property security agreement (collectively, the “IP Collateral Agreements”)) to, among other things, provide additional collateral as security to Seller. Upon payment in full in cash of the deferred consideration or set-off of the deferred consideration, as amended: (i) each of the Parties agreed that the security agreement and amended intellectual property security agreement would be automatically terminated and be of no further force and effect, and (ii) Seller would, at its sole cost and expense, release all liens in the IP Collateral, as defined in the respective security agreement and intellectual property security agreement, and all rights therein would forthwith revert to Purchaser. On May 16, 2022, the APA was amended again by the Parties, to reflect further modifications to the schedules and exhibits to the APA and IP Collateral Agreements. On May 31, 2022, Purchaser paid Seller certain amounts (“Immediate Payments”), and on July 23, 2022, Purchaser and Seller executed a forbearance agreement (“Forbearance Agreement”) to extend the payments due under the APA to August 31, 2022. After Purchaser’s default, and partial payment to Seller in September 2022, the Parties executed an amendment to the Forbearance Agreement on December 27, 2022, to extend certain payments due under the APA, at which time the remaining balance due was $3,032,000 . A Fourth Forbearance amendment was signed by Seller and Buyer dated September 24, 2024 where additional principal and interest payments began to accrue. On May 28, 2025 the Company executed a Sixth Amended Forbearance Agreement which extended forbearance on the exercise of available remedies against the Company to July 20 ,2025. On July 9, 2025 the Company executed a Seventh Amended Forbearance Agreement which extended the forbearance termination date to August 30, 2025. As of July 9, 2025, the balance due to Seller is $2,227,366 (the “Existing Default”). We intend to use a portion of the proceeds of the private placement to cure the Existing Default.

Risk Factors Relating to Our Business and Industry

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our target market: trendy, young consumers looking for a distinctive product tonality and/or the perceived benefits of hemp, CBD and CBG in their smokables as compared to nicotine or tobacco-based smokables. In addition, our business depends on acceptance by our independent distributors and retailers of our brands that have the potential to provide incremental sales growth. If we are not successful in the growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brand and image are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

Our success depends on our ability to maintain the brand image for our existing products and effectively build up a brand image for new products and brand extensions. We cannot predict whether our advertising, marketing and promotional programs will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, including negative perceptions regarding the hemp industry, whether real or imagined, could tarnish our reputation and image of the affected brands and could cause consumers to choose other products. Our brand image can also be adversely affected by unfavorable reports, studies and articles, litigation, or regulatory or other governmental action, whether involving our products or those of our competitors.

Competition from traditional and large, well-financed product manufacturers or distributors may adversely affect our distribution relationships and may hinder the development of our existing markets, as well as prevent us from expanding our markets.

The hemp industry is highly competitive. We compete with other hemp companies, manufacturers and distributors, not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, many of whom also distribute other brands. Our products compete with hemp derived products, many of which are marketed by companies with substantially greater financial resources than ours. Some of these competitors are placing severe pressure on independent distributors not to carry competitive hemp brands such as ours. We also compete with regional hemp derived producers and “private label” suppliers.

Our direct competitors in the hemp industry include large domestic and international traditional hemp companies and distributors as well as regional or niche companies. These national and international competitors have advantages such as lower production costs, larger marketing budgets, greater financial and other resources and more developed and extensive distribution networks than ours. We may not be able to increase our volumes or maintain our selling prices, whether in existing markets or as we enter new markets.

Increased competitor consolidations, market-place competition, particularly among branded hemp smokables products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. As a means of maintaining and expanding our distribution network, we intend to introduce additional brands. We may not be successful in doing this, or it may take us longer than anticipated to achieve market acceptance of these new products and brands, if at all. Other companies may be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

The supplements industry is highly competitive. We compete with other supplement companies, manufacturers, and distributors, not only for consumer acceptance, but also for shelf space in retail outlets and for marketing focus by our wholesalers and professional accounts. Our products are sold over the counter and do not require a doctor’s prescription since they are not FDA approved. Our products compete with other nutraceutical products, many of which are marketed by companies with substantially greater financial resources than ours. Our direct competition in the supplement industry includes domestic and international traditional nutraceutical companies and distributors as well as regional or niche companies. These national and international competitors have advantages such as lower production costs, larger marketing budgets, greater financial and other resources and more developed and extensive distribution networks than ours. We may not be able to increase our volumes or maintain our selling prices, whether in existing markets or as we enter new markets.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue developing new products to satisfy our consumers’ changing preferences will determine our long-term success.

Failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet our consumers’ changing preferences could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary, and consumers’ preferences and loyalties change over time. We may not succeed at innovating new products to introduce to our consumers. Customer preferences also are affected by factors other than taste, such as health and nutrition considerations, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by the negative publicity associated with these issues. If we do not adequately anticipate or adjust to respond to these and other changes in customer preferences, we may not be able to maintain and grow our brand image and our sales may be adversely affected.

We may be unable to respond effectively to technological changes in our industry, which could reduce the demand for our products.

Our future business success will depend upon our ability to maintain and enhance our product portfolio with respect to advances in technological improvements for certain products and market products that meet customer needs and market conditions in a cost-effective and timely manner. Maintaining and enhancing our product portfolio may require significant investments in licensing fees and royalties. We may not be successful in gaining access to new products that successfully compete or are able to anticipate customer needs and preferences, and our customers may not accept one or more of our products. If we fail to keep pace with evolving technological innovations or fail to modify our products and services in response to customers’ needs or preferences, then our business, financial condition and results of operations could be adversely affected.

We may experience a reduced demand for some of our products due to health concerns and legislative initiatives against smokables products.

Consumers are concerned about health and wellness; public health officials and government officials are increasingly vocal about smoking, vaping, and their adverse consequences. There has been a trend among many public health advocates to pursue generalized reduction in consumption of smokables products, as well as increased public scrutiny, new taxes on smokables products, and additional governmental regulations concerning the marketing and labeling/packing of smokable products. Additional or revised regulatory requirements, whether labeling, tax or otherwise, could have a material adverse effect on our financial condition and results of operations. Further, increasing public concern with respect to smokables could reduce demand for our hemp smokables products.

Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs.

Taxes imposed on the sale of certain of our products by federal, state, and local governments in the United States, or other countries in which we operate could cause consumers to shift away from purchasing our hemp smokables products. These taxes could materially affect our business and financial results.

Some products we sell are subject to developing and unpredictable regulations.

Some of our products may be subject to uncertain and evolving federal, state and local regulations concerning hemp, CBD, CBG, Hemp Derived Delta 9 and other non-tobacco consumable products. Regulatory and related enforcement initiatives by authorities related to such products are unpredictable and impossible to anticipate. We anticipate that all levels of government that have not already done so, are likely to seek in some way to regulate these products, but the type, timing, and impact of such regulations remains uncertain. These regulations include, or could include, restrictions prohibiting certain form factors, such as smokable hemp products, or age restrictions. Accordingly, we cannot give any assurance that such actions will not have a material adverse effect on this emerging business and our strategy.

Possible yet unanticipated changes in federal and state law could cause any of our current products containing hemp-derived CBD to be illegal, or could otherwise prohibit, limit or restrict any of our products containing CBD.

We have certain products containing hemp-derived CBD, and we may develop and launch additional products containing hemp-derived CBD in the future. Until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act”), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% THC, from Schedule 1 status under the Controlled Substances Act, and legalizing the cultivation and sale of industrial-hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. More specifically, industrial hemp is defined as “the plant Cannabis sativa L. and any part of such plant, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis.” THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. There is no assurance that the 2018 Farm Act will not be repealed or amended such that our products containing hemp-derived CBD would once again be deemed illegal under federal law.

The psychedelic therapy industry and market are relatively new and this industry and market may not continue to exist or grow as anticipated

We operate our business in a relatively new industry and market. In addition to being subject to general business risks, we must continue to build brand awareness in this industry and market through significant investments in our strategy, our operational capacity, quality assurance and compliance with regulations. In addition, there is no assurance that the industry and market will continue to exist and grow as currently estimated or anticipated or function and evolve in the manner consistent with management’s expectations and assumptions. Any event or circumstance that adversely affects the psychedelic therapy industry and market could have a material adverse effect on our business, financial conditions and results of operations. The psychedelic medicine market will face specific marketing challenges given the products’ status as a controlled substance which resulted in past and current public perception that the products have negative health and lifestyle effects and have the potential to cause physical and social harm due to psychoactive and potentially addictive effects. Any marketing efforts by us would need to overcome this perception to build consumer confidence, brand recognition and goodwill.

The expansion of the use of psychedelics in the medical industry may require new clinical research into effective medical therapies

Research in United States and internationally regarding the medical benefits, viability, safety, efficacy, addictiveness, dosing and social acceptance of psychedelic and psychoactive products remains in early stages. There have been relatively few clinical trials on the benefits of such products. Although we believe that the articles, reports and studies support our beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of psychedelic and psychoactive products, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, psychedelic and psychoactive products. Given these risks, uncertainties and assumptions, readers should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this prospectus or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to psychoactive products, which could have a material adverse effect on the demand for some of our products with the potential to lead to a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may become subject to increasing regulation as a result of its hemp development activities, which could require it to incur additional costs associated with compliance requirements.

The Company develops hemp products. Hemp is legally distinct from marijuana and recognized as an agricultural crop by the United States government. There are federal and state laws and regulations on hemp that address hemp production, monitoring, manufacturing, distribution, and laboratory testing to ensure that that the hemp has a THC concentration of not more than 0.3% on a dry weight basis. Federal laws and regulations may also address the transportation or shipment of hemp or hemp products. It is difficult to predict whether regulators, such as the USDA or the MDA, will alter the manner in which they interpret existing federal and state laws and regulations on hemp or institute new regulations, or otherwise modify regulations in a way that will render compliance more burdensome. As the Company continues to pursue hemp, it may become subject to increasing regulation particular to hemp, which could require the Company to incur additional costs associated with compliance requirements.

Our ability to develop, commercialize and distribute hemp derived products and comply with laws and regulations governing cannabis, hemp or related products may affect our operational results.

As of September 1, 2024, 42 states have USDA approved state hemp farming plans while in eight states the USDA issues producer licenses directly to farmers under USDA’s hemp farming plan. These eight states include Hawaii, Mississippi, Missouri, New Hampshire, North Carolina, Utah, Vermont, Wisconsin. The 2018 Farm Bill was signed into law on December 20, 2018. The 2018 Farm Bill removed hemp from the U.S. Controlled Substances Act (the “CSA”) and established a federal regulatory framework for hemp production in the United States. Among other provisions, the 2018 Farm Bill: (a) explicitly amends the CSA to exclude all parts of the cannabis plant (including its cannabinoids, derivatives, and extracts) containing a THC concentration of not more than 0.3% on a dry weight basis from the CSA’s definition of “marihuana”; (b) permits the commercial production and sale of hemp; (c) precludes states, territories, and Indian tribes from prohibiting the interstate transport of lawfully-produced hemp through their borders; and (d) establishes the USDA as the primary federal agency regulating the cultivation of hemp in the United States, while allowing states, territories, and Indian tribes to obtain (or retain) primary regulatory authority over hemp activities within their borders after receiving approval of their proposed hemp production plan from the USDA. Any such plan submitted by a state, territory, or Indian tribe to the USDA must meet or exceed minimum federal standards and receive USDA approval. Any state, territory, or Indian tribe that does not submit a plan to the USDA, or whose plan is not approved by the USDA, will be regulated by the USDA; provided that, states retain the ability to prohibit hemp production within their borders.

Marijuana continues to be classified as a Schedule I substance under the CSA. As a result, any cannabinoids (including CBD) derived from marijuana, as opposed to hemp, or any products derived from hemp containing in excess of 0.3% THC on a dry-weight basis, remain Schedule I substances under U.S. federal law. Cannabinoids derived from hemp are indistinguishable from those derived from marijuana, and confusion surrounding the nature of our smokable products containing hemp or CBD, inconsistent interpretations of the definition of “hemp”, inaccurate or incomplete testing, farming practices and law enforcement vigilance or lack of education could result in our products being intercepted by federal and state law enforcement as marijuana and could interrupt and/or have a material adverse impact on our business. We could be required to undertake processes that could delay shipments, impede sales or result in seizures, proper or improper, that would be costly to rectify or remove and which could have a material adverse effect on our business, prospects, results of operations or financial condition. If we make mistakes in processing or labeling, and THC in excess of 0.3% on a dry-weight basis is found in our products, we could be subject to enforcement and prosecution under local, state, and federal laws which would have a negative impact on our business and operations.

Under the 2018 Farm Bill, states have authority to adopt their own regulatory regimes, and as such, regulations will likely continue to vary on a state-by-state basis. States take varying approaches to regulating the production and sale of hemp and hemp-derived products under state food and drug laws. The variance in state law and that state laws governing hemp production are rapidly changing may increase the chance of unfavorable law enforcement interpretation of the legality of the Company’s operations as they relate to the cultivation of hemp. Further, such variance in state laws that may frequently change increases our compliance costs and risk of error.

While some states explicitly authorize and regulate the production and sale of hemp products or otherwise provide legal protection for authorized individuals to engage in commercial hemp activities, other states maintain outdated drug laws that do not distinguish between marijuana, hemp and/or hemp-derived CBD, hemp-derived Delta 9 resulting in hemp being classified as a controlled substance under state law. In these states, sale of CBD and hemp-derived Delta 9, notwithstanding origin, is either restricted to state medical or adult-use marijuana program licensees or remains otherwise unlawful under state criminal laws. Variance in hemp regulation across jurisdictions is likely to persist. This patchwork of state laws may, for the foreseeable future, materially impact our business and financial condition, limit the accessibility of certain state markets, cause confusion amongst regulators, and increase legal and compliance costs.

There are no express protections in the United States under applicable federal or state law for possessing or processing hemp biomass derived from lawful hemp not exceeding 0.3% THC on a dry weight basis and intended for use in finished product, but that may temporarily exceed 0.3% THC during the interim processing stages. While it is a common occurrence for hemp biomass to have variance in THC content during interim processing stages after cultivation but prior to use in finished products, there is risk that state or federal regulators or law enforcement could take the position that such hemp biomass is a Schedule I controlled substance in violation of the CSA and similar state laws. Further, there is a risk that state regulators and/or law enforcement may interpret provisions of state law prohibiting unlawful marijuana activity to apply to in-process hemp at any facility where we manufacture our hemp smokables products so that such activity is considered unlawful under state law.

In the event that our operations are deemed to violate any laws or if we are deemed to be assisting others to violate a state or federal law, we could be subject to enforcement actions and penalties, and any resulting liability could cause us to modify or cease its operations.

Continued development of the industrial hemp and cannabis industries will be dependent upon new legislative authorization of industrial hemp and cannabis at the state level, and further amendment or supplementation of legislation at the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the industrial hemp and cannabis industries is currently encouraging, growth is not assured. While there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(es) within the various states where we have business interests. Any one of these factors could slow or halt use of industrial hemp and cannabis, which could negatively impact our business and financial results.

In addition, the general manufacture, labeling and distribution of our hemp smokables products is regulated by various federal, state, and local agencies. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to sell products in the future.

The shifting compliance environment and the need to build and maintain robust systems to comply with different compliance in multiple jurisdictions increases the possibility that we may violate one or more of the requirements. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to our business, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, any of which could adversely affect the ability to operate our business and its financial results.

International expansion efforts would likely significantly increase our operational expenses.

We may in the future expand into other geographic areas, which could increase our operational, regulatory, compliance, reputational and foreign exchange rate risks. The failure of our operating infrastructure to support such expansion could result in operational failures and regulatory fines or sanctions. Future international expansion could require us to incur a number of up-front expenses, including those associated with obtaining regulatory approvals, as well as additional ongoing expenses, including those associated with infrastructure, staff and regulatory compliance. We may not be able to successfully identify suitable acquisition and expansion opportunities or integrate such operations successfully with our existing operations.

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products, including smokables products, and our products may represent a small portion of their business. The success of our distribution network will depend on the performance of the distributors, retailers, and brokers in our network. There is a risk they may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other hemp smokables companies who have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

●	the level of demand for our brands and products in a particular distribution area;

●	our ability to price our products at levels competitive with those of competing products; and

●	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

We incur significant time and expense in attracting and maintaining key distributors, and a loss of distributors or retails accounts would harm our business.

Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from some of our distributors. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

We currently have approximately ten distributors who service numerous retail accounts. If we were to lose any of our distributors, or if they were to lose national, regional or larger retail accounts, our financial condition and results of operations could be adversely affected. While we continually seek to expand and upgrade our distributor network, we may not be able to maintain our distributor or retailer base. The loss of any of our distributors, or their significant retail accounts, could have adverse effects on our revenues, liquidity and financial results, could negatively impact our ability to retain our relationships with our other distributors and our ability to expand our market, and would place increased dependence on our other independent distributors and national accounts.

Any pandemic, such as the COVID-19 pandemic, has and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our products and services, which could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, and it has since spread throughout other parts of the world, including the United States. Any outbreak of contagious diseases or other adverse public health developments could have a material adverse effect on our business operations. These impacts to our operations have included and could again in the future include disruptions or restrictions on the ability of our employees and customers to travel or our ability to pursue collaborations and other business transactions, travel to customers and/or promote our products at conferences or other live events, oversee the activities of our third-party manufacturers and suppliers. We may also be impacted by the temporary closure of the facilities of suppliers, manufacturers or customers.

In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, placed significant restrictions on travel and many businesses announced extended closures. These travel restrictions and business closures adversely impacted our operations locally and worldwide, including our ability to manufacture, market, sell or distribute our products. Such restrictions and closure have caused or may cause temporary closures of the facilities of our suppliers, manufacturers or customers. A disruption in the operations of our employees, suppliers, customers, manufacturers or access to customers would likely impact our sales and operating results. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products and likely impact our operating results.

We rely on suppliers, manufacturers and contractors, and events adversely affecting them would adversely affect us.

We intend to maintain a full supply chain for the provision of our hemp-based smokables products. Due to the novel and variable regulatory landscape for hemp and CBD/CBG/Delta 9 production in the United States, our third-party hemp and hemp smokables suppliers, manufacturers and contractors may elect, at any time, to decline or withdraw services necessary for our operations. Loss of these suppliers, manufacturers and contractors, including for non-hemp-based ingredients in our hemp smokables products, may have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, any significant interruption, negative change in the availability or economics of the supply chain or increase in the prices for the ingredients in our products provided by any such third-party suppliers, manufacturers and contractors could materially impact our business, financial condition, results of operations and prospects. Any inability to secure required supplies or to do so on appropriate terms could have a materially adverse impact on our business, financial condition, results of operations and prospects.

We have two customers that account for a substantial portion of our revenues, and our business would be harmed were we to lose these customers.

We have a purchase agreement in place with our largest customer, iHerb, since June 28, 2011. This agreement provides us with a license to commercialize and re-sell Kirkman products with set minimum order requirements. Our customer iHerb accounts for approximately 27% of the Company’s total revenue for the year ended December 31, 2024, and approximately 22% for the year ended December 31, 2023. If we lose this customer, the company will lose a significant portion of our total revenues.

We have a reseller agreement in place with our second largest customer, OceanSide Health since April 18, 2022. This agreement provides OceanSide the ability to sell our Kirkman branded products on the Amazon platform. Oceanside represents approximately 26% of the Company’s total revenue for the year ended December 31, 2024, and approximately 19% for the year ended December 31, 2023. We do have the ability to convert this business to a traditional Amazon account through another partner, so the risk of lost business is minimal.

Wholesale price volatility may adversely affect operations.

The hemp smokables industry is margin-based with gross profits typically dependent on the excess of sales prices over costs. Consequently, profitability is sensitive to fluctuations in wholesale and retail prices caused by changes in supply (which itself depends on other factors such as weather, fuel, equipment and labor costs, shipping costs, economic situation and demand), taxes, government programs and policies for the hemp smokables and hemp industries (including price controls and wholesale price restrictions that may be imposed by government agencies responsible for the regulation of hemp and/or smokables products), and other market conditions, all of which are factors beyond our control. Our operating income will be sensitive to changes in the price of hemp and other product ingredients, and the overall condition of the hemp and smokables industries, as our profitability is directly related to the price of hemp and our other smokables ingredients. There is currently no established market price for hemp, and the price of hemp is affected by numerous factors beyond our control. Ingredient price volatility may have a material adverse effect on our business, financial condition, and results of operations.

We may sustain losses that cannot be recovered through insurance or other preventative measures.

There is no assurance that we will not incur uninsured liabilities and losses as a result of the conduct of its business. While we currently have some liability insurance coverage, but the policy does not provide a high level of coverage. We plan to continue to review our liability coverage in the light of our expanding operations in order to insure against potential major insurable liabilities. Should uninsured losses occur, shareholders could lose their invested capital.

We may be subject to product liability claims and other claims of our customers and partners.

The sale of hemp smokables products to consumers involves a certain level of risk of product liability claims and the associated adverse publicity. Because use of our hemp smokables products could cause injury to consumers if packaging or ingredients are defective, we are subject to a risk of claims for such injuries and damages. We could also be named as co-parties in product liability suits that are brought against manufacturing partners that produce our hemp smokables products, packaging for those products, or the ingredients in those products.

In addition, our customers and partners may bring suits against us alleging damages for the failure of our products to meet stated specifications or other requirements. Any such suit, even if not successful, could be costly, disrupt the attention of our management and damage our negotiations with distributors and/or customers. Any attempt by us to limit our product liability in our contracts may not be enforceable or may be subject to exceptions. While we do have product liability insurance, our amounts of coverage may be inadequate to cover all potential liability claims. Insurance coverage, particularly as it relates to products relating to the hemp industry, is expensive, and additional coverage may be difficult to obtain. Also, additional insurance coverage may not be available in the future on acceptable terms and may not be sufficient to cover potential claims. We cannot be sure that our contract manufacturers or manufacturing partners who produce our hemp smokables products, packaging and ingredients will have adequate insurance coverage themselves to cover against potential claims. If we experience a large insured loss, it may exceed any insurance coverage limits we have at that time, or our insurance carrier may decline to cover us or may raise our insurance rates to unacceptable levels, any of which could impair our financial position and potentially cause us to go out of business.

If we encounter product recalls or other product quality issues, our business may suffer.

Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, because of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image.

It is difficult to predict the timing and amount of our sales, and as a result our sales forecasts are uncertain.

Many of our white label clients (clients who we manufacture product for, and which product is labeled with the clients’ own branding and then sold by the clients) are required to place minimum orders with us, but we cannot accurately predict what our sales will be.

Our independent distributors and national accounts are not generally required to place minimum monthly orders for our products. In order to reduce their inventory costs, independent distributors typically order products from us on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. Accordingly, we cannot accurately predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and regional partners may make orders that are larger than we have historically been required to fill. Shortages in inventory levels, supply of raw materials or other key supplies could also negatively affect us.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

Increases in costs or shortages of raw materials could harm our business and financial results.

In addition to the primary ingredient, the hemp blend, we use other principal ingredients, which manufacturing costs are subject to fluctuation. Substantial increases in the prices of ingredients, raw materials and packaging materials, used to produce our products, to the extent that they cannot be recouped through increases in the prices of finished hemp smokables products, would increase our operating costs and could reduce our profitability. If the supply of these raw materials is impaired or if prices increase significantly, it could affect the affordability of our products and reduce sales.

If we or any contract manufacturers we may use are unable to secure sufficient ingredients or raw materials including hemp, the various paper products and filters, and other key supplies, we might not be able to satisfy demand for our hemp smokables products on a short-term basis. Moreover, in the past there have been industry-wide shortages of hemp, papers and other ingredients in our products, and these shortages could occur again from time to time in the future, which could interfere with and delay production of our products and could have a material adverse effect on our business and financial results.

In addition, suppliers could fail to provide ingredients or raw materials on a timely basis, or fail to meet our performance expectations, for a number of reasons, including, for example, disruption to the global supply chain as a result of the COVID-19 pandemic, which caused serious disruption to our business, increased our costs, decreased our operating efficiencies and had a material adverse effect on our business, results of operations and financial condition.

Increases in costs of energy and increased regulations may have an adverse impact on our gross margin.

Over the past few years, volatility in the global oil markets has resulted in high fuel prices, which many shipping companies have passed on to their customers by way of higher base pricing and increased fuel surcharges. If fuel prices increase, we expect to experience higher shipping rates and fuel surcharges, as well as energy surcharges on our raw materials. It is hard to predict what will happen in the fuel markets and beyond. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers.

Disruption within our supply chain, contract manufacturing or distribution channels could have an adverse effect on our business, financial condition and results of operations.

Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to make, move and sell products is critical to our success. Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as COVID-19, influenza, and other viruses, labor strikes or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, staff turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development and distribution. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs.

If we lose the services of our executive officers, our future operations could be impaired until such time as a qualified replacement can be found.

Our business plan relies significantly on the continued services of Eric Gripentrog, our Chief Executive Officer and Tariq Rahim, our Chief Financial Officer. If we were to lose the services of Mr. Gripentrog and/or Mr. Rahim, our ability to obtain new business and new strategic partners, as well as our ability to manage our operations and finances, could be materially impaired.

We are required to indemnify our directors and officers.

Our Articles of Incorporation and Bylaws provide that we will indemnify our officers and directors to the maximum extent permitted by Delaware law, provided that the officer or director did not act in bad faith or breach his or her duty to us or our stockholders, or that it is more likely than not that it will ultimately be determined that the officer or director has met the standards of conduct which make it permissible for under Delaware law for us to indemnify the officer or director. If we were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for our business.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets, as crucial to our business and our success. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

Disruptions to our information technology systems due to cyber-attacks or our failure to upgrade and adjust our information technology systems, may materially impair our operations, hinder our growth and materially and adversely affect our business and results of operations.

We believe that appropriate information technology, or IT, infrastructure is important in order to support our daily operations and the growth of our business. If we experience difficulties in implementing new or upgraded information systems or experience significant system failures, or if we are unable to successfully modify our management information systems or respond to changes in our business needs, we may not be able to effectively manage our business, and we may fail to meet our reporting obligations. Additionally, if our current arrangements and plans are not operated as planned, we may not be able to effectively recover our information system in the event of a crisis, which may materially and adversely affect our business and results of operations.

In the current environment, there are numerous and evolving risks to cybersecurity and privacy, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance and human or technological error. High-profile security breaches at other companies and in government agencies have increased in recent years, and security industry experts and government officials have warned about the risks of hackers and cyber-attacks targeting businesses such as ours. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers, or others to disclose information or unwittingly provide access to systems or data. We can provide no assurance that our current IT system or any updates or upgrades thereto and the current or future IT systems of our potential distributors use or may use in the future, are fully protected against third-party intrusions, viruses, hacker attacks, information or data theft or other similar threats. Legislative or regulatory action in these areas is also evolving, and we may be unable to adapt our IT systems or to manage the IT systems of third parties to accommodate these changes. We have experienced and expect to continue to experience actual or attempted cyber-attacks of our IT networks. Although none of these actual or attempted cyber-attacks has had a material adverse impact on our operations or financial condition, we cannot guarantee that any such incidents will not have such an impact in the future.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our hemp and nutraceutical products, including contents, labels, and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production batch or “run” is not in compliance with any of these regulations, we may be fined, or production may be stopped, which would adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we cannot anticipate whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Significant additional labeling or warning requirements may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of our hemp products. These types of requirements, if they become applicable to one or more of our products under current or future environmental or health laws or regulations, may inhibit sales of such products.

Our industry may become subject to expanded regulation and increased enforcement by the Food and Drug Administration (“FDA”) and the Federal Trade Commission (“FTC”).

The FDA under the Federal Food, Drug, and Cosmetic Act regulates the formulation, manufacturing, packaging, labeling, and distribution of food, dietary supplements, drugs, cosmetics, medical devices, biologics, and tobacco products. Our products are subject to law and regulation by the FDA. Moreover, the regulatory status of our products is currently in a state of flux as the FDA attempts to determine the appropriate manner in which to regulate these products. Thus, the regulatory approach is still evolving, and we may be required to seek the FDA’s approval to market our products. It is also possible that the FDA may simply issue a regulation setting forth the conditions in which such products may be marketed, or it may simply prohibit these products.

Given the growing cannabidiol (CBD) products market, the U.S. Food and Drug Administration has convened a high-level internal working group to explore potential regulatory pathways for CBD products. After careful review, the FDA has concluded that a new regulatory pathway for CBD is needed that balances individuals’ desire for access to CBD products with the regulatory oversight needed to manage risks. The agency is prepared to work with Congress on this matter.6 Once the FDA makes a decision in relation to hemp-based products, we will follow the rules the FDA adopts.

[6]	www.FDA.gov.

Because the FDA’s regulatory process is subject to change, we cannot predict the likely outcome. In addition, the FTC under the Federal Trade Commission Act (“FTC Act”) requires that product advertising be truthful, substantiated and not misleading. We believe that our advertising meets these requirements. However, the FTC may bring a challenge at any time in evaluating our compliance with the FTC Act. In addition, most states where our products are legal provide their own regulatory guidelines and regulations in connection with cigarette or other smokable product sales. Any failure by us to remain current on state regulatory changes could negatively affect our ability to operate our business.

At the moment, our hemp manufactured dietary supplement products are produced in an FDA registered and cGMP facility strictly following SOPs to ensure consumer safety and consistency and reliability batch to batch. Our supplement product packaging, labeling, and marketing collateral make no disease claims that would run afoul of the Dietary Supplement Heath and Education Act (DSHEA). Additionally, we design our product packaging to appeal to adults, not children. By taking these actions, we are substantially reducing the risk of any FDA enforcement because these are two primary areas of FDA enforcement.

Quality Control reviews production at specified check points. Raw materials are tested for ID, potency, and contamination using ISO 17025 certified labs. Finished products are tested for strength, composition, and contamination using ISO 17025 certified labs. All products are produced in isolated rooms, with cleaning and ATP testing performed prior to use. Rooms are thoroughly cleaned after use, and retested before new products are introduced. All hemp products are tested to ensure < 0.3% THC. They are also tested for solvents, pesticides, and mycotoxins (where relevant). QC oversight occurs from incoming of the raw material and components, through the entire manufacturing, packaging, labeling, and boxing processes. All hemp derived raw materials and finished products are stored under lock and key. Only authorized persons are allowed access.

FDA regulates both finished dietary supplement products and dietary ingredients. FDA regulates dietary supplements under a different set of regulations than those covering “conventional” foods and drug products. Under the Dietary Supplement Health and Education Act of 1994 (DSHEA):

●	Manufacturers and distributors of dietary supplements and dietary ingredients are prohibited from marketing products that are adulterated or misbranded. That means that these firms are responsible for evaluating the safety and labeling of their products before marketing to ensure that they meet all the requirements of the Federal Food, Drug, and Cosmetic Act as amended by DSHEA and FDA regulations.

●	FDA has the authority to take action against any adulterated or misbranded dietary supplement product after it reaches the market.[7]

Our manufactured dietary supplement products are produced following SOPs, to ensure there is consistency and reliability batch to batch.  Quality Control reviews production at specified check points.  Raw materials are tested for ID, potency, and contamination using ISO 17025 certified labs.  Finished products are tested for strength, composition, and contamination using ISO 17025 certified labs.  All products are produced in isolated rooms, with cleaning and ATP testing performed prior to use.  Rooms are thoroughly cleaned after use, and retested before new products are introduced.  QC oversight occurs from incoming of the raw material and components, through the entire manufacturing, packaging, labeling, and boxing processes.

[7]	www.fda.gov/food/dietary-supplements.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Climate change may negatively affect our business.

There is growing concern that a gradual increase in global average temperatures may cause an adverse change in weather patterns around the globe resulting in an increase in the frequency and severity of natural disasters. Changing weather patterns could have a negative impact on agricultural productivity, which may limit availability or increase the cost of certain key ingredients such as hemp, natural flavors and other ingredients used in our products. Also, increased frequency or duration of extreme weather conditions may disrupt the productivity of our facilities, the operation of our supply chain or impact demand for our products. In addition, the increasing concern over climate change may result in more regional, federal and global legal and regulatory requirements and could result in increased production, transportation and raw material costs. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (IT) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

Our results of operations may fluctuate from quarter to quarter for many reasons, including seasonality.

Our sales may be seasonal, and we experience fluctuations in quarterly results as a result of many factors. We expect to generate a greater percentage of our revenues during the warm weather months of April through September. The timing of customer purchases will vary each year, and sales can be expected to shift from one quarter to another. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance period comparisons or results expected for the fiscal year.

In addition, our operating results may fluctuate due to a number of other factors including, but not limited to:

●	Our ability to maintain, develop and expand distribution channels for current and new products, develop favorable arrangements with third party distributors of our products and minimize or reduce issues associated with engaging new distributors and retailers, including, but not limited to, transition costs and expenses and down time resulting from the initial deployment of our products in each new distributor’s network;

●	Unilateral decisions by distributors, grocery store chains, specialty chain stores, club stores, mass merchandisers and other customers to discontinue carrying all or any of our products that they are carrying at any time;

●	Our ability to manage our resources to sufficiently support general operating activities, promotion allowances and slotting fees, promotion and selling activities, and capital expansion, and our ability to sustain profitability;

●	Our ability to meet the competitive response by much larger, well-funded and established companies currently operating in the hemp smokables industry, as we introduce new competitive products, and our hemp smokables products; and

●	Competitive products and pricing pressures and our ability to gain or maintain share of sales in the marketplace as a result of actions by competitors.

Due to these and other factors, our results of operations have fluctuated from period to period and may continue to do so in the future, which could cause our operating results in a particular quarter to fail to meet market expectations.

Changes in our effective tax rate may impact our results of operations.

We are subject to taxes in the U.S. and other jurisdictions. Tax rates in these jurisdictions may be subject to significant change due to economic and/or political conditions. A number of other factors may also impact our future effective tax rate including:

●	the jurisdictions in which profits are determined to be earned and taxed;

●	the resolution of issues arising from tax audits with various tax authorities;

●	changes in valuation of our deferred tax assets and liabilities;

●	increases in expenses not deductible for tax purposes, including write-offs of acquired intangibles and impairment of goodwill in connection with acquisitions;

●	changes in availability of tax credits, tax holidays, and tax deductions;

●	changes in share-based compensation; and

●	changes in tax laws or the interpretation of such tax laws and changes in generally accepted accounting principles.

Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations. Further, we may be unable to utilize our net operating losses in the event a change in control is determined to have occurred.

Global economic, political, social and other conditions, may continue to adversely impact our business and results of operations.

The hemp industry can be affected by macro-economic factors, including changes in national, regional, and local economic conditions, unemployment levels and consumer spending patterns, which together may impact the willingness of consumers to purchase our products as they adjust their discretionary spending. Adverse economic conditions may adversely affect the ability of our distributors to obtain the credit necessary to fund their working capital needs, which could negatively impact their ability or desire to continue to purchase products from us in the same frequencies and volumes as they have done in the past. If we experience similar adverse economic conditions in the future, sales of our products could be adversely affected, collectability of accounts receivable may be compromised, and we may face obsolescence issues with our inventory, any of which could have a material adverse impact on our operating results and financial condition.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the continiuing hostilities involving the State of Israel. Our business may be materially adversely affected by any negative impact on the global economy and capital markets resulting from such conflicts or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business.

Additionally, Russia’s prior annexation of Crimea, recent recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system, expansive ban on imports and exports of products to and from Russia and ban on exportation of U.S denominated banknotes to Russia or persons located there. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds and sell the shares we are offering. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

Further, the continued hostilities between the State of Israel and Hamas and the potential for additional hostilities among Israel, Iran and the United States all contribute to geopolitical instability and economic uncertainty and may negatively affect the credit and capital markets.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The United States generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, inventory, revenue recognition, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could adversely affect our reported financial results.

The transition to a new presidential administration in the United States, including the potential use and effects of tariffs to address the administration’s policy goals, could materially impact the macroeconomic framework in which we operate.

The transition to a new presidential administration in the United States could impact our business and operations, including the macroeconomic framework in which we operate. We are unable to precisely predict what actions the new administration will take. For example, the Trump administration has expressed various intentions to impose tariffs on certain goods or other countries to the United States, and has indicated that his administration will treat national security much differently than the current and previous presidential administrations. Since taking office in January 2025, the Trump administration has already issued numerous executive orders, and has utilized the threat of tariffs and has imposed specific tariffs on products imported to the United States by various countries, including Canada, in connection with the implementation of its domestic policies. Any trade wars, through the implementation of tariffs or otherwise, could materially and adversely affect us, directly and indirectly, including by adversely impacting the supply chains for our operations, and increasing the costs of services we provide and utilize. Moreover, the change in presidential administration, as well as a transition of control in the House of Representatives and United States Senate, creates regulatory uncertainty and it remains unclear as to what specifically the President would or would not do with respect to certain programs and initiatives.

For the fiscal year ended December 31, 2024, The Company incurred supplier costs of approximately $2.960 million. During that period the Company sourced approximately one third of its raw materials from the United States, approximately one third from the People’s Republic of China and the remaining third from a variety of other global jurisdictions. The status of current trade negotiations with China and other nations is uncertain and, therefore, the tariff level on imports from China and such nations is extremely volatile and unpredictable.

As of July 1, 2025 , the Company has not incurred increased costs or disruptions to our supply chain due to changes in tariff levels. The Company intends to offset increased costs attributable to tariffs, to the full extent reasonably practicable, by increasing prices or by instituting cost cutting measures such that Company margins are protected and maintained.

Significant tariffs or other restrictions imposed on imports by the U.S. and related countermeasures taken by impacted countries could have a material adverse effect on our operations and financial results.

If significant tariffs or other restrictions are imposed on imports by the U.S. and related countermeasures are taken by foreign countries, our business, including results of operations, cash flows and financial condition, may be adversely affected. In January 2025, during the initial days of U.S. President Trump’s second term, the U.S. announced the imposition of additional substantial tariffs on imports from various countries, including China, Canada and Mexico, and the subject countries have imposed or indicated their intention to impose retaliatory counter measures .. These and other tariffs and countermeasures could increase the costs for our operations, disrupt global supply chains and create additional operational challenges. Additionally, ongoing trade tensions and uncertainty regarding future trade policies could negatively impact global economic conditions and consumer confidence, further affecting our business performance.

Risks Related to This Offering and Ownership of Our Common Stock

The direct listing process differs from an initial public offering underwritten on a firm-commitment basis.

This is not an underwritten initial public offering of common stock. This listing of our common stock on Nasdaq differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

●

There are no underwriters engaged on a firm-commitment basis. Consequently, prior to the opening of trading on Nasdaq, there will be no traditional book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our common stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an initial public offering underwritten on a firm-commitment basis. Moreover, there will be no underwriters engaged on a firm-commitment underwritten basis assuming risk in connection with the initial resale of shares of our common stock. In an initial public offering underwritten on a firm-commitment basis, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions, there could be greater volatility in the public price of our common stock during the period immediately following the listing. See also “Our shares of common stock have no prior public market. An active trading market may not develop or continue to be liquid and the market price of our shares of common stock may be volatile.”

●	There is not a fixed number of shares of common stock available for sale. Therefore, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any or all of their common stock and there may initially be a lack of supply of, or demand for, our common stock on Nasdaq. Alternatively, we may have a large number of Registered Stockholders or other existing stockholders who choose to sell their common stock in the near term resulting in an oversupply of our common stock, which could adversely impact the public price of our common stock once listed on Nasdaq and thereafter.

●

None of our Registered Stockholders (except our executive officers, directors and holders of 5% or more of our common stock ( the ” Lock-Up Parties”) who entered into lock-ups in connection with the private placement) or other existing stockholders have entered into contractual lock-up agreements or other contractual restrictions on transfer. In a firm-commitment underwritten initial public offering, it is customary for an issuer’s officers, directors, and many of its other stockholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after such initial public offering. Consequently, any of our stockholders, other than the Lock-Up Parties, may sell any or all of their common stock at any time (subject to any restrictions under applicable law), including immediately upon listing. If such sales were to occur in a significant volume in a short period of time following our listing, it may result in an oversupply of our common stock in the market, which could adversely impact the public price of our common stock.

●	We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on Nasdaq. Instead, we intend to host an investor day, as well as engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and make one version of the presentation publicly available, without restriction, on a website. There can be no guarantees that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our common stock or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our common stock.

There have been very few companies that have undertaken direct listings on a national securities exchange. Accordingly, there is insufficient historical data to predict what level of price and volume volatilty may be incurred. Consequently, significant and swift negative price movement in our common stock is very possible.

Further the price of our securities sold in the private placement transaction may bear little or no relation to the trading price of our common stock at or subsequent to the opening of trading on Nasdaq.

Such differences from a firm-commitment underwritten initial public offering could result in a volatile trading price for our common stock and uncertain trading volume, which may adversely affect your ability to sell any common stock that you may purchase.

Our common stock currently has no public market. An active trading market may not develop or continue to be liquid and the market price of shares of our common stock may be volatile.

We expect our common stock to be listed and traded on Nasdaq. Prior to the listing on Nasdaq, there has not been a public market for any of our securities, and an active market for our common stock may not develop or be sustained after the listing, which could depress the market price of shares of our common stock and could affect the ability of our stockholders to sell our common stock. In the absence of an active public trading market, investors may not be able to liquidate their investments in our common stock. An inactive market may also impair our ability to raise capital by selling shares of our common stock, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using shares of our common stock as consideration.

In addition, we cannot predict the prices at which our common stock may trade on Nasdaq following the listing of our common stock. The opening trading price of our common stock may be unrelated to historical sales prices of our common stock and the market price of our common stock may fluctuate significantly in response to various factors, some of which are beyond our control. In particular, as this listing is taking place through a novel process that is not a firm-commitment underwritten initial public offering, there will be no traditional book building process and no price at which traditional underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on Nasdaq. On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will confirm the Current Reference Price for our shares of common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, the applicable orders that have been entered will be executed at such price and regular trading of shares of our common stock on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules. The Advisor will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate preopening buy and sell interest), the Advisor will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade. For more information, see “Plan of Distribution.”

Additionally, prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public as there would be in a firm-commitment underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on Nasdaq, the public price of our common stock may be more volatile than in a firm-commitment underwritten initial public offering and could decline significantly and rapidly.

Furthermore, because of our novel listing process on Nasdaq, Nasdaq’s rules for ensuring compliance with its initial listing standards, such as those requiring a valuation or other compelling evidence of value, are untested. In the absence of a prior active public trading market for our common stock, if the price of our common stock or our market capitalization falls below those required by Nasdaq’s eligibility standards, we may not be able to satisfy the ongoing listing criteria and may be required to delist.

In addition, because of our novel listing process, individual investors, retail or otherwise, may have greater influence in setting the opening public price and subsequent public prices of our common stock on Nasdaq and may participate more in our initial trading than is typical for a firm-commitment underwritten initial public offering. These factors could result in a public price of our common stock that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the trading price of our common stock and an unsustainable trading price if the price of our common stock significantly rises upon listing and institutional investors believe our common stock is worth less than retail investors, in which case the price of our common stock may decline over time. Further, if the public price of our common stock is above the level that investors determine is reasonable for our common stock, some investors may attempt to short our common stock after trading begins, which would create additional downward pressure on the public price of our common stock. To the extent that there is a lack of consumer awareness among retail investors, such a lack of consumer awareness could reduce the value of our common stock and cause volatility in the trading price of our common stock. In addition, demand for our common stock may be adversely affected by any actual or perceived damage to our public reputation or brand recognition. As a consequence, significant and swift declines in the price of our common stock are possible.

A direct listing, such as our Direct Listing, complicates the ability for a plaintiff to make a claim under Section 11 of the Securities Act. In order to bring such a claim a plaintiff must be able to trace their purchased shares to a specific registration statement that allegedly contains false or misleading information. In a firm commitment underwritten initial public offering it is fairly straightforward to tie shares to a specific registration statement. With a direct listing, and in light of today’s vast electronic and fungible markets, it can be very difficult for a plaintiff to practically trace their specific shares to a particular registration statement. Notwithstanding this level of difficulty, in 2023 the Supreme Court affirmed the traceability requirement for all Section 11 claims. In a subsequent decision, the Ninth Circuit Court of Appeals also extended the traceability requirement to claims under Section 12(a)(2) of the Securities Act for an allegedly untrue statement of a material fact or omission of a material fact in a registration statement.

The public price of our common stock following the listing also could be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including:

●	changes in the industries in which we operate;

●	variations in our operating performance and the performance of our competitors in general;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	publication of research reports by securities analysts about us or our competitors or our industry;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	additions and departures of key personnel;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our common stock available for public sale; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

In addition, securities exchanges have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our common stock shortly following the listing of our common stock on Nasdaq as a result of the supply and demand forces described above. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.

We may not be able to satisfy listing requirements of NASDAQ or obtain or maintain a listing of our common stock on NASDAQ.

If our common stock is listed on NASDAQ, we must meet certain financial and liquidity criteria to maintain such listing. If we violate NASDAQ’s listing requirements, or if we fail to meet any of NASDAQ’s listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from NASDAQ may materially impair our shareholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

Listing our common stock on a securities exchange will increase our regulatory burden.

We intend to apply for the listing of our common stock under the symbol “MEHA” on the NASDAQ. There is no guarantee that our application will be approved in connection with this offering. Although to date we have not been subject to the continuous and timely disclosure requirements of exchange rules, regulations and policies of NASDAQ, we are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on NASDAQ. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure holders of our shares that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company listed on NASDAQ on a timely basis and that we will be able to achieve and maintain compliance with applicable listing requirements. In addition, compliance with reporting and other requirements applicable to public companies listed on NASDAQ will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the effects that management’s attention to these matters will have on our business.

The market price of our common stock may fluctuate, and you could lose all or part of your investment.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly and in part as a result of the Direct listing as opposed to an underwritten initial public offering. In addition, the market price of our common stock may fluctuate significantly in response to several factors, most of which we cannot control, including:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead investors of our common stock to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our common stock on NASDAQ and our subsequent ability to maintain such listing.

Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the initial public offering price. As a result, you may suffer a loss on your investment.

Future sales of common stock by our Registered Stockholders and other existing stockholders could cause our share price to decline.

We currently expect our common stock to be listed and traded on Nasdaq. Prior to listing on Nasdaq, there has been no public market for our common stock and there has not been a sustained history of trading in our common stock in “over-the-counter” markets. While our common stock may be sold after our listing on Nasdaq by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 under the Securities Act, unlike a firm-commitment underwritten initial public offering, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of common stock and there may initially be a lack of supply of, or demand for, common stock on Nasdaq. As described herein, certain shares of our common stock outstanding as of the date hereof will be registered under this registration statement. There can be no assurance that the Registered Stockholders and other existing stockholders will not sell all of their shares of common stock, resulting in an oversupply of our common stock on Nasdaq. In the case of a lack of supply of our common stock, the trading price of our common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our common stock if they are unable to purchase a block of our common stock in the open market due to a potential unwillingness of our existing stockholders to sell a sufficient amount of common stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our common stock, the market for our common stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our common stock. In the case of a lack of market demand for our common stock, the trading price of our common stock could decline significantly and rapidly after our listing. Therefore, an active, liquid and orderly trading market for our common stock may not initially develop or be sustained, which could significantly depress the public price of our common stock and/or result in significant volatility, which could affect your ability to sell your shares of common stock.

You may be diluted by future issuances of preferred stock or additional common stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we may adopt an amended and restated certificate of incorporation which will authorize us to issue shares of common stock and options, rights, warrants and appreciation rights relating to our common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion. We could issue a significant number of shares of common stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our common stock.

The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our common stock, either by diluting the voting power of our common stock if the preferred stock votes together with the common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our common stock.

The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price, causing economic dilution to the holders of common stock.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay cash dividends on our common stock may also be limited by the terms of any future debt securities or credit facility. As a result, capital appreciation, if any, of the common stock you purchase in this offering will be your sole source of gain for the foreseeable future.

We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) December 31, 2028, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

It is possible that some investors will find our common stock less attractive as a result of the foregoing, which may result in a less active trading market for our common stock and higher volatility in our stock price.

We will not receive any proceeds of this offering.

Any proceeds derived from the sale of shares of our common stock pursuant to this offering shall solely be for the account of the respective selling Registered Stockholder. The Company will receive no proceeds from sale of any shares covered by this prospectus.

We do not intend to pay any cash dividends on our shares of common stock in the near future, so our shareholders will not be able to receive a return on their shares unless they sell their shares.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. There is no assurance that future dividends will ever be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell their shares, and they may be unable to sell their shares on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline and would result in the dilution of your holdings.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lockups expire, could adversely affect the market price of our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our common stock.

We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our articles of incorporation authorize us to issue shares of “blank check” preferred stock, meaning our board of directors can designate the rights and preferences of classes or series of such preferred stock without shareholder approval. Any preferred stock that we issue in the future may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission, or the SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on NASDAQ or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore shareholders may have difficulty selling their shares.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our shareholders could receive less information than they might expect to receive from more mature public companies.

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”). An emerging growth company may take advantage of reduced disclosure and reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) on the effectiveness of our internal controls over financial reporting;

●	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We have taken advantage of the reduced disclosure obligations in the registration statement of which this prospectus is a part and intend to elect to take advantage of other reduced disclosure and reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company when we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and, like emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs, expectations, and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goal and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, except as required by applicable law, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The Registered Stockholders may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. See “Principal Shareholders.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—We do not intend to pay any cash dividends on our shares of common stock in the near future, so our shareholders will not be able to receive a return on their shares unless they sell their shares.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025 (after giving effect to the Reverse Stock Split retroactively for all periods presented):

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and related notes appearing elsewhere in this prospectus.

			Post-Offering
			Pro Forma
	Actual as of	Post Offering	Assuming Conversion
	March 31, 2025	March 31, 2025 (1)	March 31, 2025 (2)
Cash and cash equivalents	$213,632	$7,297,788	$7,297,788
Long-term debt	$1,985,287	$1,985,287	$1,985,287
Total long-term debt	$1,985,287	$1,985,287	$1,985,287
Stockholders’ equity:		-
Preferred Stock Series A $0.00001 par value		-
Preferred Stock Series B $0.00001 par value
Common stock, $0.00001 par value, 220,000,000 shares authorized and 6,917,226 shares issued and outstanding, actual	69	69	114
Additional paid-in capital	7,940,656	15,024,812	15,024,767
Accumulated deficit	(7,787,711)	(7,787,711)	(7,787,711)
Total stockholders' equity (deficit)	$153,014	$7,237,170	$7,237,170

(1)	Assumes private placement transaction for the sale of our Series A Convertible Preferred Stock, together with a bonus Series B Convertible Preferred Stock, with a stated value of $18,000,000 for net proceeds of $7,084,156.

(2)	Assumed conversion of $10,000,000 of Series A Preferred Stock and $8,000,000 of Series B preferred stock at $4 per share in 4,500,000 shares of common stock

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarize the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

OUR COMPANY

Overview

Our company operates in the nutraceutical supplement industry. We are a manufacturer and distributor of supplements in categories such as pain, energy, prenatal, general health, bone and joint, gastro, immunity, cardiac, detox, mental clarity & focus, sleep, prenatal and urinary. Our end markets focus on end-consumers through different channels that include pharmacies, US wholesalers, international distributors and direct-to-consumers sales. Our products are sold over the counter, and consumers do not need a prescription to purchase our products. Our products are not approved by the FDA. Our company also operates in the hemp industry as a retailer of hemp derived products in categories such as capsules, cigarettes, gummies, and tinctures with a commercial end market, and end-consumers.

Our Products

Kirkman Brand

Our “Kirkman” brand products are manufactured in our FDA registered, cGMP certified facility in Lake Oswego, Oregon. Established in 1949, Kirkman specializes in manufacturing nutritional supplements and is one of the oldest companies dedicated to serving the special needs community.

Our Kirkman brand offers more than 150 products including probiotics, enzymes, vitamins, multivitamins, amino acids, antioxidants, immune support, essential fatty acids, preconception, prenatal supplements, personal care products and other specialty products. Kirkman treats patients with autism spectrum disorders and special dietary needs through an established network of over 2,000 doctors in over 40 countries. Our Kirkman brand operates in 95% of the major subsegments in the supplement industry. Kirkman has a long-standing loyal customer and consumer base due to the rigorous testing of products in compliance with FDA requirements. Kirkman has been endorsed by various businesses and celebrities, including the famous and original Shark Tank member, Kevin Harrington.

Digestive enzymes: Over the counter oral digestive enzyme supplements are a combination of proteases, which aid protein digestion; lipases, which aid in fat digestion; and amylases, which aid in carbohydrate digestion. These may be prescribed by a doctor in some cases, when the pancreas does not make enough digestive enzymes on its own. People are increasingly taking over the counter (“OTC”) digestive enzymes in lower doses to support general gut health.

Essential fatty acids: Also called omega-3 fatty acids, essential fatty acids are important digestive chemicals that the body cannot make on its own.

Our products under the Kirkman Brand include, but are not limited to, the following:

●	Supplements for Autism;	●	Essential Fatty Acids;
●	Oxytocin;	●	Vitamin B12;
●	Vitamin B6 and Magnesium;	●	Glutathione;
●	Melatonin;	●	Functional Mushrooms;
●	Probiotics;	●	Multivitamins and Minerals; and
●	Digestive Enzymes;	●	Antioxidants.
●	Amino Acids;

P2i (prenatal) Brand

In April 2024, we launched a certified prenatal vitamin for expectant mothers under the P2i by Kirkman brand. These vitamins have been specially formulated by our company to provide essential nutrients for both the mother and the developing fetus. The International Federation of Gynecology and Obstetrics (“FIGO”) published a position statement about toxic chemicals and environmental contaminants in prenatal vitamins. FIGO’s recommendation from the October 2023 position statement highlights that patients should only consume, and clinicians should only prescribe, vitamins and supplements that have been independently assessed to make certain they do not contain contaminants. Manufacturers should be held to a standard of production that assures safety and minimizes contaminants and certification of all prenatal vitamins becomes the standard of care. The FIGO Committee report on Climate Change and Toxic Environmental Exposures brought together global scientists to review the reputable reference sources for chemicals that have the potential to impact maternal and newborn health, including the USA Environmental Protection Agency, the European Union, and the California EPA.

The group of experts recommended several approaches, including:

1.	creating a list of toxic chemicals and contaminants that should be screened for in Prenatal Vitamins and reduced to de minimis standards; and

2.	conducting assays of existing vitamins to assess ongoing risk to maternal and newborn health. This work can extend to personal exposure risk by offering women testing for the presence of potentially toxic environmental chemicals. Mass Spectrometry currently offers the most comprehensive measurement.

This first publication of a list of toxic chemicals and contaminants represents the most comprehensive testing available at present but does not purport to identify or eliminate all potential sources of toxicity.

We are currently the only certified prenatal vitamin in the market that aligns to the FIGO position statement. We have formulated and produced a prenatal vitamin called P2i by Kirkman. There are approximately 3.6 million pregnancies alone in the United States (https://www.cdc.gov/nchs/fastats/births.htm) and the initial market focus for this product will be the United States with the expectation to expand globally since FIGO’s position statement reaches all countries.

The P2i by Kirkman prenatal vitamin has been certified by The FORUM, a nonprofit 501(c)(3) organization dedicated to promoting low-toxicity standards for prenatal healthy products. The FORUM operates under a MOU with FIGO, a globally recognized organization of obstetricians and gynecologists. This MOU establishes a shared objective to reduce environmental toxicity in prenatal products.

●	The certification process involves rigorous testing and evaluation to ensure compliance with The FORUM’s low-toxicity standards, which align with FIGO’s objectives for maternal and fetal health. These standards include:

o	Analysis of 24 Heavy Metals, ensuring levels are below stringent safety thresholds

o	Testing for the presence of 120 toxic chemicals, such as pesticides and endocrine disruptors, with strict limits to prevent potential harm

o	Utilization of ISO 17025-accredited laboratories for all testing to ensure reliability and reproducibility of results

●	Purity Labs, an ISO 17025-accredited laboratory, as directed by The FORUM, conducted testing, which confirmed the product’s compliance with The FORUM’s criteria. Based on this testing, The FORUM issued its certification, indicating that Kirkman’s prenatal vitamin meets its standards for low toxicity and safety.

HempTown Naturals Brand

All HempTown Naturals products are produced and sold in compliance with the US 2018 Farm Bill and the US Agricultural Act of 2014. Cannabidiol (“CBD”) and cannabigerol (“CBG”) are cannabinoids present in the cannabis plant. Both CBD and CBG are used in hemp derived products. These products are believed to help in treating certain neurodegenerative and inflammatory conditions1.

[1]	https://www.medicalnewstoday.com/articles/cgb-vs-cbd

CBD

CBD is the second most prevalent ingredient in cannabis. While CBD is an integral component of medical marijuana, it is derived directly from the hemp plant, both of which are the same species: Cannabis sativa L. One of the hundreds of components of Cannabis sativa L., CBD does not cause a “high” by itself. According to a report from the World Health Organization, “In humans, CBD exhibits no effects indicative of any abuse or dependance potential…. To date, there is no evidence of public health related products associated with the use of pure CBD.”2

As reported by Forbes Health, CBD is applied topically or consumed through smoke inhalation or edible consumption. CBD interacts with neuroreceptors in your endocannabinoid system, which sends signals between your cells to help regulate your movement, mood, homeostasis, and immune system. Different studies have shown that CBD can offset everyday anxiety and depression.3

CBG

CBG is another compound found in hemp which doesn’t have intoxicatingly psychoactive effects. CBG, often referred to by experts as “the mother of all cannabinoids,” is the cannabinoid from which other types of cannabinoids (including CBD) are derived, says Michelle Sexton, a naturopathic doctor who works at the Pain Trauma Institute in San Diego. “CBG is the first compound in the biosynthesis (the production of chemical compounds by a living organism) of the other cannabinoids,” she adds.

CBG is available in many forms, including tinctures, gummies, capsules and topical creams and lotions. CBG is often coupled with CBD in these products because the two cannabinoids can provide complimentary benefits, such as decreasing inflammation and pain, says Fraser Smith, a naturopathic doctor, as well as assistant dean and associate professor at the National University of Health Services in Lombard, Illinois. CBD and CBG occur naturally in hemp extract which is the source of our cannabinoids.4

Golf Mellow Brand

The Company has utilized existing product formulations with plans to introduce 12 different products under the Golf Mellow brand. A brand logo and packaging has been created to support the existing formulations. These supplements will be targeting the golf industry and golf professionals. These products include capsules, a powder, a cream and tinctures to help golfers of all levels improve their game and overall well-being. The capsules are packed with a blend of essential vitamins and minerals that support joint health, flexibility, and energy levels. The tinctures are made from all-natural ingredients and provide a quick and easy way to support focus and mental clarity, helping athletes stay in the zone and make the perfect shot. The creams are specially designed to provide targeted relief for sore muscles and joints, helping them stay comfortable and focused on the course. Some of these products include Sleep Caps to ensure that players are well rested the night before, Super B12 Powder which provides the energy needed for the perfect round, Calm Caps which help manage anxiety when players need it most, and Epsom Salt Cream & Recovery Caps, which aids with recovery.

According to data from the National Golf Foundation 25.1 million people (aged six and over) played on a golf course in the United States in 2021 – furthermore there were another 12.4 million people who took part in off-course activities like driving ranges, indoor golf simulators or venues like Topgolf and Drive Shack.5

[2]	www.health.harvard.edu
[3]	www.forbes.com/health/body/cbd-oil-benefits/
[4]	www.forbes.com/health/body/cannabigerol-cbg/
[5]	https://www.golfmonthly.com/news/how-many-golfers-are-there-in-the-united-states

Competitive Strengths

The Kirkman brand has been in business for over 70 years with a loyal consumer base and we believe that we maintain high purity and quality standards in the industry. We source all materials from high quality suppliers.

We test our finished goods in certified laboratories with state-of-the-art equipment and manufacture our supplements in our US-based cGMP certified and FDA registered facility located in Lake Oswego, Oregon. The FDA requires that we conduct at least one appropriate test or examination to verify and identify any component that is a dietary ingredient. We conduct ingredient testing by verifying the identity through ISO certified 3rd party laboratories. We also test for residual solvents and pesticides (where applicable), presence of up to 24 heavy metals and microbial contamination that could lead to illness or death. Microbial tests can include, but are not limited to, aerobic plate count, yeast & mold, coliforms, E. coli, pseudomonas, staphylococcus aureus, Bile Tolerant gram negative, Salmonella, Aflatoxins and listeria. Heavy metals testing includes beryllium, aluminum, vanadium, chromium, manganese, cobalt, nickel, copper, zinc, arsenic, selenium, molybdenum, palladium, silver, cadmium, tin, antimony, barium, tungsten, platinum, thallium, lead, uranium and mercury. For incoming raw ingredients, we ID using the following methods: Botanicals – HPLC (High Pressure Liquid Chromatography) or TLC (Thin Layer Chromatography), or an approved Chemical test; Vitamins – IR (Infrared) absorption, Chemical test, UV (Ultraviolet) absorption, UV fluorescence, GC (Gas Chromatography), HPLC; Minerals – ICP-MS (Inductively Coupled Plasmas – Mass Spectroscopy), IR (Infrared), Chemical tests, TLC (Thin Layer Chromatography); Enzymes – HPLC (High Pressure Liquid Chromatography), PCR (Polymerase Chain Reaction); Amino Acids – IR absorption, Optical Rotation, HPLC, TLC, GC (Gas Chromatography), Assay; Probiotics – PCR and HPLC; Metals – HPLC or ICP-MS; Micros – Cell culture and cell identification.

The FDA requires that a finished batch of the dietary supplement meets product specifications for identity, purity, strength, composition, and for limits on those types of contamination that may adulterate or that may lead to adulteration of the finished batch of the dietary supplement. This can be conducted for a subset of finished dietary supplement batches through a sound statistical sampling plan (or for every finished batch). For our business, we test every batch of products to ensure heavy metals are below Pop 65 limits. In addition, every batch is tested for microbial contamination. Our 75+ year history in the industry, along with our rigorous material testing, allows Kirkman to use statistical sampling to ensure the identity, purity and strength of each product is met. Our formulations use proprietary blends.

Although we are authorized to produce hemp derived products because we hold a hemp handler’s license, we currently do not grow any hemp, but we source our hemp derived products from registered growers in operation. The FDA does not require any testing on dietary supplements whereas we test for approximately 90 metals and toxins in raw materials.

As previously mentioned, we’ve recently launched P2i by Kirkman prenatal vitamin, which is the only certified prenatal vitamin that aligns to FIGO’s position statement.

The P2i by Kirkman prenatal vitamin has been certified by The FORUM, a nonprofit 501(c)(3) organization dedicated to promoting low-toxicity standards for prenatal healthy products. The FORUM operates under a Memorandum of Understanding (MOU) with FIGO, a globally recognized organization of obstetricians and gynecologists. This MOU establishes a shared objective to reduce environmental toxicity in prenatal products.

●	The certification process involves rigorous testing and evaluation to ensure compliance with The FORUM’s low-toxicity standards, which align with FIGO’s objectives for maternal and fetal health. These standards include:

o	Analysis of 24 Heavy Metals, ensuring levels are below stringent safety thresholds

o	Testing for the presence of 120 toxic chemicals, such as pesticides and endocrine disruptors, with strict limits to prevent potential harm

o	Utilization of ISO 17025-accredited laboratories for all testing to ensure reliability and reproducibility of results

●	Purity Labs, an ISO 17025-accredited laboratory, as directed by The FORUM, conducted testing, which confirmed the product’s compliance with The FORUM’s criteria. Based on this testing, The FORUM issued its certification, indicating that Kirkman’s prenatal vitamin meets its standards for low toxicity and safety.

We have an exclusive license agreement with the Trailer Park Boys to market & sell hemp derived products. There are two product categories that include Hemp Derived Delta 9 products. This includes Delta 9 gummies and Delta 9 Drink Enhancers. These two specific products are intended for health & wellness, and recreational use. Both product categories comply with the 2018 Farm Bill where THC concentration does not exceed 0.3% on a dry weight basis. The revenue of these two product categories represents .6% of total company revenue. We executed a license agreement with the Trailer Park Boys which is in effect since July 21, 2021 and until December 31, 2025, under the license agreement as amended, the Company will pay the Trailer Park Boys, an amount equal to $200,000 with $50,000 advance against royalties payable upon execution of the agreement and $150,000 to be paid during the second year of the agreement. Additionally, the Trailer Park Boys are entitled to 54,600 shares of the Company (after giving effect to the Reverse Stock Split). The royalty rate under this agreement is between 15 - 30% of the gross sales of the company derived from sales related to the license. To date, $550,000 has been paid to the Trailer Park Boys towards the license agreement. The license agreement may be terminated with reasonable cause upon six months’ written notice or for certain triggering events without recourse or an opportunity to cure.

Growth Strategy

We aim to be a leader in the nutraceutical space by manufacturing products held to the highest standard of quality in terms of toxins, metals, and other impurities. Our goal is to build a well-rounded portfolio of products including mushroom-based supplements targeted for everyday use, prenatal, athletes and beyond.

We plan to do this by:

●	Strengthening our existing 70-year-old Kirkman brand with its established base of consumers in the autism community by curating our product mix to cater to their specific needs;

●	Launching multiple brands, broad as well as niche, including P2i by Kirkman which is the only certified prenatal vitamin supporting FIGO’s October 2023 position statement, to allow us to increase our market share;

●	Modernizing our manufacturing capabilities by reorganizing the space and introducing new and efficient machinery and equipment to significantly enhance our output;

●	Investing heavily into our sales and marketing activities as well as business development in order to increase sales and distribution; and

●	Identify key companies with synergistic strengths for partnerships or acquisitions.

Challenges, Risks and Limitations

Our ability to utilize our competitive advantages in order to strengthen and expand our business and achieve our growth plan is subject to a number of risks and uncertainties more fully discussed under “Risk Factors” in this Prospectus. As discussed in our financial statements, we have suffered recurring losses from operations and have a significant accumulated deficit. In addition, we continue to experience negative cash flows from operations. This limited working capital capabilities may delay or make the accomplishment of our growth plans difficult. In assessing the likelihood of our future success, investors in this offering should note our history of losses and the likelihood of our operating profitability in the future. Further, some of our products may be subject to unpredictable and evolving federal, state and local regulations concerning hemp, CBD and other non-tobacco consumable products. Because the type, timing, and impact of such regulations remain uncertain, we cannot give any assurance that such actions will not have a material adverse effect on this emerging business and our strategy.

Our Corporate History and Structure

Functional Brands was organized under the General Corporation Law in the State of Delaware on November 19, 2020 under the name HT Naturals Inc. HT Naturals Inc. changed its name to Functional Brands Inc. on March 23, 2023. Our principal business is the production, marketing, sales, and distribution of nutraceutical products through our Kirkman division, alongside our hemp derived products under the Hemptown brand in certain states within the United States that permit such sales. We ship our Kirkman products to all US states. As for hemp derived products, we only sell to states which permit this activity with certain restrictions such as the content of THC which differs depending on the state.

The states in which we have sold hemp derived products in the past are Alabama, Arizona, Arkansas, California (D9 ingestible and CBD/CBG ingestible only), Colorado (CBD/CBG inhalable only), Connecticut, Delaware (D9 ingestible), Florida, Georgia (D9 ingestible and CBD/CBG ingestible only), Hawaii (CBD/CBG ingestible only), Illinois(D9 ingestible and CBD/CBG inhalable), Indiana (D9 ingestible only), Iowa (D9 ingestible only), Kansas, Kentucky (D9 ingestible only), Louisiana, Maine (D9 ingestible and CBD/CBG inhalable), Maryland (CBD/CBG inhalable only), Massachusetts, Michigan, Minnesota, Missouri, Montana, Nevada, New Hampshire, New Jersey, New York (D9 and CBD/CBG ingestible only), North Carolina, North Dakota (CBD/CBG ingestible only), Ohio, Oklahoma, Oregon (CBD/CBG ingestible only), Pennsylvania, Rhode Island, South Carolina, South Dakota (D9 ingestible only), Tennessee (CBD/CBG inhalable only), Texas, Virgina (CBD/CBG ingestible and inhalable only), Washington (CBD/CBG Inhalable only), West Virginia, Wisconsin, Wyoming.

We have engaged specialized hemp counsel to provide regular updates on the 50 states and the legality of our hemp products in each state. In addition, we have established and followed a standard of operating procedure (SOP) to ensure sales do not occur in the states where hemp products may not be sold consistent with the regular updates provided by our hemp counsel. We have an internal policy that prohibits us as a company and any of our executives, directors, employees, sales representatives and distributors to distribute any of the Company’s hemp derived products in places in which the sale of hemp derived products is prohibited. We are a 98% subsidiary of HOC, a British Columbia, Canada private operating holding company with various interests in nutraceutical manufacturing and federally legal industrial hemp products. We were granted a licensing agreement by Hemptown Organics Corp. The licensing agreement, dated December 10, 2020, provides Functional Brands Inc. as licensee, a license to use the Hemptown USA and Hemptown Naturals brand and trademarks on a perpetual, non-exclusive, non-transferable basis, with no expiry date. This licensing agreement will transfer full ownership to Functional Brands upon the public offering and listing on the exchange, at which time HOC will dividend out the majority of the Company’s shares currently held by HOC.

On July 3, 2019, HTO Holdings Inc. (“HTO Holdings”) a wholly owned subsidiary of HOC and the owner of all issued and outstanding stock of HTO Nevada (as “Purchaser”), entered into an asset purchase agreement (“APA”) for the net assets of Kirkman Group Inc. a Nevada corporation, Kirkman Laboratories Inc., an Oregon corporation and Kirkman Group International, Inc. a Nevada corporation (collectively “Kirkman” or the “Seller,” and together with Purchaser, the “Parties”) for a consideration equal to $5 million with payout in a business combination of cash and deferred consideration. The “Seller” is David Humphrey. Under the APA, Purchaser and HTO Holdings were to make certain additional payments toward the purchase price. The APA was amended on November 30, 2021 by the Parties with the purpose of modifying the payment schedule of the deferred consideration; and in exchange for amending the payment schedule of the deferred consideration, the Purchaser and HTO Holdings agreed to enter into a security agreement, and amend the APA and other agreements attached to the APA (including, but not limited to, the non-competition agreement, the trademark assignment agreement, the domain names transfer agreement, the assignment of intangible assets, and the intellectual property security agreement (collectively, the “IP Collateral Agreements”) to, among other things, provide additional collateral as security to Seller. Upon payment in full in cash of the deferred consideration or set-off of the deferred consideration, as amended: (i) each of the Parties agreed that the security agreement and amended intellectual property security agreement would be automatically terminated and be of no further force and effect; and (ii) Seller would, at its sole cost and expense, release all liens in the IP Collateral, as defined in the respective security agreement and intellectual property security agreement, and all rights therein would forthwith revert to Purchaser. On May 16, 2022, the APA was amended again by the Parties, to reflect further modifications to the schedules and exhibits to the APA and IP Collateral Agreements. On May 31, 2022, Purchaser paid Seller certain amounts (“Immediate Payments”), and on July 23, 2022, Purchaser and Seller executed a forbearance agreement (“Forbearance Agreement”) to extend the payments due under the APA to August 31, 2022. After Purchaser’s default, and partial payment to Seller in September 2022, the Parties executed an amendment to the Forbearance Agreement on December 27, 2022, to extend certain payments due under the APA, at which time the remaining balance due was $3,032,000..

On September 24, 2024, the Company executed a Fourth Amended Forbearance Agreement which allowed the postponement of principal payments. The remaining balance due is $2,227,366 (the “Existing Default”). On May 28, 2025, the Company executed a Sixth Amended Forbearance Agreement (the “Sixth Amendment”) to provide Purchaser with a period of time to cure the Existing Default and Purchaser and the Company also executed a Confession of Judgement for Money Awarded and Decree of Foreclosure which upon a default by Purchaser under the Sixth Amendment (a “Forbearance Default”) may be filed with the Circuit Court of the State of Oregon allowing assets of the Purchaser and the Company to be foreclosed upon to satisfy payment of the Existing Default. Subject to compliance by Purchaser with the terms and conditions of this Sixth Amendment, Sellers agreed to forbear from exercising their rights and remedies against Purchaser under the transaction documents with respect to the Existing Default during the period commencing on the date of execution of the Sixth Amendment by all parties and ending on the earlier to occur of (i) July 20, 2025 and (ii) the date that any Forbearance Default occurs, upon which, Sellers’ forbearance, as provided herein, shall immediately and automatically cease without any requirement of notice or further action by any party (the “Termination Date”). On July 9, 2025, the Company executed a Seventh Amended Forbearance Agreement extending clause (i) of the Termination Date to August 30,2025. On and from the Termination Date, Sellers may, in their sole discretion, exercise any and all remedies available to them under the transaction documents that otherwise would be available only by reason of the occurrence of any Events of Default thereunder or the continuation of any Existing Default. As of July 9, 2025, the balance of $2,227,366 owed to Seller is due and payable by August 30, 2025. We intend to use a portion of the proceeds of the private placement to cure the Existing Default.

As a part of our restructuring efforts, HTO Nevada, formerly owned by HTO Holdings, was acquired by Functional Brands on May 19, 2023, through a share exchange agreement executed by HOC, HTO Holdings and Functional Brands. On July ___, 2025, Functional Brands ceased to be deemed a controlled company, As of the date of this prospectus, HOC holds no shares of Functional Brands. Our fiscal year-end is December 31.

Corporate Information

We are currently incorporated and in good standing in the State of Delaware. Our registered address is 6400 SW Rosewood Street, Lake Oswego, Oregon 97035 and our telephone number is (800) 245-8282. We maintain the following websites: https://functtionalbrandsinc.com, https://kirkmangroup.com and https://hemptownnaturals.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

NASDAQ Listing

We intend to list our common stock on NASDAQ. There is no assurance that our listing application will be approved by NASDAQ. If our application to NASDAQ is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on NASDAQ, we will not complete the offering.

Results of Operations

For the Quarter Ended March 31, 2025, compared to the Quarter Ended March 31, 2024

	March 31, 2025 (Unaudited)	March 31, 2024 (Unaudited)	$ Change	% Change
Statements of Operations Data
Net Revenue	1,590,258	1,722,499	(132,241)	-8%
Cost of Goods Sold	(723,489)	(825,845)	102,356	-12%
Operating Expenses	(898,868)	(750,886)	(147,982)	20%
Operating Income / (Loss)	(32,099)	145,768	(177,867)	-122%
Other Income / (Expense), Net	(94,682)	(65,636)	(29,046)	44%
Net Income (Loss)	$(126,781)	$80,132	$(206,913)	-258%

Revenue

Total revenue for the quarter ended March 31, 2025, was $1,590,258 compared to $1,722,499 in revenue for the quarter ended March 31, 2024, representing a decrease of approximately 8% year over year, the decrease in revenue is attributable primarily due to lower demand from contract manufacturing customers.

Operating Costs and Expenses

Cost of goods sold (COGS)

Total cost of goods sold for the three months ended March 31, 2025 was $723,489, compared to $825,845 for the three months ended March 31, 2024, representing approximately a 12% decrease. This decline of $102,356 is partially attributable to 8% lower net revenue recorded for the three months ended March 31, 2025, as well as tightening control over costs and negotiating better terms with vendors.

Selling and marketing costs (S&M)

Selling and marketing costs consisted of payroll, ecommerce expenses, as well as advertising & promotion.

Total selling and marketing costs for the three months ended March 31, 2025, were $178,631 compared to $135,634 for the three months ended March 31, 2024, representing approximately a 32% increase. The increase of selling and marketing costs is the result of the efforts from the Company to acquire more customers through various methods (email blasts, Amazon marketing) and increase of P2i product advertising campaign.

General and administrative expenses (G&A)

General and administrative costs consisted of professional services, consulting services & legal fees, as well as rent & utilities, insurance and payroll.

Total general and administrative expenses for the three months ended March 31, 2025, increased to $720,237, compared to $615,252 for the three months ended March 31, 2024, representing approximately a 17% increase. The increase was primarily attributed to the issuance of shares for services rendered.

Operating Loss

Total operating loss for the three months ended March 31, 2025, was $32,099 compared to operating income of $145,768 during the three months ended March 31, 2024, representing approximately a 122% decrease. The decrease is due to the decline in sales and the increase in expenses for the quarter ended March 31, 2025, as explained above.

Other income / (expenses)

Total other expenses for the three months ended March 31, 2025 were $94,682, compared to total other expenses $65,636 in the three months ended March 31, 2024, representing approximately a 44% increase. The increase was the result of interest on increased loans and financing fees during the three months ended March 31, 2025

Net loss

Total net loss for the three months ended March 31, 2025 was $126,781, compared to a net income of $80,132 for the three months ended March 31, 2024, representing a decrease of approximately 258%. The net loss is attributable to the explanation above.

For the Year Ended December 31, 2024, compared to the Year Ended December 31, 2023

	December 31, 2024 (Audited)	December 31, 2023 (Audited)	$ Change	% Change
Statements of Operations Data
Net Revenue	$6,566,455	$6,820,499	$(254,044)	-4%
Cost of Goods Sold	(2,959,609)	(3,641,648)	682,039	-19%
Operating Expenses	(3,835,938)	(4,261,354)	425,416	-10%
Operating Loss	(229,092)	(1,082,503)	853,411	-79%
Other Income / (Expense), Net	(330,264)	(158,591)	(171,673)	108%
Net Loss	$(559,356)	$(1,241,094)	$681,738	-55%

Revenue

Total revenue for the year ended December 31, 2024 was $6,566,455 compared to $6,820,499 for the year ended December 31, 2023. Sales decreased by 4% year over year due to lower demand from contract manufacturing customers.

Operating Costs and Expenses

Cost of goods sold (COGS)

Total cost of goods sold for the year ended December 31, 2024 was $2,959,609 compared to $3,641,648 for the year ended December 31, 2023, representing approximately a 19% decrease. The decrease of $682,039 is partially attributable to 4% lower net revenue recorded for the year ended December 31, 2024, as well as tightening control over costs and negotiating better terms with vendors.

Selling and marketing costs (S&M)

Selling and marketing costs consisted of payroll, ecommerce expenses, as well as advertising & promotion.

Total selling and marketing costs for the year ended December 31, 2024, were $576,315 compared to $588,772 for the year ended December 31, 2023. This resulted in a 2% decrease year over year.

General and administrative expenses (G&A)

General and administrative costs consisted of professional consulting & legal fees, as well as rent & utilities, insurance and payroll.

Total general and administrative expenses for the year ended December 31, 2024 were $3,259,623, compared to $3,672,582 for the year ended December 31, 2023. The 11% decrease was primarily attributed to less consulting expenses incurred during the period.

Operating Loss

Operating loss for the year ended December 31, 2024 was $229,092 compared to $1,082,503 for the year ended December 31, 2023, representing a decrease of approximately 79%. This is the result of the Company’s continuous work to stabilize the company by tightening costs including COGS and G&A, as described above.

Other income / (expenses)

Total other expenses for the year ended December 31, 2024 was $330,264 compared to total other expenses $158,591 for the year ended December 31, 2023, representing an increase approximately 108%. This increase is the result of interest incurred on the balance due for Payable for acquisition as well as loan payables throughout the period

Net loss

Total net loss for 2024 was $559,356 compared to a net loss of $1,241,094 in 2023, representing a decrease of approximately 55%. The net loss is attributable to the explanation above.

Liquidity and Capital Resources

Sources and Uses of Cash for the Three Months Ended March 31, 2025 and 2024

The table below, for the periods indicated, provides selected cash flow information:

	Three-month Period Ended March 31, 2025 (Unaudited)	Three-month Period Ended March 31, 2024 (Unaudited)
Net cash provided by/used in operating activities	$175,994	(20,425)
Net cash used in investing activities	-	-
Net cash used in/provided by financing activities	(174,004)	25,695
Net increase in cash	$1,990	5,270

Material cash requirements from known contractual and other obligations:

Excluding debt obligations from ongoing operations, the Company owes $ 2,297,367 payable for acquisition as of March 31, 2025. On September 24, 2024, the Company executed a Forbearance Agreement with the former owner of Kirkman. This allows the postponement of principal payment. On the same date, the Company executed a Confession of Judgement in connection with the principal owed. This allowed the seller to enter a judgement against the Company in The Circuit Court of The State of Oregon for the County of Clackamas. On July 9,, 2025 the Company executed the Seventh Amended Forbearance Agreement.

Use of cash

The change in net cash used in financing activities was primarily the result of the payment for payable acquisition as well as line of credit repayment.

Source of cash

During the three-month period, the Company executed multiple loan agreements which served as a source of cash for the Company.

Cash Flows from Operating Activities

Total cash provided by operating activities for the quarter ended March 31, 2025, was $175,994, as compared to cash used in operating activities of $20,425 during the quarter ended March 31, 2024, representing an increase approximately 962%. The increase in net cash provided by operating activities is attributable to stock-based compensation for the period.

Cash Flows from Financing Activities

Total cash used in financing activities for the three months ended March 31, 2025 of $174,004, as compared to cash provided by financing activities of $25,695 in the three months ended March 31, 2024, representing an increase approximately 777%. This increase of cash used in financing activities is the result of capitalization of cost incurred for the IPO and repayments of loans and balance due for Payable for Acquisition.

Sources and Uses of Cash for the Years Ended December 31, 2024 and 2023

The table below, for the periods indicated, provides selected cash flow information:

	Year Ended December 31, 2024 (Audited)	Year Ended December 31, 2023 (Audited)

Net cash provided by operating activities	$1,990	248,169
Net cash used in investing activities	(1,881)	(3,500)
Net cash used in financing activities	(162,902)	(73,061)
Net increase (decrease) in cash	$(162,793)	171,608

Material cash requirements from known contractual and other obligations:

Excluding debt obligations from ongoing operations, the Company owes $ 2,342,366 payable for acquisition as of December 31, 2024. On September 24, 2024, the Company executed a Forbearance Agreement with the former owner of Kirkman. This allows the postponement of principal payment. On the same date, the Company executed a Confession of Judgement in connection with the principal owed. This allowed the seller to enter a judgement against the Company in The Circuit Court of The State of Oregon for the County of Clackamas. On March 5, 2025 the Company executed the fifth amended forbearance agreement.

Source of cash

During the year ended December 31, 2024 the Company entered into multiple lines of credit agreements with third parties to finance invoices to satisfy multiple vendors of which the following agreements are to be repaid during the year ended December 31, 2025, as the Company was longer raising funds for Reg CF nor Reg D.

On June 18, 2024, the Company executed a loan agreement with a lender in the amount of $150,000. The payment terms are 12.5% OID, initial principal amount consisting of a $150,000 loan plus $21,500 OID totaling $171,500. In addition, the loan required the Company to issue 37,500 warrants with anti-dilution protection as well as an equity interest in the amount of 2,045 shares of the Company’s stock with reverse split protection through the Senior Exchange Listing. Loan is to mature the earlier of six months from execution, completion of a senior exchange listing of the Company or as mutually agreed, with an interest rate of the higher of 12% or WSJ Prime plus 4% guaranteed.

On March 11, 2024, the Company executed a loan agreement with a related party in the amount of $130,000, with an annual interest rate of 20% to be paid off in 7 years.

On January 20, 2023, the Company entered a line of credit agreement with a third-party whereby the Company received $300,000. The terms of the loan were for one year, with a 27% contract interest rate. On January 22, 2024, the loan was settled in full, at which point the security interest was released by the lender.

On July 14, 2023, the Company entered into an additional line of credit agreement with a third-party whereby the Company received $100,000. The terms of the loan were for 42 weeks, with a 5% contract interest rate. On July 7, 2024, the loan was settled in full, at which point the security interest was released by the lender.

In December 2023, the Company entered into a short-term debt facility with a related party, an officer and director of the parent company – Hemptown Organics Corp., whereby the Company received $247,634. The loan is non-interest-bearing and remains outstanding as at December 31, 2024.

Cash Flows from Operating Activities

Total cash provided by operating activities for the year ended December 31, 2024 was $1,990 as compared to cash provided by operating activities of $248,169 during the year ended December 31,2023, representing a decrease of approximately 99%. The decrease in net cash provided by operating activities is attributable to lower inventory turnover, higher balance for accounts & accruals and higher balance for accounts receivable.

Cash Flows from Investing Activities

Total cash used in investing for the year ended December 31, 2024 was $1,881, as compared to $3,500 cash used in investing activities for the year ended December 31, 2023, representing a decrease approximately 46%. This decrease was primarily attributed to the purchase of capital property & equipment for lesser value.

Cash Flows from Financing Activities

Total cash used in financing activities for 2024 was $162,902, as compared to cash provided by financing activities of $73,061 in 2023, representing an decrease of approximately 123%. The change in net cash used in financing activities was primarily the result of repayment of lines of credit, payable for acquisition of Kirkman and capitalization of cost incurred in IPO.

We anticipate that our cash needs for the next twelve months for working capital and capital expenditures will be approximately $3,600,000. As of December 31, 2024, we had approximately $200,000 in cash, and we believe that our current cash and cash flow from operations will only be sufficient to meet anticipated cash needs for the next six months for working capital and capital expenditures. We will likely also require additional cash resources due to possible changed business conditions or other future developments. We plan to seek to sell additional equity securities to generate additional cash to continue operations. We may also sell debt securities to generate additional cash. The sale of equity securities, or of debt securities that are convertible into our equity, could result in additional dilution to our shareholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including the following: investors’ perception of, and demand for, securities of cigarette and hemp companies; conditions of the U.S. and other capital markets in which we may seek to raise funds; future results of operations, financial condition and cash flow. Therefore, our management cannot assure that financing will be available in amounts or on terms acceptable to us, or if at all. Any failure by us to raise additional funds on terms favorable to us could have a material adverse effect on our liquidity and financial condition.

Going Concern

In the event we are not successful in reaching our sustained revenue targets, we anticipate that depending on market conditions and our plan of operations, we will likely incur continued operating losses. We base this expectation, in part, on the fact that we may not be able to generate enough gross profit to cover our operating expenses. Consequently, we may not continue to operate as a going concern in the long term. As described in the section entitled “Risk Factors,” we are subject to many factors which could detrimentally affect us. Many of these risk factors may be outside management’s control, including demand for our products, our ability to hire and retain talented and skilled employees and service providers, as well as other factors. We do not know of any trends, demands, commitments, events or uncertainties that will result in, or that are reasonable likely to result in, our liquidity increasing or decreasing in any material way. We do not know of any significant changes in expected sources and uses of cash. We do not have any commitments or arrangements from any person to provide us with any equity capital.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Our financial statements are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 5 to our financial statements. While these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause an effect on our results of operations, financial position or liquidity for the periods presented in this report.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by us as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on our financial statements upon adoption.

BUSINESS

Overview

Our company operates in the nutraceutical supplement industry. We are a manufacturer and distributor of supplements in categories such as pain, energy, prenatal, general health, bone and joint, gastro, immunity, cardiac, detox, mental clarity & focus, sleep, prenatal and urinary. Our end markets focus on end-consumers through different channels that include pharmacies, US wholesalers, international distributors and direct-to-consumers sales. Our products are sold over the counter and consumers do not need a prescription to purchase our products. Our products are not approved by the FDA. Our company also operates in the hemp industry as a retailer of hemp derived products in categories such as capsules, cigarettes, gummies, and tinctures with a commercial end market, and end-consumers.

Our Products

Kirkman Brand

Our “Kirkman” brand products are manufactured in our FDA registered, cGMP certified facility in Lake Oswego, Oregon. Established in 1949, Kirkman specializes in manufacturing nutritional supplements and is one of the oldest companies dedicated to serving the special needs community.

Our Kirkman brand offers more than 150 products including probiotics, enzymes, vitamins, multivitamins, amino acids, antioxidants, immune support, essential fatty acids, preconception, prenatal supplements, personal care products and other specialty products. Kirkman treats patients with autism spectrum disorders and special dietary needs through an established network of over 2,000 doctors in over 40 countries. Our Kirkman brand operates in 95% of the major subsegments in the supplement industry. Kirkman has a long-standing loyal customer and consumer base due to the rigorous testing of products in compliance with FDA requirements. Kirkman has been endorsed by various businesses and celebrities, including the famous and original Shark Tank member, Kevin Harrington.

Digestive enzymes: Over the counter oral digestive enzyme supplements are a combination of proteases, which aid protein digestion; lipases, which aid in fat digestion; and amylases, which aid in carbohydrate digestion. These may be prescribed by a doctor in some cases, when the pancreas does not make enough digestive enzymes on its own. People are increasingly taking over the counter (“OTC”) digestive enzymes in lower doses to support general gut health.

Essential fatty acids: Also called omega-3 fatty acids, essential fatty acids are important digestive chemicals that the body cannot make on its own.

Our products under the Kirkman Brand include, but are not limited to, the following:

●	Supplements for Autism;	●	Essential Fatty Acids;
●	Oxytocin;	●	Vitamin B12;
●	Vitamin B6 and Magnesium;	●	Glutathione;
●	Melatonin;	●	Functional Mushrooms;
●	Probiotics;	●	Multivitamins and Minerals; and
●	Digestive Enzymes;	●	Antioxidants.
●	Amino Acids;

P2i (prenatal) Brand

In April 2024, we launched a certified prenatal vitamin for expectant mothers under the P2i by Kirkman brand. These vitamins have been specially formulated by our company to provide essential nutrients for both the mother and the developing fetus. The International Federation of Gynecology and Obstetrics (“FIGO”) published a position statement about toxic chemicals and environmental contaminants in prenatal vitamins. FIGO’s recommendation from the October 2023 position statement highlights that patients should only consume, and clinicians should only prescribe, vitamins and supplements that have been independently assessed to make certain they do not contain contaminants. Manufacturers should be held to a standard of production that assures safety and minimizes contaminants and certification of all prenatal vitamins becomes the standard of care. The FIGO Committee report on Climate Change and Toxic Environmental Exposures brought together global scientists to review the reputable reference sources for chemicals that have the potential to impact maternal and newborn health, including the USA Environmental Protection Agency, the European Union, and the California EPA.

The group of experts recommended several approaches, including:

1.	creating a list of toxic chemicals and contaminants that should be screened for in Prenatal Vitamins and reduced to de minimis standards; and

2.	conducting assays of existing vitamins to assess ongoing risk to maternal and newborn health. This work can extend to personal exposure risk by offering women testing for the presence of potentially toxic environmental chemicals. Mass Spectrometry currently offers the most comprehensive measurement.

This first publication of a list of toxic chemicals and contaminants represents the most comprehensive testing available at present but does not purport to identify or eliminate all potential sources of toxicity.

We are currently the only certified prenatal vitamin in the market that aligns to the FIGO position statement. We have formulated and produced a prenatal vitamin called P2i by Kirkman. There are approximately 3.6 million pregnancies alone in the United States (https://www.cdc.gov/nchs/fastats/births.htm) and the initial market focus for this product will be the United States with the expectation to expand globally since FIGO’s position statement reaches all countries.

The P2i by Kirkman prenatal vitamin has been certified by The FORUM, a nonprofit 501(c)(3) organization dedicated to promoting low-toxicity standards for prenatal healthy products.

The FORUM operates under a Memorandum of Understanding (MOU) with FIGO, a globally recognized organization of obstetricians and gynecologists. This MOU establishes a shared objective to reduce environmental toxicity in prenatal products.

●	The certification process involves rigorous testing and evaluation to ensure compliance with The FORUM’s low-toxicity standards, which align with FIGO’s objectives for maternal and fetal health. These standards include:

o	Analysis of 24 Heavy Metals, ensuring levels are below stringent safety thresholds

o	Testing for the presence of 120 toxic chemicals, such as pesticides and endocrine disruptors, with strict limits to prevent potential harm

o	Utilization of ISO 17025-accredited laboratories for all testing to ensure reliability and reproducibility of results

●	Purity Labs, an ISO 17025-accredited laboratory, as directed by The FORUM, conducted testing, which confirmed the product’s compliance with The FORUM’s criteria. Based on this testing, The FORUM issued its certification, indicating that Kirkman’s prenatal vitamin meets its standards for low toxicity and safety.

HempTown Naturals Brand

All HempTown Naturals products are produced and sold in compliance with the US 2018 Farm Bill and the US Agricultural Act of 2014. Cannabidiol (“CBD”) and cannabigerol (“CBG”) are cannabinoids present in the cannabis plant. Both CBD and CBG are used in hemp derived products. These products are believed to help in treating certain neurodegenerative and inflammatory conditions1.

CBD

CBD is the second most prevalent ingredient in cannabis. While CBD is an integral component of medical marijuana, it is derived directly from the hemp plant, both of which are the same species: Cannabis sativa L. One of the hundreds of components of Cannabis sativa L., CBD does not cause a “high” by itself. According to a report from the World Health Organization, “In humans, CBD exhibits no effects indicative of any abuse or dependance potential…. To date, there is no evidence of public health related products associated with the use of pure CBD.”2

As reported by Forbes Health, CBD is applied topically or consumed through smoke inhalation or edible consumption. CBD interacts with neuroreceptors in your endocannabinoid system, which sends signals between your cells to help regulate your movement, mood, homeostasis, and immune system. Different studies have shown that CBD can offset everyday anxiety and depression.3

CBG

CBG is another compound found in hemp which doesn’t have intoxicatingly psychoactive effects. CBG, often referred to by experts as “the mother of all cannabinoids,” is the cannabinoid from which other types of cannabinoids (including CBD) are derived, says Michelle Sexton, a naturopathic doctor who works at the Pain Trauma Institute in San Diego. “CBG is the first compound in the biosynthesis (the production of chemical compounds by a living organism) of the other cannabinoids,” she adds.

CBG is available in many forms, including tinctures, gummies, capsules and topical creams and lotions. CBG is often coupled with CBD in these products because the two cannabinoids can provide complimentary benefits, such as decreasing inflammation and pain, says Fraser Smith, a naturopathic doctor, as well as assistant dean and associate professor at the National University of Health Services in Lombard, Illinois. CBD and CBG occur naturally in hemp extract which is the source of our cannabinoids.4

[1]	https://www.medicalnewstoday.com/articles/cgb-vs-cbd
[2]	www.health.harvard.edu
[3]	www.forbes.com/health/body/cbd-oil-benefits/
[4]	www.forbes.com/health/body/cannabigerol-cbg/

Golf Mellow Brand. The Company has utilized existing product formulations with plans to introduce 12 different products under the Golf Mellow brand. A brand logo and packaging has been created to support the existing formulations. These supplements will be targeting the golf industry and golf professionals. These products include capsules, a powder, a cream and tinctures to help golfers of all levels improve their game and overall well-being. The capsules are packed with a blend of essential vitamins and minerals that support joint health, flexibility, and energy levels. The tinctures are made from all-natural ingredients and provide a quick and easy way to support focus and mental clarity, helping athletes stay in the zone and make the perfect shot. The creams are specially designed to provide targeted relief for sore muscles and joints, helping them stay comfortable and focused on the course. Some of these products include Sleep Caps to ensure that players are well rested the night before, Super B12 Powder which provides the energy needed for the perfect round, Calm Caps which help manage anxiety when players need it most, and Epsom Salt Cream & Recovery Caps, which aids with recovery.

According to data from the National Golf Foundation 25.1 million people (aged six and over) played on a golf course in the United States in 2021 – furthermore there were another 12.4 million people who took part in off-course activities like driving ranges, indoor golf simulators or venues like Topgolf and Drive Shack.5

Competitive Strengths

The Kirkman brand has been in business for over 70 years with a loyal consumer base and we believe that we maintain high purity and quality standards in the industry. We source all materials from high quality suppliers. We test our finished goods in certified laboratories with state-of-the-art equipment and manufacture our supplements in our US-based cGMP certified and FDA registered facility located in Lake Oswego, Oregon. The FDA requires that we conduct at least one appropriate test or examination to verify and identify any component that is a dietary ingredient. We conduct ingredient testing by verifying the identity through ISO certified 3rd party laboratories. We also test for residual solvents and pesticides (where applicable), presence of up to 24 heavy metals and microbial contamination that could lead to illness or death. Microbial tests can include, but are not limited to, aerobic plate count, yeast & mold, coliforms, E. coli, pseudomonas, staphylococcus aureus, Bile Tolerant gram negative, Salmonella, Aflatoxins and listeria. Heavy metals testing includes beryllium, aluminum, vanadium, chromium, manganese, cobalt, nickel, copper, zinc, arsenic, selenium, molybdenum, palladium, silver, cadmium, tin, antimony, barium, tungsten, platinum, thallium, lead, uranium and mercury. For incoming raw ingredients, we ID using the following methods: Botanicals – HPLC (High Pressure Liquid Chromatography) or TLC (Thin Layer Chromatography), or an approved Chemical test; Vitamins – IR (Infrared) absorption, Chemical test, UV (Ultraviolet) absorption, UV fluorescence, GC (Gas Chromatography), HPLC; Minerals – ICP-MS (Inductively Coupled Plasmas – Mass Spectroscopy), IR (Infrared), Chemical tests, TLC (Thin Layer Chromatography); Enzymes – HPLC (High Pressure Liquid Chromatography), PCR (Polymerase Chain Reaction); Amino Acids – IR absorption, Optical Rotation, HPLC, TLC, GC (Gas Chromatography), Assay; Probiotics – PCR and HPLC; Metals – HPLC or ICP-MS; Micros – Cell culture and cell identification. The FDA requires that a finished batch of the dietary supplement meets product specifications for identity, purity, strength, composition, and for limits on those types of contamination that may adulterate or that may lead to adulteration of the finished batch of the dietary supplement. This can be conducted for a subset of finished dietary supplement batches through a sound statistical sampling plan (or for every finished batch). For our business, we test every batch of products to ensure heavy metals are below Pop 65 limits. In addition, every batch is tested for microbial contamination. Our 75+ year history in the industry, along with our rigorous material testing, allows Kirkman to use statistical sampling to ensure the identity, purity and strength of each product is met. Our formulations use proprietary blends. Although we are authorized to produce hemp derived products because we hold a hemp handler’s license, we currently do not grow any hemp, but we source our hemp derived products from registered growers in operation. The FDA does not require any testing on dietary supplements whereas we test for approximately 90 metals and toxins in raw materials.

As previously mentioned, we launched P2i by Kirkman prenatal vitamin, in 2024, which is the only certified prenatal vitamin that aligns to FIGO’s position statement.

[5]	https://www.golfmonthly.com/news/how-many-golfers-are-there-in-the-united-states

The P2i by Kirkman prenatal vitamin has been certified by The FORUM, a nonprofit 501(c)(3) organization dedicated to promoting low-toxicity standards for prenatal healthy products. The FORUM operates under a Memorandum of Understanding (MOU) with FIGO, a globally recognized organization of obstetricians and gynecologists. This MOU establishes a shared objective to reduce environmental toxicity in prenatal products.

●	The certification process involves rigorous testing and evaluation to ensure compliance with The FORUM’s low-toxicity standards, which align with FIGO’s objectives for maternal and fetal health. These standards include:

o	Analysis of 24 Heavy Metals, ensuring levels are below stringent safety thresholds

o	Testing for the presence of 120 toxic chemicals, such as pesticides and endocrine disruptors, with strict limits to prevent potential harm

o	Utilization of ISO 17025-accredited laboratories for all testing to ensure reliability and reproducibility of results

●	Purity Labs, an ISO 17025-accredited laboratory, as directed by The FORUM, conducted testing, which confirmed the product’s compliance with The FORUM’s criteria. Based on this testing, The FORUM issued its certification, indicating that Kirkman’s prenatal vitamin meets its standards for low toxicity and safety.

We have an exclusive license agreement with the Trailer Park Boys to market & sell hemp derived products. There are two product categories that include Hemp Derived Delta 9 products. This includes Delta 9 gummies and Delta 9 Drink Enhancers. These two specific products are intended for health & wellness, and recreational use. Both product categories comply with the 2018 Farm Bill where THC concentration does not exceed 0.3% on a dry weight basis. The revenue of these two product categories represents .6% of total company revenue. We executed a license agreement with the Trailer Park Boys which is in effect since July 21, 2021 and until December 31, 2025, under the license agreement as amended, the Company will pay the Trailer Park Boys, an amount equal to $200,000 with $50,000 advance against royalties payable upon execution of the agreement and $150,000 to be paid during the second year of the agreement, additionally, the Trailer Park Boys are entitled to 1,000,000 shares of the Company. The royalty rates under this agreement are between 15% - 30% of the net sales of the company derived from sales related to the license. To date, $425,000 has been paid to the Trailer Park Boys towards the license agreement. The license agreement may be terminated with reasonable cause upon six months’ written notice or for certain triggering events without recourse or an opportunity to cure.

Growth Strategy

We aim to be a leader in the nutraceutical space by manufacturing products held to the highest standard of quality in terms of toxins, metals, and other impurities. Our goal is to build a well-rounded portfolio of products, including mushroom-based supplements targeted for everyday use, prenatal, athletes and beyond.

We plan to do this by:

●	Strengthening our existing 70-year-old Kirkman brand with its established base of consumers in the autism community by curating our product mix to cater to their specific needs;

●	Launching multiple brands, broad as well as niche, including P2i by Kirkman which is the only certified prenatal vitamin supporting FIGO’s October 2023 position statement, to allow us to increase our market share;

●	Modernizing our manufacturing capabilities by reorganizing the space and introducing new and efficient machinery and equipment to significantly enhance our output;

●	Investing heavily into our sales and marketing activities as well as business development in order to increase sales and distribution; and

●	Identify key companies with synergistic strengths for partnerships or acquisitions.

Challenges, Risks and Limitations

Our ability to utilize our competitive advantages in order to strengthen and expand our business and achieve our growth plan is subject to a number of risks and uncertainties more fully discussed under “Risk Factors” in this Prospectus. As discussed in our financial statements, we have suffered recurring losses from operations and have a significant accumulated deficit. In addition, we continue to experience negative cash flows from operations. This limited working capital capabilities may delay or make the accomplishment of our growth plans difficult. In assessing the likelihood of our future success, investors in this offering should note our history of losses and the likelihood of our operating profitably in the future. Further, some of our products may be subject to uncertain and evolving federal, state and local regulations concerning hemp, CBD and other non-tobacco consumable products. Because the type, timing, and impact of such regulations remains uncertain, we cannot give any assurance that such actions will not have a material adverse effect on this emerging business and our strategy.

Our Corporate History and Structure

Functional Brands was organized under the General Corporation Law in the state of Delaware on November 19, 2020 under the name HT Naturals Inc. HT Naturals Inc. changed its name to Functional Brands Inc. on March 23, 2023. Our principal business is the production, marketing, sales, and distribution of nutraceutical products through our Kirkman division, alongside our hemp derived products under the Hemptown brand in certain states within the United States that permit such sales. We ship our Kirkman products to all US states. As for hemp derived products, we only sell to states which permit this activity with certain restrictions such as the content of THC which differs depending on the state.

The states in which we have sold hemp derived products in the past are Alabama, Arizona, Arkansas, California (D9 ingestible and CBD/CBG ingestible only), Colorado (CBD/CBG inhalable only), Connecticut, Delaware (D9 ingestible), Florida, Georgia (D9 ingestible and CBD/CBG ingestible only), Hawaii (CBD/CBG ingestible only), Illinois(D9 ingestible and CBD/CBG inhalable), Indiana (D9 ingestible only), Iowa (D9 ingestible only), Kansas, Kentucky (D9 ingestible only), Louisiana, Maine (D9 ingestible and CBD/CBG inhalable), Maryland (CBD/CBG inhalable only), Massachusetts, Michigan, Minnesota, Missouri, Montana, Nevada, New Hampshire, New Jersey, New York (D9 and CBD/CBG ingestible only), North Carolina, North Dakota (CBD/CBG ingestible only), Ohio, Oklahoma, Oregon (CBD/CBG ingestible only), Pennsylvania, Rhode Island, South Carolina, South Dakota (D9 ingestible only), Tennessee (CBD/CBG inhalable only), Texas, Virgina (CBD/CBG ingestible and inhalable only), Washington (CBD/CBG Inhalable only), West Virginia, Wisconsin, Wyoming. We have engaged specialized hemp counsel to provide regular updates on the 50 states and the legality of our hemp products in each state. In addition, we have established and follow a standard of operating procedure (SOP) to ensure sales do not occur in the states where hemp products may not be sold consistent with the regular updates provided by our hemp counsel. We have an internal policy that prohibits us as a company and any of our executives, directors, employees, sales representatives and distributors to distribute any of the Company’s hemp derived products in places in which the sale of hemp derived products is prohibited. We are a 98% subsidiary of HOC, a British Columbia, Canada private operating holding company with various interests in nutraceutical manufacturing and federally legal industrial hemp products. We were granted a licensing agreement by Hemptown Organics Corp. The licensing agreement, dated December 10, 2020, provides Functional Brands Inc. as licensee, a license to use the Hemptown USA and Hemptown Naturals brand and trademarks on a perpetual, non-exclusive, non-transferable basis, with no expiry date. This licensing agreement will transfer to full ownership to Functional Brands upon the public offering and listing on the exchange, at which time HOC will dividend out the majority of the Company’s shares currently held by HOC.

On July 3, 2019, HTO Holdings Inc. (“HTO Holdings”) a wholly owned subsidiary of HOC and the owner of all issued and outstanding stock of HTO Nevada (as “Purchaser”), entered into an asset purchase agreement (“APA”) for the net assets of Kirkman Group Inc. a Nevada corporation, Kirkman Laboratories Inc., an Oregon corporation and Kirkman Group International, Inc. a Nevada corporation (collectively “Kirkman” or the “Seller,” and together with Purchaser, the “Parties”) for a consideration equal to $5 million with payout in a business combination of cash and deferred consideration. The “Seller” is David Humphrey. Under the APA, Purchaser and HTO Holdings were to make certain additional payments toward the purchase price. The APA was amended on November 30, 2021 by the Parties with the purpose of modifying the payment schedule of the deferred consideration; and in exchange for amending the payment schedule of the deferred consideration, the Purchaser and HTO Holdings agreed to enter into a security agreement, and amend the APA and other agreements attached to the APA (including, but not limited to, the non-competition agreement, the trademark assignment agreement, the domain names transfer agreement, the assignment of intangible assets, and the intellectual property security agreement (collectively, the “IP Collateral Agreements”) to, among other things, provide additional collateral as security to Seller. Upon payment in full in cash of the deferred consideration or set-off of the deferred consideration, as amended: (i) each of the Parties agreed that the security agreement and amended intellectual property security agreement would be automatically terminated and be of no further force and effect; and (ii) Seller would, at its sole cost and expense, release all liens in the IP Collateral, as defined in the respective security agreement and intellectual property security agreement, and all rights therein would forthwith revert to Purchaser. On May 16, 2022, the APA was amended again by the Parties, to reflect further modifications to the schedules and exhibits to the APA and IP Collateral Agreements. On May 31, 2022, Purchaser paid Seller certain amounts (“Immediate Payments”), and on July 23, 2022, Purchaser and Seller executed a forbearance agreement (“Forbearance Agreement”) to extend the payments due under the APA to August 31, 2022. After Purchaser’s default, and partial payment to Seller in September 2022, the Parties executed an amendment to the Forbearance Agreement on December 27, 2022, to extend certain payments due under the APA, at which time the remaining balance due was $3,032,000..

On September 24, 2024, the Company executed a Fourth Amended Forbearance Agreement which allowed the postponement of principal payments. As of May 28, 2025, the remaining balance due is $2,227,366 (the “Existing Default”). On May 28, 2025, the Company executed a Sixth Amended Forbearance Agreement (the “Sixth Amendment”) to provide Purchaser with a period of time to cure the Existing Default and Purchaser and the Company also executed a Confession of Judgement for Money Awarded and Decree of Foreclosure which upon a default by Purchaser under the Sixth Amendment (a “Forbearance Default”) may be filed with the Circuit Court of the State of Oregon allowing assets of the Purchaser and the Company to be foreclosed upon to satisfy payment of the Existing Default. Subject to compliance by Purchaser with the terms and conditions of this Sixth Amendment, Sellers agreed to forbear from exercising their rights and remedies against Purchaser under the transaction documents with respect to the Existing Default during the period commencing on the date of execution of the Sixth Amendment by all parties and ending on the earlier to occur of (i) July 20, 2025 and (ii) the date that any Forbearance Default occurs, upon which, Sellers’ forbearance, as provided herein, shall immediately and automatically cease without any requirement of notice or further action by any party (the “Termination Date”). On July 9, the Company executed the Seventh Amended Forbearance Agreement which extended clause (i) of the Termination Date to August 30, 2025. On and from the Termination Date, Sellers may, in their sole discretion, exercise any and all remedies available to them under the transaction documents that otherwise would be available only by reason of the occurrence of any Events of Default thereunder or the continuation of any Existing Default. As of July 9,, 2025, the balance of $2,227,366 owed to Seller is due and payable by August 30, 2025. We intend to use a portion of the proceeds of the private placement to cure the Existing Default.

As a part of our restructuring efforts, HTO Nevada, formerly owned by HTO Holdings, was acquired by Functional Brands on May 19, 2023, through a share exchange agreement executed by HOC, HTO Holdings and Functional Brands.,. On July 11, 2025, Functional Brands ceased to be a controlled company. As of the date of this prospectus, HOC holds no shares of Functional Brands. Our fiscal year-end is December 31.

Industry

According to Grand View Research, the Global Nutritional Supplements Market is valued at approximately $405.15B in 2023, and is expected to expand at a compound annual growth rate (CAGR) of 6.3% from 2023 to 2030. Growing attention to health has significantly helped the market thrive. Moreover, the rising prevalence of non-communicable diseases has resulted in the faster adoption of nutritional supplements to enrich overall well-being. According to the Global Alliance for Chronic Diseases (GACD), approximately 75% of deaths globally occur due to non-communicable diseases (NCDs). Thus, these alarming statistics have shifted the focus on well-being and health, which is expected to increase the demand for nutritional supplements.

The United States Nutritional Supplements Market is valuated at approximately $95.2 billion in 2023 and is expected to expand at a compound annual growth rate (CAGR) of 4.8% from 2023 to 2030. The United States accounted for 23.5% of the global nutritional supplements market in 2023. The U.S. is expected to lead the global market in terms of revenue in 2030. North America nutritional supplements market is projected to lead the regional market in terms of revenue in 2030.

*	Source: Grand View Research

According to Grand View Research, the United States Dietary Supplement Market is valued at approximately $53.6 billion in 2023 and is expected to expand at a compound annual growth rate (CAGR) of 5.7% from 2024 to 2030. The United States emerged as a leading market for dietary supplements in the North America region owing to the higher spending capacity of the consumers. Increasing spending on healthcare products, the rising geriatric population, rising interest in preventive healthcare, and growing interest in attaining wellness through diet are expected to augment market growth over the forecast period. We expect that a growing number of fitness centers, health clubs and gymnasiums coupled with growing awareness about fitness among younger generations will increase the demand for energy and weight management. Increasing acceptance of sports as a career is expected to increase the demand for sports nutrition, which we expect will benefit the market for dietary supplements.

According to Grand View Research, the global prenatal vitamin supplement market was valued at USD 542.8 million in 2023 and is projected to grow at a CAGR of 8.5% from 2024 to 2030. Increasing awareness about healthy eating habits and proper medication among pregnant women is the major factor driving the market. The overweight and sedentary lifestyle of pregnant women increases the deficiency of minerals and vitamins. In addition, malnutrition in infants, increasing incidence of other congenital disabilities, and increasing awareness about the benefits of prenatal supplements are some of the factors driving the market. The U.S. prenatal vitamin supplements market was identified as a lucrative region in 2023. Strong endorsements and guidelines from healthcare providers such as the CDC and ACOG bolster confidence in the efficacy and necessity of prenatal vitamins among expectant mothers, driving widespread adoption and market growth in the U.S. According to the American College of Obstetricians and Gynecologists (ACOG), during pregnancy, essential nutrients such as iron, folic acid, choline, calcium, omega-3 fatty acids, vitamin D, B vitamins, and vitamin C are crucial for fetal development and maternal health. A balanced diet rich in sources such as leafy greens, dairy, lean meats, fortified foods, and a prenatal vitamin containing folic acid ensures adequate intake to support both mother and baby’s needs.

According to Grand View Research, the global CBD consumer health market was valued at USD $19.5B in 2023 and is anticipated to grow at a CAGR of 18.1% during the forecast period. The leading factor attributed to the growth is the positive government reforms for the legalization of CBD in various regions. CBD consumer products are gaining significant acceptance due to the rising awareness of their health benefits. Furthermore, the demand for hemp-derived CBD products is increasing globally due to the legalization of hemp in various countries. These statements have not been reviewed and/or approved by the FDA. The U.S. market value for CBD in 2023 was valued at USD $8.3B, and is expected to grow at a CAGR of 7.6% through 2030.

We believe that increasing awareness regarding CBD’s benefits has influenced buyers to buy CBD products. Because CBD products have a greater profit margin, commercial retailers are now focusing on selling cannabis-based products. Numerous health and wellness retailers, such as Rite Aid, CVS Health, and Walgreens Boots Alliance are now offering CBD-based products. For example, CVS Health decided to offer CBD topicals at its 800 stores and Walgreens Boots Alliance is selling CBD-containing topicals across 1,500 of its stores in the United States. As referenced by Forbes health, there are several benefits for CBD that include offsetting anxiety and depression, treating select epilepsy syndromes, reducing PTSD symptoms, treating opioid addiction, alleviating ALS symptoms, relieving unmanageable pain, easing diabetic complications, protecting against neurological disease, and inhibiting arthritic symptoms. Given the growing cannabidiol (CBD) products market, the U.S. Food and Drug Administration has convened a high-level internal working group to explore potential regulatory pathways for CBD products. On January 26, 2023, the FDA announced that it would not seek to regulate CBD as a dietary supplement. Rather, after careful review, the FDA has concluded that a new regulatory pathway for CBD is needed that balances individuals’ desire for access to CBD products with the regulatory oversight needed to manage risks. The agency is prepared to work with Congress on this matter10. With FDA’s lack of regulating CBD products, numerous states have authorized hemp-derived extract (CBD and other cannabinoids) products and affirmatively regulate their consumer safety. Meanwhile, FDA’s enforcement priorities focus directly on disease claims and intoxicating products appealing to children. As discussed above, we make sure that our products and marketing collateral neither make disease claims or appeal to youth11. FDA still has not issued any regulations regarding CBD. The agency is awaiting direction from Congress.

FDA has approved Epidiolex, which contains a purified form of the drug substance cannabidiol (CBD) for the treatment of seizure associated with Lennox-Gastaut syndrome or Dravet syndrome in patients 2 years of age and older. That means the FDA has concluded that this particular drug product is safe and effective for its intended use.

The FDA has also approved Marinl and Syndros for therapeutic uses in the United States, including for nausea associated with cancer chemotherapy and for the treatment of anorexia associated with weight loss in AIDS patients. Mariol and Syndros include the active ingredient dronabinol, a synthetic delta-9-tetrahydrocannabinol (THC) which is considered the psychoactive intoxicating component of cannabis (i.e. the component responsible for the ’‘high’’ people may experience from using cannabis). Another FDA-approved drug, Cesamet, contains the active ingredient nabilone, which has a chemical structure to THC and is synthetically derived. Cesamet, like dronabinol-containing products, is indicated for nausea associated with cancer chemotherapy.

According to Grand View Research, CBD derived from hemp is anticipated to witness rapid growth owing to the increasing demand from the pharmaceutical sector and rising awareness among consumers regarding health. Increasing consumer disposable income along with the legalization of medicinal cannabis is anticipated to have a positive impact on the demand for CBD in the pharmaceutical sector. Oils, tinctures, concentrates, capsules, topical solutions such as salves, lip balms, lotions and edibles such as baked goods, coffee, chocolates, gums and candies are some of the CBD products that are in high demand.

Competitive Strengths

Our competitive strengths lie in the fact that the Kirkman brand has been in business for over 70 years with a loyal consumer base and we believe that we maintain high purity and quality standards in the industry. We source all materials from high quality suppliers. We test our finished goods in certified laboratories with state-of-the-art equipment and manufacture our supplements in our US-based cGMP certified and FDA registered facility located in Lake Oswego, Oregon. Our formulations use proprietary blends. Although we are authorized to produce hemp derived products because we hold a hemp handler’s license, we currently do not grow any hemp. Instead, we source our hemp derived products from registered growers in operation. Our products are not FDA approved and they do not require a prescription; all our products are sold over the counter. The FDA does not require any testing on dietary supplements; however, we test for approximately 90 metals and toxins in raw materials.

Growth Strategy

We aim to be a leader in the nutraceutical space by manufacturing products held to the highest standard of quality in terms of toxins, metals, and other impurities. Our goal is to build a well-rounded portfolio of products including regular as well as mushroom-based supplements targeted for everyday use, prenatal, athletes and beyond.

We plan to do this by using the net proceeds from the Offering in the following manner. Net proceeds are defined after deducting the estimated underwriter discounts and commissions and offering expenses payable by us, we expect to invest the net process of approximately $5,801,250.

●	Approximately 13% of net proceeds (approximately $750,000) for Go-Public Attorney / Partner Fees

●	Approximately 7% of net proceeds (approximately $350,000) for market awareness marketing

●	Approximately 42% of the net proceeds (approximately $2.4 million) for a deferred payment in connection with the Kirkman acquisition which has a maturity date of January 1, 2025. The payment is comprised solely of principal, since there is currently a $20,000 monthly interest payment payable; and

●	Approximately 39% of net proceeds (approximately $2,300,000) for sales, marketing and working capital

Why do people on the spectrum need supplements?

Some on the spectrum are restrictive in what they will eat, preferring certain textures or colors over others. This can lead to vitamin and mineral deficiencies since they aren’t eating a wide variety of food types.

[10]	www.forbes.com/health/body/cbd-oil-benefits/

[11]	Source: www.FDA.gov

According to Grand View Research, there is evidence that people with autism may not absorb or metabolize nutrients in the way that persons without autism absorb or metabolize nutrients. This could mean that even if persons with autism are consuming the nutrients they need, their body cannot utilize them effectively.

Technology& Intellectual Property

On December 10, 2020, we were granted a licensing agreement from Hemptown Organics Corp. The licensing agreement, dated December 10, 2020, provides Functional Brands Inc. as licensee, a license to use the Hemptown USA and Hemptown Naturals brands and trademarks on a perpetual, non-exclusive, non-transferable basis, with no expiry date. This licensing agreement will be transferred to full ownership to Functional Brands upon the completion of the Offering, at which time HOC will dividend out the majority of the Company’s shares currently held by HOC.

The following is a list of our current trademark registrations:

Marketing

We market our products through various sales channels, primarily trade shows and through print and digital advertisements, focusing on several customer types. These customers include consumers, wholesalers, distributors, and those seeking private label products. We repeatedly test new marketing venues, platforms and approaches and measure results to improve the cost-effectiveness of our efforts.

Trade Shows

We participate in a variety of trade shows each year with differing attendee focuses. These include health and wellness shows, Autism conferences, OBGYN conferences, convenience and grocery stores, consumer product distribution, and private labels.

Digital and Printed Advertisements

We utilize sophisticated digital tools to place ads primarily through Google and Facebook (now Meta) that target potential customers and those showing interest in our products. In addition, we have recently begun to place traditional print ads in journals and magazines focused on convenience stores, distributors, and private label products.

In addition to new prospect acquisition programs, our marketing team produces newsletters that are distributed to our contacts with the goal of keeping our company top-of-mind, and this newsletter has historically resulted in conversion of contacts into current customers.

Customers and Markets

We sell our Kirkman branded supplements to 45 countries through international distributors that have partnered with the Kirkman brand for two decades. We have recurring consumers that purchase Kirkman brand products via our website at www.kirkmangroup.com, as well as through Amazon. Our core B2B customers are iHerb, Emerson and FullScript. We also have several hundred direct customers, classified as professionals, where we sell our supplements. These customers include doctors, chiropractors, and practitioners who sell our products to their patients. In addition, we plan to focus our commercial efforts for P2i by Kirkman prenatal to OBGYN’s and expectant mothers.

Our hemp related products are sold in the United States. We have several thousand customers on our e-commerce sites. For Hemptown Naturals, we have 3,189 subscribers and 6,355 non-investor emails in our database. For Kirkman, we have 36,762 active emails in our email database. As for our white/private label business, we have twelve customers who use us to manufacture white/private label products for them.

Competition

●	There are several competitors in the supplement space. Within the Vitamin segment, 66% of vitamins purchased are classified as multivitamins, as indicated by Nielsen Retail Measurement Data. Market leaders in the multi-vitamin segment are ‘private label store brands’ followed by Nature Made, Centrum, One-A-Day and Nature’s Bounty, respectively.

●	Minerals remain a steady category, and they include Calcium, Magnesium and Iron as the main mineral categories. Private Label brands, again, lead the way, followed by Nature Made, Caltrate, Citracal and Nature’s Bounty.

●	Supplement growth outpaces the Vitamin and Minerals categories (Source: Nielsen). The segments within the supplement category include, but are not limited to, Digestive Health, General Health, Heart Health, Energy, and Sleep Aids. The leaders within this space are Nature’s Bounty, Nature Made, Emergen-C, Baush+Lomb and Airbourne. 91% of the supplement revenue (Nielsen Homescan Panel Data) is generated within the following four sales channels: Warehouse Club, Grocery, Super Centers and Drug Stores.

●	There are several product delivery methods for vitamins, minerals and supplements. These delivery methods could be tablets, capsules, liquids, effervescent tablets, and powders. Kirkman has the ability to produce capsules, tablets, liquids and powders to properly compete with core competitors.

●	Within the special needs category, competition includes New Beginnings, Claire Labs, Houston Enzymes and Lifetrients. These companies primarily focus on the dietary sensitivities of their respective consumers.

●	Within the Hemp Industry, products include gummies, tinctures, creams/lotions and capsules, Charlotte’s Web, cbdMD, Social CBD, Joy Organics, MedTerra produce CBD related products. There is limited market share data due to the fact that the majority of product sales occur online.

Facilities

We lease a 24,000 square foot facility located in Lake Oswego, OR. This facility houses our manufacturing operation, warehouse, back-end offices and fulfillment center. Although we are authorized to produce hemp derived products because we hold a hemp handler’s license, we currently do not grow any hemp, instead, we source our hemp derived products from registered growers in operation.

Employees

As of the date of this prospectus, we have 32 full-time employees and 1 part-time employee, and we consider our employee relations to be good. Our human capital resource objectives are designed to attract, and retain, highly motivated and well-qualified employees. We have worked diligently to provide a flexible and safe work environment. The health and safety of our employees and clientele is of the upmost importance to us.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On May 25, 2021, True Health Medical Center, S.C. (“True Health”) amended an existing complaint against Kirkman Group, Inc. (“Kirkman”), James Hall and David Humphries to assert claims against HTO Nevada, Inc. and HTO Holdings, Inc. (collectively, HTO Nevada, Inc. and HTO Holdings, Inc. are referred to as the “HTO Parties”). Kirkman is the seller of certain assets to the HTO Parties and is a separate legal entity. Affiliates of the HTO Parties were first named in the lawsuit on September 23, 2020. The case is pending in the Circuit Court for the Eighteenth Judicial Circuit, DuPage County, Illinois. Kirkman had terminated a royalty agreement prior to selling its assets to the HTO Parties but the royalty agreement has a provision that allows True Health to continue to receive royalties after the termination of the agreement. True Health claims that Kirkman underpaid the royalties due to True Health prior to the sale of assets to the HTO Parties. There is no dispute that Kirkman stopped paying royalties to True Health around the time it terminated the agreement and that the HTO Parties have never paid royalties to True Health. True Health contends that as the purchaser of certain Kirkman assets, the HTO Parties should be bound by the terms of the royalty agreement. There is no certain amount at this time in connection with the alleged in the damages claim against the HTO Parties. It is not possible to predict the outcome of this proceeding at this time. To date, the parties have engaged in some discovery including a limited number of depositions. True Health has filed a motion for summary judgment that addresses its claims against Kirkman, but does not address any claim against the HTO Parties. Briefing is not yet complete on the summary judgment motion and a ruling is likely more than 60 days away. Regardless of how the court rules on summary judgment, there will be remaining claims in the case and it is likely that additional discovery will be conducted. No trial date has been scheduled at this time.

Regulation

Trade Regulations

Our suppliers generally source or manufacture finished goods in parts of the world that may be affected by the imposition of duties, tariffs or other import regulations by the United States. We believe that our redundant network of suppliers provides sufficient capacity to mitigate any dependency risks on a single supplier.

We buy necessary components or ingredients for our products from suppliers or factories both domestically and internationally. We do not depend on any single supplier. However, if we are unable to continue to obtain our finished products from international locations or if our suppliers are unable to source raw materials, it could significantly disrupt our business. Further, we are affected by economic, political and other conditions in the United States and internationally, including those resulting in the imposition or increase of import duties, tariffs and other import regulations and widespread health emergencies, which could have a material adverse effect on our business.

Laws and Regulations Relating to Our Products

Nutraceutical

The dietary supplement industry is regulated on a federal level in the U.S. by the Food and Drug Administration (“FDA”) and the Federal Trade Commission (“FTC”) as well as by government agencies in each of the 50 states. FDA regulates both finished dietary supplement products and dietary ingredients. FDA regulates dietary supplements under a different set of regulations than those covering “conventional” foods and drug products. Under the Dietary Supplement Health and Education Act of 1994 (DSHEA):

Manufacturers and distributors of dietary supplements and dietary ingredients are prohibited from marketing products that are adulterated or misbranded. That means that these firms are responsible for evaluating the safety and labeling of their products before marketing to ensure that they meet all the requirements of the Federal Food, Drug, and Cosmetic Act as amended by DSHEA and FDA regulations. The FDA has the authority to take action against any adulterated or misbranded dietary supplement product after it reaches the market. Most dietary supplement manufacturing, labeling and marketing is covered by extensive regulations issued and enforced by the FDA and the FTC. The FDA has regulatory authority under the Federal Food, Drug and Cosmetic Act as amended in 1994 by the Dietary Supplement Health and Education Act (DSHEA) and in 2006 by the Dietary Supplement and Nonprescription Drug Consumer Protection Act. Under the DSHEA, dietary supplements are regulated as a category of food. The FDA regulates both finished dietary supplement products and dietary ingredients. By law, it is illegal to manufacture or market dietary supplement products that are adulterated or misbranded, and the FDA has regulatory authority to remove such products from the marketplace.

Key Regulations

Responsible companies in the dietary supplement industry abide by extensive regulations that cover manufacturing, labeling, quality control, safety, post-market surveillance and more.

New Dietary Ingredient Notifications

The Food Drug & Cosmetic Act, as amended by the Dietary Supplement Health and Education Act (DSHEA), established that dietary supplements that were in commerce prior to 1994 have a history of safe use, and therefore, can remain on the market without additional safety review. All new ingredients marketed after that date, however, must submit a formal 75-day notice along with evidence that the product is reasonably expected to be safe. This is referred to as a new dietary ingredient (NDI) notification. If the FDA has concerns about the ingredient or its safety profile, the agency has clear authority to request more information or to reject the notification and deny the product’s entry into the market.

Dietary Supplement Labeling Requirements

The following are the minimum labeling requirements:

1.	Statement of Identity

The statement must include the product name and identify itself as a dietary supplement. Although you may replace the term dietary with the type of ingredients that are in the product, having one of them on the product label is a mandatory requirement. The product must be labeled either as conventional foods and beverages or dietary supplement based on its actuals.

2.	Net Quantity of Contents

The net quantity of content informs consumers of the amount of dietary supplement that is in the container or package. The net quantity of content must be located on the product label as a distinct item in the bottom 30 percent of the principal display panel in lines generally parallel to the base of the container.

3.	Supplements Chart

The supplement facts must contain the list of names and quantities of dietary ingredients present in the product’s serving size and servings per container.

4.	Ingredients List

The list of ingredients must be displayed in descending order of predominance by weight. If all source ingredients are listed in the supplement facts panel, and there are no other ingredients, such as excipients or fillers, an ingredient statement is not needed.

5.	Other Details

Other details required include manufacturer, packer, or distributor name and address, and domestic U.S. mail address and phone number to which a consumer can report a serious adverse event. If an adverse event is reported, the company must notify the FDA.

Hemp and marijuana regulatory regimes in each state where we sell hemp derived products.

State	D9 Ingestibles	Legislative and Enforcement Notes	Registration/ License Required	CBD / CBG Ingestibles	Notes (THC caps)	CBD / CBG Inhalables	Inhalables prohibited?
*Alabama		23 Leg session: SB 66 enacted limits psychoactive cannabinoid products to 21+; attempt by DPH to stop CBD sales challenged in court: TRO issued against DPH; SB 255 (2019) authorized hemp farming, including its derivatives and extracts, with less than 0.3% D9 on a dry weight basis; products not affirmatively authorized. Products must be less than 0.3% D9	No		All states in this column that HT is selling into are OK but must meet THC cap, if applicable		No

*Arizona		24 Leg session: SB 1401 would have criminalized D8, etc. as a dangerous drug but it DIED in committee; 23 Leg Session: SB 1271 would have authorized the manufacturing of hemp-derived products, license required but it stalled in the House; SB 1098 (2018) authorized hemp farming with less than 0.3% D9	No				No

*Arkansas		HB 1640 (2021) authorized hemp/farming, including its derivatives and extracts, with less than 0.3% THC (all THCs)	No				No

*California		24 Leg Session: AB 2223 would cap THC at .25mg/1mg per serving/product (PASSAGE LIKELY); AB 45 (2021) authorized hemp manufacturing; 0.3% THC limit applies to final form extract ingredient, not final form product; otherwise, must be sold in cannabis retail	Yes, Extract and Product Manufacturer License; out-of-state extract manufacturer only				Yes, until a tax is adopted.

Colorado	23 Leg Session: SB 23-271 caps total THC at 1.75 mg/serging and 5 serving/product	Yes	Total THC cap: 1.75 mg/serving & 5 mg/product	No

*Connecticut	24 Leg Session: HB 5150 ENACTED total THC limit: 1mg/serving and 5mg/product for edible products; 25mg/product for vape products; and 0.3% for flower; 23 Leg Update: HB 6699 enacted Caps total THC at 1mg/serving and 5mg/product; up to 25mg/product for tinctures/concentrates; D8/D9/HHC/THC-O included in total THC 0.3% limit for hemp products; otherwise must be sold in marijuana retail. SB 1201 (2021) separated hemp from marijuana and defined it the same as the federal act (less than 0.3% D9 including extracts/derivatives); D8/D9/HHC/THC-O included in total THC so **all THCs considered in hemp products.	No	Total THC Cap: 1mg/serving & 5mg/product for edible products; 25mg/product for vape products; and 0.3% for flower	No

*Delaware	23 Leg session: HB 1 enacted relating to MJ possession for 21+, wholly removed hemp from MJ definition. This arguably authorizes possession of D9 etc. products. Title 3, Chapter 28 authorized hemp farming/research with less than 0.3% D9; flower derivatives and extracts not specifically authorized	No		No

*Florida	24 Leg Session: AB 1698 would have included THCa in D9 count and cap D9 at 5mg/50mg per serving/product (GOV VETOED); 23 Leg Session: SB 1676 enacted and regulates hemp extract products under 0.3% D9, including D8, etc. limited to 21+; HB 333 (2019) authorized hemp/farming/products, including its derivatives and extracts, with less than 0.3% D9 on a dry weight basis; food establishment permit required for all products sold in state including inhalable products. Labeling/packaging requirements	Yes, Food Establishment Permit if presence in state beyond online sales		No

*Georgia	24 Leg Session: SB 494 (ENACTED) prohibits food infused w/THC/CBD - gummies excluded; now Total D9 THC/THCa standard (0.3% total D9 THC/THCa) for hemp products; HB 1127/SB 437/SB 350 would have limited all consumable hemp products to 21+ (DEAD); 23 Leg Session: SB 22 would have limited all hemp products to 18+ but stalled before the Legislature adjourned; HB 213 (2019) authorized hemp/farming/products, including its derivatives and extracts, with the federally defined THC (D9) level	No		Yes

Hawaii	24 Leg Session HB 1424/SB516 would have invoked state protectionism in labels; and HB 2449/SB 3138 would have allowed hemp in food/bev (ALL DEAD); HB 2689 (2020) authorized hemp products with less than 0.3% D9, however, State code §328G-3 prohibits adding cannabinoids as an ingredient to foods and inhalable products	No		Yes

Idaho	State’s CSA prohibits hemp products with any THC. The only CBD allowed is 0.00% Isolate products	No	0 THC state	Yes

*Illinois	24 Leg Session: HB 5306/SB 3790 would have limited all consumable hemp products to 21+; SB 3926 would have limited all hemp products to 0.5mg THC (ALL DEAD); Chicago Ordinance 4215 would cap D9 products at .5mg/serving / 2.5mg/product; SB 2298 (2018) authorized hemp farming/products with less than 0.3% D9.	No	No

*Indiana	SEA 516 (2019) authorized hemp products with less than 0.3% D9.	No	Yes

*Iowa	24 Leg Session: HF 2605 (ENACTED) caps Total THC at 4mg/serving 10/mg/product; SF 2417 would have imposed 25% tax on hemp products in bars/restaurants (DEAD); Iowa Administrative Code 481, Chapter 32 (2021) requires a consumable hemp product registration for retailers (in store/online) and must be less than 0.3% total THC	Yes, Retailer registration	Yes

*Kansas	SB 263 (2018) authorized hemp research farming with less than 0.3% D9; no specific product authorization, but, state statute 2-3908 prohibits extracts with D9 greater than 0.3% and also references federal law (FDA); from AG Opinion: “Thus, we conclude that the limit of 0.3% applies to the total amount of all tetrahydrocannabinols in a final hemp product, including Delta-8, Delta-9, and all other tetrahydrocannabinols.”	No	No

*Kentucky	23 Leg Session: HB 544 enacted and the state will strictly regulate intoxicating products and limit them to 21+; regulations in process; State law authorizes hemp products with less than 0.3% D9	No		Flower prohibited/vapes OK

*Louisiana	24 Leg Session: SB 237 would have limited consumable hemp products to 0.0% THC; SB 495 would have prohibited out of state products (BOTH DEAD); HB 491 (2019 – Hemp Farming Act) 0.3% THC limit applies to D9 only. HB 491 (2019) authorized hemp, including extracts and derivatives, with D9 less than 0.3%; products must be approved by the state (RS 3-1483) and wholesalers are required to obtain a permit	Yes, Product registration and hemp vendor license		No

Maine	HP 459/LD 630 (2019) fully authorized hemp products with less than 0.3% D9	No		No

Maryland	24 Leg Session: SB 1109 would have restricted who can sell intoxicating hemp products (DEAD); 23 Update: Consumable and inhalable products with more than 0.5mg total THC/serving and 2.5mg THC/product are cannabis/MJ; tinctures OK w/less than 2.5mg total THC/serving and 100mg THC/product; HB 698 (2018) authorized hemp pilot program with less than 0.3% D9, flower derivatives and extracts not specifically authorized	No	Consumable and inhalable products with more than 0.5mg total THC/serving and 2.5mg THC/product are cannabis/MJ; **tinctures OK w/less than 2.5mg total THC/serving and 100mg THC/product**	No

*Massachusetts	24 Update: Department of AG adopted a new policy prohibiting hemp flower and hemp products with any THC other than topicals; ’23 Leg Session: H.90 would have regulated hemp products and license in-state manufacturers but stalled before leg. adjournment 8/1 (DEAD); state operates under USDA’s state hemp plan program and the federal 0.3% D9 limit; CBD food/dietary supplement product wholesaling prohibited, but retail sales currently not regulated	Not yet		Sold in MJ retail only

*Michigan	HB 4517 (2021) authorized hemp products with less than 0.3% THC on a dry weight basis (THC generally, not just D9)	MJ license/Hemp handler-processor license to sell hemp products including smokable flower		No

*Minnesota

24 Leg Session: HF 4629 would have allowed lower potency hemp products (DEAD); 23 Leg session: HF 100 enacted limits D9 to 5 mg and require a retail license. HF 3595 (2022) limits edible hemp products to 5mg/serving and 50mg/package total THC including D8, etc.; sales limited to 21+; RS 18K.02 (2021) authorized hemp, including extracts and derivatives, with less 0.3% D9.

		Retailer license	D9 cap: 5 mg/serving & 50 mg/product	No

Mississippi	24 Leg Update: HB 1676 would have capped THC in consumable hemp products at 0.5mg/2.5mg & 20:1 CBD: THC (DEAD); SB 2725 (2020) adopted the federal D9 THC limit, including extracts and derivatives, but consumable hemp products must be “FDA approved”.	No		No

*Missouri	24 Leg Update: SB 984 would have moved all intoxicating cannabinoids to MJ retail (all ingestible/consumable products - not smoking) (DEAD); HB 2034 (2018) authorized hemp, including extracts and derivatives, with less 0.3% D9.	No	No

*Montana	HB 701 (2021) kept hemp products with less than 0.3% D9 out of marijuana system and thus allowed, but not affirmatively authorized	No	No

Nebraska	24 Leg Session: LB 999 would have prohibited all cannabinoids other than CBD in hemp products (DEAD); LB 657 (2019) authorized hemp/farming, including its derivatives and extracts, with less than 0.3% D9 on a dry weight basis; products not affirmatively authorized.	No	No

*Nevada	Hemp farming authorized with less than 0.3% total THC; products not affirmatively authorized; SB 49 (2021) clarifies that 0.3% THC limit is total THC, not just D9	No	No

*New Hampshire	HB 459-FN (2019) limits hemp products to 0.3% D9 THC only. Product registration	Product registration	No

*New Jersey	24 Leg Session: A3580/S2313 would limit all hemp products w/any THC to 21+; S3235 would push all hemp products over 2.5mg total THC to MJ (ON GUV’S DESK); AB 5322 (2020) limits hemp products to 0.3% D9 THC only. Dept of Ag license for selling hemp products may be required.	Dept of Ag. license may be required for sales	No

*New Mexico	HB 581(2019) limits hemp products to 0.3% D9 THC only	No	No

*New York

24 Les Session: A09047/S8463 would have re-legalized synthetic hemp THC in MJ retail (DEAD); S3235 would have allowed up to 5mg THC in hemp beverages (DEAD); 23 update: Cannabis agency enforcement against high THC products imminent along with THC caps; Hemp products authorized in 2020 with less than 0.3% D9; hemp retailer license required for in store/online sales; food/beverage products limited to 25 mg total cannabinoids/product; supplement products have much higher total cannabinoid limits

		Manufacturer and Retailer Permit	Cannabis regulatory agency enforcement against high THC hemp products and THC cap imminent	Flower prohibited; oil OK

*North Carolina	24 Leg Session: H563 would have established THC caps including synthetic THC (DEAD); ’23 Leg session: HB 563 would have limited hemp cannabinoid products to 21+ but it appears to have died; SB 455 (2022) permanently authorized hemp products with less than 0.3% D9 only. All hemp derived cannabinoids removed from CSA	No		No

North Dakota

24 Update: Adopted administrative rule caps total THC/serving at 1.25mg and 15:1 CBD:THC ratio for “cannabinoid product”; ’23 Leg Session: SB 2096 enacted - prohibits all “chemically derived cannabinoids” including Delta 8, 9, etc. - **full/broad spectrum OK with THC limit in an amount to be determined.** HB 1045 authorizes hemp products with less than 0.3% THC (all THCs);

products with converted D9 prohibited

		No		Yes

*Ohio	24 Leg Session: SB 278 would limit hemp products to 0.3% Total THC and products over 2.5mg/serving limited to 21+; HB 642 would direct depts. to do study re: adult use hemp limits; ’23 Leg Session: A replacement of SB 9 would have prohibited any amount of D8/9/10 in hemp products. SB 57 (2019) limits hemp products to 0.3% D9 THC only (DIED)	No		No

*Oklahoma	23 Leg Session: SB 365 would have required registration of hemp cannabinoid products but it died before adjournment. SB 238 (2019) authorized hemp products with less than 0.3% D9	Not yet	No

Oregon	HB 3000 (2021) and OLCC have limited hemp products to 0.5mg THC/product; otherwise it must be sold in MJ retail	MJ license if exceed 0.5mg THC/product	Sold in MJ retail only

*Pennsylvania	HB 967 (2016) authorized hemp farming with less than 0.3% total THC; products not affirmatively authorized	No	No

*Rhode Island	Hemp-derived products with less than 0.3% D9 are authorized; retail license required	Yes, retailer license	No

*South Carolina	24 Leg Session: H4628 would have limited all hemp-derived cannabinoid products to 21+, excluding CBD, CBN, CBG, etc. (DEAD); Hemp products with less than 0.3% D9 are authorized as the state follows federal definition (HB 3449)	No	No

*South Dakota	24 Leg Session: HB1125 enacted prohibits synthetic/converted cannabinoids; HB 1292 (signed into law March ’22) limits intoxicating product sales to 21 and over. HB 1008 (2020) authorized hemp products with less than 0.3% D9	No	Yes

*Tennessee	24 Leg Session: Department regulations finalized on 7/2/24 adopt a total THC standard; ’23 leg session: HB 403 enacted and limits any product w/non-Delta-9 THC to 21+; license required; SB 357 (2019) authorized hemp products with less than 0.3% D9; Smoking limited to 21+	Not for D9 products	No, but 21+ only

*Texas	23 Leg session: HB 4918 would have reversed in-state smokable hemp ban but died; HB 1325 (2019) authorized hemp products with less than 0.3% D9; Sup Ct. in June 22 upheld manufacturing smokable hemp ban	Consumable hemp product license		No

Utah	23 leg session: HB 227 enacted and limits any product with THC to 21+; HB 58 (2016) and HB 3001 (2018) authorized hemp extract products with less than 0.3% THC (all THCs) and with at least 5% CBD by weight. HB 385 (2022) requires product class and cannabinoid product registration with the state. Smokable flower prohibited - vape products not identified. Attempting to register vape product will ferret out whether state agrees that smokable prohibition applies only to flower.	Retailer permit; Product class or cannabinoid product registration		Yes, but possibly not vapes

Vermont	23 Leg Session: Cannabis Control Board issued emergency rule prohibiting synthetic THCs and limits hemp products to 1.5mg of THC per serving, or 10mg of THC per package (unless the product has at least 20:1 CBD-to-THC. State hemp rules adopt federal D9 limits for hemp products; however, all synthetically derived/converted THCs are prohibited (2020).	No	1.5 mg/serving & 10 mg/product	No

Virginia	24 Leg Session: **SB 582 (ENACTED) limits inhaled products to 21+; SB 448 would have improved regulatory environment (lower tax) while HB 1509 would further restrict hemp businesses; Cap of 2.5mg THC/product or a 25:1 CBD:THC ratio	Yes, Retailer registration	2.5mg THC/product or a 25:1 CBD:THC ratio	No

Washington	23 leg session: SB 5367 enacted prohibits any detectable THC in hemp products.	No	0 THC state	No

*West Virginia	24 Leg Session: SB 679 limits hemp cannabinoid products to 21+ and sales require business reg. certificate; ’23 Leg Session: SB 220 enacted limits D9, D8, etc. products to 21+ and requires permit. HB 2694 (2019) Authorized hemp products with less than 0.3% THC (all THCs). Inhalable hemp products must be approved by the Commissioner.	Yes, permit		No, but must be approved

*Wisconsin	Statute 94.55 authorizes hemp products with less than 0.3% D9. Products must be sold by a licensed retailer and meet strict packaging rules including flower.	Retailer license		No

*Wyoming	23 leg session: HB 108 enacted limits any edible or vaping product with any THC to 18+; HB 0171 (2019) authorized hemp products with less than 0.3% D9. Attempt to limit inhalable sales to 21+ failed.			No, but 18+ only

*	asterisk = we sell product in this state

Good Manufacturing Practices

Good manufacturing practices (“GMPs”) for dietary supplements are specific rules for the manufacturing processes of vitamins, minerals, herbs and botanicals, amino acids and all other supplements. Finalized in 2007, these rigorous practices impose higher standards on dietary supplements than food GMPs applied to conventional foods. Dietary supplement GMPs include thorough requirements for identity testing for all ingredients as they arrive at the manufacturer’s site. Manufacturers must qualify their suppliers before receiving goods, incoming ingredients must be quarantined until their identity is confirmed using scientifically valid methods of analysis, and all components of dietary supplements must meet specifications established by the manufacturer regardless of where the ingredient was sourced.

Manufacturers are accountable to the FDA for the manufacturing process as well as the ingredients. During an inspection, the FDA has access to all the manufacturers’ records, including access to the country of origin of all supplement ingredients. The existing bioterrorism law already requires all parties in the production and distribution of dietary ingredients to keep records of suppliers and customers (“one up and one down”) that permit the agency to trace the pedigree of ingredients back to their original source. In addition, the GMP rules examine sanitation, batch records for production, employee training, validation of the manufacturing procedures, and testing final products for conformance with the label.

Adverse Event Reporting

In 2006, Congress passed The Dietary Supplement and Nonprescription Drug Consumer Protection Act, commonly referred to as the “adverse event reporting law.” The passage of this law was strongly supported by CRN and others in the industry as it provides an important regulatory tool for the FDA to protect consumers. Under this law, dietary supplement companies are required to report serious adverse events to the FDA no later than 15 business days after the company receives the report.

This post-market surveillance program alerts the FDA to possible signals or potential patterns of a problem, enabling the agency to identify concerns with ingredient safety, manufacturing issues, contamination (of either raw ingredients or finished products), tampering, and even bioterrorism. However, adverse events do not demonstrate a causal relationship between the product and the event.

Since the law went into effect, the dietary supplement industry’s track record demonstrates a strong safety profile for the industry’s products both in comparison to other FDA-regulated industries and considering that more than 170 million Americans take dietary supplements. In 2016, the FDA announced it would make data from the FDA Adverse Event Reporting System (FAERS) public.

Additional Safety Protections

Once a dietary supplement enters the stream of commerce, the FDA may remove a product if it is “adulterated” or “misbranded.” A product is considered adulterated if it contains unlisted ingredients or is not prepared or packaged under good manufacturing conditions. It is misbranded if its labeling is false or misleading. In either case, the agency has enforcement authority to seize and destroy the product, impose fines or even imprisonment. In addition, the FDA can remove a product from the market if it “presents a significant or unreasonable risk of illness or injury” under conditions of use recommended in its labeling. A separate provision gives the FDA authority to declare a product “an imminent hazard to public health or safety.” In less dramatic situations, the FDA can request manufacturers to modify products and claims or to provide warnings to consumers. The Food Safety & Modernization Act, signed into law in 2011, gave the FDA additional authority to issue a mandatory recall when a company fails to voluntarily recall an unsafe food (including dietary supplements) after being asked to by the FDA.

Food Safety Regulations

Title 21 Code of Federal Regulations, Part 111: Current Good Manufacturing Practice in Manufacturing, Packaging, Labeling, or Holding Operations for Dietary Supplements

This regulation applies to manufacturers, packagers, labelers, or holders and includes importers as well. The manufacturing facilities of certain types of human food including dietary supplements are required to have a production and process control system in place.

Hemp

The production, distribution and sale in the United States of many of our products are subject to the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Lanham Act, state consumer protection laws, competition laws, federal, state and local workplace health and safety laws, various federal, state and local environmental protection laws, various other federal, state and local statutes applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products, and rules and regulations adopted pursuant to these laws. Outside the United States, the distribution and sale of our many products and related operations are also subject to numerous similar and other statutes and regulations. We only sell our hemp derived products to states which permit this activity with certain restrictions such as the content of THC which differs depending on the state.

On December 20, 2018, the Agricultural Improvement Act of 2018, which is also known as the “2018 Farm Bill,” was enacted and, among other things, further legalized hemp under U.S. federal law, but with compliance still being required with all applicable state hemp laws. The 2018 Farm Bill includes certain benefits for the hemp industry in the United States, including: (i) the extension of the protections for hemp research and researchers and the conditions in which hemp research can be done, (ii) the protection of hemp farmers and hemp production under federal crop insurance programs, (iii) the permitting of the cultivation, interstate transportation and sale of hemp and hemp products in the U.S. in compliance with all other applicable federal and state laws, and (iv) the removal of hemp and hemp derived products from Schedule 1 of the Controlled Substances Act (“CSA”).

As of August 1, 2024, all 50 states and the District of Columbia have legalized hemp

Our activities in the United States only involve legal hemp in compliance with the CSA. The hemp and the marijuana plants are both part of the same cannabis genus, except that hemp does not have more than 0.3% dry weight content of tetrahydrocannabinol (“THC”). While 2018 Farm Bill legalized hemp and cannabinoids extracted from hemp in the United States, such extracts remain subject to state laws and regulation by other U.S. federal agencies such as the FDA, U.S. Drug Enforcement Administration (“DEA”), and the U.S. Department of Agriculture (“USDA”). The same plant, with a higher THC content is marijuana, which is legal under certain state laws, but which is currently not legal under U.S. federal law. The similarities between these plants can cause confusion.

A California law known as Proposition 65 requires a specific warning to appear on any product containing a component listed by the state as having been found to cause cancer or birth defects. The state maintains lists of these substances and periodically adds other substances to these lists. Proposition 65 exposes all food and beverage producers to the possibility of having to provide warnings on their products in California because it does not provide for any generally applicable quantitative threshold below which the presence of a listed substance is exempt from the warning requirement. Consequently, the detection of even a trace amount of a listed substance can subject an affected product to the requirement of a warning label. However, Proposition 65 does not require a warning if the manufacturer of a product can demonstrate that the use of that product exposes consumers to a daily quantity of a listed substance that is:

●	below a “safe harbor” threshold that may be established;

●	naturally occurring;

●	the result of necessary cooking; or

●	subject to another applicable exemption.

In January 2019, New York State’s governor announced the “Consumer Right to Know Act,” a proposed law that would impose similar and potentially more stringent labeling requirements than California Proposition 65. The law has not yet been adopted, and to our knowledge California Proposition 65 remains the most onerous state-level chemical exposure labeling statutory scheme. However, due in part to the large size of California’s market, promotional products sold or distributed anywhere in the United States may be subject to California Proposition 65.

We are unable to predict whether a component found in a product that we assisted a client in producing might be added to the California list in the future. Furthermore, we are also unable to predict when or whether the increasing sensitivity of detection methodology may become applicable under this law and related regulations as they currently exist, or as they may be amended.

We are subject to various federal, state and local laws and regulations, including but not limited to, laws and regulations relating to labor and employment, U.S. customs and consumer product safety, including the Consumer Product Safety Improvement Act, or the “CPSIA.” The CPSIA created more stringent safety requirements related to lead and phthalates content in children’s products. The CPSIA regulates the future manufacture of these items and existing inventories and may cause us to incur losses if we offer for sale or sell any non-compliant items. Failure to comply with the various regulations applicable to us may result in damage to our reputation, civil and criminal liability, fines and penalties and increased cost of regulatory compliance. These current and any future laws and regulations could harm our business, results of operations and financial condition.

Legal requirements apply in various jurisdictions in the United States and overseas requiring deposits or certain taxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of beverage container-related deposit, recycling, tax and/or product stewardship statutes and regulations also apply in various jurisdictions in the United States and overseas. We anticipate additional, similar legal requirements may be proposed or enacted in the future at local, state and federal levels, both in the United States and elsewhere.

New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and e-commerce generally could result in significant additional taxes on our business. Further, we could be subject to fines or other payments for any past failures to comply with these requirements. The continued growth and demand for e-commerce is likely to result in more laws and regulations that impose additional compliance burdens on e-commerce companies.

Laws and Regulations Relating to Data Privacy

In the ordinary course of our business, we might collect and store in our internal and external data centers, cloud services and networks sensitive data, including our proprietary business information and that of our customers, suppliers and business collaborators, as well as personal information of our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite our security measures, it is impossible for us to eliminate this risk.

A number of states in the United States have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals, and at times regulators, credit reporting agencies and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, particularly the California Consumer Privacy Act, as amended (“CCPA”), among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and afford those individuals new rights relating to their personal information that may affect our ability to collect and/or use personal information. The Virginia Consumer Data Protection Act (“CDPA”) also establishes rights for Virginia consumers to control how companies use individuals’ personal data. The CDPA dictates how companies must protect personal data in their possession and respond to consumers exercising their rights, as prescribed by the law, regarding such personal data. The CDPA went into effect on January 1, 2023. Further, the California Privacy Rights Act (CPRA) was recently voted into law by California residents. The CPRA significantly amends the CCPA and imposes additional data protection obligations on covered companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The substantive requirements for businesses subject to the CPRA went into effect on January 1, 2023, and became enforceable on July 1, 2023. Meanwhile, several other states and the federal government have considered or are considering privacy laws like the CCPA. We will continue to monitor and assess the impact of these laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

Outside of the United States, data protection laws, including the EU General Data Protection Regulation (the “GDPR”), also might apply to some of our operations or business collaborators. Legal requirements in these countries relating to the collection, storage, processing and transfer of personal data/information continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer personal data/information of persons located in the European Union (EU), a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances, and possible substantial fines for any violations (including possible fines for certain violations of up to the greater of €20 million or 4% of total company revenue). Other governmental authorities around the world have enacted or are considering similar types of legislative and regulatory proposals concerning data protection.

The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change, and may require substantial costs to monitor and implement and maintain adequate compliance programs. Failure to comply with United States and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.

Environmental Regulations

We use certain plastic, glass, fabric, metal and other products in our business which may be harmful if released into the environment. In view of the nature of our business, compliance with federal, state, and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has had no material effect upon our operations or earnings, and we do not expect it to have a material impact in the foreseeable future.

Tax Laws and Regulations

Changes in tax laws or regulations in the jurisdictions in which we do business, including the United States, or changes in how the tax laws are interpreted, could further impact our effective tax rate, further restrict our ability to repatriate undistributed offshore earnings, or impose new restrictions, costs or prohibitions on our current practices and reduce our net income and adversely affect our cash flows.

We are also subject to tax audits in the United States and other jurisdictions and our tax positions may be challenged by tax authorities. Although we believe that our current tax provisions are reasonable and appropriate, there can be no assurance that these items will be settled for the amounts accrued, that additional tax exposures will not be identified in the future or that additional tax reserves will not be necessary for any such exposures. Any increase in the amount of taxation incurred as a result of challenges to our tax filing positions could result in a material adverse effect on our business, results of operations and financial condition.

Other Regulations

We are subject to international, federal, national, regional, state, local and other laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission, the Food, Drug, and Cosmetic Act, the Foreign Corrupt Practices Act of 1977 (FCPA), various securities laws and regulations including but not limited to the Securities Exchange Act of 1934, as amended, the Securities Exchange Act of 1933, as amended, and the NASDAQ Rules, various labor, workplace and related laws, and environmental laws and regulations. Failure to comply with such laws and regulations may expose us to potential liability and have an adverse effect on our results of operations.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Eric Gripentrog	57	Chief Executive Officer and Director
Tariq Rahim	38	Chief Financial Officer, Principal Accounting Officer and Director
Lourdes Felix (1)	57	Nominee Director
Blake Janover(1)	43	Nominee Director
Girard Smith(1)	63	Nominee Director

(1)	Nominee director whose tenure shall be effective and commence immediately on the date in which this registration statement is declared effective by the SEC.

Business Experience

The following is a brief overview of the education and business experience of each of our directors, executive officers and director nominees during at least the past five years, including their principal occupations or employment during the period, the name and principal business of the organization by which they were employed.

Eric Gripentrog, Chief Executive Officer and Director

Mr. Gripentrog combines over 30 years of experience in the Consumer-Packaged Goods industry (“CPG”). Previously, he worked with three other companies in the CPG space holding several positions including CEO, SVP, and other senior management positions including Board Member. From 1992 to 2018, Eric held multiple roles in the Kellogg Company, both domestically and internationally (Europe and Latin America) leading business units with P&L responsibility. His last two roles at the Kellogg Company were Vice President/General Manager of the Caribbean business unit from 2009 to 2014; and Vice President, Strategy and Operations for North America from 2014 - 2018. From 2018 to 2019, Mr. Gripentrog was the SVP and General Manager of Panera Bread’s Consumer Packaged Goods division. This senior management position led this business unit covering six different product categories. He grew this division double-digit in both top-line and bottom-line performance, and his CPG division outperformed all other Panera business units and functions. From 2019 to 2020, Eric was the CEO and board member for Gina Cucina, Inc, a company involved in manufacturing and selling fresh soup into the retail grocery outlets and direct-to-consumer. His expertise in leading a business, managing the P&L and identifying margin enhancing opportunities for both business-to-business and direct-to-consumer clientele is critically important for the current role. Since 2020 Eric has been acting as the CEO of Hemptown USA, a director of Functional Brands, and a director of HTO Nevada, dba Kirkman. Whether Eric is leading a multi-billion-dollar operation or a small start-up; his experience in developing strategic plans and policies to bring the company vision to reality, implementing supporting plans, budgeting and forecasting, communicating with the Board of Directors, tracking company performance and establishing a high performing working culture, will enable his success in his current CEO role. Eric has an undergraduate degree from Western Michigan University.

Tariq Rahim, Chief Financial Officer, and Director

Mr. Rahim brings over 15 years of professional experience with over 10 years as a qualified Chartered Professional Accountant (CPA, CA – Canada). Having worked in a wide variety of industries including cannabis, hemp, prop-tech, professional services spaces, among others. In addition to his current position as CFO at the Company since April 2023 and VP, Finance since June 2021, his previous roles included Controller at Nobul (prop-tech startup) from June 2020 to June 2021 and Controller at Tokyo Smoke (cannabis start-up) from September 2018 to May 2020. Beginning his post-qualification careers in the Fall of 2011, he has held consistently progressive roles from a junior in public accounting leading up to the current position as an executive. Having worked with companies ranging in size from small to multi-million dollar publicly listed companies, he has tremendous experience in leveraging his financial skills to lead companies and clients through the full gamut of accounting and finance challenges – strategic planning, financial reporting, financial planning & analysis, budgeting & forecasting, to mention just a few. From 2018 onward, Mr. Rahim focused his career on startups and utilizing his experience to build and scale. Since 2021 Tariq has been serving as CFO of Hemptown USA, director of Functional Brands, and director of HTO Nevada, dba Kirkman. He has an Honors Bachelor of Accounting degree in Accounting from Brock University.

Girard Smith, Director

Girard Smith is a director nominee. Mr. Smith’s tenure will commence upon the effective date of this registration statement. Mr. Smith is the general manager, growth strategy and solutions, and a member of the executive leadership team for Market Performance Group (MPG), a leading omnichannel commerce strategy and services agency. He is a highly accomplished business leader with extensive strategic and operational experience. Over the course of his career, he has successfully built and scaled numerous consumer packaged goods brands, driving exceptional growth, innovation, and operational excellence within the omnichannel commerce landscape. Girard brings a unique blend of visionary leadership, entrepreneurial thinking, and strategic depth. He has a proven track record for delivering transformative results and building high-performing teams. In his current role with MPG, Girard leads a team focused on enabling consumer packaged goods brands to thrive across the omnichannel marketplace, including in-store, Amazon, and direct to consumer retail. He leads the commercial consulting practice, supporting various client needs including due diligence, commercial investment, brand strategy, go-to-market strategy, and learning & development. He also leads the full-funnel marketing practice, which includes strategy, creative, media, social commerce, and end-to-end business management. Over a 25-year career at Bayer Consumer Health, Girard held executive leadership positions in marketing (Nutritional & OTC), Sales, and consumer research. Girard was recognized as a paradigm shifter, credited with identifying entrepreneurial solutions to address key challenges and opportunities, and enabling the company to gain a leading edge in the marketplace. He is recognized for restructuring Bayer’s strategic and operational approach to the VMS category, to better leverage unique marketplace opportunities. His contributions led to category-defining product innovations and numerous game-changing initiatives in multivitamins and supplements. His new business model shaped the market in the company’s favor over many years. Under his leadership, Bayer achieved significant growth of its $1 billion Nutritionals & Digestive Health portfolio, and the One A Day brand achieved the #1 position in the adult multivitamin category. He also delivered market-leading organic growth for Bayer’s OTC business, revitalizing underperforming digestive health brands, while propelling significant market share growth for MiraLAX, the #1 laxative brand. In addition, he played a leading role in the acquisition and integration of the North American commercial activities for the Merck Consumer Health business. Girard’s experience also includes his former role as an operating partner and board member for NetWell Nutrition, a private equity-owned company with a portfolio of premium eCommerce brands delivering clean-label, science-based products. In addition, he served on the board of directors and executive committee of the Council for Responsible Nutrition (CRN), the leading industry association for dietary supplement and functional food manufacturers, and B2B ingredient suppliers.

We believe that Mr. Smith’s vast experience as a member of several companies’ board of directors, his education, and professional credentials qualify him to serve as a member of the Company’s Board of Directors.

Lourdes Felix, Director

Lourdes Felix is a director nominee. Ms. Felix’ tenure will commence upon the effective date of this registration statement. Ms. Felix is a female Hispanic entrepreneur and corporate finance executive with 30 years of combined experience in capital markets, public accounting, and the private sector who is driven by a passion for helping others. She presently serves as chief executive officer, chief financial officer and director of BioCorRx Inc. (OTCQB: BICX), a biotech company and leader in addiction treatment solutions and related disorders. She has been with BioCorRx since October 2012. Lourdes is also one of the founders and president of BioCorRx Pharmaceuticals Inc., a majority owned subsidiary of BioCorRx Inc that is focused on the development of addiction treatments and related disorders. Prior to joining BioCorRx her experience was in the private sector, public accounting including audit and public company experience. She has principles in finance, accounting, budgeting and internal control, including GAAP, SEC, and SOX Compliance. Thorough knowledge of federal and state regulations. Ms. Felix successfully managed and produced SEC regulatory filings. She has extensive experience in developing and managing financial operations. Lourdes has provided treasury and cash management functions. Ms. Felix is an excellent leader with a track record of documented contributions leading to improved financial performance, heightened productivity, and enhanced internal controls. Ms. Felix led corporate relationships with various major accounting firms and attorneys in preparing SEC filings and audited financial statements. Lourdes is very active in the Hispanic community and speaks fluent Spanish. Lourdes holds a Bachelor of Science degree in Accounting from the University of Phoenix. Since 2021 Ms. Felix has served as a member of the board of directors, audit committee chair, member compensation committee of Siyata Mobile Inc. (NASDAQ: SYTA). Since 2023, Ms. Felix has served as a member of the board of directors, compensation committee chair of Avalon Globocare (NASDAQ: ALBT)

We believe that Ms. Felix’s vast experience as a member of several companies’ board of directors, her education, and professional credentials qualify her to serve as a member of the Company’s Board of Directors.

Blake Janover, Director

Blake Janover is a director nominee. Mr. Janover’s tenure will commence upon the effective date of this registration statement. Blake Janover is the founder, chairman, and chief executive officer of Janover (Nasdaq: JNVR) an AI-enabled b2b SaaS platform providing technology, data, and value-add services to multifamily and commercial property owners across debt, equity, and insurance transactions and management. He serves on the Board of Directors of Soulpower Acquisition Corporation (NYSE: SOUL) a $250,000,000 SPAC and as a trustee at The Boca Raton Museum. He is a Harvard Business School alumnus (OPM 60), an active member of YPO, he has been an Official Member of the Forbes Real Estate Council, an On Deck Proptech and Scale Fellow, and an entrepreneur in residence and guest lecturer at Florida Atlantic University. Mr. Janover serves as a NATSEC Fellow at the National War College Alumni Association and as a guest lecturer and mentor at Reichman University’s Zell Entrepreneurship Program. Mr. Janover has navigated multiple cycles and billions of dollars of transactions. Over the course of his career Mr. Janover has employed 1,000 people across the globe, built and scaled multiple businesses, and deployed logistical and CPG infrastructure across continents and languages. Mr. Janover has been featured in Forbes, Bloomberg and other industry TV shows and publications.

We believe that Mr. Janover’s vast experience as a member of several companies’ board of directors, his education, and professional credentials qualify him to serve as a member of the Company’s Board of Directors.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

Upon the effective date of this registration statement, we will choose to appoint a separate Chairman of the Board who is not our Chief Executive Officer. Our board of directors’ decision is based on the belief that an independent Chairman of the Board can act as a balance to the Chief Executive Officer, who also serves as a non-independent director.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Much of this work has been delegated to committees, which will meet regularly and report back to the full board. The audit committee oversees risks related to our financial statements, the financial reporting process, accounting and legal matters, the compensation committee evaluates the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee evaluates risk associated with management decisions and strategic direction.

Independent Directors

NASDAQ’s rules generally require that a majority of an issuer’s board of directors consist of independent directors. Our board of directors currently consists of two (2) directors, Mr. Eric Gripentrog and Mr. Tariq Rahim. Upon the effective date of this registration statement, our board of directors will consist of five (5) directors, with three (3) directors, with Girard Smith, Lourdes Felix and Blake Janover considered independent within the meaning of NASDAQ’s rules. We have entered into independent director agreements with Girard Smith, Lourdes Felix and Blake Janover, pursuant to which each nominee director has been appointed to serve as an independent director of our company, whose tenure shall be effective and commence immediately on the date in which this registration statement is declared effective by the SEC. As a result of these board changes, our board of directors will consist of three directors, all of which will be independent within the meaning of NASDAQ’s rules.

Committees of the Board of Directors

Our board has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each with its own charter approved by the board. The committee charters have been filed as exhibits to the registration statement of which this prospectus is a part. Upon completion of this offering, we intend to make each committee’s charter available on our website at https://functionalbrandsinc.com/.

In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Girard Smith, Lourdes Felix and Blake Janover, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and NASDAQ’s rules, will serve on our audit committee upon their appointment to the board, with Lourdes Felix serving as the chairman. Our board has determined that Lourdes Felix qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee is responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and principal financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Girard Smith, Lourdes Felix and Blake Janover, each of whom satisfies the “independence” requirements of Rule 10C-1 under the Exchange Act and NASDAQ’s rules, will serve on our compensation committee upon their appointment to the board, with Girard Smith serving as the chairman. The members of the compensation committee are also “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers.

The compensation committee is responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Girard Smith, Lourdes Felix and Blake Janover each of whom satisfies the “independence” requirements of NASDAQ’s rules, will serve on our nominating and corporate governance committee upon their appointment to the board, with Blake Janover serving as the chairman. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by shareholders and recommending to the board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; (iv) overseeing compliance with the our code of ethics; and (v) approving any related party transactions.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our shareholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL. During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements should be read together with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Summary Compensation Table – Years Ended December 31, 2024, and 2023

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Summary Compensation Table

	Fiscal			Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Total
Eric Gripentrog	2024	$280,000	$-	$-	$-	$-	$280,000
Chief Executive Officer	2023	$280,000	$-	$-	$-	$-	$280,000

Tariq Rahim	2024	$200,000	$-	$-	$-	$-	$200,000
Chief Financial Officer	2023	$200,000	$-	$-	$-	$-	$200,000

Employment Agreements

We have entered into contractual agreements with our CEO and CFO.

Employment Agreement – Eric Gripentrog, CEO

Effective as of March 11, 2025, the employment agreement has an original term of 12 months subject to automatic renewal unless terminated for cause. Effective upon achieving the Direct Listing, Mr. Gripentrog’s annual salary will increase to $360,000. He is also entitled to an annual bonus up to 100% of his annual salary as determined by the Compensation Committee in its discretion. Mr. Gripentrog is also entitled to a performance-based equity awards based upon achieving the following:

(a)	Restricted Stock Units equal to $500,000 which vest six (6) months after the completion of the Direct Listing, and valued at the price of the stock upon the date of vesting.

(b)	The value of $500,000 worth of Company common stock upon closing of each acquisition post Direct Listing with such shares valued at the price of the Company’s stock upon completion of the acquisition.

(c)	The value of $250,000 worth of Company common stock upon the Company achieving positive EBIDTA for the first time in any calendar year with such shares valued at the price of the Company’s stock at the end of such calendar year.

(d)	The value of $1,000,000 worth of Company common stock upon the Company achieving a positive EBIDTA of $5 million for the first time in any calendar year with such shares valued at the price of the Company’s stock at the end of such calendar year.

(e)	The value of $1,000,000 worth of Company common stock upon the Company achieving a first time market valuation of $100 Million.

(f)	The value of $2,500,000 worth of Company common stock upon the Company achieving a first time market valuation of $250 Million.

During the Term, if (i) a Change in Control has occurred, Mr. Gripentrog shall be paid a bonus (the “Change in Control Transaction Bonus”), in cash, equal to two (2) times the Base Salary as in effect immediately before such Change in Control. If applicable, the Change in Control Transaction Bonus shall be paid in a lump sum within fifteen (15) days after the consummation of such Change in Control and the following certification by the Board of the occurrence of such Change in Control.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed by the Company with the Securities and Exchange Commission) whereby any “Person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, any benefit plan maintained by the Company or any of its subsidiaries or a “Person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13(d)(3) under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions:

(A)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	after which no Person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Employment Agreement – Tariq Rahim, CFO

Effective as of April 1, 2023, the employment agreement has an original term of 12 months subject to automatic renewal unless terminated for cause. In addition to the salary described above, the CFO will be issued 27,265 company restricted stock units with an exercise price and vesting period to be determined after the initial public offering and 190,854 stock options with an exercise price and date of issuance to be determined by the Company’s board of directors, with an expiration term of three years after termination of the employment agreement unless terminated for cause. The CFO is also entitled to a performance-based bonus payout as set forth in the chart below, after giving effect to the Reverse Stock Split:

Consolidated Revenue Target (USD)	Functional Brands Inc. Stock Payout (common shares)
Below $10,000,000	27,265
$10,000,000	54,530
$15,000,000	81,795
$20,000,000	109,059
$25,000,000	136,324
$30,000,000	163,589
$35,000,000	190,854
$40,000,000	218,119

Outstanding Equity Awards at Fiscal Year-End

Except as described in the employment agreement above, no executive officer named above had any unexercised options, stock that has not vested or equity incentive plan awards outstanding as of December 31, 2024, and 2023.

Director Compensation

No member of our board of directors received any compensation for his or her services as a director during the fiscal years ending December 31, 2024, and 2023, nor do they currently receive any compensation for such services.

Equity Incentive Plans

Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans, nor do we provide non-qualified deferred compensation to our officers or employees, and therefore, the Summary Compensation Table above does not include columns for nonequity incentive plan compensation and nonqualified deferred compensation earnings since there were none.

Employee Pension, Profit Sharing or other Retirement Plans. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Except as described below, there were no transactions during the fiscal years ending December 31, 2024 and 2023, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Debt facility with related parties

On March 7, 2025, the Company executed a loan agreement with Eric Gripentrog, our Chief Executive Officer, in the amount of $225,000, with an annual interest rate of 18%, with a maturity date of March 7, 2029.

On March 11, 2024, the Company executed a loan agreement with Mr. Gripentrog in the amount of $130,000, with an annual interest rate of 20%, with a maturity date of March 10, 2031.

PRINCIPAL AND REGISTERED STOCKHOLDERS

The following table sets forth:

●	certain information regarding the beneficial ownership of our voting securities as of the date of this prospectus by (i) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each of our executive officers, (iii) each of our directors and director nominees and (iv) all of our directors, director nominees and executive officers as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common stock; and

●	the number of shares of our common stock held by and registered for resale by means of this prospectus for the Registered Stockholders.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

We have agreed to issue two classes of convertible preferred stock to unaffiliated third party accredited investors or qualified institutional buyers in a private placement for gross proceeds of approximately $8,000,000. Such preferred Stock is convertible into shares of our common stock and all the common stock into which such preferred stock may be converted is being registered with this registration statement and prospectus. See “Plan of Distribution” for more information on the private placement and the preferred stock.

The Registered Stockholders include certain stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because they acquired their common stock from an affiliate or us within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days. The Registered Stockholders may, or may not, elect to sell their common stock covered by this prospectus, as and to the extent they may determine. The Registered Stockholders may offer, sell or distribute all or a portion of the shares of common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. The Registered Stockholders may elect to sell their shares in connection with this Direct Listing and in market transactions following this Direct Listing. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their common stock or the prices at which any such sales may occur. See “Plan of Distribution.”

Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Stockholders may sell all, some, or none of the common stock covered by this prospectus, we cannot determine the number of common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock that will be held by the Registered Stockholders upon consummation of any particular sale. In addition, the Registered Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, our common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

The Registered Stockholders are not entitled to any registration rights with respect to the common stock. However, we currently intend to use our reasonable efforts to keep the registration statement effective for a period of 90 days after the effectiveness of the registration statement. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of common stock by the Registered Stockholders. However, we will engage a financial advisor with respect to certain other matters relating to our listing. See “Plan of Distribution.”

The percentages below are calculated based on 7,110,676 shares of our common stock, and no shares of preferred stock, issued and outstanding as of July 10, 2025. We do not have any outstanding options, warrants exercisable for, or other securities convertible into shares of our common stock within the next 60 days (other than the Series A and Series Convertible Preferred Stock) which are deemed beneficially owned by the holder thereof. The Registered Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See “Management’s Discussion & Analysis of Financial Results and Condition” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Stockholders. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, Functional Brands Inc., 6400 SW Rosewood Street, Lake Oswego, Oregon 97035.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Number of Shares Being Offered
Eric Gripentrog	Common Stock	710,924	10.00%	710,924
Tariq Rahim	Common Stock	174,496	2.45%	174,496
All Officers and Directors as a Group (4)	Common Stock	885,420	12.45%

(1)	After giving effect to the Reverse Stock Split.

Other Registered Stockholders

Name of Shareholder	Footnote	Number of Shares of Common Stock Beneficially Owned	Number of Shares Being Offered
1056365 BC LTD	1	65	39
1177883 BC LTD	2	1,733	1,040
514751 NB INC	3	99	60
576112 BC LTD	4	1,444	867
680286 NB INC	5	99	60
7A J.A.M. CORPORATION	6	1,805	1,083
ADELE STONAWSKI		2,382	1,430
ADRIAN M SIMM		87	53
ADVISIR VENTURES LTD.	7	2,888	1,733
AKCCE INC	8	425	255
ALAN H FRIEDMAN		44	27
ALANA DROZDUKE		44	27
ALBERT O. MENN		29	18
ALESSANDRA BARION		7,220	4,332
ALEX HARVEY KAUFMAN		163	98
Alexander Schramek		2,100	1,260
ALEXANDRA YAMPOLSKY		7,220	4,332
ALEXANDRE SCHWAB		7,220	4,332
Alisen Tekeli		1,444	867
ALL SEASONS CONSULTING INC	9	434	261
ALLEN WILSON		3,899	2,340
ALON KALIDYN		405	243
AMY HOWARD		85	51
AMY MACKAY		33	20
ANASTACIA L. TURNER		102	62
ANDREAS BRUCKNER		8	5
Andreas Brueckner		3,543	2,126
Andreas Elsner		1,444	867
Andreas Krammer		1,181	709
Andreas Rauber		919	552
Andreas Rusam		2,100	1,260
Andreas Schlagbauer		657	395
ANDREW D WILLIAMS		22	14
ANDY SHELTON		5,415	3,249
ANGELA MCKERRAL		4,332	2,600
ANGELO TURICIANO		85	51
ANNA CERVANTES		2,383	1,430
ANNE A LEGER		44	27
ANTHONY COLE		37	23
ANTHONY F DE ROSA		107	65
ANTHONY FEDELE		299	180

ANTONIO ANCONA		317	191
ARTILLERY ONE INC	10	11,264	6,759
ATHENA VENTURES INC	11	289	174
Aviso Wealth	12	4,331	2,599
BAKHTAWAR SINGH		67	41
BANISTER & MILLER, PLLC	13	11,624	6,975
BARBARA ROSENBERG & ODNEY ZOLT JT TEN		128	77
BERNARD WINKLER & LYNN WINKLER JT TEN		87	53
BHB GROUP PARTNERS LLC	14	190,855	190,855
BIG SKY PRIVATE EQUITY LLC	15	425	255
BILL LEACH		217	131
BIRKEN CAPITAL PARTNERS LTD.	16	8,881	5,329
BLAKE SANDOVAL		10,906	10,906
BLAKE W PELLETIER		15	9
BMO NESBITT BURNS INC TR A/C 270-06381-21	17	174	105
BMO NESBITT BURNS INC TR A/C 275-01248-24	18	224	135
BMO NESBITT BURNS INC TR A/C 275-05757-10	19	167	101
BMO NESBITT BURNS INC TR A/C 275-06167-12	20	325	195
BMO NESBITT BURNS INC TR A/C 275-06206-23	21	130	78
BMO NESBITT BURNS INC TR A/C 275-07045-26	22	97	59
BMO NESBITT BURNS INC TR A/C 275-07073-21	23	130	78
BMO NESBITT BURNS INC TR A/C 275-07311-23	24	65	39
BMO NESBITT BURNS INC TR A/C 275-07410-23	25	258	155
BMO NESBITT BURNS INC TR A/C 275-07555-10	26	333	200
BMO NESBITT BURNS INC TR A/C 275-07573-18	27	333	200
BMO NESBITT BURNS INC TR A/C 275-07936-28	28	650	390
BMO NESBITT BURNS INC TR A/C 275-07938-26	29	167	101
BMO NESBITT BURNS INC TR A/C 275-08381-26	30	325	195
BMO NESBITT BURNS INC TR A/C 275-08512-28	31	323	194
BMO NESBITT BURNS INC TR A/C 275-08619-20	32	65	39
BMO NESBITT BURNS INC TR A/C 275-08620-27	33	81	49
BMO NESBITT BURNS INC TR A/C 275-08656-24	34	65	39
BMO NESBITT BURNS INC TR A/C 275-08666-22	35	65	39
BMO NESBITT BURNS INC TR A/C 275-08684-20	36	968	581
BMO NESBITT BURNS INC TR A/C 275-08688-26	37	65	39
BMO NESBITT BURNS INC TR A/C 275-08689-25	38	193	116
BMO NESBITT BURNS INC TR A/C 275-08699-23	39	289	174
BMO NESBITT BURNS INC TR A/C 275-08729-27	40	129	78
BMO NESBITT BURNS INC TR A/C 275-08767-20	41	323	194
BMO NESBITT BURNS INC TR A/C 275-08769-28	42	64	39
BMO NESBITT BURNS INC TR A/C 275-08771-24	43	513	308
BMO NESBITT BURNS INC TR A/C 275-08773-14	44	73	44
BMO NESBITT BURNS INC TR A/C 275-08805-24	45	323	194
BMO NESBITT BURNS INC TR A/C 275-08894-18	46	97	59
BMO NESBITT BURNS INC TR A/C 275-08935-27	47	174	105
BMO NESBITT BURNS INC TR A/C 275-09004-21	48	448	269
BMO NESBITT BURNS INC TR A/C 275-09042-25	49	162	98
BMO NESBITT BURNS INC TR A/C 275-09054-20	50	51	31
BMO NESBITT BURNS INC TR A/C 275-09056-28	51	129	78
BMO NESBITT BURNS INC TR A/C 275-09059-25	52	643	386
BMO NESBITT BURNS INC TR A/C 275-09073-19	53	195	117
BMO NESBITT BURNS INC TR A/C 275-09074-18	54	195	117
BMO NESBITT BURNS INC TR A/C 275-09082-26	55	65	39
BMO NESBITT BURNS INC TR A/C 275-09094-22	56	162	98
BMO NESBITT BURNS INC TR A/C 275-09099-27	57	97	59
BMO NESBITT BURNS INC TR A/C 275-09108-26	58	129	78
BMO NESBITT BURNS INC TR A/C 275-09117-25	59	193	116
BMO NESBITT BURNS INC TR A/C 275-09126-24	60	64	39
BMO NESBITT BURNS INC TR A/C 275-09134-24	61	32	20
BMO NESBITT BURNS INC TR A/C 275-09135-23	62	128	77
BMO NESBITT BURNS INC TR A/C 275-09139-29	63	159	96
BMO NESBITT BURNS INC TR A/C 275-09140-26	64	325	195
BMO NESBITT BURNS INC TR A/C 275-09141-25	65	128	77

BMO NESBITT BURNS INC TR A/C 275-09142-24	66	159	96
BMO NESBITT BURNS INC TR A/C 275-99121-12	67	195	117
BMO NESBITT BURNS INC TR A/C 285-01278-26	68	174	105
BMO NESBITT BURNS INC TR A/C 285-02156-21	69	195	117
BMO NESBITT BURNS INC TR A/C 285-02415-28	70	145	87
BMO NESBITT BURNS INC TR A/C 285-02426-25	71	195	117
BMO NESBITT BURNS INC TR A/C 285-02536-14	72	130	78
BMO Nesbitt Burns ITF 608266 NB Ltd. 275-07177-18	73	7,217	4,331
BMO Nesbitt Burns ITF 636579 NB Inc. 275-07528-14	74	7,217	4,331
BMO Nesbitt Burns ITF 648557 NB Inc. 275-07938-26	75	14,434	8,661
BMO Nesbitt Burns ITF Allan Burgoyne 275-08767-20	76	21,651	12,991
BMO Nesbitt Burns ITF Bohdon Holdings Inc. 275-07936-28	77	14,434	8,661
BMO Nesbitt Burns ITF Bradley Deware 275-08700-12	76	8,661	5,197
BMO Nesbitt Burns ITF Brenda Young 275-06167-12	76	7,217	4,331
BMO Nesbitt Burns ITF Carolyn Shepherd	76	4,331	2,599
BMO Nesbitt Burns ITF Catherine Coyle Trust Holdings Inc. 275-07555-10	78	7,217	4,331
BMO Nesbitt Burns ITF Chris Grannan	76	7,217	4,331
BMO Nesbitt Burns ITF Corey Babineau 275-08855-23	76	4,987	2,993
BMO Nesbitt Burns ITF Covalent Enterprises Ltd. 275-08188-21	79	7,217	4,331
BMO Nesbitt Burns ITF Coyle Trust Holdings Inc. 275-07573-18	80	7,217	4,331
BMO Nesbitt Burns ITF Craig Brennan	76	14,434	8,661
BMO Nesbitt Burns ITF Danahelo Holdings Ltd. 275-06896-28	81	7,873	4,724
BMO Nesbitt Burns ITF Danny Cormier 275-09014-29	76	14,434	8,661
BMO Nesbitt Burns ITF Devon Strang 275-08745-27	76	2,887	1,733
BMO Nesbitt Burns ITF Donald McInnes	76	3,543	2,126
BMO Nesbitt Burns ITF Doug and Barb Anderson 275-07311-23	76	76	46
BMO Nesbitt Burns ITF Doug Simpson Investments Ltd. 275-09010-15	82	14,434	8,661
BMO Nesbitt Burns ITF Dr. D.E. Craig Professional Corporation 275-05922-28	83	7,217	4,331
BMO Nesbitt Burns ITF Dr. Jeff Sheppard Prof. Corp. 275-08671-17	84	7,217	4,331
BMO Nesbitt Burns ITF Dr. Pierre Andre Beaulieu Prof. Corp. 275-08894-18	85	9,317	5,591
BMO Nesbitt Burns ITF Greg Walton Investments Limited 275-07587-12	86	28,868	17,321
BMO Nesbitt Burns ITF James Avery Grace Corp. 275-07996-25	87	2,100	1,260
BMO Nesbitt Burns ITF Jeremy Pearson 275-99035-25	76	814	489
BMO Nesbitt Burns ITF John L. Murray Financial Services Ltd. 275-07165-20	88	7,217	4,331
BMO Nesbitt Burns ITF John Young 275-05757-10	76	14,434	8,661
BMO Nesbitt Burns ITF Johnny Longphee 275-08656-24	76	14,434	8,661
BMO Nesbitt Burns ITF Kimberly Dolan 275-08772-23	76	7,217	4,331
BMO Nesbitt Burns ITF Mark and Lauren Anderson 275-07382-27	76	431	259
BMO Nesbitt Burns ITF Matthew Straight 275-99116-19	76	113	68
BMO Nesbitt Burns ITF Nilock Capital Corp. 275-08475-23	89	36,085	21,651
BMO Nesbitt Burns ITF Peach Investments Ltd.	90	7,086	4,252
BMO Nesbitt Burns ITF Peter Deware 275-08692-20	76	14,434	8,661
BMO Nesbitt Burns ITF RDDS Holdings Ltd. 275-08805-24	91	28,868	17,321
BMO Nesbitt Burns ITF Robert & Elaine Steckler	76	3,543	2,126
BMO Nesbitt Burns ITF Robert &/or Stephanie Downey 275-09004-21	76	14,434	8,661
BMO Nesbitt Burns ITF Robert Strang 275-08889-23	76	7,217	4,331
BMO Nesbitt Burns ITF Ryan Carphin		3,543	2,126
BMO Nesbitt Burns ITF Samuel Mackay 275-0866-12	76	7,217	4,331
BMO Nesbitt Burns ITF Strang's Produce Inc. 275-08893-27	92	10,760	6,456
BMO Nesbitt Burns ITF The Streeter Family Trust 275-06778-13	93	5,774	3,465
BMO Nesbitt Burns ITF Trevor & Joan Heaver	76	2,887	1,733
BMO Nesbitt Burns ITF Val Streeter 275-99069-24	76	307	185
BMO Nesbitt Burns ITF William Dunnett 275-09011-22	76	10,760	6,456
BMO NESBITT BURNS TR CATHY PEARSON A/C 275-07200-27	76	1,444	867
BMO Nesbitt Burns TR Daniel Kokan A/C 805-51932-24	94	525	315
BMO NESBITT BURNS TR GREG WALTON INVESTMENTS LIMITED A/C 275-07587-12	95	30	18
BMO NESBITT BURNS TR KIMBERLY DOLAN A/C 275-08772-23	76	8	5

BOESCH & COMPANY	96	255	153
BRAD MITCHELL		73	44
BRADLEY A DUSSAULT		217	131
BRADLEY JACOKES		6,580	3,948
BRANDON HOLDRIDGE		903	542
BRANDON ROOK		434	261
BRETT JOSEPH WOLTERMAN		258	155
BRIAN SHEARON		32	20
BRUCE MACKINNON		289	174
Brunhilde Paulus		1,706	1,024
BRYAN HENRY	97	2,888	1,733
CALVIN C ZOELLNER		29	18
CALVIN R BRAUNSTEIN		255	153
CAMM GLOBAL INC	98	1,444	867
CANACCORD GENUITY CORP ITF MARK VENIER	99	138	83
CANACCORD GENUITY CORP ITF PETER FARNWORTH	99	111	67
Canaccord Genuity Corp ITF Philip W. Anderson	99	7,217	4,331
CANACCORD GENUITY CORP.	100	51,675	31,006
Canaccord Genuity Corp. ITF 0885093 BC Ltd.	99	20,208	12,125
Canaccord Genuity Corp. ITF 1073331 BC Ltd.	99	1,444	867
Canaccord Genuity Corp. ITF 1133918 B.C. LTD	99	1,444	867
Canaccord Genuity Corp. ITF 1136124 BC ULC	99	4,331	2,599
Canaccord Genuity Corp. ITF 2134255 Ontario Inc.	99	4,331	2,599
Canaccord Genuity Corp. ITF 4390270 Canada Inc.	99	14,434	8,661
Canaccord Genuity Corp. ITF 641470 Alberta Ltd	99	2,100	1,260
Canaccord Genuity Corp. ITF 678724 NB Inc.	99	57,735	34,641
Canaccord Genuity Corp. ITF 7198362 Man Pldg	101	144,338	86,603
Canaccord Genuity Corp. ITF ADPL Ventures Inc.	102	3,543	2,126
Canaccord Genuity Corp. ITF Adrian Lamoureux	99	2,887	1,733
Canaccord Genuity Corp. ITF Adrienne Fung	99	1,444	867
Canaccord Genuity Corp. ITF Alcaron Capital Corp.	99	14,434	8,661
Canaccord Genuity Corp. ITF Alexandria Martin	99	2,100	1,260
Canaccord Genuity Corp. ITF Algonquin Holdings Inc.	103	3,543	2,126
Canaccord Genuity Corp. ITF Alnashir Virani	99	1,444	867
Canaccord Genuity Corp. ITF Amanda Holowachuk	99	1,444	867
Canaccord Genuity Corp. ITF Anand &/or Aruna Vaidyanath	99	5,774	3,465
Canaccord Genuity Corp. ITF Andrew Morrisey	99	7,217	4,331
Canaccord Genuity Corp. ITF Andrew/Stacey Hiew	99	4,331	2,599
Canaccord Genuity Corp. ITF Anita Luszszak	99	1,444	867
Canaccord Genuity Corp. ITF Arnold Dlin	99	14,434	8,661
Canaccord Genuity Corp. ITF Arsenault Solutions Inc.	99	7,217	4,331
Canaccord Genuity Corp. ITF Arthur L Cinnamon	99	17,977	10,787
Canaccord Genuity Corp. ITF Arthur L. Cinnamon	99	3,543	2,126
Canaccord Genuity Corp. ITF ATP Investments Inc	99	57,735	34,641
Canaccord Genuity Corp. ITF B.D. Corporate Services Inc.	99	2,887	1,733
Canaccord Genuity Corp. ITF Barry &/or Sharon Larson	99	14,434	8,661
Canaccord Genuity Corp. ITF Barry Chilibeck	99	4,331	2,599
Canaccord Genuity Corp. ITF Bearcliff Trading Corp.	104	7,217	4,331
Canaccord Genuity Corp. ITF BENJAMIN CURRY	99	6,281	3,769
Canaccord Genuity Corp. ITF Blair Brown	99	2,100	1,260
Canaccord Genuity Corp. ITF Blair GogoWich	99	2,887	1,733
Canaccord Genuity Corp. ITF Blair Yorke-Slader	99	14,434	8,661
Canaccord Genuity Corp. ITF Brenda-Lee Hill	99	4,987	2,993
Canaccord Genuity Corp. ITF Brendan Stutt	99	3,543	2,126
Canaccord Genuity Corp. ITF Brent Holowachuk	99	2,100	1,260
Canaccord Genuity Corp. ITF Brian & Leela Soares	99	11,547	6,929
Canaccord Genuity Corp. ITF Brian Kowall Holdings Ltd.	105	7,217	4,331
Canaccord Genuity Corp. ITF Bruce Hill	99	15,090	9,054
Canaccord Genuity Corp. ITF Bryan Arthur	99	2,887	1,733
Canaccord Genuity Corp. ITF Candice Prescott	99	2,887	1,733
Canaccord Genuity Corp. ITF Cathryn J. Poole &/or David Boone	99	14,434	8,661
Canaccord Genuity Corp. ITF Chantal Olson	99	1,444	867
Canaccord Genuity Corp. ITF Charles Main	99	2,887	1,733
Canaccord Genuity Corp. ITF Chris Lien	99	1,444	867
Canaccord Genuity Corp. ITF Chris Parry	99	2,887	1,733
Canaccord Genuity Corp. ITF Christian Stachow	99	4,331	2,599
Canaccord Genuity Corp. ITF Christopher Kucharski &/or Stephanie Bold	99	7,217	4,331

Canaccord Genuity Corp. ITF Clive Brookes	99	1,444	867
Canaccord Genuity Corp. ITF Colby Bell	99	1,444	867
Canaccord Genuity Corp. ITF Colin Topham	99	1,444	867
Canaccord Genuity Corp. ITF Columbia St Holdings	106	28,868	17,321
Canaccord Genuity Corp. ITF Corey Babineau	99	7,217	4,331
Canaccord Genuity Corp. ITF Corinne Chodzick	99	3,543	2,126
Canaccord Genuity Corp. ITF Curtis Jansen	99	2,887	1,733
Canaccord Genuity Corp. ITF D. Baker Capital Inc.	107	2,887	1,733
Canaccord Genuity Corp. ITF Dallas Manning	99	3,543	2,126
Canaccord Genuity Corp. ITF Darlene Noble	99	2,100	1,260
Canaccord Genuity Corp. ITF Darringer Enterprise	108	14,434	8,661
Canaccord Genuity Corp. ITF Dave Delgreco	99	10,760	6,456
Canaccord Genuity Corp. ITF David Basche	99	2,887	1,733
Canaccord Genuity Corp. ITF David Beattie	99	5,774	3,465
Canaccord Genuity Corp. ITF David Bishop	99	3,543	2,126
Canaccord Genuity Corp. ITF David Edwards	99	8,661	5,197
Canaccord Genuity Corp. ITF David Ghermezian	99	10,760	6,456
Canaccord Genuity Corp. ITF David Holmes	99	14,434	8,661
Canaccord Genuity Corp. ITF David Wood	99	28,868	17,321
Canaccord Genuity Corp. ITF Davy Ly Lun &/or Jessica Lan Keng	99	1,444	867
Canaccord Genuity Corp. ITF DIG MEDIA INC.	109	194	117
Canaccord Genuity Corp. ITF Dirk Lohrisch	99	14,434	8,661
Canaccord Genuity Corp. ITF DLCS Holdings Ltd.	110	2,887	1,733
Canaccord Genuity Corp. ITF Don Ghermezian	99	7,217	4,331
Canaccord Genuity Corp. ITF Donald Buchinski	99	3,543	2,126
Canaccord Genuity Corp. ITF Donald Greenfield	99	7,217	4,331
Canaccord Genuity Corp. ITF Douglas Charlish	99	2,100	1,260
Canaccord Genuity Corp. ITF Dr. Arnold Dlin	99	3,543	2,126
Canaccord Genuity Corp. ITF Dwayne Lashyn	99	2,100	1,260
Canaccord Genuity Corp. ITF Eric Blakely	99	7,217	4,331
Canaccord Genuity Corp. ITF Eric Tomasek	99	2,100	1,260
Canaccord Genuity Corp. ITF Fisher Pond Inc.	111	7,217	4,331
Canaccord Genuity Corp. ITF G & L Height Holdings Ltd.	112	7,217	4,331
Canaccord Genuity Corp. ITF G.A Beach Consultants Ltd.	113	4,331	2,599
Canaccord Genuity Corp. ITF Gary & Annette Mario Bunz	99	7,217	4,331
Canaccord Genuity Corp. ITF GCPD Ontario Inc.	114	14,434	8,661
Canaccord Genuity Corp. ITF Geoffrey P Stenger	99	1,444	867
Canaccord Genuity Corp. ITF Gift2Gift Corp.	115	7,217	4,331
Canaccord Genuity Corp. ITF Gordon and Barbara Johnston	99	10,104	6,063
Canaccord Genuity Corp. ITF Greg Davis	99	10,760	6,457
Canaccord Genuity Corp. ITF Greg Sewell	99	1,444	867
Canaccord Genuity Corp. ITF Gregory & Elizabeth Kwong	99	7,217	4,331
Canaccord Genuity Corp. ITF Gregory Sewell	99	4,987	2,993
Canaccord Genuity Corp. ITF Gregory Urton	99	1,444	867
Canaccord Genuity Corp. ITF Halcorp Capital Ltd.	116	5,774	3,465
Canaccord Genuity Corp. ITF Hans & Terri Birker	99	1,444	867
Canaccord Genuity Corp. ITF Ian Stewart	99	2,100	1,260
Canaccord Genuity Corp. ITF James Hansen	99	14,434	8,661
Canaccord Genuity Corp. ITF James O'Rourke	99	3,543	2,126
Canaccord Genuity Corp. ITF Jamie McTavish & Karen Flavelle	99	4,331	2,599
Canaccord Genuity Corp. ITF Jason Ropchan	99	7,217	4,331
Canaccord Genuity Corp. ITF Jason Short	99	3,543	2,126
Canaccord Genuity Corp. ITF Jeffrey Pilkington	117	3,543	2,126
Canaccord Genuity Corp. ITF Jerry & Jackoline Dugger	99	14,303	8,582
Canaccord Genuity Corp. ITF Jerry Dugger	99	28,868	17,322
Canaccord Genuity Corp. ITF JNC Holdings Inc.	118	1,444	867
Canaccord Genuity Corp. ITF Joey Taylor	99	2,887	1,733
Canaccord Genuity Corp. ITF John C. McLeod Law Corp.	119	2,100	1,260
Canaccord Genuity Corp. ITF John Macleod	99	2,887	1,733
Canaccord Genuity Corp. ITF John Reynolds	99	2,100	1,260
Canaccord Genuity Corp. ITF John Seaman	99	2,100	1,260
Canaccord Genuity Corp. ITF John-Paul Portelli	99	4,331	2,599
Canaccord Genuity Corp. ITF Joseph Eugene Sekora	99	3,543	2,126
Canaccord Genuity Corp. ITF Joseph Grosso	99	14,434	8,661
Canaccord Genuity Corp. ITF Joseph M Fairbloom	99	5,774	3,465
Canaccord Genuity Corp. ITF Joyce and Channarong Ratanaseangsuang	99	21,651	12,991
Canaccord Genuity Corp. ITF Juniper Currie	99	2,100	1,260
Canaccord Genuity Corp. ITF Justin Lee	99	4,331	2,599

Canaccord Genuity Corp. ITF Keith James	99	2,887	1,733
Canaccord Genuity Corp. ITF Kelley & Jeffrey Warner	99	2,100	1,260
Canaccord Genuity Corp. ITF Kenneth Pinsky	99	3,543	2,126
Canaccord Genuity Corp. ITF Kenneth Struss	99	3,543	2,126
Canaccord Genuity Corp. ITF Kenneth Zandee	99	4,331	2,599
Canaccord Genuity Corp. ITF Kevin Reinhart	99	14,434	8,661
Canaccord Genuity Corp. ITF Kristen & Alex Harrison	99	1,444	867
Canaccord Genuity Corp. ITF Langton, Cheney & Carol Lynn	99	2,887	1,733
Canaccord Genuity Corp. ITF Larry Hammond &/or Karen Abbott	99	1,444	867
Canaccord Genuity Corp. ITF Leslie O'Donoghue	99	14,434	8,661
Canaccord Genuity Corp. ITF Liam Sauro	99	1,444	867
Canaccord Genuity Corp. ITF Lisa C Cumming	99	7,217	4,331
Canaccord Genuity Corp. ITF Lisa Van Hemert	99	1,444	867
Canaccord Genuity Corp. ITF Little Puck Entertainment Inc.	120	36,085	21,651
Canaccord Genuity Corp. ITF Logan Craig &/or Mary Sloan-Craig	99	4,987	2,993
Canaccord Genuity Corp. ITF Lorick Holdings Ltd.	121	3,543	2,126
Canaccord Genuity Corp. ITF Lorne Goodlet	99	1,444	867
Canaccord Genuity Corp. ITF Loyola Keough	99	5,774	3,465
Canaccord Genuity Corp. ITF Luke Hamill	99	1,444	867
Canaccord Genuity Corp. ITF M.R.S. Leasing Corp.	122	4,331	2,599
Canaccord Genuity Corp. ITF Maclachlan Investments Corp.	123	28,868	17,321
Canaccord Genuity Corp. ITF Manish Jain	99	3,543	2,126
Canaccord Genuity Corp. ITF Marc Spicer	99	9,317	5,591
Canaccord Genuity Corp. ITF Mark Naccache	99	2,887	1,733
Canaccord Genuity Corp. ITF Martine Peters	99	2,100	1,260
Canaccord Genuity Corp. ITF Marty Staples	99	1,444	867
Canaccord Genuity Corp. ITF Matthew Gowanlock	99	14,565	8,739
Canaccord Genuity Corp. ITF Michael &/or Celia McLeod	99	1,444	867
Canaccord Genuity Corp. ITF Michael Bordeleau-Tassile	99	4,331	2,599
Canaccord Genuity Corp. ITF Michael Boyes	99	7,217	4,331
Canaccord Genuity Corp. ITF Michael Halvorson	99	7,217	4,331
Canaccord Genuity Corp. ITF MICHAEL HEWETT		1,083	650
Canaccord Genuity Corp. ITF Michael Lysko	99	2,887	1,733
Canaccord Genuity Corp. ITF Michael Parker	99	1,444	867
Canaccord Genuity Corp. ITF Michel LeBlanc	99	1,444	867
Canaccord Genuity Corp. ITF Michele Zampini	99	1,444	867
Canaccord Genuity Corp. ITF Michelle Vincent	99	1,444	867
Canaccord Genuity Corp. ITF Mikhail and Elena Solovyev	99	14,434	8,661
Canaccord Genuity Corp. ITF Murray Caruth	99	1,444	867
Canaccord Genuity Corp. ITF Neil &/or Susan Manning	99	14,434	8,661
Canaccord Genuity Corp. ITF Neil Duffy	99	5,905	3,543
Canaccord Genuity Corp. ITF Nia Capital Corp.	124	2,887	1,733
Canaccord Genuity Corp. ITF Nick Demare	99	3,543	2,126
Canaccord Genuity Corp. ITF Norm & Christine Chung	99	3,018	1,811
Canaccord Genuity Corp. ITF ORCA Capital GmbH	125	10,760	6,456
Canaccord Genuity Corp. ITF Patcharin Smith	99	14,434	8,661
Canaccord Genuity Corp. ITF Patricia Sowa	99	7,217	4,331
Canaccord Genuity Corp. ITF Paul Pigeon	99	43,958	26,376
Canaccord Genuity Corp. ITF Peter & Glenda Philipchuk	99	7,217	4,331
Canaccord Genuity Corp. ITF Peter Fay	99	14,434	8,661
Canaccord Genuity Corp. ITF Peter Lubey	99	2,887	1,733
Canaccord Genuity Corp. ITF Puetz Family Trust	126	10,760	6,456
Canaccord Genuity Corp. ITF Quantico Capital Corp.	127	21,651	12,991
Canaccord Genuity Corp. ITF Ram Platinum Pty Ltd.	128	2,100	1,260
Canaccord Genuity Corp. ITF Raymond Reed Enterprises Ltd.	129	3,543	2,126
Canaccord Genuity Corp. ITF Rebecca Darling	99	7,217	4,331
Canaccord Genuity Corp. ITF Richard P. Borden Professional Corporation	130	3,543	2,126
Canaccord Genuity Corp. ITF Robert Forrest	99	3,543	2,126
Canaccord Genuity Corp. ITF Robert Geddes	99	14,434	8,661

Canaccord Genuity Corp. ITF Robert Kossman	99	28,868	17,321
Canaccord Genuity Corp. ITF Robert Krahn	99	4,331	2,599
Canaccord Genuity Corp. ITF Robert Malcolm	99	3,543	2,126
Canaccord Genuity Corp. ITF Robert Mills Alter Ego Trust No. 1	131	36,085	21,651
Canaccord Genuity Corp. ITF Robert Rubinic	99	1,444	867
Canaccord Genuity Corp. ITF Robert Sean King	99	3,543	2,126
Canaccord Genuity Corp. ITF Robert Shore	99	1,444	867
Canaccord Genuity Corp. ITF Rupert 2019 Settlement	132	43,302	25,982
Canaccord Genuity Corp. ITF Russell &/or Linda Holowachuk	99	7,217	4,331
Canaccord Genuity Corp. ITF Samuel Feldman	99	14,434	8,661
Canaccord Genuity Corp. ITF Sanders D. Lee	99	14,434	8,661
Canaccord Genuity Corp. ITF Sascha Opel	99	4,331	2,599
Canaccord Genuity Corp. ITF Satwant Brar	99	4,331	2,599
Canaccord Genuity Corp. ITF Satwinder Mann	99	7,217	4,331
Canaccord Genuity Corp. ITF SEAN GERCSAK	99	7,219	4,333
Canaccord Genuity Corp. ITF Severin Samulski	99	2,887	1,733
Canaccord Genuity Corp. ITF Shairole Henchall	99	4,331	2,599
Canaccord Genuity Corp. ITF Shlomo Baranovski	99	14,434	8,661
Canaccord Genuity Corp. ITF Sophie Holtkamp	99	2,100	1,260
Canaccord Genuity Corp. ITF Stanley Burton	99	3,018	1,811
Canaccord Genuity Corp. ITF Stefan Thies	99	7,217	4,331
Canaccord Genuity Corp. ITF Stephen & Ellen Cronk	99	7,217	4,331
Canaccord Genuity Corp. ITF Steve Kolanko	99	28,868	17,321
Canaccord Genuity Corp. ITF Stewart McGregor	99	36,085	21,651
Canaccord Genuity Corp. ITF Susan West	99	3,543	2,126
Canaccord Genuity Corp. ITF Taylor Cumming	99	7,217	4,331
Canaccord Genuity Corp. ITF Terence Wells	99	2,887	1,733
Canaccord Genuity Corp. ITF The Henri & Dorothy Pigeon Joint Partner Trust 2010	133	1,444	867
Canaccord Genuity Corp. ITF The Saunders Family Trust	134	7,217	4,331
Canaccord Genuity Corp. ITF Timothy &/or Dianne Nakaska	99	2,887	1,733
Canaccord Genuity Corp. ITF Todd Hanas	99	1,444	867
Canaccord Genuity Corp. ITF Tony Ghermezian	99	3,543	2,126
Canaccord Genuity Corp. ITF Tracy Henuset	99	2,100	1,260
Canaccord Genuity Corp. ITF Travis O'Donnell	99	5,774	3,465
Canaccord Genuity Corp. ITF Trevor Wallace	99	28,868	17,321
Canaccord Genuity Corp. ITF Vanguard Marketing	135	14,434	8,661
Canaccord Genuity Corp. ITF Victoria K. Morisset	99	7,217	4,331
Canaccord Genuity Corp. ITF Violetta Holdings Ltd.	136	2,100	1,260
Canaccord Genuity Corp. ITF VJMH Holdings Inc.	137	21,651	12,991
Canaccord Genuity Corp. ITF Water Street Assets Inc.	138	36,085	21,651
Canaccord Genuity Corp. ITF William Ferreira	99	7,217	4,331
Canaccord Genuity Corp. ITFDouglas Hunter & Christine Schuh	99	14,434	8,661
Canaccord Genuity Corp. Ursula Ulrich & Thomas JTWROS	99	3,543	2,126
CANNON BRIDGE CAPITAL CORP.	139	48,590	29,154
CAROL TOWNSEND		21,660	12,996
CARSON LEVIT TR LEVIT FAMILY REVOCABLE TRUST		2,124	1,275
CARSON TING		578	347
CATHERINE SHEARON		51	31
CDS & CO	140	20,378	12,227
CHAD MURRY		42	26
Charles E. Watson		14,239	8,544
CHRIS PARRY		434	261
CHRIS VETSCH		170	102
CHRISTIAN MUELLER		4,353	2,613
Christian Rupschus		1,050	630
Christian Schoenfeld		2,887	1,733
CHRISTINE A CHARLES		15	9
CHRISTOPH KNUTTEL		2,202	1,322
Christopher Backus	99	3,543	2,126
CHRISTOPHER CAIAZZO		4,332	2,600
CHRISTOPHER RICCELLI		116	70
Christopher Schmidt		657	395
CHRISTOPHER TAYLOR		137	137
CI Investment Services Inc. ITF Jeffrey Gerstein A/C 229-01246-23	141	17,977	10,787
CLARK COLBY		361	217
CLEM ANZ JR		24	15
CLIFF ROBER		361	217
COLE WOLTERMAN		28,880	17,328

CONNIE PARKER		1,191	716
COREY MCGILL		34	21
CORINNE WOLTERMAN		28,880	17,328
CORT HUGHES		299	180
CYNTHIA MARIE LOVE		61	37
DALE RAMBUR		116	70
DAMIEN LOWRY		11,552	6,932
DANIEL C FALLER TR THE DANIEL C FALLER LIVING TRUST DTD 08/29/11	142	217	131
Daniel J. McNellis and Jeanne Marie McNellis Revocable Trust Agreement Dated September 26, 2017	143	14,178	8,507
DANIEL M GREENE		37	23
DARA FELICE SEDAKA		44	27
DARRYL YEA		8,664	5,199
DARYL D. TAYLOR		73	44
DAVID DANKO		289	174
DAVID GODBER TR THE DAVID S GODBER TRUST	144	1,444	867
DAVID IMSCHWEILER		289	174
DAVID INGRAM		29	18
DAVID KINGSLEY		73	44
DAVID NISSEN		44	27
DAVID SHIFFMAN		21	13
DEAN D PORTER		11	7
DEAN MAHER		183	110
DEAN MARTIN	97	73	44
DEAN MYLALSINGH		34	21
Dean Watt		6,567	3,941
DENA L HILTON		21,660	12,996
DENNIS GRAYSON		1,035	622
DENNIS HOESGEN		2,888	1,733
DERRICK R KAUK		145	87
DIANA MARK		289	174
Dieter Anding		2,100	1,260
Dirk Heinrich		2,887	1,733
Dominic Schwoerer		1,444	867
DON C. & SANDRA M. KERZEE		181	109
DORA COTTERELL		58	35
DOUG MARCH		9,531	5,719
DOUGLAS MILLS		289	174
Dr. Stefan Vollath		1,444	867
EARL W. GRADEN		289	174
ED SCHUYLER		325	195
EDMUND G. SCHUYLER		1,913	1,149
EDOARDO MASSARO		34	21
EDWARD MORIN		2,546	1,529
EDWIN S TOPOREK		44	27
ELAINE LESLIE STRIDE		1,986	1,192
ELENA ANNA THEODORA VIKIS		434	261
ERIC HOESGEN		2,888	1,733
Exchange Listing	145	86,420	86,420
FANI M. ORDONEZ DE LA CRUZ		2,527	1,517
Felix Glueck		2,100	1,260
Fidelity Clearing Canada ITF 682501 Alberta Ltd.	146	7,217	4,331
Fidelity Clearing Canada ITF Justin Norbraten A/C H1H-SR00-E	147	3,543	2,126
FIDELITY CLEARING CANADA ULC ITF 2587557 ONTARIO INC	148	331	199
Fidelity Clearing Canada ULC ITF Andy Leuchter	147	3,609	2,166
Fidelity Clearing Canada ULC ITF Beacon Securities Ltd.	149	167	101
Fidelity Clearing Canada ULC ITF Beverly & Joseph Remai	150	1,444	867
FIDELITY CLEARING CANADA ULC ITF GRIT CAPITAL ADVISORY INC.	151	321	193
FIDELITY CLEARING CANADA ULC ITF HYBRID FINANCIAL LTD.	152	337	203
Fidelity Clearing Canada ULC ITF Leonard & Laurie Kayter	150	1,444	867

Fidelity Clearing Canada ULC ITF Monte Sheppard	150	1,444	867
FIDELITY CLEARING CANADA ULC ITF WEST POINT FISHING LTD	153	321	193
FOLKLORE ENTERTAINMENT LLC	154	44	27
FOUNTAINHEAD MERCHANT BANCORP INC.	155	650	390
Frances Hackett		1,444	867
FRANCES M SINGERY		48,012	28,808
FRANK BERRY		85	51
FRANK FINDLAY		18	11
Frank Frysiek		5,637	3,383
FRANK SCHRECK		73	44
FRED JOSEPH HERCULES		759	456
FRED KOLYBABA		48	29
Gaby Hofmann		1,050	630
GARY DOUGLAS THRASH		44	27
GARY FEENER		12,493	7,497
GARY KELLY		5	3
GENEVIEVE ENTERPRISE CORP	156	331	199
GEOFF BALDERSON		3,610	2,166
Georg Chimkowski		2,100	1,260
GEORGE VAN VALKENBURG JR		1,444	867
GERD REINIG		85	51
GINA SENESE		59	36
GLENN ADAMS		14,887	8,933
GOKHAN DURUST		2,945	1,768
GORDON CHIU		21,660	12,996
GRACE L. SURDIS		405	243
GRANT MAGDOVITZ		478	287
GREG CLOUGH		4,332	2,600
GREG PRUITT		722	434
Greggory Troy Nixon		2,887	1,733
Gregor Tanner		2,362	1,418
GREYSTONE CORPORATE SERVICES INC.	157	2,166	1,301
GundyCo ITF MARK PERTUISET OR SUSANNE GENSMANN	117	2,887	1,733
Gundyco TR Alkin Corporation	158	3,543	2,126
Gundyco TR Joseph N. Blinick	117	1,444	867
GUNDYCO TR KANGARLOO CONSULTING INC	159	2,100	1,260
GUNDYCO TR ROGER ROGERS	117	642	386
H.T. MERIDIAN, LLC	160	37	23
Hannes Demske		788	473
HANS-JUERGEN THOMAS		1,058	635
HARRY M RAPKIN		37	23
HARVEY KESNER		145	87
HAYWOOD SECURITIES INC TR KIMBLE O MOONEY	161	145	87
HAYWOOD SECURITIES INC.	162	3,899	2,340
Haywood Securities Inc. ITF Anders Nerell	161	7,217	4,331
Haywood Securities Inc. ITF Asad Sheikh	161	2,887	1,733
Haywood Securities Inc. ITF Carsten Jobs	161	2,100	1,260
Haywood Securities Inc. ITF Erick Factor	161	5,774	3,465
Haywood Securities Inc. ITF Gerion Weber	161	1,444	867
Haywood Securities Inc. ITF Jens Lion	161	1,444	867
Haywood Securities Inc. ITF Lidia Glinskaya	161	4,987	2,993
Haywood Securities Inc. ITF Mark T McGinnis	161	2,100	1,260
Haywood Securities Inc. ITF Mazhar Sheikh	161	4,331	2,599
Haywood Securities Inc. ITF Merohiry Ontario Ltd.	163	2,887	1,733
Haywood Securities Inc. ITF Ryan Walsh	161	4,331	2,599
Haywood Securities Inc. ITF Sausilito Ltd.	164	4,331	2,599
Haywood Securities Inc. ITF Veronica Van Wollen	161	1,444	867
Haywood Securities Inc. Malte Philipp Muenchert	161	1,706	1,024
Haywood Securities Inc. Thomas Vetter	161	3,543	2,126

HENRY SOENNEKER		29	18
HERBERT M BERNSTEIN &		73	44
HOLLY L SINGH		67	41
HOWARD G BRAVERMAN		55	33
HT HOLDINGS	165	261,743	159,664
HUBERT H WILLER III		85	51
HUMBERTO COLLAZO		145	87
IAN ALLAN COBB		105	63
IAN DONALD		1,011	607
ILIA KATIRAEE		161	97
IN THE ROOM MEDIA INC.	166	20,579	12,348
IN THE ROOM MEDIA INC.	166	1,948	1,948
Interactive Brokers UK Ltd TR Juergen Kneifel	167	10,104	6,063
INVESTOR COMPANY ITF 101049658 SASKATCHEWAN LTD	168	145	87
Investor Company ITF A/C 1HOYBAA Dominique Hussey	169	10,760	6,456
Investor Company ITF Chris Stewart A/C 7X8539-E	169	3,543	2,126
Investor Company ITF Daryl Pollock A/C 22RLW1A	169	3,543	2,126
INVESTOR COMPANY ITF DONNA JUBIN	169	240	144
IRVIN GERLING		15	9
IVAN KMECKO		650	390
JACK R ALBRIGHT		37	23
JACK ROSS		1,018	611
JACK SCHNEIDER		145	87
JACQUELINE YAMPOLSKY		7,220	4,332
JAMES BIZZIERI		258	155
JAMES DOUGLAS BENSON		1,191	716
JAMES H CHANG		273	164

James L Chaput & Janice D Chaput		2,345	1,407
JAMES L WHITE &		54	33
JAMES L. CHAPUT AND JANICE D. CHAPUT		7,220	4,332
JAMES RHODE TR	171	116	70
JAMES ZUCCHERO		361	217
JAMIE BERNER		65	39
JAMIE GOLDSTEIN		6,827	4,097
JAMIE GOLDSTEIN	246	133,441	133,441
JAN MOIR		63	38
JANET K CROPPER		34	21
JARON BROWNE		33	20
JASON MOCH		145	87
JEFF CURRAN		145	87
Jens Stelzer		657	395
JERET BODE		434	261
JERRY JOOS		434	261
JERRY MINNI		1,156	694
JIMMY RYAN		13	8
JOAN HALEY		80	48
Jochen Elsner		919	552
Joe Alvarez		165	99
JOE L ALVAREZ		253	152
JOEL PRUZANSKY		102	62
Johannes Anetsberger		657	395
JOHN BAT		578	347
JOHN CUMMINGS		10,830	6,498
JOHN DUKE BUTLER		340	204
JOHN HAY		73	44
JOHN MCNEILAGE		33	20
JOHN SINGERA		145	87
JOHNNIE & EDDIE MAE BARRON-SMITH		361	217
Jorg Kalble		1,444	867
JOSEPH A CROPPER		37	23
JOSEPH S. HINCKLEY JR.		58	35
JOYCE C MUNNINGS		53	32
JUAN FIGUERAS		665	399
JUDY MCKENZIE		5	3
Julian Buck		788	473
Jurgen Alps		1,444	867
KADENWOOD CAPITAL CORP	173	2,888	1,733
KADENWOOD DEVELOPMENT CORP.	174	21,371	12,823
KADENWOOD VENTURES CORP	175	8,087	4,853
KAREN WONG		34	21

KARL A. DOWNER		253	152
Karl Kiesl		2,100	1,260
KARSTEN KLUG		1,079	648
KATHERINE CAISSIE		34	21
KATHY MCKEEVER		2,166	1,300
KEITH ANDREW BALL		1,191	716
KEITH ELLIOTT STRIDE		9,747	5,849
KELLEEN R. TAYLOR		34,656	20,794
KEN TOWNSEND		947	569
Kenneth Kwok Wah Liu		7,217	4,331
KEVIN HUBER		299	180
KEVIN JACOBS		87	53
KEVIN MCBRIDE		361	217
KEVIN THOMPSON		434	261
KORAMO LIMITED	176	867	521
KYLE GULLICKSON		1,444	867
LAFTR.MOV		1,909	1,909
LAMAR E LOVE		81	49
LARRY EDWARD CRAVEN		145	87
LARRY REID		722	434
LARRY TAYLOR		361	217
LARRY WATSON		777	467
Lars Schoenyan		2,100	1,260
Lars Stern		1,444	867
LAURA H. BAILEY		145	87
LAURA WASILENKOFF		1,444	867
LAURENTIAN BANK SECURITIES INC ITF 7SAAJE4 ANAT BENEDICT	177	323	194
Laurentian Bank Securities ITF Robert Wineberg A/C 2HATAE2	177	28,868	17,321
LAWRENCE SIEGEL		867	521
Leede Financial Inc. ITF Doug Hawkes	170	919	552
Leede Financial Inc. ITF Jack Ross	170	2,887	1,733
Leede Financial Inc. ITF Joe David Voisin	170	2,100	1,260
Leede Financial Inc. ITF Paige Slezak	170	3,543	2,126
Leede Financial Inc. ITF Russel Fuhrer	170	2,100	1,260
Leede Financial Inc. ITF Sanit Chanhao	170	42,908	25,745
LEEDE JONES GABLE INC.	178	1,197	719
LEG HOLDINGS INC	179	44	27
LEIGHTON BOCKING		12,852	7,712
LELAND L BAKER JR TR LELAND L BAKER JR TRUST DATED 1-9-92	180	116	70
LES CASDEN		52	32
LESTER WINOGRADE		44	27
LEVEL 3 CAPITAL MANAGEMENT INC.	181	28,302	16,982
LINDA BARGSLEY LINDBURG		217	131

LISA K HASTINGS		58	35
LISA MORGAN		2,311	1,387
Lynx BV Germany Branch (Carsten Schulz)	182	2,100	1,260
Lynx BV Germany Branch (Klaus Schulz)	182	2,100	1,260
MADISON ADAM		434	261
Malte Viering		1,444	867
Manfred Geiss		1,444	867
Manuel Arlt		919	552
MARC DOLAN		67	41
MARCUS A M BELL		46	28
MARCUS WILLIAMS		145	87
Margit Jacobeit		657	395
MARIA GUTIERREZ-GALEANO		434	261
Marius Frassek		1,444	867
Mark Hussmann		1,444	867
MARK KUHN		180	109
MARK VANRY		9,818	5,892
Markus Krank		2,100	1,260
MARTIN DEANE CHEATHAM JR TR DEANE CHEATHAM LIVING TRUST	183	58	35
Martin Kuse		788	473
MARTIN NICHOLSON		2,978	1,787
Martin Scott		103	103
Martin von Majowski		657	395
MARY BRACKENHOFF		299	180
MARY CECELIA RITZ		43	26
MARY MARTHA EDWARDS		43	26
MATTHEW COBB		109	66
MATTHEW ECKERMANN		111	67
MATTHEW J DONOVAN		361	217
Matthias Blume		7,217	4,331
Matthias Bornitz		1,575	945
Matthias Frenzel		2,494	1,497
Matthias Limberg		1,181	709
Matthias Woock		2,100	1,260
MAUDO MASSARO		34	21
MAURICE RUST		37	23
Maximilian Ruth		1,706	1,024
MAXIMILIAN SALI		578	347
MCGILLIGAN BARRY INVESTMENTS LTD	184	643	386
MEDFORD ROOSEVELT COSNER JR & KATHLEEN ANN COSNER JT TEN		22	14
MEGA DEALER LLC	185	1,156	694
MICHAEL CLIFFORD DUSSAULT		85	51
MICHAEL D KAYS		87	53
MICHAEL D TRIPP		803	482
MICHAEL F MUNNINGS		15	9
Michael Georgii		657	395

MICHAEL JOHN FIGURA		15	9
MICHAEL KERKHOF		289	174
MICHAEL KLINE		31,548	18,930
MICHAEL MAGA		22	14
MICHAEL MCMANUS		81	49
MICHAEL MILLS		434	261
MICHAEL MOORE		289	174
MICHAEL ROTHER		2,202	1,323
Michael Sailer		1,050	630
MICHAEL THIBAULT		867	521
MICHAEL TOWNSEND		17,786	10,672
MICHAEL YAMPOLSKY		7,220	4,332
MICHAELYN SHELLEY-DAVID		44	27
MITCH MEADOWS		240	145
MRS VICTORIA E PATTERSON		145	87
Mustafa Yikilmaz		2,100	1,260
MYLES A SEMAN		58	35
National Bank Financial Inc ITF Jack Agrios A/C 05JUCGE	172	14,434	8,661
NATIONAL BANK FINANCIAL INC TR 1130065 BC LTD A/C 37KG72A	186	145	87
NATIONAL BANK FINANCIAL INC TR AL MURRAY A/C 38A4BWA	172	97	59
NATIONAL BANK FINANCIAL INC TR ALAN & ANITA KELLER A/C 38A5VFA	172	321	193
NATIONAL BANK FINANCIAL INC TR ALEXANDER HARPER A/C 38F4FWA	172	49	30
NATIONAL BANK FINANCIAL INC TR AURELA MELHADO A/C 37YK26A	172	64	39
NATIONAL BANK FINANCIAL INC TR BARRY LARSON A/C 2R9262E	172	5,054	3,033
NATIONAL BANK FINANCIAL INC TR BMN KEEN ENTERPRISES A/C 37MW31A	187	297	179
NATIONAL BANK FINANCIAL INC TR BRADLEY MCLEAN A/C 38ZDX6A	172	321	193
NATIONAL BANK FINANCIAL INC TR BRIAN KRUSE A/C 38A51QA	172	97	59
NATIONAL BANK FINANCIAL INC TR CELESTE VIDAL A/C 38A6WMA	172	49	30
NATIONAL BANK FINANCIAL INC TR CRAIG TAYLOR A/C 38FK7VA	172	52	32
NATIONAL BANK FINANCIAL INC TR DALE MILLER A/C 38Z9D2A	172	65	39
NATIONAL BANK FINANCIAL INC TR DAN DUVALL A/C 37FQA4A	172	129	78
NATIONAL BANK FINANCIAL INC TR DAVID ELLIOTT A/C 42XDCDA	172	145	87
NATIONAL BANK FINANCIAL INC TR DAVID HUXLEY A/C 38DNLQA	172	129	78
NATIONAL BANK FINANCIAL INC TR DOUG VENABLES A/C 4EH181E	172	650	390
NATIONAL BANK FINANCIAL INC TR ERIC PATTERSON A/C 37MJ4WE	172	145	87
NATIONAL BANK FINANCIAL INC TR EVE ABRAMS A/C 38F3BDA	172	193	116
NATIONAL BANK FINANCIAL INC TR G SCOTT PATERSON A/C 37YL19A	172	321	193
NATIONAL BANK FINANCIAL INC TR GEORGE ADAMS A/C 37JL18A	172	145	87
NATIONAL BANK FINANCIAL INC TR GLENN GRAY A/C 38ZQYNA	172	49	30
NATIONAL BANK FINANCIAL INC TR GORDON GRAHAM A/C 37MCF5A	172	48	29
NATIONAL BANK FINANCIAL INC TR JEFFREY YORK A/C 42XC8HA	172	333	200
NATIONAL BANK FINANCIAL INC TR JERET BODE A/C 4EE456E	172	48	29
NATIONAL BANK FINANCIAL INC TR JOHN J NANOS A/C 42XC06A	172	145	87
NATIONAL BANK FINANCIAL INC TR KATHLEEN MCKINNELL A/C 38CYDNA	172	129	78
NATIONAL BANK FINANCIAL INC TR KEVIN HAAKENSEN A/C 38EDFLE	172	65	39
NATIONAL BANK FINANCIAL INC TR KEVIN MCROBERTS A/C 38GFR3A	172	49	30
NATIONAL BANK FINANCIAL INC TR KEVIN THOMPSON A/C 4EE498A	172	52	32
NATIONAL BANK FINANCIAL INC TR KIRK SHAW A/C 37ML2RA	172	333	200
NATIONAL BANK FINANCIAL INC TR LINDA BOVER A/C 37HAT3A	172	64	39
NATIONAL BANK FINANCIAL INC TR LOIS WIENS A/C 4EH162A	172	650	390
NATIONAL BANK FINANCIAL INC TR MALCOLM BUKENBERGER A/C 37HAQYA	172	174	105

NATIONAL BANK FINANCIAL INC TR MARIA LEOCZKO A/C 38F2U2A	172	161	97
National Bank Financial Inc TR MARY TURNBULL A/C 6CPWB9A	172	64,952	38,972
NATIONAL BANK FINANCIAL INC TR NIKITA JAMES NANOS A/C 42XC07A	172	145	87
NATIONAL BANK FINANCIAL INC TR RANDY BOUDOT A/C 38CUJ8A	172	49	30
NATIONAL BANK FINANCIAL INC TR ROBERT & PATRICIA CUTTRISS A/C 38DWH7A	172	65	39
National Bank Financial Inc TR Robert Becker A/C 3C8VSFA	172	1,444	867
NATIONAL BANK FINANCIAL INC TR ROBIN RAISTRICK A/C 42XDAFA	172	195	117
NATIONAL BANK FINANCIAL INC TR RODNEY KOCH A/C 4EH110E	172	48	29
NATIONAL BANK FINANCIAL INC TR RONALD MCDONOUGH A/C 38BC2HA	172	65	39
NATIONAL BANK FINANCIAL INC TR STEVE BRADBURY A/C 38CB9QA	172	129	78
NATIONAL BANK FINANCIAL INC TR STEVE NICKS A/C 38AB90A	172	65	39
National Bank Financial Inc TR Susan Clark & Daniel Noonan JTWROS	172	1,444	867
NATIONAL BANK FINANCIAL INC TR THE HESHAM OSMAN FAMILY TRUST A/C 37MBCDA	188	203	122
NATIONAL BANK FINANCIAL INC TR THOMAS DAVIS & DEBORAH KEENLEYSIDE A/C 38BXAWA	172	65	39
NATIONAL BANK FINANCIAL INC TR TREVOR DILWORTH & BARBARA DILWORTH A/C 38C0Z8A	172	58	35
NATIONAL BANK FINANCIAL INC TR VICTOR & DONNA LOUCKS A/C 38A88WA	172	129	78
NATIONAL BANK FINANCIAL INC. ITF 6C56Y9E GENEVIEVE ENTERPRISE CORP (32010M)	189	321	193
National Bank Financial Inc. ITF Deirdre Alaine Jenkins	172	3,609	2,166
National Bank Financial Inc. ITF Sprott Capital Partners LP A/C 41SEH0A	190	167	101
National Bank Financial TR Joel Chevrefils Professional Corp.	191	2,100	1,260
National Bank ITF 769644 Alberta Ltd.	192	3,543	2,126
National Bank ITF Ari Toderovitz	172	3,543	2,126
National Bank ITF Bill Fox	172	14,434	8,661
National Bank ITF Dean Buist	172	1,444	867
National Bank ITF Frank J. Mueller	172	3,543	2,126
National Bank ITF Henry Reichert	172	3,543	2,126
National Bank ITF Ilie Onulov	172	4,331	2,599
National Bank ITF Joe Stewart	172	3,543	2,126
National Bank ITF Linda Brown	172	3,543	2,126
National Bank ITF Timothy Walsh	172	14,434	8,661
National Bank ITF Zenith Appraisal & Land Consulting Ltd.	193	21,651	12,991
Nauras Hasan		2,100	1,260
NBF ITF 4EM006A Industrial Alliance Securities Inc. (89371M)	194	63	38
NELSON FAMILY LIVING TRUST DATED 9/13/20		722	434
NESBITT BURNS ITF CD PRODUCTIONS INC AC# 645-04057-14	195	1,083	650
NESBITT BURNS ITF CRAIG BRENNAN AC# 645-03977-13	76	578	347
NESBITT BURNS ITF DONALD MCINNES AC# 645-04145-26	76	145	87
NESBITT BURNS ITF MARK E HEWETT AC# 645-03643-25	76	1,156	694
NESBITT BURNS ITF MICHAEL TRIPP AC# 275-10051-21	76	963	578
NESBITT BURNS ITF MICHAEL TRIPP AC# 645-03939-28U	76	1,156	694
NESBITT BURNS TR CHURCH STREET STEAKHOUSE AND PUB INC A/C 275-08954-23	196	347	209
NESBITT BURNS TR SEAMUS O'BYRNE A/C 275-09124-26	76	1,444	867

Niche Investor Services	197	48	29
NICHOLAS J. CASTORIA		867	521
NICOLE CLOUGH		7,220	4,332
NIROZ AL-MOZAHID		289	174
NOREEK DAVITIAN		145	87
NORTH EQUITIES CORP	198	2,676	1,606
NUNZIO GUERRIERO		174	105
Oran Rafael Dorel		10,760	6,456
PACER CAPITAL CORP	199	289	174
PAMELA S. WOLTERMAN		50,539	30,324
PANG-YUAN NICOLE CHANG		43	26
Paolo D'Rossi		974	585
Patrick Baumann		1,444	867
Patrick Mildner		1,050	630
PATRICK TERENCE MCALLISTER		65	39
PAUL HEAL		14,738	8,843
PAUL J. HEAL		3,610	2,166
PAUL LEGER		44	27
PAUL MACNEILL		130	78
PAUL QUILKEY		5,487	3,293
Paul Wachtel		788	473
PEISES CORP.	200	191,832	191,442
PETER A. FEIFEL PROFESSIONAL CORPORATION	201	7,535	4,522
PETER CONNOLLY		299	180
Peter Schuessler		657	395
PETER SMITH		390	234
Petr Cerny		2,100	1,260
PHILIP KUZYK		1,444	867
Philipp Malleier		1,575	945
Philipp Weidner		1,050	630
Philipp Welle		919	552
PLACEMENTS ALAIN LEMAY INC	202	14,440	8,664
PLAYGROUND MEDIA INC.	203	1,733	1,041
PRADEEP K VOHORA		73	44
Rachel A. Miller	246	205,000	164,000
Ralf Iwan		2,887	1,733
Ralf Soukup		1,050	630
Ralf Wagner		7,217	4,331
RATHERBY INVESTMENTS LLC	204	262	158
RAYMOND CHRISTIAN		1,805	1,083
RBC Dominion Securities Inc. ITF Daniel Kokan A/C 463-62746-17	205	5,249	3,150
RBC INVESTOR SERVICES TRUST TR A/C 176027007	206	2,571	1,543
REIDAR ANDERSON		87	53
Reiner Seitz		1,050	630
RESEARCH CAPITAL CORP TR DARYL JAMBRICH AC 31AK66A	207	73	44
Research Capital Corp. ITF Michael Sadhra	207	2,887	1,733
Reto Glaus		1,444	867
REX WOLTERMAN		867	521
RICHARD ALAN KALISCH		128	77
RICHARD JACKSON		67	41
RICHARD KURTZ		45,181	27,109
RICHARD MARIEN		58	35
RICHARD SAMOLEWICZ &		73	44
RICHARD STRETTON		376	226
Rico Potzscher		657	395

ROBERT BAST		885	531
Robert Berger		2,100	1,260
ROBERT DOWLING		660	397
ROBERT FENTY		1,426	856
ROBERT GREENHOW		425	255
ROBERT HALPIN		361	217
ROBERT IRVIN PEDIGO		182	110
ROBERT J POLVERE		73	44
ROBERT KIRSTIUK		867	521
ROBERT SOLKNER		2,916	1,751
ROBYN JENNER		34	21
RODNEY WOLTERMAN		35,948	21,570
Roland Raddatz		2,100	1,260
RONALD KOHLER		2,600	1,560
RONALD KOLMAN &		650	390
ROSS WESTBROOK		6,461	3,878
ROYTOR & CO	208	2,086	1,252
RSD CAPITAL CORP.	209	2,383	1,430
RUBEN G SOTO		471	283
Ruben Soto		3,518	2,111
RUSTY SCHMIDT		542	326
SAFAK SUBASI		145	87
Samuel Vogrin		2,100	1,260
SANDRA FERRARI		44	27
SARWAT ANSARI		8,736	5,242
SCOTIA CAPITAL INC TR LIL TONMYR	210	145	87
SCOTIA CAPITAL INC. ITF ALAIN D BOURASSA PROFESSIONAL CORP.	211	304	183
Scotia Capital Inc. ITF Christine A. Cassidy 467-36607-28	210	5,774	3,465
Scotia Capital Inc. ITF Dean Martin	210	1,444	867
Scotia Capital Inc. ITF Tristan M. Sawtell 444-92952-21	210	7,217	4,331
Scotia Capital Inc. ITF Warren Shing Ngai Tsoi 467-41904-28	210	1,444	867
Scotia Capital Inc. TR LORENA GAYMES A/C 825-41886-11	210	1,444	867
Scotia Capital ITF Denis E. Walker 467-43604-27	210	4,331	2,599
SCOTT BOUGHEY		6,926	4,156
Seamus Byrne		4,331	2,599
Sebastian Evers		2,887	1,733
Sebastian Schwab		1,444	867
Sebastian Strohmayer		1,706	1,024
SERGEY GADAYEV		102	62
SETH KALYAN		289	174
SEVEN SEVEN SEVEN HOLDINGS LTD	212	400	240
SHARON SAVOIE		34	21
SHEILA LOVE		9	6
SHINICHI HIRABAYASHI		217	131
SHIRLEY CHEN		217	131
SICHENZIA ROSS FERENCE CARMEL	213	90,000	90,000
SIDDHARTHA SENROY		18,050	10,831
SIENAG HOLDINGS LLC	214	145	87
Simon Gaschler		1,838	1,103
SINEAD DOLAN		67	41
SKYE CORPORATE HOLDINGS, INC.	215	2,527	1,517
SKYVIEW CORP	216	218,119	139,597
SOCKY MAILA		33	20
SPECTRE CAPITAL CORP.	217	28,880	17,328
SPECTRE INVESTMENTS INC.	218	10,830	6,498
STANLEY S MALIN		102	62

Stefan Arnst		4,331	2,599
Stefan Gottschalk		1,444	867
Stefan Lesenberg		2,887	1,733
Stefan Nigischer		1,050	630
Stefanie Pfefferle		2,887	1,733
STEPHEN BARNES		289	174
STEPHEN GILLIS		34	21
Stephen Saterbo		7,066	4,240
Steve Payne		235	141
STEVEN PAUL SZARKA		145	87
STEVEN PAYNE		361	217
STEVEN STEWART		304	183
STEVEN W. & DIANE M. LEE		181	109
STOCKHOUSE PUBLISHING LTD.	219	954	573
STUART ROSS		867	521
Sukhbinder Dhami		4,331	2,599
SUNEETH PATWARI		44	27
SUSAN HEATHCOTE		2,311	1,387
Susie Low	220	1,444	867
Sven Hanisch		2,100	1,260
TD AMERITRADE TR GLEN G FRANK A/C 492677001	221	128	77
TED COOPERSMITH		73	44
TED CROFTS		335	202
Terra Capital Emerging Companies Fund Pty Ltd	222	72,169	43,302
THE IRA CLUB F/B/O PATRICK H. RYAN, JR. IRA 2000092	223	57,759	34,656
Theodor Strein Soehne Holding GmbH	224	4,331	2,599
THOMAS A REINHART		58	35
THOMAS GIOSEFFI		284	171
THOMAS HINRICHS		29	18
Thomas Huber		1,050	630
THOMAS JAMES FRANCIOSA		85	51
Thomas Reuther		657	395
Thomas Stacher		4,331	2,599
THOMAS TROFE		44	27
TIMOTHY BESAW		1,191	716
Title3		2,485	2,485
TOMMY BAILEY & JOYCE BAILEY JT TEN		15	9
TORO PACIFIC MANAGEMENT INC	225	2,239	1,344
TRACY DOMINIC VIGIL IRA		11,910	7,146
TRAILER PARK BOYS INCORPORATED	226	14,440	8,665
TRAVIS ZIPPE		562	447
TREVOR TAYLOR		318	191
TYE CHADWICKE CARTER		145	87
TYRONE CLARK		76	46
Ulrich Leluschko		2,231	1,339

VALERIO MASSARO		34	21
VANCE G. DUNN		73	44
Ventum FINANCIAL CORP ITF 1135541 ALBERTA LTD	227	289	174
Ventum FINANCIAL CORP ITF NEIL TANNER	228	48	29
Ventum FINANCIAL CORP ITF THE ESTATE OF KELLY DEE MOROZ	228	289	174
Ventum FINANCIAL CORP TR YOEL ALTMAN	228	145	87
Ventum Financial Corp.	229	786	472
Ventum Financial Corp. IT Chris Mayerson	228	36,085	21,651
Ventum Financial Corp. ITF 383210 Alberta Ltd.	228	7,217	4,331
Ventum Financial Corp. ITF BeepsCo Ltd.	230	7,217	4,331
Ventum Financial Corp. ITF Brent Eshleman	228	3,543	2,126
Ventum Financial Corp. ITF Bronze Resources Ltd.	231	4,987	2,993
Ventum Financial Corp. ITF Broughdale Holdings Inc.	232	2,887	1,733
Ventum Financial Corp. ITF Bryan Angus	228	8,661	5,197
Ventum Financial Corp. ITF Bryan Henry	228	7,217	4,331
Ventum Financial Corp. ITF Candice Stephey	228	3,543	2,126
Ventum Financial Corp. ITF Capital Event Management	233	8,661	5,197
Ventum Financial Corp. ITF Chris Roth	228	2,887	1,733
Ventum Financial Corp. ITF Concept Capital Management Ltd.	234	7,217	4,331
Ventum Financial Corp. ITF Danny Quattrociocchi	228	3,543	2,126
Ventum Financial Corp. ITF David Jarvis	228	1,444	867
Ventum Financial Corp. ITF David Peabody	228	11,023	6,614
Ventum Financial Corp. ITF Dona Klaiber	228	1,444	867
Ventum Financial Corp. ITF Elizabeth Walters	228	3,543	2,126
Ventum Financial Corp. ITF Estate of Natalija Bajin	235	7,217	4,331
Ventum Financial Corp. ITF Gabriel Ko	228	1,444	867
Ventum Financial Corp. ITF Gary Anderson	228	2,887	1,733
Ventum Financial Corp. ITF Grant Klaiber	228	2,887	1,733
Ventum Financial Corp. ITF James Shone	228	2,100	1,260
Ventum Financial Corp. ITF James Stewart	228	304	183
Ventum Financial Corp. ITF Joerg Schweizer	228	14,434	8,661
Ventum Financial Corp. ITF John Anderson	228	2,887	1,733
Ventum Financial Corp. ITF Li Zhu	228	3,543	2,126
Ventum Financial Corp. ITF Margaret Barron	228	3,543	2,126
Ventum Financial Corp. ITF Mark Macri	228	1,444	867
Ventum Financial Corp. ITF Michael Senior	228	1,444	867
Ventum Financial Corp. ITF Nedo Santarossa	228	5,774	3,465
Ventum Financial Corp. ITF Negar Adam	228	3,543	2,126

Ventum Financial Corp. ITF Peter Martini	228	14,434	8,661
Ventum Financial Corp. ITF Renee Garnett	228	2,887	1,733
Ventum Financial Corp. ITF Robert Sisti	228	3,543	2,126
Ventum Financial Corp. ITF Stephen Moore	228	7,217	4,331
Ventum Financial Corp. ITF Tanveer Ali	228	7,217	4,331
Ventum Financial Corp. ITF Terry Sklavenitis	228	2,887	1,733
Ventum Financial Corp. ITF Theodore Sklavenitis	228	1,444	867
Ventum Financial Corp. ITF Weldwood Inc.	236	21,651	12,991
Ventum Financial Corp. TR 576112 B.C. Ltd.	237	7,217	4,331
Ventum Financial Corp. TR Bull Markets Media GmbH	238	7,217	4,331
Ventum Financial ITF 1824895 Alberta Ltd.	239	28,868	17,321
Ventum Financial ITF James Stewart	228	14,434	8,661
VINCENT A. TRIMBALI JR.		542	326
VIRGINIA JARAMILLO		181	109
VLADIMIR KUZIN		2,888	1,733
VLADISLAV YAMPOLSKY	246	115,696	69,419
WALTER JR. SCHWERDTFEGER		181	109
WALTER SCHWERDTFEGER		181	109
WATER STREET ASSETS INC.	240	7,164	4,299
WESTLAKE CONSULTING, LLC	241	130	78
WILLIAM BARBER		867	521
WILLIAM LEVIN		777	467
WILLIAM RAY BOREHAM TR W RAY AND MICHELINE BOREHAM LIVING TRUST	242	87	53
WILMOUTH H BAKER		29	18
Winfried Buerger		1,444	867
WKN LLC	243	1,444	867
Wolfgang Urmann		1,706	1,024
YOUNG STRATEGIES LTD	244	1,011	607
ZAYN KALYAN		20,579	12,348
ZERO GRAVITY CAPITAL CORP.	245	578	347
			-
			-
Investor 1			TBD-
Investor 2			- TBD
Investor 3			- TBD
Investor 4			- TBD
Investor 5			-TBD
Investor 6			-TBD

Footnotes

FOOTNOTE NO	FOOTNOTES
1	Diana Klejne is the principal of 1056365 BC LTD and has voting control and investment discretion over the securities reported herein.
2	Judy Kalyan is the principal of 1177883 BC LTD and has voting control and investment discretion over the securities reported herein.
3	Kyle Lennie is the principal of 514751 NB INC and has voting control and investment discretion over the securities reported herein.
4	Craig Taylor is the principal of 576112 BC LTD and has voting control and investment discretion over the securities reported herein.
5	Kyle Lennie is the principal of 680286 NB INC and has voting control and investment discretion over the securities reported herein.
6	Joseph Michael is the principal of 7A J.A.M. CORPORATION and has voting control and investment discretion over the securities reported herein.
7	Gary Kelly is the principal of ADVISIR VENTURES LTD. and has voting control and investment discretion over the securities reported herein.
8	R.L.S. Nook is the principal of AKCCE INC and has voting control and investment discretion over the securities reported herein.
9	Negar Adam is the principal of ALL SEASONS CONSULTING INC and has voting control and investment discretion over the securities reported herein.
10	Dan Cannon is the principal of ARTILLERY ONE INC and has voting control and investment discretion over the securities reported herein.
11	Carie Cessarone is the principal of ATHENA VENTURES INC. and has voting control and investment discretion over the securities reported herein.
12	These shares are held by Aviso Wealth in trust for the shareholder.
13	Matthew Banister is the principal of BANISTER & MILLER, PLLC and has voting control and investment discretion over the securities reported herein.
14	Madeline Collins-Martin is the principal of BHB Group Partners LLC and has voting control and investment discretion over the securities reported herein. Shareholder's ownership amounts to greater than 1% of total shares outstanding.
15	Craig Loucks is the principal of BIG SKY PRIVATE EQUITY LLC and has voting control and investment discretion over the securities reported herein.
16	Jeff Tindale is the principal of BIRKEN CAPITAL PARTNERS LTD. and has voting control and investment discretion over the securities reported herein.
17	These shares are held by BMO NESBITT BURNS INC in trust for Rijen Inc. Michael Wilson has voting control & investment discretion over the securities reported herein.
18	These shares are held by BMO NESBITT BURNS INC in trust for Blair Roma
19	These shares are held by BMO NESBITT BURNS INC in trust for John Young
20	These shares are held by BMO NESBITT BURNS INC in trust for Brenda Young
21	These shares are held by BMO NESBITT BURNS INC in trust for Patricia & Doug Trecartin
22	These shares are held by BMO NESBITT BURNS INC in trust for Gary Pollock
23	These shares are held by BMO NESBITT BURNS INC in trust for Saverio Holdings Ltd. Rocco Saverio is the principal having voting control and investment discretion over the securities reported herein.
24	These shares are held by BMO NESBITT BURNS INC in trust for Douglas or Barbara Anderson
25	These shares are held by BMO NESBITT BURNS INC in trust for Ian Kelly
26	These shares are held by BMO NESBITT BURNS INC in trust for Cathy Coyle
27	These shares are held by BMO NESBITT BURNS INC in trust for Coyle Trust Holdings. Keary Coyle is the President and has authority and discretion over the securities reported herein
28	These shares are held by BMO NESBITT BURNS INC in trust for Bohdon Holdings Inc. Gordon Lahanky has voting control & investment discretion over the securities reported herein
29	These shares are held by BMO NESBITT BURNS INC in trust for 648557 NB Inc. Joseph Taylor is President and has voting control & investment discretion over the securities reported herein
30	These shares are held by BMO NESBITT BURNS INC in trust for Blair Roma
31	These shares are held by BMO NESBITT BURNS INC in trust for Bruce Sweeney
32	These shares are held by BMO NESBITT BURNS INC in trust for Jeffrey Pearson
33	These shares are held by BMO NESBITT BURNS INC in trust for Jarrette Bannister
34	These shares are held by BMO NESBITT BURNS INC in trust for Johnny Longphee
35	These shares are held by BMO NESBITT BURNS INC in trust for Cassidy Capital Corp. Jeffrey Cassidy has discretion and authority over these shares
36	These shares are held by BMO NESBITT BURNS INC in trust for Gordon Lahanky
37	These shares are held by BMO NESBITT BURNS INC in trust for David Deline
38	These shares are held by BMO NESBITT BURNS INC in trust for Benjamin Strang
39	These shares are held by BMO NESBITT BURNS INC in trust for Claude Babineau
40	These shares are held by BMO NESBITT BURNS INC in trust for Maurice Arsenault

41	These shares are held by BMO NESBITT BURNS INC in trust for Allan Burgoyne
42	These shares are held by BMO NESBITT BURNS INC in trust for Jerrod Burgoyne
43	These shares are held by BMO NESBITT BURNS INC in trust for Liam Dolan
44	These shares are held by BMO NESBITT BURNS INC in trust for Craig Burgoyne
45	These shares are held by BMO NESBITT BURNS INC in trust for RDDS Holdilngs Ltd. Robert. Strang has voting control & investment discretion over the securities reported herein
46	These shares are held by BMO NESBITT BURNS INC in trust for Pierre Andre Beaulieu
47	These shares are held by BMO NESBITT BURNS INC in trust for Newpatch Holdings Inc. Bryan MacDonald has voting control & investment discretion over the securities reported herein
48	These shares are held by BMO NESBITT BURNS INC in trust for Robert and/or Stephanie Downey
49	These shares are held by BMO NESBITT BURNS INC in trust for D.J. Strang Holdings. D. Strang has voting control & investment discretion over the securities reported herein
50	These shares are held by BMO NESBITT BURNS INC in trust for 688184 NB Ltd. Heidi Eaton is the President and has voting control and authority over the securities reported herein
51	These shares are held by BMO NESBITT BURNS INC in trust for William Leroy
52	These shares are held by BMO NESBITT BURNS INC in trust for Sussex Holdings, the President of which is Ian Hunt, who has voting control and investment discretion over the securities reported herein
53	These shares are held by BMO NESBITT BURNS INC in trust for J.N. Lafford Realty Inc. John Lafford has investment discretion and authority over the securities reported herein.
54	These shares are held by BMO NESBITT BURNS INC in trust for Paul Champagne
55	These shares are held by BMO NESBITT BURNS INC in trust for Keith Maddison
56	These shares are held by BMO NESBITT BURNS INC in trust for Harold Thurrott.
57	These shares are held by BMO NESBITT BURNS INC in trust for Leigh Eaton
58	These shares are held by BMO NESBITT BURNS INC in trust for Daryl Ritchie
59	These shares are held by BMO NESBITT BURNS INC in trust for Jean Heisler
60	These shares are held by BMO NESBITT BURNS INC in trust for Chris Downey
61	These shares are held by BMO NESBITT BURNS INC in trust for Suzanne Leroy
62	These shares are held by BMO NESBITT BURNS INC in trust for Harold Butler
63	These shares are held by BMO NESBITT BURNS INC in trust for William Hanley
64	These shares are held by BMO NESBITT BURNS INC in trust for 603607 NB Ltd., of which Mr. Thurott has voting control and investment discretion over the securites reported herein
65	These shares are held by BMO NESBITT BURNS INC in trust for Devon Babineau
66	These shares are held by BMO NESBITT BURNS INC in trust for George Georgoudis
67	These shares are held by BMO NESBITT BURNS INC in trust for Scott O'Neal
68	These shares are held by BMO NESBITT BURNS INC in trust for 509495 NB Ltd. Paul Poirier has investment discretion and authority over the securities reported herein.
69	These shares are held by BMO NESBITT BURNS INC in trust for 644201 NB Inc. Patrice Landry has voting control & investment discretion over the securities reported herein
70	These shares are held by BMO NESBITT BURNS INC in trust for 668932 NB Inc. Luke Hickey has voting control & investment discretion over the securities reported herein.
71	These shares are held by BMO NESBITT BURNS INC in trust for Gestion Michel Jacob Inc. Michel Jacob has investment discretion and authority over the securities reported herein.
72	These shares are held by BMO NESBITT BURNS INC in trust for Colin Thornton
73	Matthew LeRoy is the principal of 608266 NB Ltd., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for 608266 NB Ltd..
74	Ryan Kennedy is the principal of 636579 NB Inc., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for 636579 NB Inc..
75	Joseph Taylor is the principal of 648557 NB Inc., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trsut for 648557 NB Inc.
76	These shares are held by BMO NESBITT BURNS INC in trust for the shareholder.
77	Gordon Lahanky is the principal of Bohdon Holdings Inc., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Bohdon Holdings Inc..
78	Catherine Coyle is the principal of Catherine Coyle Trust Holdings Inc., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Catherine Coyle Trust Holdings Inc..
79	Wayne Chamberlain is the principal of Covalent Enterprises Ltd., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Covalent Enterprises Ltd..
80	Catherine Coyle is the principal of Coyle Trust Holdings Inc., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Coyle Trust Holdings Inc..

81	Daniel Gormley is the principal of Danahelo Holdings Ltd., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Danahelo Holdings Ltd..
82	Doug Simpson is the principal of Doug Simpson Investments Ltd., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Doug Simpson Investments Ltd..
83	D.E. Craig is the principal of Dr. D.E. Craig Professional Corporation, and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Dr. D.E. Craig Professional Corporation.
84	Jeff Sheppard is the principal of Dr. Jeff Sheppard Professional Corporation, and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns
85	Piere Andre Beaulieu is the principal of Dr. Pierre Andre Beaulieu Prof. Corp., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Dr. Pierre Andre Beaulieu Prof. Corp..
86	Greg Walton is the principal of Greg Walton Investments Limited, and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Greg Walton Investments Limited.
87	Luke Moffett is the principal of James Avery Grace Corp., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for James Avery Grace Corp..
88	John Murray is the principal of John L. Murray Financial Services Ltd., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for John L. Murray Financial Services Ltd..
89	Luke Moffett is the principal of Nilock Capital Corp., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Nilock Capital Corp..
90	Patrick Julian is President of Peach Investments Ltd. and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust Peach Investments Ltd.
91	Richard Strang is the principal of RDDS Holdings Ltd., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for RDDS Holdings Ltd..
92	Richard Strang is the principal of Strang's Produce Inc., and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Strang's Produce Inc..
93	Val Streeter has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for The Streeter Family Trust.
94	These shares are held by BMO NESBITT BURNS INC in trust for the shareholder.
95	Greg Walton is the principal of Greg Walton Investments Limited, and has voting control and investment discretion over the securities reported herein which are held by BMO Nesbitt Burns in trust for Greg Walton Investments Limited.
96	Doyce Boesch is the principal of BOESCH & COMPANY and has voting control and investment discretion over the securities reported herein.
97	These shares are held by PI Financial Corp. in trust for the shareholder.
98	David Ponn is the principal of CAMM GLOBAL INC and has voting control and investment discretion over the securities reported herein.
99	These shares are held by CANACCORD GENUITY CORP in trust for the shareholder.
100	Dan Daviau is the principal of CANACCORD GENUITY CORP and has voting control and investment discretion over the securities reported herein.
101	Sean McCoshen is the principal of 7198362 Man Pldg., and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. Shareholder's ownership amounts to greater than 1% of total shares outstanding.
102	Andrew Lord is President of ADPL Ventures Inc. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for ADPL Ventures Inc.
103	Jeff Green is the principal of 682501 Alberta Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp.
104	Graham Saunders is the principal of Bearcliff Trading Corp. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Bearcliff Trading Corp.
105	Brian Kowall is the principal of Brian Kowall Holdings Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Brian Kowall Holdings Ltd.
106	B. Scott is President of Columbia St. Holdings and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Columbia St. Holdings.
107	D. Baker is President of D. Baker Capital Inc. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Crop. In trust for D. Baker Capital Inc.
108	Jeffrey Scott is President of Darringer Enterprise and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Darringer Enterprise.
109	Michael Rodger is the principal of DIG MEDIA INC. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for DIG MEDIA INC.
110	Don Parkin is President of DLCS Holdings Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for DLCS Holdings Ltd.
111	David Sword is President of Fisher Pond Inc. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Fisher Pond Inc.
112	Gordon Height is President of G & L Height Holdings Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for G & L Height Holdings Ltd.
113	Gordon Beach is President of G.A. Beach Consultants Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for G.A. Beach Consultants Ltd.
114	Doug Hoyes is President of GCPD Ontario Inc. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for GCPD Ontario Inc.
115	James Batten is President of Gift2Gift Corp. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Gift2Gift Corp.

116	Michael Halvorson is President of Halcorp Capital Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Halcorp Capital Ltd.
117	These shares are held by CIBC Wood Gundy in trust for the shareholder
118	Jonathan Cheng is President of JNC Holdings Inc. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for JNC Holdings Inc.
119	John McLeod is principal of John C. McLeod Law Corp. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for John C. McLeod Law Corp.
120	Chad Oakes is President of Little Puck Entertainment Inc. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Little Puck Entertainment Inc.
121	Richard Funk is President of Lorick Holdings Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Lorick Holdings Ltd.
122	Joel Chevrefils is principal of Joel Chevrefils Professional Corp. and has voting control and investment discretion of the securities reported herein and held by National Bank
123	Peter Brown is President of Maclachlan Investments Corp. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Maclachlan Investments Corp.
124	Kelly Pladson is President of Nia Capital Corp. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Nia Capital Corp.
125	Diana Huber is Settlement Officer of Orca Capital GmbH and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Orca Capital GmbH.
126	C. Puetz is the Trustee of Puetz Family Trust and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Puetz Family Trust.
127	Dwayne Lashyn is President of Quantico Capital Corp. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Quantico Capital Corp.
128	Richard Michaels is President of Ram Plantium Pty Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canacord Genuity Corp. in trust for Ram Plantium Pty Ltd.
129	R. Reed is President of Raymond Reed Enterprises Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Raymond Reed Enterprises Ltd.
130	Richard P. Borden is the principal of Richard P. Borden Professional Corporation and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Richard P. Borden Professional Corporation.
131	Robert Mills is principal of the Robert Mills Alter Ego Trust No. 1 and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Robert Mills Alter Ego Trust No. 1.
132	Robert Kirkham is the Principal of Rupert 2019 Settlement and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for the Principal of Rupert 2019 Settlement.
133	Henri Pigeon is Principal of The Henri & Dorothy Pigeon Joint Partner Trust 2010 and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for The Henri & Dorothy Pigeon Joint Partner Trust 2010.
134	Graham Saunders is Principal of The Saunders Family Trust and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for The Saunders Family Trust.
135	Peter Vuong is the principal of Vanguard Marketing and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp.
136	D. Malm is President of Violetta Holdings Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for Violetta Holdings Ltd.
137	T. Curmming is a principal of VJMH Holdings Inc. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp. in trust for VJMH Holdings Inc.
138	Barkatali Lalani is the principal of Water Street Assets Inc., has voting control and investment discretion over the securities reported herein which are held by CANACCORD GENUITY CORP in trust for Water Street Assets Inc..
139	Michael Townsend is the principal of CANNON BRIDGE CAPITAL CORP. and has voting control and investment discretion over the securities reported herein.
140	Kevin Sampson is the principal of CDS & CO.
141	These shares are held by CI Investment Services Inc. in trust for the shareholder.
142	Daniel Faller has voting control and investment disretion of the securities reported herein
143	Daniel McNellis has voting control and investment discrertion of the securities held herein
144	David Godber has voting control and investment disretion of the securities reported herein
145	Peter Goldstein is the principal of Exchange Listing and has voting control and investment discretion over the securities reported herein that are held by Peter Goldstein. Shareholder's ownership amounts to greater than 1% of total shares outstanding.
146	Jeff Green is the principal of 682501 Alberta Ltd. and has voting control and investment discretion over the securities reported herein which are held by Canaccord Genuity Corp.
147	These shares are held by Fidelity Clearing Canada in trust for the shareholder.
148	Nicole Marchand is the principal of 2587557 ONTARIO INC., and has voting control and investment discretion over the securities reported herein which are held by FIDELITY CLEARING CANADA ULC in trust for 2587557 ONTARIO INC.
149	Alistair Maxwell is the principal of Beacon Securities Ltd. , and has voting control and investment discretion over the securities reported herein which are held by Fidelity Clearing Canada in trust for Beacon Securities Ltd. .
150	These shares are held by GMP Securities LP in trust for the shareholder.

151	Genevieve Roch-Decter is the principal of GRIT CAPITAL ADVISORY INC., and has voting control and investment discretion over the securities reported herein which are held by FIDELITY CLEARING CANADA ULC in trust for GRIT CAPITAL ADVISORY INC.
152	Steven Marshall is the principal of HYBRID FINANCIAL LTD., and has voting control and investment discretion over the securities reported herein which are held by FIDELITY CLEARING CANADA ULC in trust for HYBRID FINANCIAL LTD.
153	John Millicheap is the principal of WEST POINT FISHING LTD., and has voting control and investment discretion over the securities reported herein which are held by FIDELITY CLEARING CANADA ULC in trust for WEST POINT FISHING LTD.
154	Michael Albanese is the principal of FOLKLORE ENTERTAINMENT LLC and has voting control and investment discretion over the securities reported herein.
155	Jonathan Living is the principal of FOUNTAINHEAD MERCHANT BANCORP INC. and has voting control and investment discretion over the securities reported herein.
156	Genevieve Roch-Decter is the principal of GENEVIEVE ENTERPRISE CORP and has voting control and investment discretion over the securities reported herein.
157	Diana Mark is the principal of GREYSTONE CORPORATE SERVICES INC. and has voting control and investment discretion over the securities reported herein.
158	Bob Siskind is the principal of Alkin Corporation and has voting control and investment discretion over the securities reported herein which are held by CIBC Wood GundyCo in trust for Alkin Corporation.
159	Fred Kangarloo is President of Kangarloo Consulting Inc. and has voting control and investment discretion over the securities reported herein which are held by CIBC Wood Gundyco in trust for Kangarloo Consulting Inc.
160	Steven Samolewicz is the principal of H.T. MERIDIAN LLC, and has voting control and investment discretion over the securities reported herein
161	These shares are held by Haywood Securities Inc. in trust for the shareholder.
162	Alan Berge is the principal of HAYWOOD SECURITIES INC. and has voting control and investment discretion over the securities reported herein.
163	John Weise is President of Merohiroy Ontario Ltd. and has voting control and investment discretion over the securities reported herein which are held by Haywood Securities Inc. in trust for Merohiroy Ontario Ltd.
164	James Longmore is President of Sausalito Ltd. and has voting control and investment discretion over the securities reported herein which are held by Haywood Securities Inc. in trust for Sausalito Ltd.
165	Abdul R is the principal of HT Holdings and has voting control and investment discretion over the securities reported herein. Shareholder's ownership amounts to greater than 1% of total shares outstanding.
166	Tomek Antoniak is the President of In the Room Media and has voting control and investment discretion over the securities reported herein.
167	These shares are held by Interactive Brokers UK Ltd. in trust for the shareholder.
168	Donna Jubin is the principal of 101049658 SASKATCHEWAN LTD, and has voting control and investment discretion over the securities reported herein.
169	These shares are held by Investor Company Inc. in trust for the shareholder.
170	These shares are held by Leede Financial Inc. in trust for the shareholder.
171	James Rhode has voting control and investment discretionover securities held by Rhode Family Trust.
172	These shares are held by National Bank Financial Inc. in trust for the shareholder.
173	Michael Townsend is the principal of KADENWOOD CAPITAL CORP and has voting control and investment discretion over the securities reported herein.
174	Michael Townsend is the principal of KADENWOOD DEVELOPMENT CORP. and has voting control and investment discretion over the securities reported herein.
175	Michael Townsend is the principal of KADENWOOD VENTURES CORP and has voting control and investment discretion over the securities reported herein.
176	Demetrios Synzinos is the principal of KORAMO LIMITED and has voting control and investment discretion over the securities reported herein.
177	These shares are held by Laurentian Bank Securities Inc. in trust for the shareholder.
178	Jim Dale is the principal of Leede Jones Gable Inc. and has voting control and investment discretion over the securities reported herein.
179	Paul Leger is the principal of LEG HOLDINGS INC and has voting control and investment discretion over the securities reported herein.
180	Leland Baker has voting control and investment discretion over the securities reported herein
181	Damien Lowry is the principal of LEVEL 3 CAPITAL MANAGEMENT INC. and has voting control and investment discretion over the securities reported herein.
182	These shares are held by Lynx BV Germany Branch in trust for the shareholder.
183	Deane Cheatham has voting control and investment disretion of the securities reported herein
184	Barry McGilligan is the principal of MCGILLIGAN BARRY INVESTMENTS LTD and has voting control and investment discretion over the securities reported herein.
185	George Velarde is the principal of MEGA DEALER LLC and has voting control and investment discretion over the securities reported herein.
186	These shares are held by National Bank Financial Inc. in trust for 1130065 BC. Lars Taylor is a director and has voting control and investment discrtion over the securities reported herein
187	Bill Keen is the principal of BMN KEEN ENTERPRISES , and has voting control and investment discretion over the securities reported herein which are held by National Bank Financial Inc. in trust for BMN KEEN ENTERPRISES.

188	These shares are held by National Bank Financial Inc. in trust for the shareholder. Hesham Osman has voting control and investment discrtion over the securities reported herein.
189	Genevieve Roch-Decter is the principal of GENEVIEVE ENTERPRISE CORP (32010M), and has voting control and investment discretion over the securities reported herein which are held by National Bank Financial Inc. in trust for GENEVIEVE ENTERPRISE CORP (32010M).
190	Peter Grosskopf is the principal of Sprott Capital Partners and has voting control and investment discretion over the securities reported herein which are held by National Bank Financial Inc. in trust for Sprott Capital Partners.
191	Joel Chevrefils is principal of Joel Chevrefils Professional Corp. and has voting control and investment discretion of the securities reported herein and held by National Bank Financial Inc. in trust for Joel Chevrefils Professional Corp.
192	Lyle Alpine is the principal of 76944 Alberta Ltd. and has voting control and investment discretion over the securities reported herein which are held by National Bank in trust for 76944 Alberta Ltd.
193	David Wood is President of Zenth Appraisal & Land Consulting and has voting control and investment discretion over the securities reported herein which are held by National Bank in trust for Zenth Appraisal & Land Consulting.
194	Denis Ricard is the principal of Industrial Alliance Securities Inc. and has voting control and investment discretion over the securities reported herein which are held by Nesbitt Burns in trust for Industrial Alliance Securities Inc.
195	Cara Tarbaj is the principal of CD PRODUCTIONS INC, and has voting control and investment discretion over the securities reported herein which are held by Nesbitt Burns in trust for CD PRODUCTIONS INC.
196	Chris Grannan is the principal of CHURCH STREET STEAKHOUSE AND PUB INC, and has voting control and investment discretion over the securities reported herein which are held by Nesbitt Burns in trust for CHURCH STREET STEAKHOUSE AND PUB INC.
197	David Kean is the principal of Niche Investor Services and has voting control and investment discretion over the securities reported herein.
198	Jason Coles is the principal of NORTH EQUITIES CORP and has voting control and investment discretion over the securities reported herein.
199	Taylor Gavinchuck is the principal of PACER CAPITAL CORP and has voting control and investment discretion over the securities reported herein.
200	Robyn Knox is the principal of PEISES CORP. and has voting control and investment discretion over the securities reported herein. Shareholder's ownership amounts to greater than 1% of total shares outstanding.
201	Peter Feifel is the principal of PETER A FEIFEL PROFESSIONAL CORPORATION and has voting control and investment discretion over the securities reported herein.
202	Alain Lemay is the principal of PLACEMENTS ALAIN LEMAY INC and has voting control and investment discretion over the securities reported herein.
203	Robert Turner is the principal of PLAYGROUND MEDIA INC and has voting control and investment discretion over the securities reported herein.
204	Rosalind Cross is the principal of RATHERBY INVESTMENTS LLC and has voting control and investment discretion over the securities reported herein.
205	These shares are held by RBC Dominion Securities Inc. in trust for the shareholder.
206	These shares are held by RBC Investor Services on behalf of 176027007 (LDIC Inc.), the principal of which is Michael Decter, who has voting control and investment discretion over the securities reported herein
207	These shares are held by RESEARCH CAPITAL CORP. in trust for the shareholder.
208	Brett Thorne is the principal of ROYTOR & CO. and has voting control and investment discretion over the securities reported herein which are held by ROYTOR & CO.
209	Nav Dhaliwahl is the principal of RSD CAPITAL CORP. and has voting control and investment discretion over the securities reported herein.
210	These shares are held by Scotia Capital Inc. in trust for the shareholder.
211	Alain D. Bourassa is the principal of BOURASSA PROFESSIONAL CORP., and has voting control and investment discretion over the securities reported herein which are held by Scotia Capital Inc. in trust for BOURASSA PROFESSIONAL CORP.
212	John Longphee is the principal of SEVEN SEVEN SEVEN HOLDINGS LTD and has voting control and investment discretion over the securities reported herein.
213	Ross Carmel is the principal of SICHENZIA ROSS FERENCE CARMEL and has voting control and investment discretion over the securities reported herein. Shareholder's ownership amounts to greater than 1% of total shares outstanding.
214	Kelli Nguyen is the principal of SIENAG HOLDINGS LLC and has voting control and investment discretion over the securities reported herein.
215	Chris Hunt is the principal of SKYE CORPORATE HOLDINGS, INC. and has voting control and investment discretion over the securities reported herein.
216	Naseer F is the principal of Skyview Corp. and has voting control and investment discretion over the securities reported herein. Shareholder's ownership amounts to greater than 1% of total shares outstanding.
217	Geoff Balderson is the principal of SPECTRE CAPITAL CORP. and has voting control and investment discretion over the securities reported herein.
218	Michael Townsend is the principal of SPECTRE INVESTMENTS INC. and has voting control and investment discretion over the securities reported herein.
219	Jag Sanger is the principal of STOCKHOUSE PUBLISHING LTD. and has voting control and investment discretion over the securities reported herein.
220	These shares are held by Roytor & Co. in trust for the shareholder.

221	These shares are held by TD Ameritrade in trust for the shareholder.
222	Chris Natevski is a Principal of Terra Capital and has voting control and investment discretion over the securities reported herein. Shareholder's ownership amounts to greater than 1% of total shares outstanding.
223	Patrick H. Ryan is the principal of THE IRA CLUB F/B/O PATRICK H. RYAN, JR. and has voting control and investment discretion over the securities reported herein.
224	Theodore Strein is the principal of Theodore Streine Soehne Holding GmbH and has voting control and investment discretion over the securities reported herein.
225	Leonard Clough is the principal of TORO PACIFIC MANAGEMENT INC and has voting control and investment discretion over the securities reported herein.
226	Mike Smith is the principal of TRAILER PARK BOYS INCORPORATED and has voting control and investment discretion over the securities reported herein.
227	These shares are held by Ventum Financial Corp in trust for 1135541 Alberta. Jeff Hines is the President of 1135541 Alberta and has voting control and investment discretion over the securities reported herein.
228	These shares are held by Ventum Financial Corp. in trust for the shareholder.
229	Richard Butterworth is COO & CFO of Ventum Financial Corp.
230	Bob Siskind is the principal of Alkin Corporation and has voting control and investment discretion over the securities reported herein which are held by CIBC Wood Gundy
231	Brad Aelicks is President of Bronze Resources Ltd. and has voting control and investment discretion over the securities reported herein which are held by Ventum Financial Corp in trust for Bronze Resources Ltd.
232	Justin Kales is the principal of Broughdale Holdings Inc. and has voting control and investment discretion over the securities reported herein which are held by Ventum Financial Corp. in trust for Broughdale Holdings Inc.
233	Neil Currie is a principal of Capital Event Management and has voting control and investment discretion over the securities reported herein which are held by Ventum Financial Corp. in trust for Capital Event Management.
234	Frank Hogel is the principal of Concept Capital Management Ltd., and has voting control and investment discretion over the securities reported herein which are held by Ventum Financial Corp. in trust for Concept Capital Management Ltd.
235	Alex Bajin is the principal of Estate of Natalija Bajin, and has voting control and investment discretion over the securities reported herein which are held by Ventum Financial Corp. in trust for Estate of Natalija Bajin.
236	Wendy Jarvis is President of Weldwood Inc. and has voting control and investment discretion over the securities reported herein which are held by Ventum Financial Corp. in trust for Weldwood Inc.
237	These shares are held by Ventum Financial in trust for 576112 BC Ltd. Craig Taylor is the Princiapal, who has voting control and investment discretion over the securities reported herein.
238	These shares are held by Ventum Financial in trust for Bull Markets Media GmbH. Andre Doerk is the Principal, who has voting control and investment discretion over the securities reported herein.
239	These shares are held by Ventum Financial in trust for Andrew Kohler Professional Corp., the Principal of which is Andrew Kohler, who has voting control and investment discretion over the securities reported herein
240	Barkatali Lalani is the principal of Water Street Assets Inc., has voting control and investment discretion over the securities reported herein which are held by CANACCORD GENUITY CORP in trust for Water Street Assets Inc..
241	Andrew Donaldson is the principal of WESTLAKE CONSULTING, LLC and has voting control and investment discretion over the securities reported herein.
242	W. Ray Boreham has voting control and investment discretion over the securities reported herein
243	Walter Neil is the principal of WKN LLC and has voting control and investment discretion over the securities reported herein.
244	Bruce Young is the principal of YOUNG STRATEGIES LTD and has voting control and investment discretion over the securities reported herein.
245	Jeff Steinke is the principal of ZERO GRAVITY CAPITAL CORP. and has voting control and investment discretion over the securities reported herein..

DESCRIPTION OF SECURITIES

General

Our authorized capital stock currently consists of 220,000,000 shares of common stock as of July 10, 2025, par value $0.00001 per share and 1,000,000 shares of preferred stock.

The following description summarizes important terms of the classes of our capital stock following the filing of our articles of incorporation. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part.

As of the date of this prospectus, there are 7,110,676 shares of common stock issued and outstanding. Upon funding of the private placement, [10,000] shares of Class A Convertible Preferred Stock and [8,000] shares of Class B Convertible Preferred Stock will be outstanding.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Under our articles of incorporation and bylaws, any corporate action to be taken by vote of shareholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Shareholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Restricted stock options

Upon the closing of this offering, there will be up to 4,500,000 restricted stock units issuable at the discretion of the board of directors of the Company.

Anti-Takeover Provisions

Certain Anti-takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

As a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our Board. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of Functional Brands’ voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

●	upon consummation of the transaction which resulted in the stockholder becoming an interested outstanding, shares owned by:

●	persons who are directors and also officers, and

●	employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors are authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called by the Chairman of the Board, the Board, President of the Company, or by the Board upon written request by the holders of a majority of the voting stock of the Company.

Removal of directors

Subject to any limitations imposed by applicable law (and assuming the corporation is not subject to Section 2115 of the CGCL), the Board of Directors or any director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors or (ii) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation, entitled to elect such director.

During such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

Limitation of Liability and Indemnification of Directors and Officers

Our bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification, except as disclosed below. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Cumulative Voting

The holders of our common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few shareholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other shareholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Transfer Agent and Registrar

We have appointed Endeavor Trust Corporation as the transfer agent for our common stock. Endeavor Trust Corporation is located at 702 - 777 Hornby Street, Vancouver, BC, V6Z 1S4.

SHARES ELIGIBLE FOR FUTURE SALE

There previously has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the conversion of convertible preferred stock, convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

As of July 10, 2025 there are 7,110,676 shares of our common stock issued and outstanding. Pursuant to exchange agreements entered into between HOC and certain of its debenture holders 3,576,033 shares of Company common stock will be transferred to such holders on the date that is six months from the date of this prospectus and an additional 1,240,665 shares of Company common stock will be transferred to such holders on the date that is nine months after the date of this prospectus.

Previously issued shares of common stock that were not registered hereby, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding; or

●	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

As of July 15, 2025, there are approximately 122,352 shares of the Company’s common stock outstanding that are not being registered hereunder, but that have been held by non-affiliates for six months or more and may be subject to sale pursuant to Rule 144.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers and holders of 5% or more of our common stock have agreed , subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of six months after the closing of this offering. See the “Plan of Distribution” section below for more information.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR SECURITIES

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an entity or arrangement treated as a partnership;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

●	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in securities, dealer in currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

●	a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

●	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions of Our Common Stock

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax rules. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “— Dispositions of Our Common Stock.”

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the U.S. withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The amount of taxable earnings and profits is generally reduced by amounts reinvested in the operations of the U.S. trade or business and increased by any decline in its equity.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in such case, the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in such case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock are “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding any possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Withholding.”

Federal Estate Tax

Any shares of our common stock that are owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in that individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) may apply to dividends paid by U.S. corporations in some circumstances, but will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld from those payments. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of any of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, U.S. Treasury regulations proposed in December 2018 eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

PLAN OF DISTRIBUTION

The Registered Stockholders, and their pledgees, donees, transferees, assignees, or other successors in interest may sell their shares of common stock covered hereby pursuant to brokerage transactions on Nasdaq, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the common stock are listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of common stock by the Registered Stockholders, except we have engaged the Advisor with respect to certain other matters relating to the registration of our common stock and listing of our common stock, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of their shares of common stock covered by this prospectus.

We will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders. We will recognize costs related to this Direct Listing and our transition to a publicly-traded company consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.

On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will confirm the Current Reference Price for our shares of common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, the applicable orders that have been entered will then be executed at such price and regular trading of our shares of common stock on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules.

Under Nasdaq rules, the Current Reference Price means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. The Advisor will conduct all of its activities in a manner that complies with Regulation M of the SEC and consistent with applicable FINRA rules.

In determining the Current Reference Price, Nasdaq’s cross algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy shares of common stock at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of shares of common stock at an entered asking price that is less than or equal to such potential Current Reference Price. To illustrate, as a hypothetical example of the calculation of the Current Reference Price, if Nasdaq’s cross algorithms matched all accepted orders as described above, and two limit orders remained — a limit order to buy 500 shares of common stock at an entered bid price of $10.01 per share and a limit order to sell 200 shares of common stock at an entered asking price of $10.00 per share — the Current Reference Price would be selected as follows:

●	Under clause (i), if the Current Reference Price is $10.00, then the maximum number of additional shares that can be matched is 200. If the Current Reference Price is $10.01, then the Maximum number of additional shares that can be matched is also 200, which means that the same maximum number of additional shares would be matched at the price of either $10.00 or $10.01.

●	Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e., minimizes the number of shares that would remain unmatched at such price). Selecting either $10.00 or $10.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price 300 shares would not be matched.

●	Because more than one price under clause (ii) exists, under clause (iii), the Current Reference Price would be the entered price at which orders for shares of common stock at such entered price will remain unmatched. In such case, choosing $10.01 would cause 300 shares of the 500-share limit order with the entered price of $10.01 to remain unmatched, compared to choosing $10.00, where all 200 shares of the limit order with the entered price of $10.00 would be matched, and no shares at such entered price remain unmatched. Thus, Nasdaq would select $10.01 as the Current Reference Price, because orders for shares at such entered price will remain unmatched. The above example (including the prices) is provided solely by way of illustration.

The Advisor will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), the Advisor will request that Nasdaq delay the opening until such a time that sufficient price discovery has been made to ensure that a reasonable amount of volume crosses on the opening trade. Further, in the highly unlikely event that Nasdaq consults with the Advisor as described in clause (iv) of the definition of Current Reference Price, the Advisor would request that Nasdaq delay the opening to ensure a single opening price within clauses (i), (ii) or (iii) of the definition of the Current Reference Price. Under Nasdaq rules, in the event of such delay, prior to terminating such delay, there will be a 10-minute “Display Only” period during which market participants may enter quotes and orders in shares of our common stock in Nasdaq systems. In addition, beginning at 4:00 a.m., market participants may enter orders in shares of our common stock on Nasdaq. Such orders will be accepted and entered into the system. After the conclusion of the 10-minute “Display Only” period, our common stock will enter a “Pre-Launch” period of indeterminate duration. The “Pre-Launch” period will end and shares of our common stock will be released for trading by Nasdaq when certain conditions are met, including Nasdaq’s receipt of notice from the Advisor that our shares of common stock are ready to trade, after which the Nasdaq system will calculate the Current Reference Price at that time and display it to the Advisor. If the Advisor then approves proceeding, the Nasdaq system will conduct certain validation checks. The Advisor, with concurrence of Nasdaq, may determine at any point during the delay process up through the conclusion of the “Pre-Launch” period to postpone and reschedule the Direct Listing. The Registered Stockholders will not be involved in Nasdaq’s price-setting mechanism and will not coordinate or be in communication with the Advisor including with respect to any decision by the Advisor to delay or proceed with trading; the Advisor will be issued of our common stock in connection with and at the time of the Direct Listing; such shares are not registered further to this prospectus and the Advisor is not a Registered Stockholder. While we will not be involved in Nasdaq’s price-setting mechanism, it is expected that we may coordinate or communicate with the Advisor with respect to any decision to delay or proceed with trading.

Similar to a Nasdaq-listed firm-commitment underwritten initial public offering, in connection with the listing of our shares of common stock, buyers and sellers who have subscribed will have access to Nasdaq’s Order Imbalance Indicator, or the Net Order Imbalance Indicator, a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of shares of common stock that can be paired off the Current Reference Price, the number of shares of common stock that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, to disseminate that information continuously to buyers and sellers via the Net Order Imbalance Indicator data feed.

However, because this is not an initial public offering being conducted on a firm-commitment underwritten basis, there will be no traditional book building process (that is, an organized process pursuant to which buy and sell interest is coordinated in advance to some prescribed level – the “book”). Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public, as there would be in a firm-commitment underwritten initial public offering. The lack of an initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, the public price of our shares of common stock may be more volatile than in an initial public offering underwritten on a firm-commitment basis and could, upon being listed on Nasdaq, decline significantly and rapidly.

In addition, to list on Nasdaq, we are also required to have at least four registered and active market makers. We expect that the Advisor will act as a registered and active market maker and will engage other market makers. In addition to sales made pursuant to this prospectus, the shares of common stock covered by this prospectus may be sold by the Registered Stockholders in private transactions exempt from the registration requirements of the Securities Act. Under the securities laws of some states, shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

A Registered Stockholder may from time to time transfer, distribute (including distributions in kind by Registered Stockholders that are investment funds), pledge, assign, or grant a security interest in some or all the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees, or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under applicable provisions of the Securities Act amending the list of the Registered Stockholders to include the transferee, distributee, pledgee, assignee, or other successors in interest as Registered Stockholders under this prospectus. The Registered Stockholders also may transfer the shares in other circumstances, in which case the transferees, distributes, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

A Registered Stockholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus.

If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from such Registered Stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.

We have engaged the Advisor, Joseph Gunnar & Co. LLC, as our financial advisor to advise and assist us with respect to certain matters relating to the Direct Listing. The services expected to be performed by the Advisor will include providing advice and assistance with respect to defining objectives, analyzing, structuring and planning the Direct Listing and developing and assisting with our investor communication strategy in relation to the Direct Listing. As a  broker dealer with full service investment banking and sales capabilities, and both institutional and retail distribution, Joseph Gunnar has agreed in its capacity as Advisor in connection with the Direct Listing to use its professional resources to support the company as a newly listed public company in identifying potential sources of open market buying and potential endorsement from investors who otherwise would not have had the opportunity to hear the equity story or meet the management team alternatively in a traditional IPO process. To accomplish this, the advisor will make a market in the Company’s stock, conduct retail and institutional non-deal roadshows on an as agreed upon basis, and assist the company with strategic, corporate finance, and capital markets advice with the goal of further building the Company’s shareholder base, increasing market awareness and exposure, communicating effectively with existing and prospective investors, and creating an orderly market for the trading of the company’s shares in a sustainable manner with the goal of long term capital markets presence and success.

In connection with its engagement as our financial advisor, the Company has agreed to pay the Advisor a total fee equal to one percent (1%) of the total valuation of the Company (the “Advisory Fee”), as agreed upon by the Advisor and the Company, and as approved by Nasdaq, for the Direct Listing. Thirty percent of (30%) of the Advisory Fee shall be paid in cash upon consummation of the Direct Listing, the balance shall be paid in our common stock within five days thereafter with the number of shares payable being the value of the non-cash portion of the Advisory Fee divided by the volume weighted average price of our common stock for the initial two trading days of our common stock. None of such stock is being registered hereby and the Company and the Advisor have agreed that such stock shall be subject to a six-month lock-up.

The Advisor will not be engaged to otherwise facilitate or coordinate price discovery activities or the solicitation and/or sales of shares of our common stock in consultation with us, and will not be permitted to, and will not be instructed by us to, plan or actively participate in any investor education activities, except as described herein.

We previously engaged Joseph Gunnar & Co., LLC., as placement agent (the “Placement Agent”, for a private placement of the Company’s preferred stock with accredited investors and qualified institutional buyers. On July __, 2025, the Company entered into securities purchase agreements with six such investors. Such investors have agreed to purchase from the Company in the aggregate [10,000] shares of its Series A Convertible Preferred Stock (the “Series A Preferred”) with a stated value of $10,000,000 for a funding amount of $8,000,000. For so long as the Series A Preferred remains outstanding, it shall pay a cash dividend, monthly in arrears from the date of funding, at a rate of 5% per annum for months 1-6, 10% per annum for months 7-12, 15% per annum for months 13-18 and an additional 3% per month thereafter. The dividend may, at the investor’s option, be paid in common stock at the then applicable conversion price.

Following consummation of the Direct Listing, the holders of the Series A Preferred may on the date that is forty-five (45) days after the consummation of the Direct Listing convert such preferred into common stock at a price per share equal to the lowest of (i) the price per share equal to a valuation of $56,000,000 (the “Valuation Cap”), (ii) 75% of the closing price of the common stock on the date of the Direct Listing, (iii ) the closing price of the common stock on the day prior to any conversion and (iv) a 25% discount to the lowest five (5) day volume weighted average price of the common stock prior to any such conversion, subject to a conversion floor price of $4.00 per share. The holders may, however, begin converting Series A Preferred at any time in the event (x) the price of our common stock exceeds $8.00 per share and (y) the trading volume of our common stock exceeds 125,000 shares.

In addition, the purchasers of the Series A Preferred shall receive a bonus in the form of shares of our Series B Convertible Preferred Stock (the “Series B Preferred”) equal in the aggregate to the funding amount of $8,000,000.The Series B Preferred will be convertible into our common stock at any time at a conversion price equal to the lower of (i) the closing price of the stock on the day prior to conversion and (ii) the price per share of our common stock equal to the Valuation Cap.

For as long as the Series B Preferred is outstanding, if the Company raises additional capital the holders of Series B Preferred Stock may require the Company to use up to 25% of the proceeds from any financing to pay, in cash, a portion of any unconverted Series B Preferred. The Company shall offer this redemption opportunity to each holder of the Series B Preferred within one (1) business day from the closing of such financing, and such holder shall have one (1) business day to respond to the Company of its intention to redeem.

The shares of our common stock underlying the Series A Preferred and the Series B Preferred are being registered hereunder.

As compensation for the services provided by the Placement Agent, the Company has agreed to pay the Placement Agent on the date the placement is funded:

(A)	A cash fee payable in U.S. dollars equal to eight percent (8.0%) of the gross proceeds received by the Company from investors in the private placement.

(B)	Non-redeemable warrants (the “Placement Warrants”) to purchase eight percent (8.0%) of the total number of shares of our common stock issuable upon conversion of the Series A and Series B Preferred being sold ((the “Warrant Shares”). The Placement Warrants will be non-exercisable for six (6) months after the date of funding by the investors and thereafter will be exercisable until their expiration five (5) years after such date at a price per share equal to the conversion price of the preferred stock paid by the investors in connection with the placement. The Placement Agent will be entitled to customary “piggyback” and a one-time demand registration rights and anti-dilution rights (for stock dividends and splits and recapitalizations) pursuant to FINRA Rule 5110. If so registered, the Placement Warrants and the underlying securities may not be transferred, assigned or hypothecated for a period of six (6) months following the date of effectiveness or commencement of sales of the public offering pursuant to FINRA Rule 5110(g)(1). The Placement Warrants may be exercised in whole or in part and, provide for “cashless exercise.”

(C)	Subject to compliance with FINRA Rule 5110(f)(2)(D, the Company also agreed to reimburse Joseph Gunnar for all of Joseph Gunnar’s actual out-of-pocket accountable expenses upon receipt of reasonably acceptable evidence of such expenditures, including the reasonable fees of legal counsel of Joseph Gunnar and other out-of-pocket expenses up to a maximum of $50,000.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as noted below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, voting trustee, director, officer, or employee.

Sichenzia Ross Ference Carmel LLP, counsel to the Company in connection with this initial registration statement, owns 90,000 shares of the Company’s common stock. as partial payment for legal services rendered in connection with the registration of the common stock.

EXPERTS

The financial statements of our company included in this registration statement and have been audited by TAAD LLP an independent registered public accounting firm, as indicated in its report with respect thereto, and have been so included in reliance upon the report of such firm given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits included with the registration statement. For further information pertaining to us and the securities to be sold in this offering, you should refer to the registration statement and its exhibits, portions of which have been omitted as permitted by SEC rules and regulations. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC at http://www.sec.gov.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will also make these documents publicly available, free of charge, on our website at https://functionalbrandsinc.com/ as soon as reasonably practicable after filing such documents with the SEC. Information on, or accessible through, our website is not part of this prospectus.

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except share data or otherwise noted)

	March 31, 2025 (Unaudited)	December 31, 2024 (Audited)
Assets
Current
Cash	$213,632	$211,642
Accounts receivable, net	299,598	303,471
Inventories, net	1,802,136	1,709,458
Prepaid expenses and other current assets	153,083	45,112
Deferred offering costs	716,416	588,641
Total current assets	3,184,865	2,858,324

Noncurrent
Property and equipment, net	43,339	49,564
Right-of-use assets, net	1,919,737	2,000,092
Intangible assets, net	1,432,009	1,443,541
Goodwill	818,139	818,139
Total non-current assets	4,213,224	4,311,336
Total assets	7,398,089	$7,169,660

Liabilities
Current
Accounts payable & accrued liabilities	1,920,794	$1,956,165
Line of credit	33,585	32,235
Government loans, current	2,542	3,436
Lease liabilities, current	211,715	291,213
Other current liabilities	28,267	35,332
Payable for acquisition, current	2,297,367	2,342,366
Loan payable (related parties)	594,018	370,703
Loan payable	171,500	171,500
Total current liabilities	5,259,788	5,202,950

Noncurrent
Lease liabilities, net of current	1,844,819	1,844,819
Government loans, net of current	140,468	140,468
Convertible debenture	-	100,000
Total non-current liabilities	1,985,287	2,085,287
Total liabilities	7,245,075	$7,288,237

Shareholders’ equity (deficit)

Common stock, par value $0.00001, authorized 220,000,000 shares; 6,917,226 and 6,694,880 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	69	67
1,000,000 shares of blank check preferred $0.001 par value 0 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	-	-
Additional paid-in capital	7,940,656	7,542,286
Accumulated equity (deficit)	(7,787,711)	(7,660,930)
Total Stockholders’ Equity (Deficit)	153,014	(118,577)
Total liabilities and shareholders’ equity (deficit)	$7,398,089	$7,169,660

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In U.S. Dollars, except share data or otherwise noted)

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
Revenue, net of returns	1,590,258	1,722,499
Costs and expenses:
Cost of goods sold	723,489	825,845
Sales & marketing	178,631	135,634
General and administrative expenses	720,237	615,252
Operating income / (loss)	(32,099)	145,768
Interest expense	(95,094)	(66,594)
Interest income	412	958
Net income / (loss) for the period	$(126,781)	$80,132
Net income (loss) per share of common stock attributable to common stockholders
Basic and diluted	$(0.02)	$0.01
Weighted average shares used in computing net loss per share of common stock
Basic	6,865,345	6,694,493
Diluted	6,865,345	6,897,071

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY/ (DEFICIT)

(UNAUDITED)

(In U.S. Dollars, except share data or otherwise noted)

	No. of Shares	Common Stock	Preferred Stock	APIC	Accumulated Deficit	Total Shareholders’ Equity
December 31, 2023	6,694,493	67	-	7,127,386	(7,101,574)	25,879
Odd-lot rounding	387	-	-	-	-	-
Net income for the quarter ended March 31, 2024		-	-	-	80,132	80,132
March 31, 2024	6,694,880	67	-	$7,127,386	$(7,021,442)	$106,011

	No. of Shares	Common Stock	Preferred Stock	APIC	Accumulated Deficit	Total Shareholders’ Equity
December 31, 2024	6,694,880	67	-	7,542,286	(7,660,930)	(118,577)
Stock based compensation	88,905	1	-	252,902	-	252,903
Common stocked issued for convertible notes payable and accrued interest	133,441	1	-	122,330	-	122,331
Warrants issued for note extension		-	-	23,138	-	23,138
Net loss for the quarter ended March 31, 2025	-	-	-	-	(126,781)	(126,781)
March 31, 2025	6,917,226	69	-	7,940,656	(7,787,711)	153,014

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOW

(UNAUDITED)

(In U.S. Dollars, except share data or otherwise noted)

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
Cash flows from operating activities:
Net income / (loss)	(126,781)	$80,132
Reconcile net loss to cash provided by operating activities
Allowance for doubtful accounts receivable	(1,968)	-
Allowance for inventory obsolescence	18,464	-
Depreciation of property & equipment	6,225	19,081
Amortization of right-of-use assets	80,355	74,380
Stock-based compensation	252,905	-
Financing expense on warrant issuance	23,138
Amortization of intangible assets	11,532	11,532
Changes in operating assets and liabilities:
Accounts receivable	5,841	(182,043)
Inventories	(111,142)	13,986
Prepaid expenses and other current assets	17,029	25,249
Accounts payable & Accrued liabilities	86,959	75,012
Other current liabilities	(7,065)	(21,207)
Lease liabilities	(79,498)	(69,657)
Due to / from related parties	-	(46,890)
Net cash provided by (used in) operating activities	175,994	(20,425)

Cash flows from financing activities:
Payment for deferred offering costs	(127,775)	-
Proceeds from long-term debt	-	130,000
Payments for payable for acquisition	(44,999)	(130,001)
Proceeds from debt facilities	48,947	86,662
Long-term debt repayment	(1,685)	-
Line of credit repayment	(47,598)	(60,147)
Government debt repayment	(894)	(819)
Net cash provided by (used in) financing activities	(174,004)	25,695

Net increase in cash	1,990	5,270
Cash beginning of year	211,642	374,435
Cash, period end	213,632	379,705

Supplemental disclosures of cash flow information
Cash paid for interest	16,298	62,520

Non-cash investing and financing activities
Common stock issued for convertible note payable and accrued interest	122,331	-
Related-party loan	225,000	-

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATIONS

Functional Brands Inc. (formerly HT Naturals Inc. - the “Company”) was organized under the General Corporation Law in the State of Delaware on November 19, 2020.  The Company’s principal business is in the production, marketing, sales, and distribution of smokable hemp related products in certain states within the United States of America that permit such sales.

On March 22, 2023, the Company changed its name from HT Naturals Inc. to Functional Brands Inc. to better reflect its corporate identity.

As of March 31, 2025 and December 31, 2024, the Consolidated Financial Statements consist of the Company and its wholly owned subsidiary HTO Nevada Inc. (d/b/a Kirkman), which is a nutraceutical manufacturer and distributor based in the Pacific Northwest. All intercompany transactions and balances have been eliminated in consolidation.

On January 22, 2025, the Company effected a reverse stock split in its authorized common stock on a basis of 1-for-18.338622. The authorized capital stock of the Company remained the same at 220,000,000 shares of common stock. All references to share and per share amounts in the consolidated financial statements and accompanying notes thereto have been retroactively restated to reflect the reverse stock split. In addition, the Company authorized 1,000,000 shares of blank check preferred $0.001 par value.

2.	GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company had a net loss of $126,781 for the quarter ended March 31, 2025. As of March 31, 2025, the Company accumulated deficit was $7,787,711. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is significantly dependent upon its ability and attempt to secure additional equity and/or debt financing. There are no assurances that the Company will be successful in obtaining additional capital.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence. These financial statements do not include any adjustments that might arise from this uncertainty.

3.	BASIS OF PRESENTATION

Basis of preparation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements comprise the financial statements of the Company and only subsidiary, HTO Nevada Inc. Subsidiary consists of entity over which the Company is exposed to, or has rights to, variable returns as well as the ability to affect these returns through the power to direct the relevant activities of the entity. To the extent that subsidiaries provide services that relate to the Company’s activities, they are fully consolidated from the date control is transferred and are deconsolidated from the date control ceases. All intercompany balances and transactions have been eliminated.

The financial statements of the subsidiary are prepared for the same reporting period as the parent company, using consistent accounting policies.

Functional Brands Inc. (formerly HT Naturals Inc.)

Functional Brands Inc. (formerly HT Naturals Inc.) is the parent company.

HTO Nevada Inc. dba Kirkman

The principal subsidiary is HTO Nevada Inc. dba Kirkman, which is solely owned by the Company.

As part of the restructuring efforts, ownership of HTO Nevada Inc. dba Kirkman was transferred from HTO Holdings Inc. to Functional Brands Inc. (formerly HT Naturals Inc.) on May 19, 2023, in exchange 4,362,378 common shares of the Company. This was retroactively recorded in 2019 as the acquisition was completed on July 3, 2019, with entities under common control.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in the preparation of these consolidated financial statements are described below.

Cash

Cash consists of cash in readily available checking accounts and deposits in transit. As of March 31, 2025, and December 31, 2024, cash balances were deposited at a major financial institution. Cash balances are subject to minimal credit risk as the balances are with high credit quality financial institutions.

Trade and other receivables

Accounts receivables are stated at the amount the Company expects to collect from outstanding balances and do not bear interest. The Company provides for probable uncollectible amounts through an allowance for doubtful accounts, if an allowance is deemed necessary. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable; however, changes in circumstances relating to accounts receivable may result in a requirement for additional allowances in the future. On a periodic basis, management evaluates its accounts receivable and determines the requirement for an allowance for doubtful accounts based on its assessment of the current and collectible status of individual accounts with past due balances over 90 days. Account balances are charged against the allowance after all collection efforts have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts decreased by $1,968 during the quarter ended March 31, 2025, resulting in a balance of $1,828 as of March 31, 2025, and decreased by $32,941 during the year ended December 31, 2024, resulting in a balance of $3,796 as of December 31, 2024.

Inventories

Inventory consists of raw materials, work in process and finished goods. Inventory is measured at the lower of cost or net realizable value. Inventory costs include direct labor and certain overhead expenses such as in-bound shipping and handling costs incurred to bring the inventory to its present location and conditions. Cost is determined by using the weighted average method. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. If the Company determines that the estimated net realizable value of its inventory is less than the carrying value of such inventory, it records a charge to impairment expenses.

Property and equipment

Property and equipment are stated at cost. Depreciation of property and equipment is recorded using the straight-line method over the assets’ estimated useful lives. Computer equipment and capitalized software are depreciated over two to five years and furniture, and fixtures are depreciated over five years. Amortization of fixed assets under capital leases is included in depreciation expense.

The categories of capital assets are amortized on a straight-line basis as follows:

●	Machinery & equipment	7 years, straight-line
●	Furniture & fixtures	7 years, straight-line
●	Computer equipment	5 years, straight-line

The Company allocates the amount initially recognized in respect of a capital asset to its significant parts and amortizes separately each such part. Residual values, methods of amortization and useful lives of the capital assets are reviewed annually and adjusted if appropriate.

Gains and losses on disposals of capital assets are determined by comparing the proceeds with the carrying amount of the capital asset and are included in the consolidated statement of operations and comprehensive loss.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each fiscal year-end and adjusted prospectively if appropriate. An item of equipment is retired upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on sale or retirement of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in the consolidated statement of operations in the year the asset is retired. Such assets are tested annually for impairment, or more frequently, if events or changes in circumstances indicate that they might be impaired.

Intangible Assets

Intangible assets are recorded at cost, less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization is provided on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. The estimated useful lives, residual values, and amortization methods are reviewed at each year end, and any changes in estimates are accounted for prospectively.

The categories of the intangible assets are amortized on a straight-line basis as follows:

●	Customer relationships	10 years
●	cGMP certification	Indefinite life
●	Goodwill (including Assembled Workforce)	Indefinite life
●	Kirkman brand	Indefinite life

Expenditures in the research phase and post-development maintenance costs are expensed as incurred.

Goodwill

Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests in the acquire, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill acquired in a business combination is not amortized but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed.

Goodwill is tested for impairment at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment (referred to as a component). We allocate goodwill to reporting units based on the reporting unit expected to benefit from the business combination. Assets and liabilities are assigned to each reporting unit if they are employed by a reporting unit and are considered in the determination of the reporting unit fair value. We have one reporting unit with goodwill, which is the Kirkman business.

The Company’s indefinite-lived intangible assets are tested for impairment at the consolidated level. In evaluating the recoverability of the Kirkman Brand name and CGMP License, we compare the fair value of the asset to it carrying amount to determine potential impairment. The Company’s estimate of the fair value of the Kirkman Brand name is derived using the income approach, specifically the relief-from-royalty method and the fair value of the CGMP License is derived using the income approach.

The fair value determination of the reporting units and the indefinite-lived intangible asset is judgmental in nature and requires the use of significant estimates and assumptions that are sensitive to changes. Assumptions include estimation of the royalty rate, estimation of future revenue and projected margins, which are dependent on internal cash flow forecasts, estimation of the terminal growth rates and capital spending, and determination of discount rates. As a result, there can be no assurance that the estimates and assumptions made for purposes of quantitative goodwill and indefinite-lived intangible impairment tests will prove to be an accurate prediction of future results. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the reporting units may include such items as: (i) volatility in the equity and debt markets or other macroeconomic factors, (ii) an increase in the weighted-average cost of capital due to further increases in interest rates, (iii) decrease in future cash flows due to lower than expected sales, or (iv) fluctuations in foreign currency exchange rates that may negatively impact the Company’s reported results of operations. Accordingly, if the current cash flow assumptions are not realized, we experience further increases in costs of capital, it is possible that an additional impairment charge may be recorded in the future, which could be material. The Company did not record an impairment loss during the quarters ended March 31, 2025, and 2024.

Right-of-use Assets and Lease Liabilities

The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated amortization and impairment losses, and adjusted for any re-measurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, right-of-use assets are amortized on a straight-line basis over the shorter of its estimated useful life and the lease term.

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees, if applicable. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognized as occupancy expense in the period on which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Company uses its incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is re-measured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Leases as lessee

The Company determines if an arrangement is a lease at inception of an arrangement. Operating and finance lease assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Lease assets represent the Company’s right to use an underlying asset for the lease term, while lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company uses the internal incremental borrowing rate based on the information available at the lease commencement date, in determining the present value of lease payments. The length of a lease term includes options to extend or terminate the lease when it is reasonably certain the Company will exercise those options. The Company made an accounting policy election to not recognize lease assets or liabilities for leases with a term of 12 months or less. Additionally, when accounting for leases, the Company combines payments for leased assets, related services and other components of a lease. The Company applies a portfolio approach to determine the discount rate for leases with similar characteristics.

For leases classified as operating, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus unamortized initial direct costs, plus/(minus) any unamortized prepaid/(accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

For leases classified as finance leases, the ROU asset is subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company, or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the ROU asset is amortized over the useful life of the underlying asset. The Company expects to exercise the options to purchase the assets which are leased under finance leases. Accordingly, these assets are included in property and equipment, and depreciation thereon is recognized as depreciation expense. When the Company makes contractually required payments under finance leases, a portion is allocated to reduce the finance lease obligation, and a portion is recognized as interest expense.

Stock-based compensation plans

The Company has a stock-based compensation plan that is used to compensate the Board, officers, employees and consultants for services rendered.

The restricted share units (“RSUs”) are measured by reference to the fair value of the Company’s Common Share at the date on which they are granted. In situations where equity instruments are issued to non-employees and the fair value of goods or services received by the entity as consideration cannot be estimated reliably, they are measured at fair value of the equity instruments granted.

The costs of equity settled transactions are recognized as expenses, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant party becomes fully entitled to the award.

No expense is recognized for performance-based awards that do not vest. Expense for service-based award is recognized upon vesting. Where the terms of an equity settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee as measured at the date of modification.

Compensation expense is recognized for all share-based payments to employees and non-employees, including restricted stock units, in the statements of operation based on the fair value of the awards that are granted. As necessary, the Company’s stock price at the date of grant was estimated using an acceptable valuation technique such as a recent round of fundraising or the probability-weighted expected return model. The fair value of RSUs is determined at the date of grant using the price per share offered at the most recent round of fundraising, the Reg CF campaign.

Compensation expense for restricted stock awards with performance-based vesting conditions is calculated based on the number of awards that are expected to vest during the performance period if it is probable that the performance metrics will be achieved. Generally, measured compensation cost, net of actual forfeitures, is recognized on a straight-line basis over the vesting period of the related share-based compensation award. The Company accounts for forfeitures of stock-based awards as they occur.

Revenue recognition

We account for revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 606, “Revenue from Contracts with Customers”. Revenue is measured based on the amount of consideration that we expect to receive, reduced by discounts and estimates for credits and returns (calculated based upon previous experience and management’s evaluation). Outbound shipping charged to customers is recognized at the time the related merchandise revenues are recognized and are included in net revenues.

Per Company policy, any product that doesn’t meet the customer’s expectations can be returned within the first 30 days of delivery in exchange for another product or for a full refund. Any product sold through a distributor or retailer must be returned to the original purchase location for any return or exchange.  For the quarters ended March 31, 2025 and 2024, the Company has not recorded any reserves on revenue.

Earning / Loss per Share

Basic net loss per common share is calculated by dividing the net loss distributed to the common class, by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period.

For purposes of the diluted net loss per share calculation, restricted stock units (RSUs) are considered to be potentially dilutive securities. As of March 31, 2025, there were 83,267 RSUs, of potentially common stock equivalents excluded from the diluted loss per share calculations as their effect is anti-dilutive. Since the Company has reported a net loss for the quarter ended March 31, 2025, the diluted net loss per common share is the same as basic net loss per common share for this period.

The following is a reconciliation of the numerator and denominator used in the basic and diluted earnings per share (“EPS”) calculations for the three months ended March 31, 2025 and 2024.

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Numerator:
Net income (loss)	$(126,781)	$80,132

Denominator:
Weighted-average shares of common stock	6,865,345	6,694,493
Dilutive effect of RSUs	-	80,073
Dilutive effect of convertible instruments	-	122,505
Diluted weighted-average of common stock	6,865,345	6,897,071

Net income (loss) per common share from:
Basic	$(0.02)	$0.01
Diluted	$(0.02)	$0.01

Business Combinations

Business combinations are accounted for using the acquisition method. The fair value of total purchase consideration is allocated to the fair values of identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount being classified as goodwill. All assets, liabilities and contingent liabilities acquired or assumed in a business combination are recorded at their fair values at the date of acquisition. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates, and selection of comparable companies. Estimates of fair value are based on assumptions believed to be reasonable, but are inherently uncertain and unpredictable and, as a result, actual results may differ from those estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the statements of operations. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the Company’s statements of operations.

Significant accounting estimates and judgments

The most significant judgements made in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements include:

●	Obsolescence of inventories

●	Recoverability of the carrying value of long-lived assets including property & equipment and intangible assets

●	Recoverability of carrying value of goodwill

●	Discount rate used to calculate present value of future minimum lease payments for right-of-use asset and liabilities

●	Recognition and measurement of provisions and contingencies

●	Valuation of deferred income tax assets

Inventories, net

The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions, including forecasted demand compared to quantities on hand, as well as other factors such as potential excess or aged inventories based on product shelf life, and other factors that affect inventory obsolescence. The allowance for inventory obsolescence increased by $18,464 during the quarter ended March 31, 2025, resulting in a reserve of $83,291 as of March 31, 2025. The allowance decreased by $14,206 during the year ended December 31, 2024, resulting in a reserve of $64,827 as of December 31, 2024.

Long-Lived Assets

Long-lived assets consist primarily of property and equipment. Long-lived assets are tested for impairment when events and circumstances indicate the assets might be impaired by first comparing the estimated future undiscounted cash flows of the asset or asset group to the carrying value. If the carrying value exceeds the estimated future undiscounted cash flows, an impairment loss is recognized based on the amount that the carrying value exceeds the fair value of the asset or asset group. The Company did not recognize impairment losses during the quarters ended March 31, 2025, and 2024.

Fair value of financial instruments

The individual fair values attributed to the different components of a financing transaction, notably investment in equity securities, derivative financial instruments, convertible debt and loans, are determined using valuation techniques. The Company uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of their issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments subsequently carried at amortized cost. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Segment Reporting

The Company has two reportable segments: 1) Kirkman, which sells a range of nutraceuticals, supplements and related products direct to consumers; 2) HT Naturals, which sells a range of hemp products; and 3) Corporate, which generates no revenue, but reflects corporate expenses related primarily to management of the company, including costs associated with legal, audit, accounting, tax, SEC reporting, and investor/public relations, among other corporate expenses. As the hemp segment makes up less than 4% of net revenue, the Company has not disclosed summarized financial segment information.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires entities to report incremental information about significant segment expenses included in a segment’s profit or loss measure as well as the title and position of the chief operating decision maker (“CODM”). The new standard also requires interim disclosures related to reportable segment profit or loss and assets that had previously only been disclosed annually. The Company adopted ASU 2023-07 effective December 31, 2024, on a retrospective basis. As a result, the Company has deemed it immaterial to disclose summarized financial segment information, as it did not meet the revenue threshold.

In accordance with ASC 280 – “Segment Reporting”, the Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similarities in economic characteristics such as nature of services, and procurement processes. Since the Company deems Hemp products not material it operates as a single segment, all financial information required by “Segment Reporting” can be found in the accompanying notes to consolidated financial statements.

Income taxes

The Company must exercise judgment in determining the provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Company recognizes liabilities and contingencies for expected tax audit issues based on the Company’s current understanding of the tax law. For matters where it is probable that an adjustment will be made, the Company records its best estimate of the tax liability including the related interest and penalties in the current tax provision.

In addition, the Company recognizes deferred tax assets relating to tax losses carried forward to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority and the same taxable entity against which the unused tax losses can be utilized. However, utilization of the tax losses also depends on the ability of the taxable entity to satisfy certain tests at the time the losses are recouped.

Risks and uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to changes in US laws surrounding the sale of smokable CBG/CBD products, consumer demand, and COVID-19 issues more fully described below. These adverse conditions could affect the Company’s consolidated financial condition and the results of its operations.

5.	CASH

Cash consists of liquid funds and deposits in transit.

	March 31, 2025	December 31, 2024
Cash	$212,005	$206,890
Deposits in transit	1,627	4,752
Total Cash	213,632	$211,642

6.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of trade receivables, net of allowance.

	March 31, 2025	December 31, 2024
Trade receivables	301,426	$307,267
Allowance for doubtful accounts	(1,828)	(3,796)
Accounts receivable, net	$299,598	$303,471

During the quarter ended March 31, 2025, the Company adjusted the allowance for doubtful accounts in the amount of $1,968 bringing the balance to $1,828, down from $3,796 as of December 31, 2024. This allowance is continually re-evaluated and adjusted as necessary.

7.	INVENTORIES, NET

Inventories consisted of raw materials (minerals – magnesium, Calcium, vitamins, botanical extracts, hemp, trim and flower – CBG and CBD), finished goods (capsules, tablets, powders, creams, cigs, gummies, tinctures, pre-rolls, and vapes) and packaging & supplies (bottles, labels, covers, filters, tipping paper and packaging materials).

	March 31, 2025	December 31, 2024
Raw materials	$583,678	$472,296
Packaging, supplies & other	236,615	231,912
Finished goods	1,065,134	1,070,077
Allowance for inventory obsolescence	(83,291)	(64,827)
Total Inventories, net	$1,802,136	$1,709,458

During the quarter ended March 31, 2025, the Company adjusted the allowance for obsolete raw materials and expired finished goods in the amount of $18,464 bringing the balance to $83,291, up from $64,827 as of December 31, 2024. This obsolescence allowance is continually re-evaluated and adjusted as necessary.

8.	PREPAIDS & OTHER CURRENT ASSETS

Balance consists of prepayments made to vendors and legal retainers.

	March 31, 2025	December 31, 2024
Prepaids & deposits	50,129	$45,005
Other current assets	102,954	107
Total prepaids and other current assets	153,083	$45,112

9.	DEFERRED OFFERING COSTS

Schedule below represent capitalization of deferred cost incurred for the preparation of Initial Public Offering (“IPO”):

	March 31, 2025	December 31, 2024
Legal services	405,266	364,669
Professional services	311,150	223,972
Total Deferred cost	716,416	$588,641

10.	PROPERTY & EQUIPMENT

Property and equipment consist of the following:

	March 31, 2025	December 31, 2024
Furniture & Fixtures	3,302	3,302
Computer Equipment	30,988	30,988
Machinery & Equipment	730,508	730,508
Total property and equipment, gross	764,798	764,798
Less: Accumulated depreciation	(721,459)	(715,234)
Property and equipment, net	43,339	$49,564

Depreciation expenses totaled $6,225 and $19,081 for the quarters ended March 31, 2025 and 2024, respectively.

11.	RIGHT-OF-USE ASSETS & LEASE LIABILITY

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The following are the expected lease payments as of March 31, 2025. The lease is considered an “operating lease” and consequently lease payments are calculated on a straight-line basis, including the total amount of interest related.

Lease expense, on the straight-line basis was $127,829 and $127,630 during the quarters ended March 31, 2025 and 2024.

The movement in the right-of-use assets is as follows:

	March 31, 2025	December 31, 2024
Right of use assets:
Right of use assets recognized as of January 1st	2,000,092	$2,307,027
Additions	-	-
Amortization Expense	(80,355)	(306,935)
Right of use assets, net	1,919,737	$2,000,092

The movement in lease liability is as follows:

	March 31, 2025	December 31, 2024

Lease liabilities recognized as of January 1st	2,136,032	$2,397,047
Additions	-	-
Lease payments	(79,498)	(261,015)
Lease liabilities at period end	2,056,534	2,136,032
Less: current portion	(211,715)	(291,213)
Long-term portion	1,844,819	$1,844,819

The following table presents information about the future maturity of the lease liabilities under the Company’s operating and financing leases as of March 31, 2025.

Maturity of Lease Liabilities	1. Operating Facility	2. Office Equipment	3. Office Equipment	Total Amount
2025	$356,047	$21,496	$801	$378,344
2026	488,887	24,984	890	514,761
2027	503,349	-	-	503,349
2028 and beyond	1,142,796	-	-	1,142,796
Total future minimum lease payments	2,491,079	46,480	1,691	2,539,250
Less: Imputed interest	(479,568)	(3,028)	(120)	(482,716)
Present value of lease liabilities	$2,011,511	$43,452	$1,571	$2,056,534
Remaining lease term (in years)	5.09	1.75	1.75

Right-of-use assets and lease liabilities comprise three leases.

LEASE 1 – OPERATING FACILITY

On January 1, 2023, the Company entered a 7-year and 2-month lease to lease approximately 24,400 square feet industrial building containing 9,095 square feet of office space and 9,663 square feet of production area. At inception of the lease, the Company recorded a right of use asset and liability. The Company used an effective borrowing rate of 9.0% within the calculation.

The base monthly rent is $28,114 per month, with subsequent annual increases of 3%. Operating expense came to $12,429 per month for 2025 incurred by the lessee.

LEASES 2 & 3 – OFFICE EQUIPMENT

The Company entered into a 5-year lease to lease office equipment that consists of four copiers for daily office use commencing on September 30, 2021. At inception of the lease, the Company recorded a right of use asset and liability. The Company used an effective borrowing rate of 9.0% within the calculation.

The base monthly payment amount is $2,357 per month, with subsequent annual increases of 6%. Operating expense came to $653 per month for 2025 borne by the lessee.

In addition, The Company also entered into a 4-year and 7-month lease agreement to lease a Paper Source Accessory for daily office use commencing on March 14, 2022, to complement the previous office equipment discussed. At inception of the lease, the Company recorded a right of use asset and liability. The Company used an effective borrowing rate of 9.0% within the calculation. The base monthly payment amount is $89 per month, with no subsequent annual increases.

12.	BUSINESS COMBINATION

On July 3, 2019, the Company entered into an asset purchase agreement (the “APA”) with the Kirkman Group Inc. (“Kirkman”) to acquire certain tangible and intangible assets for a purchase price of $5,000,000. The present value of the acquisition fair value of the deferred cash payment transferred for Kirkman was $4,329,317, which consisted of the following:

Kirkman Group Inc.

Purchase consideration	Fair Value

Cash	$1,250,000
Deferred cash payment - $750,000 raise or 1st anniversary of closing	722,388
Deferred cash payment - $1,500,000 on 1st anniversary of closing	1,270,649
Deferred cash payment - $1,500,000 on 2nd anniversary of closing	1,086,280
Total consideration - $5,000,000	$4,329,317

The following table summarizes the finalized fair value of assets acquired, and liabilities assumed as of the date of the acquisition in 2019:

Kirkman Group Inc.

Purchase consideration	Fair Value
Net assets	$1,513,878
Kirkman brand	1,226,000
cGMP certification	310,000
Customer relationships	461,300
Net assets acquired	3,511,178
Goodwill	818,139
Total Consideration	$4,329,317

The excess of purchase consideration over the fair value of net assets acquired was recorded as goodwill which is not deductible for tax purposes.

Payable for acquisition

As of March 31, 2025 and December 31, 2024, the Company owed $2,297,367 and $2,342,366, respectively, in connection with the aforementioned APA, which is due in its entirety on July 8, 2025, subject to the Forbearance Agreement and Confession of Judgement, executed on May 12, 2025.

The Forbearance Agreement allows the seller to postpone the payment of principal balance without pursuing rights under the APA and the Confession of Judgement allowed the seller to enter a judgement against the Company in The Circuit Court of The State of Oregon for the County of Clackamas and the

The execution of these documents will impact the Company if it fails to settle the balance owed by the due date, July 8, 2025. As a result, the seller has the right to foreclose on the business.

13.	INTANGIBLE ASSETS & GOODWILL

Balance consists of intangible assets acquired from acquisition of Kirkman in July 2019. The Kirkman brand and the c-GMP certification were assigned an indefinite useful life, whereas the customer relationships were assigned a life span of 10 years.

	March 31, 2025	December 31, 2024

Kirkman brand, net	925,700	$925,700
cGMP certification	310,000	310,000
Customer relationships	461,300	461,300
Total intangible assets, gross	1,697,000	1,697,000
Less: Accumulated amortization: Customer relationships	(264,991)	(253,459)
Intangible assets, net	1,432,009	$1,443,541

There were no impairments to the intangible assets during the quarters ended March 31, 2025 and 2024.

Balance consists of goodwill (including assembled workforce) acquired from acquisition of Kirkman in July 2019 which was assigned an indefinite useful life.

	March 31, 2025	December 31, 2024

Goodwill	$818,139	$818,139

There were no impairments to goodwill during the quarters ended March 31, 2025 and 2024.

14.	ACCOUNTS PAYABLE & ACCRUED LIABILITIES

Balance consists of trade payables and accruals.

	March 31, 2025	December 31, 2024
Trade payables	$1,453,191	$1,103,359
Accrued liabilities	386,885	741,106
Accrued compensation - shares earned but not issued	80,718	111,700
	$1,920,794	$1,956,165

Accrued liabilities are comprised of accruals for consulting/advisory, professional and audit services and accrued interest loan payable.

15.	LINES OF CREDIT

During the year ended December 31, 2024 the Company entered into multiple agreements with a third party to finance invoices to satisfy multiple vendors of which the following agreements are to be repaid during the year ended December 31, 2025.

On January 20, 2023, the Company entered a line of credit agreement with a third-party whereby the Company received $300,000. The terms of the loan were for one year, with a 27% contract interest rate. On January 22, 2024, the loan was settled in full, at which point the security interest was released by the lender.

On July 14, 2023, the Company entered into an additional line of credit agreement with a third-party whereby the Company received $100,000. The terms of the loan were for 42 weeks, with a 5% contract interest rate. On July 7, 2024, the loan was settled in full, at which point the security interest was released by the lender.

	March 31, 2025	December 31, 2024
Line of credit recognized as of January 1	32,235	$68,315
Proceeds from debt facilities	48,947	180,662
Payments on debt facilities	(47,597)	(216,742)
Line of credit as of March 31	33,585	32,235
Less: current portion	(33,585)	(32,235)
Long-term portion	-	$-

The Company has the following line of credit commitments as of March 31, 2025.

Agreement Date	Principal Amount	Finance Charge	End Date
October 17, 2024	$46,127	$4,151	April 17, 2025
January 2, 2025	$15,945	$1,116	May 5, 2025
February 11, 2025	$33,002	$2,310	July 12, 2025

Subsequent to year end, these line of credit commitments were paid off on schedule.

16.	GOVERNMENT LOANS PAYABLE

On July 7, 2020, Kirkman applied and was granted thirty (30) year loan from the U.S. Small Business Administration for $150,000 with an interest of 3.75% per annum accrued daily, to alleviate financial burden caused due to COVID-19.

	March 31, 2025	December 31, 2024

Government loans recognized as of January 1	143,904	$147,168
Proceeds from debt facilities	-	-
Payments on debt facilities	(894)	(3,264)
Government loans at December 31	143,010	143,904
Less: current portion	(2,542)	(3,436)
Long-term portion	140,468	$140,468

The Company has the following government loan commitments as of March 31, 2025.

Amount
2025	$2,542
2026	3,595
2027	3,702
2028 and beyond	133,171
Total	$143,010

17.	OTHER CURRENT LIABILITIES

Balance consists of credit cards, employee benefits and sales tax payable.

	March 31, 2025	December 31, 2024
Credit cards	26,715	$30,786
Sales tax	1,552	1,422
Other	-	3,124
Total other current liabilities	28,267	$35,332

18.	LOAN PAYABLE (RELATED PARTY)

In December 2023, the Company entered into a short-term debt facility with a related party, an officer and director of the parent company – Hemptown Organics Corp., whereby the Company received $247,634. The loan is non-interest-bearing and remains outstanding as of March 31, 2025.

On March 11, 2024, the Company executed a loan agreement with a related party in the amount of $130,000, with an annual interest rate of 20% to be paid off in 7 years.

On March 10, 2025, the Company executed a loan agreement with a related party in the amount of $225,000, with an annual interest rate of 18% to be paid off in 4 years.

	March 31, 2025	December 31, 2024
Related parties loan as of January 1	370,703	247,634
Loan agreement executed with related parties during the period	225,000	130,000
Payments to related parties	(1,685)	(6,931)
Related parties as of December 31	594,018	370,703

19.	LOAN PAYABLE

On June 18, 2024, the Company executed a loan agreement with a lender in the amount of $150,000. The payment terms are 12.5% Original Issue Discount (“OID”), initial principal amount consisting of a $150,000 loan plus $21,500 OID totaling $171,500. In addition, the loan required the Company to issue 37,500 warrants with anti-dilution protection as well as an equity interest in the amount of 2,045 shares of the Company’s stock with reverse split protection through the Senior Exchange Listing

The loan is to mature the earlier of six months from execution, completion of a senior exchange listing of the Company or as mutually agreed, with an interest rate of the higher of 12% or WSJ Prime plus 4% guaranteed.

On December 11, 2024, the Company signed an amendment with the lender to extend the maturity date to February 28, 2025. In consideration for the extension of the maturity date, the Company agreed that the loan shall be paid in cash in full and shall not be converted into stock. In addition, the Company shall deliver 1,091 shares of the Company’s common stock and a cash fee of $10,000.

On March 10, 2025, the Company signed an extension with a lender to extend the maturity date to May 15, 2025. In consideration for the extension of the maturity date, the Company agreed that the loan shall be paid in cash in full and shall not be converted into stock. In addition, the Company shall deliver a cash fee of $10,000. In addition, the Company issued a lender option to purchase a total of 37,500 warrants at an exercise price of $8.50 per share. The warrants carry a term of 5 years, exercisable in whole or in part at any time or times during the exercise period – on or after the initial date of issuance and on or before the termination date. The options were valued at $23,138 using a Black-Scholes pricing model. During the quarter ended March 31, 2025, the Company recorded $23,138 in expenses associated with the vesting of these stock options.

20.	CONVERTIBLE DEBENTURE

On October 7, 2022, the Company entered into Convertible Debenture Purchase Agreements pursuant to which the Company issued unsecured convertible promissory note (“Convertible Debenture”). The Company issued Convertible Debenture in the aggregate principal amount of $100,000 that was used to pay the expenses of the organization and reorganization and for other general corporate purposes. Interest accrued on the principal balance of the Convertible Debenture at 10.0% per annum totaled $2,338. The Convertible Debenture ranks on a parity with the Company’s other existing debt and matured on December 31, 2022. The Convertible Debenture was to convert the outstanding principal and accrued interest into shares of the Company’s common stock on maturity date at a price per share equal to $0.92 per share, however the maturity was delayed at the request of the debenture holder. As of December 31, 2024, the holder had still not converted the debenture.

On January 17, 2025, the holder of its Convertible Debenture converted an aggregate principal amount of $100,000 and accrued interest of $22,331 into 133,441 shares of common stock at a price equal to $0.91693 per share.

21.	RELATED PARTY TRANSACTIONS

Executive contracts

We have entered into contractual agreements with our CEO and CFO.

Employment Agreement – CEO

Effective as of April 1, 2023, the employment agreement has an original term of 12 months subject to automatic renewal unless terminated for cause. The CEO will be issued 54,300 company restricted stock units with an exercise price and vesting period to be determined after the initial public offering. The CEO is also entitled to a performance-based bonus payout.

The bonus is based upon a combination of achieving the consolidated revenue targets as set forth in the chart below, after giving effect to the Reverse Stock Split:

Consolidated Revenue Target (USD)	Functional Brands Inc. Stock Payout (common shares)
Below $10,000,000	54,300
$10,000,000	109,059
$15,000,000	163,589
$20,000,000	218,119
$25,000,000	272,649
$30,000,000	327,178
$35,000,000	381,708
$40,000,000	436,238

Employment Agreement – CFO

Effective as of April 1, 2023, the employment agreement has an original term of 12 months subject to automatic renewal unless terminated for cause. The CFO will be issued 27,265 company restricted stock units with an exercise price and vesting period to be determined after the initial public offering and 190,854 stock options with an exercise price and date of issuance to be determined by the Company’s board of directors, with an expiration term of three years after termination of the employment agreement unless terminated for cause. The CFO is also entitled to a performance-based bonus payout as set forth in the chart below, after giving effect to the Reverse Stock Split:

Consolidated Revenue Target (USD)	Functional Brands Inc. Stock Payout (common shares)
Below $10,000,000	27,265
$10,000,000	54,530
$15,000,000	81,795
$20,000,000	109,059
$25,000,000	136,324
$30,000,000	163,589
$35,000,000	190,854
$40,000,000	218,119

22.	SHARE CAPITAL

Authorized share capital

Common Shares

Upon incorporation, the Company authorized 54,530 common shares with a par value of $0.001 per share were initially authorized for issuance. The Initial Share of the Company was allotted and issued to a former director of the Company as fully paid on November 19, 2020, the date of the organization. The issuance of the Initial Share was recorded in the central securities register of the Company and represents the only share initially issued. The Company purchased the Initial Share from a former director for the price of $0.01 and the Initial Shared formed part of the authorized but unissued share capital of the Company. The repurchase of the Incorporator’s Share was recorded in the central securities register of the Company and the director confirms that no share certificate was issued or shall be issued in respect of the Initial Share.

On December 10, 2020, the Company altered its authorized share capital to 100,000,000 common shares with a par value of $0.00001 per share to be issued from its treasury.

On August 31, 2023, this was changed to 220,000,000 common shares with a par value of $0.00001 per share to be issued from its treasury.

On January 21, 2025, the Company effected a reverse stock split in its authorized common stock on a basis of 1-for-18.338622. The authorized capital stock of the Company remained the same at 220,000,000 shares of common stock. All references to share and per share amounts in the consolidated financial statements and accompanying notes thereto have been retroactively restated to reflect the reverse stock split. In addition, the Company authorized 1,000,000 shares of blank check preferred $0.001 par value.

All Common Shares are entitled to one vote in respect to each Common Share held at all meetings of shareholders of the Company.

Issued share capital

Common share issuances

On December 10, 2020, the Company entered into a licensing agreement with Hemptown Organics Corp. (the “licensor”) to use the Hemptown Naturals brand (the “asset”) on a non-exclusive, non-transferable basis for a period of 4 years. In return, 2,181,189 common shares were issued to the licensor at $0.018339 per share with deemed proceeds of $40,000 as consideration.

On May 19, 2023, the Company entered into a Share Exchange Agreement (SEA) to acquire HTO Nevada Inc. dba Kirkman from a related party, Hemptown Organics Corp. and its wholly owned subsidiary, HTO Holdings Inc. As part this SEA, HTO Holdings Inc. exchanged 1,000 restricted shares of common stock, par value $0.0001 per share of HTO Nevada Inc. dba Kirkman, being all of the issued and outstanding capital stock of HTO Nevada Inc. dba Kirkman, for issuance of 4,362,378 restricted shares of common stock of Functional Brands Inc., $0.018339 par value per share to Hemptown Organics Crop., with deemed proceeds of $80,000 as consideration, such that, HTO Nevada Inc. dba Kirkman shall be wholly-owned subsidiary of Functional Brands Inc. This was retroactively recorded in 2019 as the acquisition was completed on July 3, 2019.

This SEA was in respect of the asset purchase agreement (the “APA”) the Company entered into on July 3, 2019, with the Kirkman Group (“Kirkman”) to acquire certain tangible and intangible assets.

Regulation Crowdfunding (Reg CF) Campaign

Under the Securities Act of 1933, the offer and sale of securities must be registered unless an exemption from registration is available. Title III of the Jumpstart Our Business Startups (JOBS) Act of 2012 added Securities Act Section 4(a)(6) that provides and exemption from registration for certain crowdfunding transactions. The Company is currently completing a Regulation Crowdfunding offering (“Offering”) subject to the above regulations and had filed its Offering statement on Form C through the EDGAR system and with the Title3Funds.com as intermediary.

The Offering is for up to a maximum of $5,000,000 at a price of $25.67 per share with an offering deadline of December 31, 2022, which was extended to May 31, 2023. The securities purchased in this Offering will be subject to a number of restrictions including restrictions on resale for a period of one year. The use of the proceeds will be towards the fees associated with this Offering, further development of the Company’s business – sales & marketing, and for general working capital purposes.

During the quarter ended March 31, 2025, the Company did not issue any common shares stemming from the Reg CF campaign.

Regulation D (Reg D) Campaign

During the quarter ended March 31, 2025, the Company did not issue any common shares stemming from the Reg D campaign.

Stock based compensation

	Number of shares RSUs	Net Amount
RSUs issued for services rendered in prior years	1,216	3,405
RSUs issued for services rendered during the year	203	565
Total issuance for the quarter	1,419	3,970

For the quarter ended March 31, 2025, the change in additional paid-in capital was $3,970 in respect of RSUs for services incurred during the year as well as issuance of RSUs outstanding from prior years.

	Number of shares	Net Amount
Common stock issued for professional services	2,485	$6,958
Common stock issued for consulting services rendered	86,420	$241,976
Total issuance for services for the quarter	88,905	$248,934

For the quarter ended March 31, 2025, the Company issued shares for consulting services valued at a price of $2.80 per share.

The price per share is based on a 409a valuation report prepared by a third-party appraisal, subsequently completed on May 14, 2025.

	Number of shares	Net Amount
Total common stock issued for convertible notes payable	133,441	$122,331

On January 17, 2025, the holder of its Convertible Debenture converted an aggregate principal amount of $100,000 and accrued interest of $22,331 into 133,441 shares of common stock at a price equal to $0.91674 per share.

Restricted stock units (RSUs) for services

	Number of shares RSUs	Net Amount
January 2025	203	568
February 2025	39	109
March 2025	39	109
Total incurred for the period	281	$786

During the quarter ended March 31, 2025, the Company incurred $786 in contracting services resulting from 281 restricted stock units for consultants providing sales & marketing services at fair value of $2.80 per share.

	Number of shares RSUs	Net Amount
January 2024	1,294	33,200
February 2024	1,294	33,200
March 2024	1,294	33,200
Total issuance for the period	3,882	$99,600

During the quarter ended March 31, 2024, the Company incurred $99,600 in contracting services resulting from 3,882 of restricted stock units for consultants providing sales & marketing services at fair value of $25.67 per share.

Issued warrants

	Number of warrants	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Life
Outstanding at December 31, 2024	-	-	-
Granted	37,500	8.5	4.93
Canceled or expired	-	-	-
Outstanding at March 31, 2025	37,500	$8.5	4.93 years
Exercisable at March 31, 2025	37,500	$8.5	4.93 years
Intrinsic value at March 31, 2025		-

On March 10, 2025, the Company issued a lender option to purchase a total of 37,500 warrants at an exercise price of $8.50 per share. The warrants carry a term of 5 years, exercisable in whole or in part at any time or times during the exercise period – on or after the initial date of issuance and on or before the termination date. The options were valued at $23,138 using a Black-Scholes pricing model. During the quarter ended March 31, 2025, the Company recorded $- in expenses associated with the vesting of these stock options

23.	REVENUES, NET

This table shows revenue by product type – Functional Brands (formerly HT Naturals) reflects hemp derived products whereas Kirkman reflects nutraceutical products.

	March 31, 2025	March 31, 2024
Kirkman	1,520,253	$1,704,145
Functional Brands (formerly HT Naturals)	70,005	18,354
	1,590,258	$1,722,499

The Company has two reportable segments: 1) Kirkman, which sells a range of nutraceuticals, supplements and related products direct to consumers; 2) HT Naturals, which sells a range of hemp products; and 3) Corporate, which generates no revenue, but reflects corporate expenses related primarily to management of the company, including costs associated with legal, audit, accounting, tax, SEC reporting, and investor/public relations, among other corporate expenses. As the hemp segment makes up less than 4% of net revenue, the Company has not disclosed summarized financial segment information.

In accordance with ASC 280 – “Segment Reporting”, the Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similarities in economic characteristics such as nature of services, and procurement processes. Since the Company deems Hemp products not material it operates as a single segment, all financial information required by “Segment Reporting” can be found in the accompanying notes to consolidated financial statements.

24.	CONCENTRATION

During the quarter ended March 31, 2025, sales from two customers represented 29% and 18% for a total of 47% of sales totaling $749,098. During the quarter ended March 31, 2024, sales from two customers represented 33% and 23% for a total of 56% of sales totaling $962,050.

As of March 31, 2025, accounts receivable balance from one customer represented 63% of total accounts receivable totaling $182,664. As of December 31, 2024, accounts receivable balance from one customer represented 70% of total accounts receivable, totaling $211,756.

25.	COMMITMENTS AND CONTINGENCIES

The Company has an exclusive license agreement with the Trailer Park Boys Incorporated (TPB) to market & sell hemp derived products. This license came into effect on July 21, 2021, and will expire on December 31, 2025. Under the license agreement, the Company will pay Trailer Park Boys an amount equal to $700,000 with $50,000 advance against royalties payable upon execution of the agreement and $150,000 to be paid during the second year of the agreement. Additionally, the Trailer Park Boys are entitled to 1,000,000 shares of common stock of the Company.

The Company executed an amendment on September 25, 2024, to settle the balance owing by October 2025 as per the following schedule.

Date	Amount
April 1, 2025	50,000
July 1, 2025	75,000
October 1, 2025	75,000
Total	200,000

In addition, the Company paid $25,000 upon execution of this amendment.

The royalty rates under this agreement are between 15% - 30% of the net sales of the company derived from sales related to the license. During the year ended December 31, 2024, and 2023, the Company made payment in the amount of $100,000, with total life-to-date payments amounting to $525,000. The license agreement may be terminated with reasonable cause upon six months’ written notice or for certain triggering events without recourse or an opportunity to cure.

26.	LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. On May 25, 2021, True Health Medical Center, S.C. (“True Health”) amended an existing complaint against Kirkman Group, Inc. (“Kirkman”), James Hall and David Humphries to assert claims against HTO Nevada, Inc. and HTO Holdings, Inc. (collectively, HTO Nevada, Inc. and HTO Holdings, Inc. are referred to as the “HTO Parties”). Kirkman is the seller of certain assets to the HTO Parties and is a separate legal entity. Affiliates of the HTO Parties were first named in the lawsuit on September 23, 2020. The case is pending in the Circuit Court for the Eighteenth Judicial Circuit, DuPage County, Illinois. Kirkman had terminated a royalty agreement prior to selling its assets to the HTO Parties but the royalty agreement has a provision that allows True Health to continue to receive royalties after the termination of the agreement. True Health claims that Kirkman underpaid the royalties due to True Health prior to the sale of assets to the HTO Parties. There is no dispute that Kirkman stopped paying royalties to True Health around the time it terminated the agreement and that the HTO Parties have never paid royalties to True Health. True Health contends that as the purchaser of certain Kirkman assets, the HTO Parties should be bound by the terms of the royalty agreement. There is no certain amount at this time in connection with the alleged in the damages claim against the HTO Parties. It is not possible to predict the outcome of this proceeding at this time. To date, the parties have engaged in some discovery including a limited number of depositions. True Health has filed a motion for summary judgment that addresses its claims against Kirkman but does not address any claim against the HTO Parties. The briefing is not yet complete on the summary judgment motion and a ruling is likely more than 60 days away. Regardless of how the court rules on summary judgment, there will be remaining claims in the case, and it is likely that additional discovery will be conducted. No trial date has been scheduled at this time. The parties have largely completed both fact and expert discovery. Kirkman Group has recently filed a motion for leave to amend its counterclaims against True Health. None of these proposed counterclaims are alleged against HTO Nevada. However, if the Court permits the amended counterclaims to be filed, it is possible that additional discovery will be needed on the amended counterclaims. It is also likely that True Health will move to dismiss some or all the amended counterclaims. Either additional discovery or motion practice would typically mean that the prospective trial date will not occur until a later date than would have been the case absent these additional steps in the litigation. As of today, the court has not set a trial date.

27.	SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC Topic 855, Subsequent Events (“ASC 855”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before the consolidated financial statements are issued or are available to be issued. ASC 855 sets forth the following:

(i)	The period after the balance sheet date during which management of a reporting entity evaluates events or transactions that may occur for potential recognition or disclosure in the consolidated financial statements

(ii)	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its consolidated financial statements, and

(iii)	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Accordingly, the Company did not have any subsequent events that require disclosure other than the following.

Short-term debt

Invoice Financing

Subsequent to March 31, 2025, the Company executed a lending agreement to satisfy vendor debt, with the following terms.

Date	Amount Financed	Finance Charges	Repayment Terms
April 2, 2025	$24,432	2,199	26 weeks

Loan payable

On April 28, 2025, the Company executed a loan agreement with a lender in the amount of $100,000, with an annual fee rate of 12% to be paid off in 1 year.

On June 1, 2025, the Company signed an extension with a lender to extend the maturity date to August 15, 2025. In consideration for the extension of the maturity date, the Company agreed that the loan shall be paid in cash in full and shall not be converted into stock. In addition, the Company shall deliver a cash fee of $10,000.

In connection with this extension, on Jun 1, 2025, the Company issued the lender 37,500 Series C Common Stock Purchase Warrants at an exercise price of $8.50 per share. The warrants carry a term of 5 years, exercisable in whole or in part at any time or times during the exercise period – on or after the initial date of issuance and on or before the termination date.

Material contracts

On April 10, 2025, the Company executed an agreement for legal services associated with its public offering which includes issuance of 90,000 shares of its common stock with reverse split protection.

In addition, the Company settled an invoice with another vendor for professional services with an issuance of 1,948 shares of its common stock.

On June 25, 2025, the Company issued 18,082 shares of its common stock as settlement for interest owed to a debenture holder of HOC.

Payable for acquisition

On July 9, 2025, the Company signed the Seventh Amended Forbearance Agreement in respect of the principal owed in the amount of $2,227,366, extending the due date to August 30, 2025.

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

INDEPENDENT AUDITORS’ REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Functional Brands, Inc. (formerly HT Naturals Inc.)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Functional Brands, Inc. (formerly HT Naturals Inc.) (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for each of the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred net losses and has shareholders’ and accumulated deficits. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024

Diamond Bar, CA

March 27, 2025

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except share data or otherwise noted)

	December 31, 2024	December 31, 2023
Assets
Current
Cash	$211,642	$374,435
Accounts receivable, net	303,471	170,938
Inventories, net	1,709,458	1,694,020
Prepaid expenses and other current assets	45,112	72,441
Deferred offering costs	588,641	231,910
Total current assets	2,858,324	2,543,744

Noncurrent
Property and equipment, net	49,564	96,054
Right-of-use assets, net	2,000,092	2,307,027
Intangible assets, net	1,443,541	1,489,671
Goodwill	818,139	818,139
Total non-current assets	4,311,336	4,710,891
Total assets	$7,169,660	$7,254,635

Liabilities
Current
Accounts payable & accrued liabilities	$1,956,165	$1,630,399
Line of credit	32,235	68,315
Government loans, current	3,436	3,280
Lease liabilities, current	291,213	261,015
Other current liabilities	35,332	40,825
Payable for acquisition, current	2,342,366	-
Loan payable (related parties)	370,703	247,634
Loan payable	171,500	-
Total current liabilities	5,202,950	2,251,468

Noncurrent
Lease liabilities, net of current	1,844,819	2,136,032
Payable for acquisition, non-current	-	2,597,368
Government loans, net of current	140,468	143,888
Convertible debenture	100,000	100,000
Total non-current liabilities	2,085,287	4,977,288
Total liabilities	$7,288,237	$7,228,756

Shareholders’ equity / (deficit)

Common stock, par value $0.00001, authorized 220,000,000 shares; 6,694,880and 6,694,493shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	67	67
1,000,000 shares of blank check preferred $0.001 par value 0 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	-	-
Additional paid-in capital	7,542,286	7,127,386
Accumulated deficit	(7,660,930)	(7,101,574)
Total Stockholders’ Equity / (Deficit)	(118,577)	25,879
Total liabilities and shareholders’ equity / (deficit)	$7,169,660	$7,254,635

The accompanying notes are an integral part of these consolidated financial statements.

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In U.S. Dollars, except share data or otherwise noted)

	2024	2023
Revenue, net of returns	6,566,455	6,820,499
Costs and expenses:
Cost of goods sold	2,959,609	3,641,648
Sales & marketing	576,315	588,772
General and administrative expenses	3,259,623	3,672,582
Operating loss	(229,092)	(1,082,503)
Other income / (expenses)
Interest expense	(331,836)	(158,591)
Interest income	1,572	-
Net loss for the year	$(559,356)	$(1,241,094)
Net loss per share of common stock attributable to common stockholders
Basic and diluted	$(0.08)	$(0.19)
Weighted average shares used in computing net loss per share of common stock
Basic	6,694,493	6,689,547
Diluted	6,694,493	6,691,217

The accompanying notes are an integral part of these consolidated financial statements.

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY / (DEFICIT)

(In U.S. Dollars, except share data or otherwise noted)

	No. of Shares	Common Stock	Preferred Stock	APIC	Accumulated Deficit	Total Shareholders’ Equity / (Deficit)
December 31, 2022 (Restated)	6,678,415	67	-	4,601,340	(5,860,480)	(1,259,073)
Stock-based compensation	102	-	-	762,825	-	762,825
Shares issued as part of Reg CF campaign, net of refunds	354	-	-	9,076	-	9,076
Shares issued as part of Reg D	15,622	-	-	106,000	-	106,000
Forgiveness of balances due to/from related parties	-	-	-	1,648,145	-	1,648,145
Net loss for the year ended December 31, 2023	-	-	-	-	(1,241,094)	(1,241,094)
December 31, 2023	6,694,493	67	-	7,127,386	(7,101,574)	25,879
Stock-based compensation	-	-	-	414,900	-	414,900
Odd-lot rounding	387	-	-	-	-	-
Net loss for the year ended December 31, 2024	-	-	-	-	(559,356)	(559,356)
December 31, 2024	6,694,880	67	-	$7,542,286	$(7,660,930)	$(118,577)

The accompanying notes are an integral part of these consolidated financial statements.

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOW

(In U.S. Dollars, except share data or otherwise noted)

	For The Year Ended December 31, 2024	For The Year Ended December 31, 2023
Cash flows from operating activities:
Net loss	$(559,356)	$(1,241,094)
Reconcile net loss to cash provided by operating activities
Allowance for doubtful accounts receivable	(32,491)	36,287
Allowance for inventory obsolescence	(14,206)	79,033
Depreciation of property & equipment	48,371	105,175
Amortization of right-of-use assets	306,935	283,197
Stock-based compensation	414,900	762,825
Amortization of intangible assets	46,130	46,130
Changes in operating assets and liabilities:
Accounts receivable	(100,042)	31,702
Inventories	(1,231)	346,180
Prepaid expenses and other current assets	27,329	74,495
Accounts payable & Accrued liabilities	132,160	337,976
Other current liabilities	(5,494)	(101,519)
Lease liabilities	(261,015)	(196,470)
Due to/from related parties	-	(315,748)
Net cash provided by operating activities	1,990	248,169

Cash flows from investing activities:
Purchases of property and equipment	(1,881)	(3,500)
Net cash used in investing activities	(1,881)	(3,500)

Cash flows from financing activities:
Payment for deferred offering costs	(163,125)	(211,660)
Proceeds from long-term debt	301,500	247,634
Payments for payable for acquisition	(255,002)	(257,632)
Share issuance for cash from Reg CF	-	9,076
Share issuance for cash from Reg D	-	106,000
Proceeds from debt facilities	180,662	400,000
Equipment loan repayment	-	(4,125)
Long-term debt repayment	(6,931)	-
Line of credit repayment	(216,742)	(359,522)
Government debt repayment	(3,264)	(2,832)
Net cash used in financing activities	(162,902)	(73,061)

Net increase (decrease) in cash	(162,793)	171,608
Cash beginning of year	374,435	202,827
Cash, end of year	211,642	374,435

Supplemental disclosures of cash flow information
Cash paid for interest	224,428	158,591

Non-cash investing and financing activities
Right-of-use and lease liability upon lease commencement	-	2,500,613
Forgiveness of balances due to/from related parties	-	1,648,145
Deferred offering costs	193,606	-

The accompanying notes are an integral part of these consolidated financial statements.

FUNCTIONAL BRANDS INC. (formerly HT Naturals Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATIONS

Functional Brands Inc. (formerly HT Naturals Inc. - the “Company”) was organized under the General Corporation Law in the State of Delaware on November 19, 2020.  The Company’s principal business is in the production, marketing, sales, and distribution of smokable hemp related products in certain states within the United States of America that permit such sales.

On March 22, 2023, the Company changed its name from HT Naturals Inc. to Functional Brands Inc. to better reflect its corporate identity.

As of December 31, 2024, and 2023, the Consolidated Financial Statements consist of the Company and its wholly owned subsidiary HTO Nevada Inc. (d/b/a Kirkman), which is a nutraceutical manufacturer and distributor based in the Pacific Northwest. All intercompany transactions and balances have been eliminated in consolidation.

On January 22, 2025, the Company effected a reverse stock split in its authorized common stock on a basis of 1-for-18.338622. The authorized capital stock of the Company remained the same at 220,000,000 shares of common stock. All references to share and per share amounts in the consolidated financial statements and accompanying notes thereto have been retroactively restated to reflect the reverse stock split. In addition, the Company authorized 1,000,000 shares of blank check preferred $0.001 par value.

2.	GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company had a net loss of $559,356 for the year ended December 31, 2024, and net loss in the amount of $1,241,094 for the year ended December 31, 2023. As of December 31, 2024, the Company has a shareholders’ deficit and accumulated deficit of $118,577 and $7,660,930, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is significantly dependent upon its ability and attempt to secure additional equity and/or debt financing. There are no assurances that the Company will be successful in obtaining additional capital.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence. These financial statements do not include any adjustments that might arise from this uncertainty.

3.	BASIS OF PRESENTATION

Basis of preparation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements comprise the financial statements of the Company and only subsidiary, HTO Nevada Inc. Subsidiary consists of entity over which the Company is exposed to, or has rights to, variable returns as well as the ability to affect these returns through the power to direct the relevant activities of the entity. To the extent that subsidiaries provide services that relate to the Company’s activities, they are fully consolidated from the date control is transferred and are deconsolidated from the date control ceases. All intercompany balances and transactions have been eliminated.

The financial statements of the subsidiary are prepared for the same reporting period as the parent company, using consistent accounting policies.

Functional Brands Inc. (formerly HT Naturals Inc.)

Functional Brands Inc. (formerly HT Naturals Inc.) is the parent company.

HTO Nevada Inc. dba Kirkman

The principal subsidiary is HTO Nevada Inc. dba Kirkman which is solely owned by the Company.

As part of the restructuring efforts, ownership of HTO Nevada Inc. dba Kirkman was transferred from HTO Holdings Inc. to Functional Brands Inc. (formerly HT Naturals Inc.) on May 19, 2023, in exchange 4,362,378 common shares of the Company. This was retroactively recorded in 2019 as the acquisition was completed on July 3, 2019, with entities under common control.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in the preparation of these consolidated financial statements are described below.

Cash

Cash consists of cash in readily available checking accounts and deposits in transit. As of December 31, 2024, and 2023, cash balances were deposited at a major financial institution. Cash balances are subject to minimal credit risk as the balances are with high credit quality financial institutions.

Trade and other receivables

Accounts receivables are stated at the amount the Company expects to collect from outstanding balances and do not bear interest. The Company provides for probable uncollectible amounts through an allowance for doubtful accounts, if an allowance is deemed necessary. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable; however, changes in circumstances relating to accounts receivable may result in a requirement for additional allowances in the future. On a periodic basis, management evaluates its accounts receivable and determines the requirement for an allowance for doubtful accounts based on its assessment of the current and collectible status of individual accounts with past due balances over 90 days. Account balances are charged against the allowance after all collection efforts have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts amounted to $3,796 and $36,287, for the years ended December 31, 2024, and 2023, respectively.

Inventories

Inventory consists of raw materials, work in process and finished goods. Inventory is measured at the lower of cost or net realizable value. Inventory costs include direct labor and certain overhead expenses such as in-bound shipping and handling costs incurred to bring the inventory to its present location and conditions. Cost is determined by using the weighted average method. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. If the Company determines that the estimated net realizable value of its inventory is less than the carrying value of such inventory, it records a charge to impairment expenses.

Property and equipment

Property and equipment are stated at cost. Depreciation of property and equipment is recorded using the straight-line method over the assets’ estimated useful lives. Computer equipment and capitalized software are depreciated over two to five years and furniture, and fixtures are depreciated over five years. Amortization of fixed assets under capital leases is included in depreciation expense.

The categories of capital assets are amortized on a straight-line basis as follows:

●	Machinery & equipment	7 years, straight-line

●	Furniture & fixtures	7 years, straight-line

●	Computer equipment	5 years, straight-line

The Company allocates the amount initially recognized in respect of a capital asset to its significant parts and amortizes separately each such part. Residual values, methods of amortization and useful lives of the capital assets are reviewed annually and adjusted if appropriate.

Gains and losses on disposals of capital assets are determined by comparing the proceeds with the carrying amount of the capital asset and is included in the consolidated statement of operations and comprehensive loss.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each fiscal year-end and adjusted prospectively if appropriate. An item of equipment is retired upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on sale or retirement of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in the consolidated statement of operations in the year the asset is retired. Such assets are tested annually for impairment, or more frequently, if events or changes in circumstances indicate that they might be impaired.

Intangible Assets

Intangible assets are recorded at cost less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization is provided on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. The estimated useful lives, residual values, and amortization methods are reviewed at each year end, and any changes in estimates are accounted for prospectively.

The categories of the intangible assets are amortized on a straight-line basis as follows:

●	Customer relationships	10 years

●	cGMP certification	Indefinite life

●	Goodwill (including Assembled Workforce)	Indefinite life

●	Kirkman brand	Indefinite life

Expenditures in the research phase and post-development maintenance costs are expensed as incurred.

Goodwill

Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests in the acquire, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill acquired in a business combination is not amortized but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed.

Goodwill is tested for impairment at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment (referred to as a component). We allocate goodwill to reporting units based on the reporting unit expected to benefit from the business combination. Assets and liabilities are assigned to each reporting units if they are employed by a reporting unit and are considered in the determination of the reporting unit fair value. We have one reporting unit with goodwill, which is the Kirkman business.

The Company’s indefinite-lived intangible assets is tested for impairment at the consolidated level. In evaluating the recoverability of the Kirkman Brand name and CGMP License, we compare the fair value of the asset to its carrying amount to determine potential impairment. The Company’s estimate of the fair value of the Kirkman Brand name is derived using the income approach, specifically the relief-from-royalty method and the fair value of the CGMP License is derived using the income approach.

The fair value determination of the reporting units and the indefinite-lived intangible asset is judgmental in nature and requires the use of significant estimates and assumptions that are sensitive to changes. Assumptions include estimation of the royalty rate, estimation of future revenue and projected margins, which are dependent on internal cash flow forecasts, estimation of the terminal growth rates and capital spending, and determination of discount rates. As a result, there can be no assurance that the estimates and assumptions made for purposes of the quantitative goodwill and indefinite-lived intangible impairment tests will prove to be an accurate prediction of future results. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the reporting units may include such items as: (i) volatility in the equity and debt markets or other macroeconomic factors, (ii) an increase in the weighted-average cost of capital due to further increases in interest rates, (iii) decrease in future cash flows due to lower than expected sales, or (iv) fluctuations in foreign currency exchange rates that may negatively impact the Company’s reported results of operations. Accordingly, if the current cash flow assumptions are not realized, we experience further increases in costs of capital, it is possible that an additional impairment charge may be recorded in the future, which could be material. The Company did not record an impairment loss during the years ended December 31, 2024, and December 31, 2023.

Right-of-use Assets and Lease Liabilities

The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated amortization and impairment losses, and adjusted for any re-measurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, right-of-use assets are amortized on a straight-line basis over the shorter of its estimated useful life and the lease term.

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees, if applicable. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognized as occupancy expense in the period on which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Company uses its incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is re-measured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Leases as lessee

The Company determines if an arrangement is a lease at inception of an arrangement. Operating and finance lease assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Lease assets represent the Company’s right to use an underlying asset for the lease term, while lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company uses the internal incremental borrowing rate based on the information available at the lease commencement date, in determining the present value of lease payments. The length of a lease term includes options to extend or terminate the lease when it is reasonably certain the Company will exercise those options. The Company made an accounting policy election to not recognize lease assets or liabilities for leases with a term of 12 months or less. Additionally, when accounting for leases, the Company combines payments for leased assets, related services and other components of a lease. The Company applies a portfolio approach to determine the discount rate for leases with similar characteristics.

For leases classified as operating, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus unamortized initial direct costs, plus/(minus) any unamortized prepaid/(accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

For leases classified as finance leases, the ROU asset is subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company, or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the ROU asset is amortized over the useful life of the underlying asset. The Company expects to exercise the options to purchase the assets which are leased under finance leases. Accordingly, these assets are included in property and equipment, and depreciation thereon is recognized as depreciation expense. When the Company makes contractually required payments under finance leases, a portion is allocated to reduce the finance lease obligation, and a portion is recognized as interest expense.

Stock-based compensation plans

The Company has a stock-based compensation plan that is used to compensate the Board, officers, employees and consultants for services rendered.

The restricted share units (“RSU’s) are measured by reference to the fair value of the Company’s Common Share at the date on which they are granted. In situations where equity instruments are issued to non-employees and the fair value of goods or services received by the entity as consideration cannot be estimated reliably, they are measured at fair value of the equity instruments granted.

The costs of equity settled transactions are recognized as expenses, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant party becomes fully entitled to the award.

No expense is recognized for performance-based awards that do not vest. Expense for service-based award is recognized upon vesting. Where the terms of an equity settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee as measured at the date of modification.

Compensation expense is recognized for all share-based payments to employees and non-employees, including restricted stock units, in the statements of operation based on the fair value of the awards that are granted. As necessary, the Company’s stock price at the date of grant was estimated using an acceptable valuation technique such as a recent round of fundraising or the probability-weighted expected return model. The fair value of RSUs is determined at the date of grant using the price per share offered at the most recent round of fundraising, the Reg CF campaign.

Compensation expense for restricted stock awards with performance-based vesting conditions is calculated based on the number of awards that are expected to vest during the performance period if it is probable that the performance metrics will be achieved. Generally, measured compensation cost, net of actual forfeitures, is recognized on a straight-line basis over the vesting period of the related share-based compensation award. The Company accounts for forfeitures of stock-based awards as they occur.

Revenue recognition

We account for revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 606, “Revenue from Contracts with Customers”. Revenue is measured based on the amount of consideration that we expect to receive, reduced by discounts and estimates for credits and returns (calculated based upon previous experience and management’s evaluation). Outbound shipping charged to customers is recognized at the time the related merchandise revenues are recognized and are included in net revenues.

Per Company policy, any product that doesn’t meet the customer’s expectations can be returned within the first 30 days of delivery in exchange for another product or for a full refund. Any product sold through a distributor or retailer must be returned to the original purchase location for any return or exchange.  For the years ended December 31, 2024, and 2023, the Company has not recorded any reserves on revenue.

Loss per Share

Basic net loss per common share is calculated by dividing the net loss distributed to the common class, by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period.

For purposes of the diluted net loss per share calculation, restricted stock units (RSUs) are considered to be potentially dilutive securities. As of December 31, 2024, and 2023, there were 82,986 and 76,194 RSUs, respectively, of potential common stock equivalents excluded from the diluted loss per share calculations as their effect is anti-dilutive. Because the Company has reported a net loss for the years ended December 31, 2024, and 2023, diluted net loss per common share is the same as basic net loss per common share for such years.

Business Combinations

Business combinations are accounted for using the acquisition method. The fair value of total purchase consideration is allocated to the fair values of identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount being classified as goodwill. All assets, liabilities and contingent liabilities acquired or assumed in a business combination are recorded at their fair values at the date of acquisition. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates, and selection of comparable companies. Estimates of fair value are based on assumptions believed to be reasonable, but are inherently uncertain and unpredictable and, as a result, actual results may differ from those estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the statements of operations. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the Company’s statements of operations.

Significant accounting estimates and judgments

The most significant judgements made in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements include:

●	Obsolescence of inventories

●	Recoverability of the carrying value of long-lived assets including property & equipment and intangible assets

●	Recoverability of carrying value of goodwill

●	Discount rate used to calculate present value of future minimum lease payments for right-of-use asset and liabilities

●	Recognition and measurement of provisions and contingencies

●	Valuation of deferred income tax assets

Inventories, net

The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions, including forecasted demand compared to quantities on hand, as well as other factors such as potential excess or aged inventories based on product shelf life, and other factors that affect inventory obsolescence. The allowance for inventory obsolescence amounted to $64,827 and $79,033, for the years ended December 31, 2024 and 2023, respectively.

Long-Lived Assets

Long-lived assets consist primarily of property and equipment. Long-lived assets are tested for impairment when events and circumstances indicate the assets might be impaired by first comparing the estimated future undiscounted cash flows of the asset or asset group to the carrying value. If the carrying value exceeds the estimated future undiscounted cash flows, an impairment loss is recognized based on the amount that the carrying value exceeds the fair value of the asset or asset group. The Company did not recognize impairment losses during the years ended December 31, 2024, and 2023.

Fair value of financial instruments

The individual fair values attributed to the different components of a financing transaction, notably investment in equity securities, derivative financial instruments, convertible debt and loans, are determined using valuation techniques. The Company uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of their issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments subsequently carried at amortized cost. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Segment Reporting

The Company has two reportable segments: 1) Kirkman, which sells a range of nutraceuticals, supplements and related products direct to consumers; 2) HT Naturals, which sells a range of hemp products; and 3) Corporate, which generates no revenue, but reflects corporate expenses related primarily to management of the company, including costs associated with legal, audit, accounting, tax, SEC reporting, and investor/public relations, among other corporate expenses. As the hemp segment makes up less than 2% of net revenue, the Company has not disclosed summarized financial segment information.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires entities to report incremental information about significant segment expenses included in a segment’s profit or loss measure as well as the title and position of the chief operating decision maker (“CODM”). The new standard also requires interim disclosures related to reportable segment profit or loss and assets that had previously only been disclosed annually. The Company adopted ASU 2023-07 effective December 31, 2024, on a retrospective basis. As a result, the Company deemed it immaterial to disclose summarized financial segment information, as it did not meet the revenue threshold

Income taxes

The Company must exercise judgment in determining the provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Company recognizes liabilities and contingencies for expected tax audit issues based on the Company’s current understanding of the tax law. For matters where it is probable that an adjustment will be made, the Company records its best estimate of the tax liability including the related interest and penalties in the current tax provision.

In addition, the Company recognizes deferred tax assets relating to tax losses carried forward to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority and the same taxable entity against which the unused tax losses can be utilized. However, utilization of the tax losses also depends on the ability of the taxable entity to satisfy certain tests at the time the losses are recouped.

Risks and uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to changes in US laws surrounding the sale of smokable CBG/CBD products, consumer demand, and COVID-19 issues more fully described below. These adverse conditions could affect the Company’s consolidated financial condition and the results of its operations.

5.	CASH

Cash consists of liquid funds and deposits in transit.

	December 31, 2024	December 31, 2023
Cash	$206,890	$364,350
Deposits in transit	4,752	10,085
Total Cash	$211,642	$374,435

6.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of trade receivables, net of allowance.

	December 31, 2024	December 31, 2023
Trade receivables	$307,267	$207,225
Allowance for doubtful accounts	(3,796)	(36,287)
Accounts receivable, net	$303,471	$170,938

During the year ended December 31, 2024, the Company adjusted the allowance for doubtful accounts in the amount of $32,491 bringing the balance to $3,796, down from $36,287 for the year ended December 31, 2023. This allowance is continually re-evaluated and adjusted as necessary.

7.	INVENTORIES, NET

Inventories consisted of raw materials (minerals – magnesium, Calcium, vitamins, botanical extracts, hemp, trim and flower – CBG and CBD), finished goods (capsules, tablets, powders, creams, cigs, gummies, tinctures, pre-rolls, and vapes) and packaging & supplies (bottles, labels, covers, filters, tipping paper and packaging materials).

	December 31, 2024	December 31, 2023
Raw materials	$472,296	$651,513
Packaging, supplies & other	231,912	240,756
Finished goods	1,070,077	880,784
Allowance for inventory obsolescence	(64,827)	(79,033)
Total Inventories, net	$1,709,458	$1,694,020

During the year ended December 31, 2024, the Company adjusted the allowance for obsolete raw materials and expired finished goods in the amount of $14,206 bringing the balance to $64,827, down from $79,033 for the year ended December 31, 2023. This obsolescence allowance is continually re-evaluated and adjusted as necessary.

8.	PREPAIDS & OTHER CURRENT ASSETS

Balance consists of prepayments made to vendors and legal retainers.

	December 31, 2024	December 31, 2023
Prepaids & deposits	$45,005	$45,538
Other current assets	107	26,903
Total prepaids and other current assets	$45,112	$72,441

9.	DEFERRED OFFERING COSTS

Schedule below represent capitalization of deferred cost incurred for the preparation of Initial Public Offering (“IPO”):

	December 31, 2024	December 31, 2023
Legal services	364,669	171,063
Professional services	223,972	60,847
Total IPO Cost	$588,641	$231,910

10.	PROPERTY & EQUIPMENT

Property and equipment consist of the following:

	December 31, 2024	December 31, 2023
Furniture & Fixtures	3,302	3,302
Computer Equipment	30,988	30,988
Machinery & Equipment	730,508	728,627
Total property and equipment, gross	764,798	762,917
Less: Accumulated depreciation	(715,234)	(666,863)
Property and equipment, net	$49,564	$96,054

Depreciation expenses totaled $48,371 and $105,175 for the years ended December 31, 2024, and 2023, respectively.

11.	RIGHT-OF-USE ASSETS & LEASE LIABILITY

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The following are the expected lease payments as of December 31, 2024. The lease is considered an “operating lease” and consequently lease payments are calculated on a straight-line basis, including the total amount of interest related.

Lease expense, on the straight-line basis was $510,521 and $528,871 during the years ended December 31, 2024, and 2023.

The movement in the right-of-use assets is as follows:

	December 31, 2024	December 31, 2023
Right of use assets:
Right of use assets recognized as of January 1st	$2,307,027	$89,612
Additions	-	2,500,612
Amortization Expense	(306,935)	(283,197)
Right of use assets, net	$2,000,092	$2,307,027

The movement in lease liability is as follows:

	December 31, 2024	December 31, 2023

Lease liabilities recognized as of January 1st	$2,397,047	$92,904
Additions	-	2,500,612
Lease payments	(261,015)	(196,469)
Lease liabilities at December 31	2,136,032	2,397,047
Less: current portion	(291,213)	(261,015)
Long-term portion	$1,844,819	$2,136,032

The following table presents information about the future maturity of the lease liabilities under the Company’s operating and financing leases as of Dec 31, 2024.

Maturity of Lease Liabilities	1. Operating Facility	2. Office Equipment	3. Office Equipment	Total Amount
2025	$474,729	$28,567	$1,068	$504,364
2026	488,887	24,985	890	514,762
2027	503,349	-	-	503,349
2028 and beyond	1,142,784	-	-	1,142,784
Total future minimum lease payments	2,609,749	53,552	1,958	2,665,259
Less: Imputed interest	(525,037)	(4,044)	(146)	(529,227)
Present value of lease liabilities	$2,084,712	$49,508	$1,812	$2,136,032
Remaining lease term (in years)	5.09	1.75	1.75

Right-of-use assets and lease liabilities comprise three leases.

LEASE 1 – OPERATING FACILITY

On January 1, 2023, the Company entered a 7-year and 2-month lease to lease approximately 24,400 square feet industrial building containing 9,095 square feet of office space and 9,663 square feet of production area. At inception of the lease, the Company recorded a right of use asset and liability. The Company used an effective borrowing rate of 9.0% within the calculation.

The base monthly rent is $26,500 per month, with subsequent annual increases of 3%. Operating expense came to $10,774 per month for 2023 incurred by the lessee.

LEASES 2 & 3 – OFFICE EQUIPMENT

The Company entered into a 5-year lease to lease office equipment that consists of four copiers for daily office use commencing on September 30, 2021. At inception of the lease, the Company recorded a right of use asset and liability. The Company used an effective borrowing rate of 9.0% within the calculation.

The base monthly payment amount is $1,979 per month, with subsequent annual increases of 6%. Operating expense came to $2,119 per month for 2023 borne by the lessee.

In addition, The Company also entered into a 4-year and 7-month lease agreement to lease a Paper Source Accessory for daily office use commencing on March 14, 2022, to complement the previous office equipment discussed. At inception of the lease, the Company recorded a right of use asset and liability. The Company used an effective borrowing rate of 9.0% within the calculation. The base monthly payment amount is $89 per month, with no subsequent annual increases.

12.	BUSINESS COMBINATION

On July 3, 2019, the Company entered into an asset purchase agreement (the “APA”) with the Kirkman Group Inc. (“Kirkman”) to acquire certain tangible and intangible assets for a purchase price of $5,000,000. The present value of the acquisition fair value of the deferred cash payment transferred for Kirkman was $4,329,317, which consisted of the following:

Kirkman Group Inc.

Purchase consideration	Fair Value

Cash	$1,250,000
Deferred cash payment - $750,000 raise or 1st anniversary of closing	722,388
Deferred cash payment - $1,500,000 on 1st anniversary of closing	1,270,649
Deferred cash payment - $1,500,000 on 2nd anniversary of closing	1,086,280
Total consideration - $5,000,000	$4,329,317

The following table summarizes the finalized fair value of assets acquired, and liabilities assumed as of the date of the acquisition in 2019:

Kirkman Group Inc.

Purchase consideration	Fair Value
Net assets	$1,513,878
Kirkman brand	1,226,000
cGMP certification	310,000
Customer relationships	461,300
Net assets acquired	3,511,178
Goodwill	818,139
Total Consideration	$4,329,317

The excess of purchase consideration over the fair value of net assets acquired was recorded as goodwill which is not deductible for tax purposes.

Payable for acquisition

As of December 31, 2024, and 2023, the Company owed $2,342,366 and $2,597,368, respectively, in connection with the aforementioned APA, which is due in its entirety on January 1, 2025, subject to the Forbearance Agreement and Confession of Judgement.

On September 24, 2024, the Company executed a Forbearance Agreement which allows the seller to postpone the payment of principal balance without pursuing rights under the APA.

On September 24, 2024, the Company executed a Confession of Judgement in respect of the principal owed in the amount of $2,417,366 which allowed the seller to enter a judgement against the Company in The Circuit Court of The State of Oregon for the County of Clackamas.

The execution of these documents will impact the Company if it fails to settle the balance owed by the due date, January 1, 2025. As a result, the seller has the right to foreclose on the business.

On March 5, 2025, the Company signed amendment to the Forbearance Agreement in respect of the principal owed in the amount of $2,297,366 which allowed the seller to enter a judgement against the Company in The Circuit Court of The State of Oregon for the County of Clackamas.

The execution of these documents will impact the Company if it fails to settle the balance owed by the due date, May 31, 2025. As a result, the seller has the right to foreclose on the business.

13.	INTANGIBLE ASSETS & GOODWILL

Balance consists of intangible assets acquired from acquisition of Kirkman in July 2019. The Kirkman brand and the c-GMP certification were assigned an indefinite useful life, whereas the customer relationships were assigned a life span of 10 years.

	December 31, 2024	December 31, 2023

Kirkman brand, net	$925,700	$925,700
cGMP certification	310,000	310,000
Customer relationships	461,300	461,300
Total intangible assets, gross	1,697,000	1,697,000
Less: Accumulated amortization: Customer relationships	(253,459)	(207,329)
Intangible assets, net	$1,443,541	$1,489,671

There were no impairments to the intangible assets during the years ended December 31, 2024, and 2023.

Balance consists of goodwill (including assembled workforce) acquired from acquisition of Kirkman in July 2019 which was assigned an indefinite useful life.

	December 31, 2024	December 31, 2023
Goodwill	$818,139	$818,139

There were no impairments to goodwill during the years ended December 31, 2024, and 2023.

14.	ACCOUNTS PAYABLE & ACCRUED LIABILITIES

Balance consists of trade payables and accruals.

	December 31, 2024	December 31, 2023
Trade payables	$1,103,359	$562,519
Accrued liabilities	741,106	796,180
Accrued compensation - shares earned but not issued	111,700	271,700
	$1,956,165	$1,630,399

Accrued liabilities are comprised of accruals consulting, advisory and audit services and accrued interest from convertible note and loan payable.

15.	LINES OF CREDIT

During the year ended December 31, 2024 the Company entered into multiple agreements with a third party to finance invoices to satisfy multiple vendors of which the following agreements are to be repaid during the year ended December 31, 2025.

On January 20, 2023, the Company entered a line of credit agreement with a third-party whereby the Company received $300,000. The terms of the loan were for one year, with a 27% contract interest rate. On January 22, 2024, the loan was settled in full, at which point the security interest was released by the lender.

On July 14, 2023, the Company entered into an additional line of credit agreement with a third-party whereby the Company received $100,000. The terms of the loan were for 42 weeks, with a 5% contract interest rate. On July 7, 2024, the loan was settled in full, at which point the security interest was released by the lender.

	December 31, 2024	December 31, 2023
Line of credit recognized as of January 1	$68,315	$27,837
Proceeds from debt facilities	180,662	400,000
Payments on debt facilities	(216,742)	(359,522)
Line of credit at December 31	32,235	68,315
Less: current portion	(32,235)	(68,315)
Long-term portion	$-	$-

The Company has the following line of credit commitments as of December 31, 2024.

Agreement Date	Principal Amount	Finance Charge	End Date
July 18, 2024	$25,000	$2,750	January 14, 2025
July 18, 2024	$11,804	$1,298	January 16, 2025
October 3, 2024	$7,870	$433	January 30, 2025
October 3, 2024	$3,199	$176	February 9, 2025
October 17, 2024	$46,127	$4,151	April 17, 2025

Subsequent to year end line of credit commitments were paid off on schedule.

16.	GOVERNMENT LOANS PAYABLE

On July 7, 2020, Kirkman applied and was a granted thirty (30) year loan from the U.S. Small Business Administration for $150,000 with an interest of 3.75% per annum accrued daily, to alleviate financial burden caused due to COVID-19.

	December 31, 2024	December 31, 2023

Government loans recognized as of January 1	$147,168	$150,000
Proceeds from debt facilities	-	-
Payments on debt facilities	(3,264)	(2,832)
Government loans at December 31	143,904	147,168
Less: current portion	(3,436)	(3,280)
Long-term portion	$140,468	$143,888

The Company has the following government loan commitments as of December 31, 2024.

Amount
2025	$3,436
2026	3,595
2027	3,702
2028 and beyond	133,171
Total	$143,904

17.	OTHER CURRENT LIABILITIES

Balance consists of credit cards, employee benefits and sales tax payable.

	December 31, 2024	December 31, 2023
Credit cards	$30,786	$25,787
Sales tax	1,422	1,242
Other	3,124	13,796
Total other current liabilities	$35,332	$40,825

18.	LOAN PAYABLE (RELATED PARTY)

In December 2023, the Company entered into a short-term debt facility with a related party, an officer and director of the parent company – Hemptown Organics Corp., whereby the Company received $247,634. The loan is non-interest-bearing and remains outstanding as at December 31, 2024.

On March 11, 2024, the Company executed a loan agreement with a related party in the amount of $130,000, with an annual interest rate of 20% to be paid off in 7 years.

	December 31, 2024	December 31, 2023
Related parties loan as of January 1	247,634	-
Proceeds from related parties	130,000	247,634
Payments to related parties	(6,931)	-
Related parties at December 31	370,703	247,634

19.	LOAN PAYABLE

On June 18, 2024, the Company executed a loan agreement with a lender in the amount of $150,000. The payment terms are 12.5% OID, initial principal amount consisting of a $150,000 loan plus $21,500 OID totaling $171,500. In addition, the loan required the Company to issue 37,500 warrants with anti-dilution protection as well as an equity interest in the amount of 2,045 shares of the Company’s stock with reverse split protection through the Senior Exchange Listing

Loan is to mature the earlier of six months from execution, completion of a senior exchange listing of the Company or as mutually agreed, with an interest rate of the higher of 12% or WSJ Prime plus 4% guaranteed.

On December 11, 2024, the Company signed an amendment with the lender to extend the maturity date to February 28, 2025. In consideration for the extension of the maturity date, the Company agreed that the loan shall be paid in cash in full and shall not be converted into stock. In addition, the Company shall deliver 1,091 shares of the Company’s common stock and a cash fee of $10,000.

On March 10, 2025, the Company signed an extension with a lender to extend the maturity date to May 15, 2025. In consideration for the extension of the maturity date, the Company agreed that the loan shall be paid in cash in full and shall not be converted into stock. In addition, the Company shall deliver a cash fee of $10,000.

In addition, on March 10, 2025, the Company issued 37,500 Series C Common Stock Purchase Warrants.

20.	CONVERTIBLE DEBENTURE

On October 7, 2022, the Company entered into Convertible Debenture Purchase Agreements pursuant to which the Company issued unsecured convertible promissory note (“Convertible Debenture”). The Company issued Convertible Debenture in the aggregate principal amount of $100,000 that was used to pay the expenses of the organization and reorganization and for other general corporate purposes. Interest accrued on the principal balance of the Convertible Debenture at 10.0% per annum totaled $2,338. The Convertible Debenture ranks on a parity with the Company’s other existing debt and matured on December 31, 2022. The Convertible Debenture was to convert the outstanding principal and accrued interest into shares of the Company’s common stock on maturity date at a price per share equal to $0.92 per share, however the maturity was delayed at the request of the debenture holder. As of December 31, 2024, the holder had still not converted the debenture.

On January 17, 2025, the holder of its Convertible Debenture converted an aggregate principal amount of $100,000 and accrued interest of $22,356.16 into 133,441 shares of common stock at a price equal to $0.91693 per share.

21.	RELATED PARTY TRANSACTIONS

Executive contracts

We have entered into contractual agreements with our CEO and CFO.

Employment Agreement – CEO

Effective as of April 1, 2023, the employment agreement has an original term of 12 months subject to automatic renewal unless terminated for cause. The CEO will be issued 54,300 company restricted stock units with an exercise price and vesting period to be determined after the initial public offering. The CEO is also entitled to a performance-based bonus payout.

The bonus is based upon a combination of achieving the consolidated revenue targets as set forth in the chart below, after giving effect to the Reverse Stock Split:

Consolidated Revenue Target (USD)	Functional Brands Inc. Stock Payout (common shares)
Below $10,000,000	54,300
$10,000,000	109,059
$15,000,000	163,589
$20,000,000	218,119
$25,000,000	272,649
$30,000,000	327,178
$35,000,000	381,708
$40,000,000	436,238

Employment Agreement – CFO

Effective as of April 1, 2023, the employment agreement has an original term of 12 months subject to automatic renewal unless terminated for cause. The CFO will be issued 27,265 company restricted stock units with an exercise price and vesting period to be determined after the initial public offering and 190,854 stock options with an exercise price and date of issuance to be determined by the Company’s board of directors, with an expiration term of three years after termination of the employment agreement unless terminated for cause. The CFO is also entitled to a performance-based bonus payout as set forth in the chart below, after giving effect to the Reverse Stock Split:

Consolidated Revenue Target (USD)	Functional Brands Inc. Stock Payout (common shares)
Below $10,000,000	27,265
$10,000,000	54,530
$15,000,000	81,795
$20,000,000	109,059
$25,000,000	136,324
$30,000,000	163,589
$35,000,000	190,854
$40,000,000	218,119

22.	DEFERRED TAXES

The provision for income taxes for the years ended December 31, 2024, and 2023 consists of the following:

	2024	2023
Current:
Federal	$(117,465)	$(259,139)
State	(28,340)	(64,341)
Permanent differences	6,382	-
Temporary differences	219,504	-
Change in Valuation Allowance	(80,081)	323,480

Income Tax Expense	$-	$-

The Company has the following net deferred tax asset (liability):

	As of December 31, 2024	As of December 31, 2023
Net Operating Losses	$1,276,931	$1,204,862
Inventory Reserve	24,442	20,718
Accounts Receivable Provision for uncollectable	8,517	9,512
ROU Assets	35,635	23,598
Accrued Liabilities	159,141	188,330
Stock Compensation	363,745	254,983
Capitalized costs	26,214	-
Book to Tax Depreciation – Property, Plant & Equipment	(12,747)	(25,033)
Book to tax amortization – Intangible Assets	(160,274)	(120,646)
Valuation Allowance	(1,721,604)	(1,556,324)

Net Deferred Tax Assets (liabilities)	$-	$-

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company has net loss carry forwards of approximately $5,813,862 available to offset future taxable income. Tax returns for the years 2019 through 2024 remain open to review by both Federal and State Tax Authorities.

23.	SHARE CAPITAL

Authorized share capital

Common Shares

Upon incorporation, the Company authorized 54,530 common shares with a par value of $0.001 per share were initially authorized for issuance. The Initial Share of the Company was allotted and issued to a former director of the Company as fully paid on November 19, 2020, the date of the organization. The issuance of the Initial Share was recorded in the central securities register of the Company and represents the only share initially issued. The Company purchased the Initial Share from a former director for the price of $0.01 and the Initial Shared formed part of the authorized but unissued share capital of the Company. The repurchase of the Incorporator’s Share was recorded in the central securities register of the Company and the director confirms that no share certificate was issued or shall be issued in respect of the Initial Share.

On December 10, 2020, the Company altered its authorized share capital to 100,000,000 common shares with a par value of $0.00001 per share to be issued from its treasury.

On August 31, 2023, this was changed to 220,000,000 common shares with a par value of $0.00001 per share to be issued from its treasury.

On January 21, 2025, the Company effected a reverse stock split in its authorized common stock on a basis of 1-for-18.338622. The authorized capital stock of the Company remained the same at 220,000,000 shares of common stock. All references to share and per share amounts in the consolidated financial statements and accompanying notes thereto have been retroactively restated to reflect the reverse stock split. In addition, the Company authorized 1,000,000 shares of blank check preferred $0.001 par value.

All Common Shares are entitled to one vote in respect to each Common Share held at all meetings of shareholders of the Company.

Issued share capital

Common share issuances

On December 10, 2020, the Company entered into a licensing agreement with Hemptown Organics Corp. (the “licensor”) to use the Hemptown Naturals brand (the “asset”) on a non-exclusive, non-transferable basis for a period of 4 years. In return, 2,181,189 common shares were issued to the licensor at $0.018339 per share with deemed proceeds of $40,000 as consideration.

On May 19, 2023, the Company entered into a Share Exchange Agreement (SEA) to acquire HTO Nevada Inc. dba Kirkman from a related party, Hemptown Organics Corp. and its wholly owned subsidiary, HTO Holdings Inc. As part this SEA, HTO Holdings Inc. exchanged 1,000 restricted shares of common stock, par value $0.0001 per share of HTO Nevada Inc. dba Kirkman, being all of the issued and outstanding capital stock of HTO Nevada Inc. dba Kirkman, for issuance of 4,362,378 restricted shares of common stock of Functional Brands Inc., $0.018339 par value per share to Hemptown Organics Crop., with deemed proceeds of $80,000 as consideration, such that, HTO Nevada Inc. dba Kirkman shall be wholly-owned subsidiary of Functional Brands Inc. This was retroactively recorded in 2019 as the acquisition was completed on July 3, 2019.

This SEA was in respect of the asset purchase agreement (the “APA”) the Company entered into on July 3, 2019, with the Kirkman Group (“Kirkman”) to acquire certain tangible and intangible assets.

Regulation Crowdfunding (Reg CF) Campaign

Under the Securities act of 1933, the offer and sale of securities must be registered unless an exemption from registration is available. Title III of the Jumpstart Our Business Startups (JOBS) Act of 2012 added Securities Act Section 4(a)(6) that provides and exemption from registration for certain crowdfunding transactions. The Company is currently completing a Regulation Crowdfunding offering (“Offering”) subject to the above regulations and had filed its Offering statement on Form C through the EDGAR system and with the Title3Funds.com as intermediary.

The Offering is for up to a maximum of $5,000,000 at a price of $25.67 per share with an offering deadline of December 31, 2022, which was extended to May 31, 2023. The securities purchased in this Offering will be subject to a number of restrictions including restrictions on resale for a period of one year. The use of the proceeds will be towards the fees associated with this Offering, further development of the Company’s business – sales & marketing, and for general working capital purposes.

During the year ended December 31, 2024, the Company did not issue any common shares stemming from the Reg CF campaign.

	Number of shares issued	Price per Share	Amount
May 2023	354	$25.67	$9,087
Total issuance for the year	354		$9,087

During the year ended December 31, 2023, the Company issued 354 common shares with net proceeds of $9,087 as part of Reg CF campaign in pre-IPO funding at a price of $25.67 per share.

Regulation D (Reg D) Campaign

During the year ended December 31, 2024, the Company did not issue any common shares stemming from the Reg CF campaign.

	Number of shares issued	Price per share	Amount
April 2023	14,728	$6.79	$100,000
May 2023	884	6.79	6,000
Total issuance for the year	15,612		$106,000

During the year ended December 31, 2023, the Company issued 15,612 shares with net proceeds of $106,000 as part of Reg D campaign in pre-IPO funding at a price of $6.79 per share.

Stock based compensation

	Number of shares RSUs	Net Amount
RSUs issued for services rendered in prior years	10,583	271,700
RSUs issued for services rendered during the year	5,578	143,200
Total issuance for the year	16,161	$414,900

For the year ended December 31, 2024, the change in additional paid-in capital was $414,900 stemming from RSUs for services incurred during the year as well as issuance of RSUs outstanding from prior years.

For the year ended December 31, 2023, the change in additional paid-in capital was $762,825 resulting for shares and RSUs for services incurred for the year.

Restricted stock units (RSUs) for services

	Number of shares RSUs	Net Amount
January 2024	1,294	33,200
February 2024	1,294	33,200
March 2024	1,294	33,200
April 2024	1,294	33,200
May 2024	203	5,200
Jun 2024	203	5,200
July 2024	203	5,200
August 2024	203	5,200
September 2024	203	5,200
October 2024	203	5,200
November 2024	203	5,200
December 2024	203	5,200
Total issuance for the year	6,800	$174,400

During the year ended December 31, 2024, the Company incurred $174,400 in contracting services resulting from 6,800 of restricted stock units for consultants providing sales & marketing services at fair value of $25.67 per share.

	Number of shares RSUs	Amount
January 2023	1,800	46,200
February 2023	1,800	46,200
March 2023	1,800	46,200
April 2023	1,800	46,200
May 2023	2,345	60,200
Jun 2023	2,345	60,200
July 2023	2,384	61,200
August 2023	2,384	61,200
September 2023	1,294	33,200
October 2023	1,294	33,200
November 2023	1,294	33,200
December 2023	1,294	33,200
Total issuance for the year	21,834	$560,400

During the year ended December 31, 2023, the Company incurred $560,400 in contracting services resulting from 21,834 of restricted stock units for consultants providing sales & marketing services at fair value of $25.67 per share.

24.	REVENUES, NET

This table shows revenue by product type – Functional Brands (formerly HT Naturals) reflects hemp derived products whereas Kirkman reflects nutraceutical products.

	December 31, 2024	December 31, 2023
Kirkman	$6,437,990	$6,435,735
Functional Brands (formerly HT Naturals)	128,465	384,764
	$6,566,455	$6,820,499

The Company has two reportable segments: 1) Kirkman, which sells a range of nutraceuticals, supplements and related products direct to consumers; 2) HT Naturals, which sells a range of hemp products; and 3) Corporate, which generates no revenue, but reflects corporate expenses related primarily to management of the company, including costs associated with legal, audit, accounting, tax, SEC reporting, and investor/public relations, among other corporate expenses. As the hemp segment makes up less than 2% of net revenue, the Company has not disclosed summarized financial segment information.

In accordance with ASC 280 – “Segment Reporting”, the Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similarities in economic characteristics such as nature of services, and procurement processes. Since the Company deems Hemp products not material it operates as a single segment, all financial information required by “Segment Reporting” can be found in the accompanying notes to consolidated financial statements.

25.	CONCENTRATION

During the year ended December 31, 2024, sales from two customers represented 27%and 26% for a total of 54% of sales totaling $3,475,395. During the year ended December 31, 2023, sales from two customers represented 22% and 19% for a total of 41% of sales totaling $2,918,058.

As at December 31, 2024, accounts receivable balance from one customer represented 70% of total accounts receivable, totaling $211,756. As at December 31, 2023, accounts receivable balance from three customers represented 17%, 13%, and 11% for a total of 41% of accounts receivable totaling $68,928.

26.	COMMITMENTS AND CONTINGENCIES

The Company has an exclusive license agreement with the Trailer Park Boys Incorporated (TPB) to market & sell hemp derived products. This license came into effect on July 21, 2021, and will expire on December 31, 2025. Under the license agreement, the Company will pay Trailer Park Boys an amount equal to $700,000 with $50,000 advance against royalties payable upon execution of the agreement and $150,000 to be paid during the second year of the agreement. Additionally, the Trailer Park Boys are entitled to 1,000,000 shares of common stock of the Company.

The Company executed an amendment on September 25, 2024, to settle the balance owing by October 2025 as per the following schedule.

Date	Amount
November 1, 2024	$25,000
January 1, 2025	50,000
April 1, 2025	50,000
July 1, 2025	75,000
October 1, 2025	75,000
Total	275,000

In addition, the Company paid $25,000 upon execution of this amendment.

The royalty rates under this agreement are between 15% - 30% of the net sales of the company derived from sales related to the license. During the years ended December 31, 2024, and 2023, the Company made payments in the amount of $100,000 and $200,000, respectively, with total life-to-date payments amounting to $525,000. The license agreement may be terminated with reasonable cause upon six months’ written notice or for certain triggering events without recourse or an opportunity to cure.

27.	LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. On May 25, 2021, True Health Medical Center, S.C. (“True Health”) amended an existing complaint against Kirkman Group, Inc. (“Kirkman”), James Hall and David Humphries to assert claims against HTO Nevada, Inc. and HTO Holdings, Inc. (collectively, HTO Nevada, Inc. and HTO Holdings, Inc. are referred to as the “HTO Parties”). Kirkman is the seller of certain assets to the HTO Parties and is a separate legal entity. Affiliates of the HTO Parties were first named in the lawsuit on September 23, 2020. The case is pending in the Circuit Court for the Eighteenth Judicial Circuit, DuPage County, Illinois. Kirkman had terminated a royalty agreement prior to selling its assets to the HTO Parties but the royalty agreement has a provision that allows True Health to continue to receive royalties after the termination of the agreement. True Health claims that Kirkman underpaid the royalties due to True Health prior to the sale of assets to the HTO Parties. There is no dispute that Kirkman stopped paying royalties to True Health around the time it terminated the agreement and that the HTO Parties have never paid royalties to True Health. True Health contends that as the purchaser of certain Kirkman assets, the HTO Parties should be bound by the terms of the royalty agreement. There is no certain amount at this time in connection with the alleged in the damages claim against the HTO Parties. It is not possible to predict the outcome of this proceeding at this time. To date, the parties have engaged in some discovery including a limited number of depositions. True Health has filed a motion for summary judgment that addresses its claims against Kirkman but does not address any claim against the HTO Parties. The briefing is not yet complete on the summary judgment motion and a ruling is likely more than 60 days away. Regardless of how the court rules on summary judgment, there will be remaining claims in the case, and it is likely that additional discovery will be conducted. No trial date has been scheduled at this time. The parties have largely completed both fact and expert discovery. Kirkman Group has recently filed a motion for leave to amend its counterclaims against True Health. None of these proposed counterclaims are alleged against HTO Nevada. However, if the Court permits the amended counterclaims to be filed, it is possible that additional discovery will be needed on the amended counterclaims. It is also likely that True Health will move to dismiss some or all the amended counterclaims. Either additional discovery or motion practice would typically mean that the prospective trial date will not occur until a later date than would have been the case absent these additional steps in the litigation. As of today, the court has not set a trial date.

28.	SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC Topic 855, Subsequent Events (“ASC 855”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before the consolidated financial statements are issued or are available to be issued. ASC 855 sets forth the following:

(iv)	The period after the balance sheet date during which management of a reporting entity evaluates events or transactions that may occur for potential recognition or disclosure in the consolidated financial statements

(v)	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its consolidated financial statements, and

(vi)	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Accordingly, the Company did not have any subsequent events that require disclosure other than the following.

Equity issuance

Share issuance

On January 15, 2025, the Company issued shares pursuant to an Advisory Agreement with a consultant provider to support the IPO process. The scope of work includes strategic review, consulting services, IPO readiness & execution as well as capital market advisory. Pursuant to the Advisory Agreement, the Company sold 86,420 shares of common stock for $100 to the consultant.

On January 17, 2025, the Company issued 2,485 shares of common stock for services.

On January 17, 2025, the holder of its Convertible Debenture converted an aggregate principal amount of $100,000 and accrued interest of $22,356.16 into 133,441 shares of common stock at a price equal to $0.91693 per share.

RSU issuance

Subsequent to December 31, 2024, the Company issued a total of 1,419 RSUs and incurred an additional 281 RSUs which vest upon the completion of the Company’s initial public offering.

Short-term debt

Invoice Financing

Subsequent to December 31, 2024, the Company executed a lending agreement to satisfy vendor debt, with the following terms.

Date	Amount Financed	Finance Charges	Repayment Terms
January 2, 2025	$15,945	$1,116	17 weeks
February 11, 2025	$33,002	$2,310	21 weeks

Related party transactions

On March 10, 2025, the Company executed a loan agreement with a related party in the amount of $225,000, with an annual interest rate of 18% to be paid off in 4 years.

Loan payable

On March 10, 2025, the Company signed an extension with a lender to extend the maturity date to May 15, 2025. In consideration for the extension of the maturity date, the Company agreed that the loan shall be paid in cash in full and shall not be converted into stock. In addition, the Company shall deliver a cash fee of $10,000.

In addition, on March 10, 2025, the Company issued 37,500 Series C Common Stock Purchase Warrants.

Payable for acquisition

On March 5, 2025, the Company signed amendment to the Forbearance Agreement in respect of the principal owed in the amount of $2,297,366, extending the due date to May 31, 2025.

Functional Brands Inc.

PRELIMINARY PROSPECTUS

                   , 2025

Until         , 2025, 25 days after the date of this prospectus, all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as Underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, NASDAQ listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$2,893.59
NASDAQ listing fee	*
FINRA filing fee	*
Accounting fees and expenses	*
Legal fees and expenses	*
Transfer agent fees and expenses	*
Printing and related fees	*
Miscellaneous	*
Total	$2,893.59

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, agent of the corporation or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability.

Our Certificate of Incorporation and our Bylaws provide for indemnification of our directors and officers. Our Bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a legal representative, director, officer or employee or agent of our company, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, without more, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

The Company completed a Regulation Crowdfunding offering (“Offering”) under Section 4(a)(6) which provided an exemption from registration for certain crowdfunding transactions. The company filed its Offering statement on Form C through the EDGAR system and with Title3Funds.com as intermediary. The offering was for up to a maximum of $5,000,000 at a price of $1.40 per share with an offering deadline of Dec 31, 2023. The securities purchased in such offering were subject to a number of restrictions including a restriction on resale for a period of one year.

Share Issuances

On January 15, 2025 the Company issued shares pursuant to an Advisory Agreement with a consultant provider to support the IPO process. The scope of work includes strategic review, consulting services, IPO readiness & execution as well as capital market advisory. Pursuant to the Advisory Agreement, the Company sold 86,240 shares of common stock for $100 to the consultant.

On January 17, 2025, the Company issued 2,485 shares of common stock for services.

On January 17, 2025 the holder of its Convertible Debenture converted an aggregate principal amount of $100,000 and accrued interest of $22,356.16 into 133,441 shares of common stock at a price equal to $0.92 per share.

Subsequent to September 30, 2024 the Company issued a total of 1,418 RSU’s that vest upon the completion of the Company’s initial public offering.

On July ___, 2025 the Company agreed upon the consummation of the Direct Listing to issue ___ shares of convertible preferred stock to 6 accredited investors in a private placement transaction. Such preferred stock is convertible into shares of common stock. All such common stock is being registered pursuant to this registration statement.

On July ___, 2025, the Company issued 90,000 shares of its common stock to Sichenzia Ross Ference Carmel LLP as partial compensation for legal services rendered.

Item 16. Exhibits

(a) Exhibits.

Exhibit No.	Description
3.1***	Articles of Incorporation
3.2***	Amended and Restated Articles of Incorporation
3.3***	Bylaws of Functional Brands Inc.
3.4***	Amendment Name Change
3.5***	Cert of Amendment Increase Authorized Shares
3.6***	Cert of Amendment Reverse Split and Increase of authorized
3.7***	Consent Resolution – Reverse Split
4.1**	Form of Placement Agency Agreement
4.2***	Specimen Common Stock Certificate
4.3**	Form of Placement Agent’s Warrant
5.1***	Opinion of Sichenzia Ross Ference Carmel LLP
10.1***	License Agreement, dated July 7, 2021, between Trailer Park Boys Incorporated and Hemptown Organics Corp.
10.2***	Amendment to the License Agreement, dated August 16, 2023, between Trailer Park Boys Incorporated and Hemptown Organics Corp.
10.3***	Agreement, dated January 20, 2023, between HS Wholesale and Hemptown Naturals, Inc.
10.4***	Asset Purchase Agreement dated June 28, 2019
10.5***	Amendment No. 1 to the Asset Purchase Agreement dated November 30, 2021
10.6***	Amendment No. 2 to the Asset Purchase Agreement dated May 16, 2022
10.7***	Trademark Assignment Agreement dated July 11, 2019
10.8***	Domain Names Transfer Agreement dated July 11, 2019
10.9***	Assignment of Intangible Assets dated July 11, 2019
10.10***	First Amended Forbearance Agreement dated December 27, 2022
10.11**	Employment Agreement, effective March 11, 2025, between, Functional Brands Inc. and Eric Gripentrog
10.12***	Employment Agreement, dated April 1, 2023, between HTO Holdings Inc., Functional Brands Inc. and Hemptown Organics Corp., and Tariq Rahim
10.13***	ISO Certification - Purity Labs
10.14***	Kirkman Certification validation from Purity
10.15***	Testing Standards - The Forum
10.16***	Schedule A to the Asset Purchase Agreement (Warranty Bill of Sale)
10.17***	iHerb Inc agreement - Kirkman
10.18***	Amendment to License Agreement with the Trailer Park Boys 9/25/2024
10.19***	Fourth Amended Forbearance
10.20**	Confession of Judgement
10.21**	Sixth Amended Forbearance
10.22**	Seventh Amended Forbearance
10.23**	Form of Securities Purchase Agreement
23.1*	Consent of TAAD LLP
23.2***	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)
99.1***	Audit Committee Charter
99.2***	Compensation Committee Charter
99.3***	Nominating and Corporate Governance Committee Charter
99.4***	Consent of Girard Smith as Director Nominee
99.5***	Consent of Blake Janover as Director Nominee
99.6***	Consent of Lourdes Felix as Director Nominee
99.7***	Executive Compensation Clawback Policy
107***	Filing Fee Table

***	Previously filed.
**	To be filed by Amendment
*	Filed herewith

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on July 15, 2025.

Functional Brands Inc.

By:	/s/ Eric Gripentrog
Eric Gripentrog
Chief Executive Officer, and Director

SIGNATURE	TITLE	DATE

/s/ Eric Gripentrog	Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2025
Eric Gripentrog

/s/ Tariq Rahim	Chief Financial Officer, and Director (Principal Financial & Accounting Officer)	July 15, 2025
Tariq Rahim